Exhibit 99.5

M E D I O B A N C A

I n t e r i m  R e p o r t

for the six months ended 31 December 2024

M E D I O B A N C A

SHARE CAPITAL

€ 444,680,575

HEAD OFFICE: PIAZZETTA ENRICO CUCCIA 1, MILAN, ITALY

REGISTERED AS A BANK

PARENT COMPANY OF THE MEDIOBANCA BANKING GROUP

REGISTERED AS A BANKING GROUP

I n t e r i m  R e p o r t

f o r  t h e  s i x  m o n t h s  e n d e d  3 1  D e c e m b e r  2 0 2 4

Mediobanca S.p.A.

Registered Office: Piazzetta Enrico Cuccia, 1 - Milan, Italy

Tel. +39 02 88291 – Fax +39 02 8829.550

Enrolled in the Bank of Italy Register of Banks as No. 4753

Parent Company of Mediobanca Banking Group

Enrolled in the Register of Banking Groups with ABI code No. 10631.0

www.mediobanca.com;

Tax code and Milan-Monza-Brianza-Lodi Companies’ Register Enrolment

No. 00714490158

V.A.T. No. 10536040966

Share capital €444,680,575

Member of the Interbank Deposit Guarantee Fund and the National Guarantee

Fund Ordinary shares listed on MTA Market

www.mediobanca.com

translation from the Italian original which remains the definitive version.

BOARD OF DIRECTORS

		Term of
		office

Renato Pagliaro	Chairman	2026
Sabrina Pucci	Deputy Chairman	2026
Vittorio Pignatti Morano	Deputy Chairman	2026
Alberto Nagel	Chief Executive Officer	2026
Francesco Saverio Vinci	General Manager	2026
Mana Abedi	Director	2026
Virginie Banet	Director	2026
Laura Cioli	Director	2026
Angela Gamba	Director And Lead Independent Director	2026
Marco Giorgino	Director	2026
Valérie Hortefeux	Director	2026
Maximo Ibarra	Director	2026
Sandro Panizza	Director	2026
Laura Penna	Director	2026
Angel Vilà Boix	Director	2026

STATUTORY AUDIT COMMITTEE

Mario Matteo Busso	Chairman	2026
Elena Pagnoni	Standing Auditor	2026
Ambrogio Virgilio	Standing Auditor	2026
Angelo Rocco Bonissoni	Alternate Auditor	2026
Anna Rita de Mauro	Alternate Auditor	2026
Vieri Chimenti	Alternate Auditor	2026

* * *

Massimo Bertolini	Secretary of the Board of Directors
Emanuele Flappini	Head of Company Financial Reporting

Board of Directors | 3

TABLE OF CONTENTS

Consolidated Accounts
Review of the Mediobanca Group’s Operations as at 31 December 2024	5
Declaration by Financial Reporting Officer	52
External Auditors’ Report	54

Consolidated Financial Statements
Notes to the Accounts	65
Part A – Accounting Policies	68
Part B - Notes to the Consolidated Balance Sheet	108
Part C - Notes to Consolidated Income Statement	128
Part E – Information on Risks and Related Hedging Policies	139
Part F - Information on Consolidated Capital	189
Part H – Related-Party Transactions	193
Part I – Share-Based Payment Schemes	195
Part L – Segment Reporting	198

***

Annexes
Consolidated financial statements	202

***

4 | Interim Report for the six months ended 31 December 2024

REVIEW OF OPERATIONS

FOR SIX MONTHS ENDED 31 DECEMBER 2024

MEDIOBANCA GROUP

REVIEW OF OPERATIONS

The Mediobanca Group delivered a net profit of €659.7m for the six months, higher than last year (up 7.9%, to €611.2m), confirming the trend seen in the first quarter, with a focus on capital-light business. Fee income, which was up 29.5% YoY (from €422.1m to €546.7m), drove the growth in revenues to €1.8bn (up 6.8% YoY and up 13.7% QoQ), on a slight reduction in net interest income (less marked than in 1Q) which was down 1.8% YoY, to €978.9m, and in net treasury income (down 1.7% YoY, to €91.8m).

Profit from ordinary activities totalled €934.2m (up 8.3% YoY; up 18.1% QoQ), with the cost/ income ratio stable at 42%, and the cost of risk (CoR) at 50 bps (51 bps). ROTE at Group level remained at 14%, while RoRWA rose from 2.5% to 2.8%.

Net New Money (NNM) in Wealth Management reported significant inflows again in 2Q (€2.3bn), well directed towards AUM (up 54% QoQ to €1.9bn), and contributing to the TFAs stock which reached €106.8bn, €48.2bn of which AUM, €30.4bn AUAs, and €28.2bn deposits. Lending activity returned to growth in the six months, totalling €53.9bn, with Consumer Finance posting a near-record total in new loans of €2.2bn in 2Q (€4.3bn in 1H), while corporate lending also recovered, from €18.4bn to €19.9bn. The final months of 2024 saw strong corporate finance activity in advisory services and by the Debt Division, with an increase in non-domestic transactions (with Group Legal Entity Arma Partners(1) in particular recording a record result).

Consolidated revenues were up 6.8%, from €1,730.6m to €1,847.7m, with €983.1m contributed in 2Q, compared with €864.6m in the previous quarter, reflecting the greater concentration of capital-light components. The main income items performed as follows:

–	Net interest income(2) totalled €978.9m, reflecting slight growth for the three months (from €485m to €493.9m), on an improved performance in Consumer Finance (up 8.6% YoY; up 2.7% QoQ) and the reduced cost of Wealth Management deposits (which decreased from 1.93% to 1.81% in the three months). The return on assets reflects the reduction in market interest rates (Euribor 3M: down 67 bps), absorbing the effect of the higher volumes (up €1.4bn). Breaking the result down by divisions, net interest income from Consumer Finance rose from €512.7m to €556.9m, primarily due to the higher volumes (average volumes were up €850m); while the reduction in NII posted by Wealth Management (from €213m to €204.2m) also reflects the prepayments in mortgage lending as a result of the reduction in interest rates; NII in CIB was stable at €152,6m, with the reduction in large corporate loans (from €79.5m to €71.5m) offset by the increase in the Markets Division (up €11m); whereas NII from Treasury operations decreased from €85m to €35.8m, reflecting the delay in repricing on intercompany company loans, and also the stickiness in the Wealth cost of funding;

–	Net fee and commission income totalled €546.7m (up 29.5% YoY; up 36.5% QoQ), a new six-month record; Investment Banking posted fees of €188.7m (up 93% YoY), in part due to the inclusion of Arma Partners (€80.8m) as well as in the increase in CIB activity (from €39.6m

(1)  One of the leading European advisors in the Digital Economy segment.

(2)  It should be noted that the interest rates stated are inclusive of hedging, both receivable and payable.

6 | Interim Report for the six months ended 31 December 2024

to €78m, €58.8m of which in 2Q); the recurring fees component for the Wealth Management franchise rose by 10%, to €260m, €138.7m of which in 2Q (up 14%); while the increase in fees from lending activity was lower, up 8% (to €120m, €62m of which in 2Q). By division: Wealth Management fees totalled €270.4m (31/12/23: €240.4m: up 12.5% YoY, up 17.4% QoQ); Corporate and Investment Banking fees €233.7m (€133.4m: up 75.2% YoY, up 79.2% QoQ); and Consumer Fees €72.2m (€70.9m; up 7.5% QoQ);

–	Net treasury income of €91.8m was near last year’s levels (€93.4m), with €52.6m added in 2Q on the back of a recovery by the CIB proprietary trading book (€15.2m in 2Q, €20.1m in 1H; vs €7.3m last year), which offset the lower by the Holding Functions Division’s banking book (€5.6m in 6M, vs €23.1m last year) caused by the decrease in yields and spreads, which also, however, drove an increase in the OCI reserve (which rose by €42.8m in 6M). The Markets Division more or less replicated last year’s six-monthly performance, with revenues declining from €48.4m to €43.9m (€21.8m of which in 2Q), despite the fact that the higher result posted by the fixed-income component is now accounted for as net interest income;

–	The contribution from Assicurazioni Generali, accounted for using the equity method, totalled €226.7m, higher than last year (up 5.4%, from €215.1m), with a 2Q contribution of €121.3m buoyed by a positive performance in all segments (Life, Non-Life, Asset & Wealth Management); while the other IAS 28 investments contributed €3.6m (€3.5m).

Operating costs totalled €780.1m, €411.1m of which in 2Q; the increase from last year (up 6.1%, from €735.4m), has not affected the cost/income ratio which stands at 42.2% (42.5%), despite the fact that all cost components reflect increases. Labour costs were up 9.7%, from €382.2m to €419.1m (€219m of which in 2Q), reflecting the increase in headcount (FTEs: up 2.6%, from 5,369 to 5,510), concentrated in the business areas, and the increases in variable remuneration payable in CIB in line with performance. Administrative expenses (up 2.2%, from €353.2m to €361m, €192.1m of which in 2Q) reflect the increases in the technology component (which was up 2.5% YoY, to €127.2m), back office/operations costs (up 5% to €103m), branches and offices (up 8% to approx. €50m), and di credit recovery expenses (up 5% to €21m, net).

Loan loss provisions were stable at €133.4m (31/12/23: €132.9m), and reflect provisions of €66.2m for the quarter; similarly the CoR stood at 50 bps (vs 51 bps last year). The total at Group level consists effectively of the provisioning for the Consumer Finance division (up 11.8%, from €121.3m to €135.6m, €67.7m of which in 2Q), reflecting primarily the change in the portfolio mix which is evident also in the CoR trend (which rose from 166 bps to 176 bps in 12M; versus 175 bps three months previously). The other areas all reflect significant improvements, with loan loss provisions down to just €1m in Wealth Management (from €6.3m last year), and writebacks credited in both CIB (of €0.5m) and Leasing (of €2.3m). The stock of overlays decreased slightly, from €221.6m to €201m, and the use in the six months refers exclusively to Consumer Finance, with most of the change attributable to their being absorbed into the IFRS 9 model.

Valuations of the holdings in investment funds included in the banking book added €8.4m (€7.8m last year), and the banking book portfolio of securities recorded writebacks of €2.3m.

The net profit also reflects non-recurring expenses of €13.6m, €6m of which in adjustments to earn-out mechanisms (in particular for the deferred share in respect of Arma Partners), and €3.6m due to adjustments to the risks provisions primarily in relation to litigation and indemnities.

Tax for the period totalled €231.4m (at a tax rate of 24.8%).

* * *

Review of group operations | 7

On the balance-sheet side, at 31 December 2024 total assets showed a slight increase for the six months, from €99.2bn to €99.9bn, with the main items reflecting the following performances:

–	Customer loans increased from €52.4bn to €53.9bn, due to the recovery in Corporate and Investment Banking (up from €19bn to €19.9bn), concentrated in the Large Corporate segment (where loans rose by 7%, from €16bn to €17.2bn), with a slight reduction in factoring business (down 8.3%, from €3bn to €2.7bn), which was impacted by the slowdown in the automotive sector. Consumer Finance confirmed the upward quarterly trend, with customer loans growing by 2.4% (from €15.2bn to €15.6bn), as well as the wealth management (up 1.4% from 16.9bn to 17.2bn) helped by the recovery of CMB Monaco (up 4.4%, from €2.9bn to €3bn), but reflecting the stability of mortgage loans (€12.6bn), due to the resumption of early repayments;

–	Gross non-performing loans totalled €1,379m (up 3.2% HoH; down 1% QoQ), due to the increase in the Consumer Finance component, which rose to €1,050m (up 7,4% HoH; up 1.3% QoQ), offset by the reductions in Corporate and Investment Banking (€33.2m, €6.7m of which in the Large Corporate segment), Wealth Management (€225.7m, €148.1m of which Mediobanca Premier), and Leasing (€70.1m);

–	Banking book securities increased from €11.3bn to €12bn, €5.2bn of which in the HTC portfolio, and €6.4bn in the HTC&S portfolio, with €0.4bn recognized at fair value (FVO); the position in Italian government securities rose from €5.4bn to €6.1bn, maintaining an average duration of approx. 2 years. In line with the market trend, the portfolio appreciated by approx. €230m (including the hedging effect of €130m); unrealized gains on the Hold to Collect portfolio totalled €7.9m (compared with unrealized losses at end-June 2024 totalling €44.2m);

–	Treasury assets reduced to €4.6bn, following the repayment of the last T-LTRO instalment, which reduced the balance of liquid assets held on deposit with the ECB, while the deposits for stock lending increased (net deposits: down €700m). Financial assets held for trading remained at their previous levels despite reflecting a different mix (the reductions in equities and bonds offset the increase in the EUA certificates share of approx. €500m);

–	Total funding increased from €63.7bn to €64.2bn, with the debt security component totalling €28.7bn (following €3.1bn in new issues and €2bn in repayments), while Wealth Management deposits grew from €27.9bn to €28.2bn as a result of the resilient performance by the Premier channel, while use of interbank funds totalled €7.3bn;

–	Total Financial Assets (TFAs) increased to €106.8bn (up 14.2% HoH; up 3.6% QoQ), with the growth in NNM (€4.5bn) complemented by a positive market effect estimated at €2.6bn. AUM rose to €48.2bn, up €4.9bn in 6M and €7.4bn higher than twelve months previously; AUA were stable at €30.3bn, while deposits increased to €28.2bn, €17.9bn of which in Mediobanca Premier. Indirect funding in Private Banking totalled €36.8bn, with €3bn added in 6M (€1.9bn of which NNM), in Premier Banking €26.9bn (up €2bn, €1.2bn of which NNM), with the share of AUM now €16.9bn; and in Asset Management €31.7bn, €16.8bn of which placed by the Group networks.

8 | Interim Report for the six months ended 31 December 2024

The capital ratios (CET1: 15.2%(3); Total Capital: 17.6%) confirm a Maximum Distributable Amount buffer(4) of 420 bps, which incorporates the adjustment made to the Overall Capital Requirement(5) (increased to 8.65%).

The QoQ reduction of 20 bps reflects the increase in lending and trading (RWAs: up €300m), the impact of the prudential deductions (chiefly Assicurazioni Generali, down 25 bps) and the reduction in the FVOCI reserve (down 5 bps). The profit for the six months net of the dividend payout (70%) corresponds to approx. 50 bps.(6) Introduction of the new Basel IV rules as from 1 January 2025 will not entail any extra burden in terms of RWAs.

The total capital ratio declined to 17.6%, while the leverage ratio remained stable at 7.4%, and the MREL indicator stood at 42.7% of RWAs and 20.7% of LREs (above the minimum requirements set, which were 23.57% of RWAs and 5.91% of LREs).

* * *

The divisional performances for the twelve months were as follows:

–	Wealth Management (WM): this division delivered a net profit in the six months of €110.6m (up 10.4% YoY, up 8.7% QoQ), with RORWA increasing to 3.8% (from 3.6% twelve months previously); net fee and commission income of €270.4m (up 12.5% YoY) drove revenues up 4.9% YoY to €480.1m, with the cost/income ratio stable at 65.6% on sharply declining loan loss provisions (down from €6.3m to €1m). The strong commercial activity resulted in NNM of €4.8bn, on TFAs of €106.8bn;

–	Corporate and Investment Banking (CIB): net profit rose to €141.5m, with a RORWA of 1.9% (up 70 bps on twelve months previously) due to the reduction in RWAs (down 5.6% YoY), with density at 38.4%. Revenues grew to €451.4m (up 31.9%), driven by fee income of €233.7m (up 75.2%), due to extremely positive momentum in Investment Banking, by Arma Partners in particular (€80.8m). The cost/income ratio declined to 44%, despite rising costs (up 16.8% YoY, to €200.3m), in connection with the retention policies and international expansion (labour costs were up 24.6% YoY), as well as to digitalization;

–	Consumer Finance (CF): this division delivered a net profit of €203.4m, with a RORWA of 2.8% (6 bps higher than twelve months previously); the stock of customer loans totalled €15.6bn, equivalent to a ROA of 9%, on the back of the favourable product mix (direct personal loans account for 40% of the new business). Revenues increased to €628.9m (up 8% YoY), on net interest income of €556.9m (up 8.6% YoY, up 2.7% QoQ). The cost/ income ratio was stable at 30%, with costs of €189.2m (up 8.4% YoY), and a CoR of 176 bps (up 10 bps YoY; down 3 bps in 2Q);

(3)	CET1 fully loaded, pro forma, considering the Danish Compromise as permanent (benefit of ~100 bps) and including approx. 50 bps of retained earnings for the six months, net of the dividend payout of 70%).

(4)	Maximum Distributable Amount (MDA): minimum level of CET1 required, which includes the shortfall on AT1 and Tier 2 capital (as at 31 December 2024, 1.83% and 0.04% respectively).

(5)	The Overall Capital Requirement for CET1 includes 56.25% of the P2R requirement for 2024 which is equal to 1.75%, the Conservation Capital Buffer (2.50%), the Counter-Cyclical Buffer as of 31 December 2024 (0.14%), the O-SII requirement introduced for Mediobanca starting from 2024 equal to 0.125% (0.25% fully-loaded as from 2025), and the new system risk buffer recently introduced by the Bank of Italy which at 31 December 2024 was equal to 0.4% (1% of relevant exposures once fully-loaded, by end-June 2025).

(6)	The Corep CET1 ratio, without earnings for the period, is 14.8%: no profit permission was applied for from the ECB, in line with the recent guidance on the treatment of share buybacks, according to which an entity cannot include any interim profits in its Common Equity Tier 1 if the distribution policy does not define the maximum amount to be distributed.

Review of group operations | 9

–	Insurance - Principal Investing (PI): this division posted a net profit for the six months of €240.5m with a RORWA of 3.4%. The contribution from Assicurazioni Generali was €226.7m, on a positive performance in all business segments. The book value of the Assicurazioni Generali investment totalled €4bn, compared with a market value of €5.6bn;

–	Holding Functions (HF): this division posted a net loss of €29.9m, reflecting the effects of the declining market interest rates on net interest income (which decreased from €103.1m to €48.1m) and net treasury income (which declined from €23.1m to €5.6m); the regulatory indicators are all adequate (LCR: 155%; NSFR: 115%; MREL: 42.7%). Operating costs decreased from €93.8m to €83.5m (down 11% YoY); the central cost component (€54.7m) represents 7% of the Group’s total costs.

* * *

Significant events in the six months include the following:

–	The opening of a new branch office at Frankfurt in Germany, which has been operative since July 2024, focused on advisory activity in Corporate and Investment Banking, with a particular emphasis on the Mid Corporate segment. Two experienced managers are leading the new branch office’s operations: Wolfram Schmerl as Branch Manager and Christoph Handrup as Co-Head of Mediobanca Germany, both of whom will report to Lorenzo Astolfi, Head of Global Mid Corporate & Sponsor Solutions of Mediobanca. The new office will also enable the Group to expand the range of services it offers, including cross-border M&A advisory activities, strengthening its commitment to Germany;

–	Closing of the first CLO in the United States promoted by the Polus Capital Management Group in partnership with one of the leading local operators and a major commitment by the Abu Dhabi Investment Authority (ADIA) in favour of the first Special Situation fund launched twelve months ago;

–	Launch of share buyback programme (8.1 million shares as at 31 December 2024) approved by shareholders at the Annual General Meeting held on 28 October 2024, following authorization from the European Central Bank. Under the terms of the programme, treasury shares will be acquired for a maximum outlay of up to €385m, or of 37,500,000 ordinary shares (approx. 4.5% of the company’s share capital);

–	The presentation of the Mediobanca EMTN (Euro Medium Term Notes) programme to the market, approved by Consob and eligible for listing on the MOT bond trading market. The programme confirms the Bank’s commitment to relaunching the Italian bond market through the issue of securities issued under Italian law in dematerialized form and centralized at the Euronext Securities Milan, the national clearing system;

–	At end-December 2024, Compass Banca S.p.A. signed a contract with the shareholders of holding company HeidiPay AG to acquire a majority interest in the company, of which it already held a 19.5% stake. The deal is expected to be closed, subject to the requisite regulatory clearances, by year-end 2025. The acquisition of the shares not already owned, and therefore of a controlling interest, in HeidiPay, a holding company specialized in the development of digital platforms to support BNPL operations, is consistent with the bank’s plans for international expansion in both direct and digital channels. In particular, its technological expertise will allow Compass to integrate its risk assessment capabilities into full-digital and real-time processes.

* * *

10 | Interim Report for the six months ended 31 December 2024

The Group, which has always assigned great importance to Environmental, Social and Governance (ESG) issues, has stepped up its efforts in the sustainability area.

The gradual integration of these issues into the company’s processes has been recognized by the leading ESG rating agencies: MSCI has revised its rating from “AA” to “AAA”, assigned to just 7% of banks rated. Standard & Poor’s has also increased its score for Mediobanca by nine points, with the Bank scoring 69 out of 100, positioning it far above the sector average.

In the effort to address climate change, the Group has consolidated its progress towards decarbonization by confirming its commitment to use 100% energy from renewable sources, and offsetting its greenhouse gas emissions (Scope 1 and Scope 2, market-based).

The residual emissions for FY 2023-24 have been neutralized by acquiring carbon credits certified according to VCS-Verra standards in connection with the Larimar Wind Farm energy project in the Dominican Republic.

In the social area, the Group has renewed its commitment to the community by participating in charitable initiatives, which include “Orizzonti”, Horizons, a project to facilitate the reintegration into society of young inmates held in a total of six institutions for juvenile offenders in Italy, in conjunction with Fondazione Francesca Rava.

Finally, Mediobanca also organized its first CSR Conference on the topic of migration and inclusion of unaccompanied foreign minors, publishing a report on “The economic impacts of migration: problem or resource?”, which analyses the economic and social data on migration flows and their impacts.

* * *

Developments on capital markets

In the second half of 2024, the trends witnessed on financial markets in the first six months continued: modest growth, ongoing difficulties for the Chinese economy, and further fragmentation of the global economy. The United States were the exception, where the fiscal consolidation process (which had deferred on multiple occasions) and the employment market, more vibrant than expected, enabled decent growth levels to be posted. In the Eurozone, economic activity seems to be weak, and especially sickly in Germany and France (where the political difficulties that making government action less incisive are accentuating the tendency towards weakness); activity continues to be robust in Spain and still modest in Italy.

In this scenario, central banks are continuing with their accommodative monetary policy with measured reductions in the reference interest rates: The ECB made its first, 25 bps cut in June 2024, and further cuts of the same amount in September, October and December; while the Fed, having launched the process with a cut of 50 bps in September, continued with 25 bps reductions in November and December, signalling that it was inclined to take a break at this point pending further reassurance regarding the prospects for inflation. During the six months the Bank of Japan raised its reference rates cautiously, against a backdrop of a nascent inflationary process showing good signs of consolidation.

Review of group operations | 11

The Chinese macroeconomic and financial scenario is still hostage to strong risk aversion on the part of both households and companies, driven by the ongoing difficulties in the real estate sector and the fragile financial conditions of the local governments. The action taken by the Chinese authorities has been measured so as not to attenuate the incentive to deploy resources in high value sectors to the detriment of the real estate sector.

In Italy growth has been modest, as mentioned, confirming the weakness seen in the first six months of 2024; the inflation rate remained significantly below 2% YoY (the average for the six months was 1.1% YoY); while the unemployment rate has fallen in any case (5.7% in November).

In the markets, investors’ preference for equities have continued, which only began to move sideways in the final quarter of the calendar year. Overall, the stock market performances reported in the six months under review reflected the economic performances of their respective geographies (with the exception of China, which benefited from particularly appealing valuations as a result of the measures implemented in support of the economy). The following market performances were recorded: Eurostoxx -0.7%, FTSE MIB, +3.1%, S&P 500 +7.7%, Morgan Stanley Stock Market Index Global +5.6%, and Morgan Stanley China +11.8%. The valuations of credit default swaps in Europe decreased slightly over the period, reflected, for example, in a slightly higher cost of the premium insuring against default in the next five years: the Xover index closed at 314 bps (up 22 bps), and the Main index at 58 bps (up 5 bps).

Government interest rates remained virtually unchanged in the United States (the 10Y yield rose by 11 bps to 4.57%), and fell in the Eurozone (where, for example, the German 10Y rate decreased by 24 bps, to 2.37%), although not without some volatility, in December especially. Government spreads within the Eurozone reflected the preference for risk assets (for instance, the spread on 10Y yields between Italian and German paper reduced by around 40 bps to 115 bps), apart from in France, where they were virtually unchanged, reflecting the institutional stalemate situation which commenced with the national legislative elections.

The prospects for both Italian and Eurozone growth are linked to private consumption and international demand. The former could be helped by the robust job market, while the latter will inevitably be impacted by the stance being taken by the new US administration, which could impose tariffs on imports to protect its own production system. Concerns for Italy, and for Europe in general, regard primarily the Russia-Ukraine conflict, the preference being granted by European voters for political groupings that favour national interests to the detriment of increased integration, and the prospects for geo-economic polarization as a result of the costly reforms in China.

* * *

12 | Interim Report for the six months ended 31 December 2024

Consolidated profit-and-loss/balance-sheet data

The consolidated profit and loss account and balance sheet have been restated – including by business area – based on the structure that provides the most accurate reflection of the Group’s operations.

CONSOLIDATED BALANCE SHEET

(€m)

	31/12/24	30/6/24	31/12/23
Assets
Financial assets held for trading	15,171.8	15,409.5	11,132.0
Treasury financial assets and cash	10,386.4	11,102.6	12,440.8
Banking book securities	12,063.4	11,340.7	10,858.6
Customer loans	53,858.5	52,447.4	51,827.3
Equity Investments	4,991.7	4,702.7	4,539.3
Tangible and intangible assets	1,639.2	1,595.0	1,646.2
Other assets	1,800.7	2,628.4	2,466.1
Total assets	99,911.7	99,226.3	94,910.3
Liabilities and net equity
Funding	64,210.7	63,669.9	60,624.0
Treasury financial liabilities	11,840.5	10,584.1	9,657.7
Financial liabilities held for trading	9,095.4	9,504.7	9,349.0
Other liabilities	3,295.1	4,066.3	4,047.7
Provisions	148.8	158.1	177.8
Net equity	10,575.3	9,883.7	10,346.6
Minority interests	86.2	86.1	96.3
Profit for the period	659.7	1,273.4	611.2
Total liabilities and net equity	99,911.7	99,226.3	94,910.3

Key Performance Indicators (KPIs)(*)

	31/12/24	30/6/24	31/12/23
CET 1 capital	7,248.1	7,222.5	7,532.3
Total Capital	8,380.8	8,438.0	8,546.3
RWA(1)	47,561.2	47,622.0	49,088.4
CET1 ratio (Phase-in)(2)	15.2%	15.2%	15.3%
RWA Density(3)	47.6%	48.0%	51.7%
Total capital ratio	17.6%	17.7%	17.4%
Leverage ratio(4)	7.4%	7.1%	7.8%
Gross NPL / Gross loans ratio(5)	2.48%	2.47%	2.43%
Net NPL / Net loans ratio(6)	0.78%	0.79%	0.77%
No. shares (m)	833.3	832.9	849.9

*	Alternative Performance Measures (AMPs): in addition to those required as part of the IFRS. Further details are provided in the Annexes (Lists of Restatements) and the Glossary.

(1)	1 Risk Weighted Assets.

(2)	CET1/RWAs.

(3)	RWAs/total assets.

(4)	CET1/total leveraged exposures.

(5)	Gross NPLs/gross loans.

(6)	Net NPLs/net loans.

Review of group operations | 13

CONSOLIDATED PROFIT AND LOSS ACCOUNT

(€m)

	6 mths ended		6 mths ended
	31 December	12 mths ended	31 December
	2024	30 June 2024	2023	Chg. (%)
Profit-and-loss data
Net interest income	978.9	1,984.8	996.5	-1.8%
Net treasury income	91.8	172.2	93.4	-1.7%
Net fee and commission income	546.7	939.4	422.1	29.5%
Equity-accounted companies	230.3	510.4	218.6	5.4%
Total income	1,847.7	3,606.8	1,730.6	6.8%
Labour costs	(419.1)	(804.5)	(382.2)	9.7%
Administrative expenses	(361.0)	(737.7)	(353.2)	2.2%
Operating costs	(780.1)	(1,542.2)	(735.4)	6.1%
Loan loss provisions	(133.4)	(252.1)	(132.9)	0.4%
Provisions for other financial assets	10.7	13.9	5.1	n.m.
Other income (losses)	(13.6)	(90.2)	(25.2)	-46.0%
Profit before tax	931.3	1,736.2	842.2	10.6%
Income tax for the period	(231.4)	(436.7)	(220.7)	4.8%
Minority interest(*)	(40.2)	(26.1)	(10.3)	n.m.
Net profit	659.7	1,273.4	611.2	7.9%

(*)   Includes profits credited back to the category B partners of Arma Partners.

Key Performance Indicators (KPIs)(*)

	6 mths ended		6 mths ended
	31 December	12 mths ended	31 December
	2024	30 June 2024	2023	Chg. (%)
ROTE(1)	14.0%	14.0%	13.4%	4.5%
Cost / Income ratio(2)	42%	43%	42%	n.m.
CoR (bps)(3)	50	48	51	-2.0%
EPS(4)	0.79	1.53	0.72	10.0%

(*)	Alternative Performance Measures (AMPs): in addition to those required as part of the IFRS. Further details are provided in the Annexes (Lists of Restatements) and the Glossary.

(1)	Adjusted Return On Tangible Equity.

(2)	Cost/income ratio.

(3)	Cost of Risk.

(4)	Earnings Per Share.

14 | Interim Report for the six months ended 31 December 2024

EARNINGS/BALANCE-SHEET DATA BY DIVISION(*)

(€m)

		Corporate
		and		Insurance-
	Wealth	Investment	Consumer	Principal	Holding
6 mths ended 31/12/24	Management	Banking	Finance	Investing	Functions	Group(1)
Profit-and-loss
Net interest income	204.2	152.6	556.9	(3.5)	48.1	978.9
Net treasury income	5.5	65.1	—	16.0	5.6	91.8
Net fee and commission income	270.4	233.7	72.2	(0.3)	2.7	546.7
Equity-accounted companies	—	—	(0.2)	230.9	(0.4)	230.3
Total income	480.1	451.4	628.9	243.1	56.0	1,847.7
Labour costs	(167.5)	(117.6)	(62.0)	(2.1)	(70.0)	(419.1)
Administrative expenses	(147.6)	(82.7)	(127.2)	(0.7)	(13.5)	(361.0)
Operating costs	(315.1)	(200.3)	(189.2)	(2.8)	(83.5)	(780.1)
Loan loss provisions	(1.0)	0.5	(135.6)	—	2.7	(133.4)
Provisions for other financial assets	0.1	(0.6)	—	9.4	1.8	10.7
Other income (losses)	(4.0)	(3.5)	—	—	(0.8)	(13.6)
Profit before tax	160.1	247.5	304.1	249.7	(23.8)	931.3
Income tax for the period	(48.5)	(68.3)	(100.7)	(9.2)	(4.7)	(231.4)
Minority interest	(1.0)	(37.7)	—	—	(1.4)	(40.2)
Net profit	110.6	141.5	203.4	240.5	(29.9)	659.7
Cost/Income (%)	65.6	44.4	30.1	n.m.	n.m.	42.2
RORWA	3.8%	1.9%	2.8%	3.4%	—	2.8%
Balance sheet data
Loans and advances to customers	17,088.9	19,877.0	15,563.7	—	1,328.9	53,858.5
Risk-weighted assets	6,201.2	15,018.9	14,409.3	8,079.9	3,851.9	47,561.2
No. of staff	2,283	764	1,581	9	873 (441)	5,510

Notes:

* Divisions comprise:

-	Wealth Management (WM):): this division brings together all portfolio management services offered to the various client segments, plus asset management. It includes MB Premier; the MBPB and CMB Monaco private banking networks, and the asset management companies (Polus Capital, Mediobanca SGR, Mediobanca Management Company, and RAM Active Investments), plus Spafid;

-	Consumer Finance (CF): this division provides retail clients with the full range of consumer credit products, ranging from personal loans to salary-backed finance, to the Pagolight solution (Compass Banca, Compass RE and HeyLight SA);

-	Corporate & Investment Banking (CIB): this division brings together all services provided to corporate clients in the following areas: Investment Banking (lending, advisory, capital markets activities) and proprietary trading (businesses performed by Mediobanca and Mediobanca International, Mediobanca Securities, Messier et Associés and Arma Partners), and Speciality Finance, which in turn consists of factoring and credit management activities for third parties performed by MBFACTA and Revalea;

-	Insurance – Principal Investing (PI): division that manages the Group’s portfolio of equity investments and holdings;

-	Holding Functions: division which includes SelmaBipiemme Leasing, MIS, and other minor companies, plus the following Group units: Treasury and ALM, operations, support and control, as well as the senior management of Mediobanca S.p.A.; for further details please refer to p. 43.

(1)	The sum of the divisional data differs from the Group total due to adjustments/differences arising on consolidation between business areas (equal to €1.1m), and other effects attributable to acquisitions (in particular in respect of put-and-call and earn-out arrangements) that have not been allocated to any business line in particular (€5.3m).

Review of group operations | 15

(€m)

		Corporate
		and		Insurance-
	Wealth	Investment	Consumer	Principal	Holding
6 mths ended 31/12/23	Management	Banking	Finance	Investing	Functions	Group(1)
Profit-and-loss
Net interest income	213.0	153.1	512.7	(3.6)	103.1	996.5
Net treasury income	4.4	55.8	0.4	7.8	23.1	93.4
Net fee and commission income	240.4	133.4	70.9	—	8.0	422.1
Equity-accounted companies	—	—	(0.2)	218.8	—	218.6
Total income	457.8	342.3	583.8	223.0	134.2	1,730.6
Labour costs	(159.4)	(94.4)	(57.6)	(2.0)	(68.6)	(382.2)
Administrative expenses	(142.2)	(77.1)	(117.0)	(0.6)	(25.2)	(353.2)
Operating costs	(301.6)	(171.5)	(174.6)	(2.6)	(93.8)	(735.4)
Loan loss provisions	(6.3)	0.4	(121.3)	—	(5.7)	(132.9)
Provisions for other financial assets	0.7	(2.9)	(0.1)	9.2	(1.8)	5.1
Other income (losses)	(2.9)	1.0	0.1	—	(23.7)	(25.2)
Profit before tax	147.7	169.3	287.9	229.6	9.2	842.2
Income tax for the period	(47.0)	(52.5)	(93.8)	(6.2)	(20.9)	(220.7)
Minority interest	(0.5)	(8.5)	—	—	(1.3)	(10.3)
Net profit	100.2	108.3	194.1	223.4	(13.0)	611.2
Cost/Income (%)	65.9	50.1	29.9	n.m.	n.m.	42.5
RORWA	3.6%	1.2%	2.7%	3.2%	—	2.6%
Balance sheet data
Loans and advances to customers	16,867.6	18,939.6	14,701.5	—	1,318.6	51,827.3
Risk-weighted assets	5,864.2	15,991.9	14,545.0	8,395.1	4,292.1	49,088.4
No. of staff	2,233	730	1,542	9	855 (427)	5,369

(1)	The sum of the divisional data differs from the Group total due to adjustments/differences arising on consolidation between business areas (equal to €1.8m).

16 | Interim Report for the six months ended 31 December 2024

Balance sheet

The Group’s total assets rose from €99.2bn to €99.9bn, with parent company Mediobanca’s contribution totalling 58% (56% twelve months previously). The main balance-sheet items showed the following trends for the six months under review (comparative data as at 30 June 2024).

Funding – funding totalled €64.2bn, higher than last year (€63.7bn), through a diversified funding strategy which has entailed strong debt security activity on the primary market, with new issues of €3.1bn, approx. €1bn of which placed through the networks (€300m with Group WM clients). The cost of the new issues was lower than twelve months previously (down from 145 bps to 85 bps), taking the interest rate payable on bonds issued to 3.85% and that for the entire funding to 3.3%. The stock of paper in issue rose from €27.6bn to €28.7bn, reflecting repayments of €2bn, and absorbing the closure of the T-LTRO programme (€1.3bn). Wealth Management deposits grew from €27.9bn to €28.2bn, despite the many offers proposed by the Group’s competitors, on strong commercial activity, through targeted promotions and retention activities at low cost. Interbank funding rose from €6.8bn to €7.3bn.

	31/12/24		30/6/24
	(€m)%		(€m)%		Chg.
Debt securities (incl. ABS)	28,727.7	45%	27,619.2	43%	4.0%
Premier Banking deposits	17,903.9	28%	16,888.0	27%	6.0%
Private Banking deposits	10,292.1	16%	11,010.6	17%	-6.5%
Interbank funding (+CD/CP)	7,287.0	11%	8,152.1	13%	-10.6%
Total funding	64,210.7	100%	63,669.9	100%	0.8%

Interest rate risk hedging activity, which is used for virtually all the Bank’s funding using plain vanilla swaps with qualified market counterparties, serves to transform the funding to floating rate (for bond issues and part of the modelled Wealth Management deposits). The reduction in interest rates during the six months drove an increase in the fair value of fixed-rate funding, the value of which (minus €300m) is perfectly offset by the valuations for the derivatives (which are booked as other liabilities).

Loans and advances to customers — this item rose by 2.7%, from €52.4bn to €53.9bn, due to the recovery in Corporate and Investment Banking (up 4.7%, from €19bn to €19.9bn) driven by the recovery in loans in the Large Corporate segment which totalled €17.2bn (up 7%), offsetting the reduction in factoring business (down 8.3%, from €2.9bn to €2.7bn), impacted by the crisis affecting the automotive sector. Customer loans in Consumer Finance continue to grow, rising 2.4% in the six months, from €15.2bn to €15.6bn, driven by personal loans (up 2.5%, from €7.5bn to €7.7bn); and were higher in Wealth Management, as well, totalling €17.1bn (vs €16.9bn), boosted by the recovery by CMB (up 4.4%, from €2.9bn to €3bn), with loans in Premier banking stable at €12.6bn. Conversely, customer loans in Leasing business fell by 5.3%, to €1.2bn.

New loans in Consumer Finance in 6M posted double-digit growth (up 10.5%, from €3,927.4m to €4,340m), with all products performing positively: personal loans (up 9.2%, from €1,815m to €1,982.3m), automotive finance (up 4,9%, from €671.3m to €703.9m), and special purpose loans (up 4.3%, from €582m to €607.1m); while the HeyLight/BNPL channel reported growth of 51% (from €207.1m to €312.7m). Corporate and Investment Banking was boosted by the recovery in Lending and Structured Finance (new business of €4.2bn, vs repayments of €3.2bn), which absorbed the lower turnover in Factoring business (down from €6.2bn to €4.9bn). In Wealth Management, new

17 | Review of group operations

mortgage loans of €652.3m were recorded, an increase of 36%, virtually in line with repayments (€618m) due to the increase in prepayment.

	31/12/24		30/6/24
	(€m)%		(€m)%		Chg.
Corporate & Investment Banking	19,877.0	37%	18,993.3	36%	4.7%
Consumer Banking	15,563.7	29%	15,197.6	29%	2.4%
Wealth Management	17,088.9	32%	16,853.3	32%	1.4%
Holding Functions (leasing and NPL management)	1,328.9	2%	1,403.3	3%	-5.3%
Total loans and advances to customers	53,858.5	100%	52,447.4	100%	2.7%

(€m)

	31/12/24				30/6/24
	Performing				Performing
	Stage 1	Stage 2	NPL	Total	Stage 1	Stage 2	NPL	Total
Corporate & Investment Banking	19,618.1	251.1	7.8	19,877.0	18,692.8	277.1	23.4	18,993.4
Consumer Banking	14,030.5	1,263.5	269.7	15,563.7	13,722.1	1,234.0	241.4	15,197.6
Wealth Management	16,201.2	756.9	130.8	17,088.9	15,978.3	744.9	130.0	16,853.3
Holding Functions (leasing and NPL management)	1,234.3	81.0	13.6	1,328.9	1,308.9	75.5	18.8	1,403.2
Total loans and advances to customers	51,084.1	2,352.5	421.9	53,858.5	49,702.2	2,331.5	413.7	52,447.4
As % of total	94.8%	4.4%	0.8%	100%	94.8%	4.4%	0.8%	100.0%

(€m)

	31/12/24			30/6/24
			Coverage			Coverage
	Gross	Net	ratio %	Gross	Net	ratio %
Corporate Investment Banking	33.2	7.8	76.5%	51.2	23.4	54.4%
Consumer Banking	1,050.0	269.7	74.3%	978.0	241.4	75.3%
Wealth Management	225.7	130.8	42.1%	227.7	130.0	42.9%
Holding Functions (leasing and NPL management)	70.1	13.6	80.6%	79.8	18.8	76.4%
Total net non-performing loans	1,379.0	421.9	69.4%	1,336.7	413.7	69.1%
– of which: bad loans	367.1	36.6		359.6	29.6
As % of total loans and advances	2.5%	0.8%		2.5%	0.8%

Gross NPLs decreased from €1,336.7m to €1,379m, but were stable in relative terms, at 2.5%, as indeed was the coverage ratio (at 69.4%); net NPLs increased from €413.7m to €421.9m, with bad loans accounting for a very low percentage (€36.6m). Gross NPLs in Consumer Finance was raised from €978m to €1,050m, as a result of the expected increase in default rates that have returned to their pre-Covid levels, with gross NPLs representing 6.21% of total loans (5.93%); the coverage ratio was 74.3%, with the net stock totalling €269.7m (1.73% of total loans). Wealth Management’s contribution was €225.7m (€148.1m from Mediobanca Premier), and that of Corporate and Investment Banking €33.2m (only €6.7m of which Large Corporate).

Net Stage 2 positions remained at €2,352.5m (4.4% of net loans), with slight increase in Consumer Finance (from €1,234m to €1,263.5m; 8% of net loans), Wealth Management (from €744.9m to €756,9m, €682m of which for Mediobanca Premier), and Leasing (from €65.8m to €81m), most of which absorbed by the reduction in Corporate and Investment Banking (from €277.1m to €251.1m), in the Large Corporate segment in particular (from €174.4m to €151.5m), with no significant impact deriving from the adoption of lifetime criteria in connection with SICR (Significant Increase in Credit Risk).

18 | Interim Report for the six months ended 31 December 2024

The selective lending policy adopted, coupled with prudent provisioning, has enabled the Group to keep its coverage ratios basically stable, both for performing loans (1.26%, versus 1.31% last year) and Consumer Finance (3.57%, versus 3.67%). The stock of overlays remains adequate (at approx. €210m, €154m of which in Consumer Finance), with the reduction for the period (down €20m) regarding exclusively Consumer Finance, roughly half of which absorb the ECL adjustment post-model.

Investment holdings(7) — these increased from €4.7bn to €5bn, €4.1bn of which involve the investments accounted for using the equity method, plus €651.2m in investments in funds, and €248.3m in equities (including equity-like instruments).

The book value of the Assicurazioni Generali investment increased from €3,698m to €4,000.7m in the six months, on profits of €226.7m and upward capital adjustments of €76m. The book value as at 31 December 2024 (calculated based on the company’s net equity as at 30 September 2024) reflects a positive performance by all business segments, including non-life insurance despite the significant impact of catastrophic events.

The value of the investment in IEO (25.37%) was €38.6m, while that in Finanziaria Gruppo Bisazza S.r.l. (22.67%) was €6.3m; the value of the investment in CLI Holdings II Limited reduced to €36.3m, after dividends collected (€5.4m) and profits for the period (€4.7m); while the value of the most recent acquisitions of HeidiPay AG and MB SpeedUp totalled €6.5m and €3.7m respectively.

The value of the investments in funds decreased from €657.3m to €651.2m, following net disposals totalling €15.1m, which were in part offset by upward value adjustments (totalling €9.1m); of this total, approx. €359.6m was attributable to investments in seed capital funds managed by the Group.

Meanwhile equities (which include equity-like investments) decreased from €256.2m to €248.3m, following downward adjustments to reflect net fair value totalling €4m (linked to the distribution of dividends), and net disposals amounting to €3.4m.

(€m)

	31/12/24		30/6/24
	Book value	HTC&S reserve	Book value	HTC&S reserve
Partecipazioni equity method(1)	4,092.2	n.a.	3,789.2	n.a.
Listed shares	124.0	64.9	127.5	68.5
Other unlisted shares	124.3	78.1	128.7	82.7
Seed capital	359.6	—	376.0	—
Private equity	200.9	—	181.7	—
Other funds	90.7	—	99.6	—
Total equity holdings	4,991.7	143.0	4,702.7	151.2

(1) Differs from the figure shown in the following table by just under €0.1m due to minor associate companies (30/6/24: €0.1m)..

(7)	This heading brings together investments covered by IAS 28, joint ventures covered by IFRS 11 (MB SpeedUp), investments measured at fair value through other comprehensive income, and holdings in funds (including seed capital) measured at fair value through profit and loss; the equity-accounted investments have been allocated to the Insurance/Private Investing Division with the exception of HeidiPay (Consumer Finance) and MB SpeedUp (Holding Functions).

Review of group operations | 19

	% ownership		31/12/24	30/6/24
Assicurazioni Generali	13.34		4,000.7	3,698.0
CLI Holdings II*	21.02	(*)	36.3	37.0
Finanziaria Gruppo Bisazza	22.67		6.3	6.7
Istituto Europeo di Oncologia	25.37		38.6	39.0
HeidiPay	19.45		6.5	6.6
MB SpeedUP (JV)	50.0		3.7	1.80
Equity Method investments			4,092.1	3,789.1

(*) Percentage calculated based on the nominal value of the notes issued.

Banking book debt securities — Fixed-income securities held as part of the banking book totalled €12.1bn, split between Hold to Collect & Sell (€6.4bn), Hold to Collect (€5.2bn), and Fair Value Option (€0.4bn). The following were recorded during the six months under review:

–	Sales and purchases in the HTC&S portfolio involving an amount of €600m, with healthy portfolio turnover (acquisitions totalling €1.8bn) on €1bn in redemptions; adjustments to reflect fair value amounted to approx. €100m (roughly half of which involved hedge accounting positions), well distributed between sovereign debt securities and corporate and financial bonds;

–	Purchases in the HTC portfolio amounting to €800m, against disposals and redemptions totalling €250m, and adjustment to reflect amortized cost and the fair value of hedged positions of €130m; unrealized gains on the portfolio at the reporting date totalled €7.9m (compared with unrealized losses of €44.2m as at 30 June 2024);

–	An increase in financial bonds (up €300m) designated as Fair Value Option to cover the issuer risk related to the certificates issued.

The sovereign debt securities held as part of the portfolio now amount to approx. €9bn (or three-quarters of the portfolio), €3.4bn as Hold to Collect and €5.5bn as Hold to Collect & Sell, with a much shorter duration (approx. two years); the share represented by Italian government securities totalled €6.1bn (with a duration of approx. two years).

(€m)

	31/12/24		30/6/24
	(€m)%		(€m)%
Hold to Collect	5,246.4	43%	4,550.5	38%
Hold to Collect & Sell	6,387.6	53%	6,649.5	55%
Other (Mandatorily measured at FV)	429.4	4%	140.7	1%
Total banking book securities	12,063.4	100%	11,340.7	94%

(€m)

	31/12/24			30/6/24
	Book value			Book value
	HTC	HTC&S	OCI reserve	HTC	HTC&S	OCI reserve
Italian government bonds	2,109.7	3,965.9	29.2	1,985.7	3,394.1	(16.6)
Foreign government bonds	1,338.2	1,560.0	(8.3)	1,228.8	2,246.5	(3.8)
Bond issued by financial institutions	365.6	616.0	17.5	353.1	706.0	11.1
Corporate bonds	236.4	192.3	4.5	240.3	224.3	0.4
Asset Backet Securities (ABS)	1,196.4	53.5	(0.1)	742.6	78.6	(0.3)
Total banking book securities	5,246.3	6,387.7	42.8	4,550.5	6,649.5	(9.2)

Net treasury assets — these decreased from €6.4bn to €4.6bn, due to use of part of the liquidity on deposit with the ECB (€1.5bn) accumulated in order to meet the requirement in terms of repaying the T-LTRO; conversely, there was an increase in the deposits available for use in stock lending (deposits payable rose from €0.4bn to €1.1bn). In trading activity, there was also a turnover from equities and bonds to commodities due to the purchase of EUA certificates on the ICE Europe market (approx. €500m), fully matched by forward sales on the futures market.

20 | Interim Report for the six months ended 31 December 2024

	31/12/24	30/6/24
	(€m)	(€m)	Chg.
Financial assets held for trading	15,171.8	15,409.5	-1.5%
Treasury financial assets and cash	10,386.4	11,102.6	-6.5%
Financial liabilities held for trading	(9,095.4)	(9,504.7)	-4.3%
Treasury financial liabilities	(11,840.5)	(10,584.1)	11.9%
Net treasury assets	4,622.3	6,423.3	-28.0%

	31/12/24	30/6/24
	(€m)	(€m)	Chg.
Equities	3,694.8	3,880.7	-4.8%
Bond securities	3,216.7	3,507.7	-8.3%
Derivative contract valuations	61.1	(10.7)	n.m.
Certificates	(1,429.9)	(1,728.7)	-17.3%
Trading loans	533.5	—	n.m.
Loan di trading(*)	0.2	255.9	n.m.
Financial instruments held for trading	6,076.4	5,904.9	2.9%

	31/12/24	30/6/24
	(€m)	(€m)	Chg.
Cash and current accounts	1,383.9	1,232.0	12.3%
Cash available at BCE	1,148.8	2,608.4	-56.0%
Deposits	(3,986.8)	(3,322.0)	20.0%
Net treasury	(1,454.1)	518.4	n.m.

(*) The amount as at 30 June 2024 referred to a single position that was wound up during 1Q FY 2024-25.

	31/12/24		30/6/24
	(€m)		(€m)
	Assets	Liabilities	Assets	Liabilities
Italian government bonds	4,579.2	(3,883.7)	5,218.2	(3,998.2)
Foreign government bonds	1,351.8	(794.1)	1,360.4	(734.2)
Bond issued by financial institutions	1,590.0	(145.0)	1,400.3	(167.8)
Corporate bonds	264.7	(2.0)	142.6	(1.2)
Asset Backet Securities (ABS)	255.8	—	287.6	—
Equities	4,297.1	(68.8)	3,930.0	(49.3)
Total securities	12,338.6	(4,893.6)	12,339.1	(4,950.7)

	31/12/24		30/6/24
	(€m)		(€m)
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	353.5	(319.8)	572.3	(658.4)
Foreign exchange	407.4	(350.2)	309.0	(263.3)
Interest rate options/futures	23.8	(74.8)	12.1	(47.4)
Equity swaps e options	1,773.1	(1,752.6)	1,784.4	(1,787.1)
Credit derivatives (others)	275.0	(274.3)	287.6	(220.0)
Derivative contract valuations	2,832.8	(2,771.7)	2,965.3	(2,976.0)

	31/12/24		30/6/24
	(€m)		(€m)
	Assets	Liabilities	Assets	Liabilities
Securities lending/repos deposits	5,540.9	(8,848.7)	5,187.0	(9,055.2)
Stock lending deposits	130.1	(1,279.2)	188.0	(636.8)
Other deposits	2,813.5	(2,343.4)	2,405.2	(1,410.2)
Deposits	8,484.5	(12,471.3)	7,780.2	(11,102.2)

Review of group operations | 21

Tangible and intangible assets – hese were stable at €1.6bn, with the share of intangible assets virtually unchanged, at €1.1bn, due to the absence of new purchase (the goodwill in foreign currencies has been translated to Euros based on prevailing exchange rates); purchases of software (€21m) were largely absorbed by amortization charges for the period (€14m).

Tangible assets rose from €549.6m to €578.1m, following purchases of furniture and equipment totalling €13.2m, capitalized improvement expenses amounting to €7.4m, and operations in leasing accounted for pursuant to IFRS 16 (most of which concerned rental contracts) totalling €45.5m; depreciation and amortization expenses amounted to €38.8m, €27.3m of which attributable to IFRS 16, and €11.6m for properties and other tangible assets.

	31/12/24		30/6/24
	(€m)%		(€m)%		Chg.
Land and properties	480.3	29%	456.0	29%	5.3%
- of which: core	169.2	10%	169.5	11%	-0.2%
buildings RoU ex IFRS16	253.1	15%	229.7	14%	10.2%
Other tangible assets	97.8	6%	93.6	6%	4.5%
- of which: RoU ex IFRS16	16.5	1%	15.6	1%	5.8%
Goodwill	833.7	51%	827.3	52%	0.8%
Other intangibile assets	227.4	14%	218.1	14%	4.3%
Total tangible and intangible assets	1,639.2	100%	1,595.0	100%	2.8%

(€m)

Transaction	31/12/24	30/6/24
Polus Capital	58.9	57.7
-of which: ex- Bybrook	14.1	13.8
MB Private Banking	52.1	52.1
Messier et Associés	93.2	93.2
Arma Partners	252.0	246.9
Consumer	377.5	377.4
Total Goodwill	833.7	827.3

Provisions for liabilities – these amounted to €148.8m, with no significant changes in “Commitments and guarantees” or “Provision for statutory end-of-service payments” (which totalled €22.1m and €20.6m accordingly); while the reduction in the “Provision for other risks and charges” (from €116.3m to €106.1m) is attributable to the payment of indemnities, early retirement agreements, and complaints (which together totalled €23.4m), on new transfers to provisions totalling €13.3m.

The provision for the overall liability comprises the following: tax litigation (€38.9m), indemnities (€24.2m), complaints (€14m), early retirements (€8.4m), and other risks (€20.7m).

For further details, reference is made to section 10 of the Notes to the Accounts.

	31/12/24		30/6/24
	(€m)%		(€m)%		Chg.
Commitments and financial guarantees given	22.1	14.9%	21.4	14%	3.3%
Provisions for risks and charges	106.1	71.3%	116.3	74%	-8.8%
Staff severance indemnity provision	20.6	13.8%	20.4	13%	1.0%
of which: staff severance provision discount	-0.1	n.m.	-0.6	n.m.	-83.3%
Total provision	148.8	100%	158.1	100%	-5.9%

22 | Interim Report for the six months ended 31 December 2024

Net equity – net equity was unchanged at €11.2bn: the profit for the period (€660m) was offset by payment of the balance of the FY 2023-24 dividend (€464m), the performance of the valuation reserves (the shortfall on which increased from €68.6m to €152.3m) due to the reduction in the cashflow hedge reserve (which declined from €113.7m to minus €36.6m), closely linked to the trend in market interest rates; while the launch of the share buyback(8) entailed a €115m reduction (equal to the €8.1m bought back during the period).

(€m)

	31/12/24	30/6/24	Chg.
Share capital	444.7	444.5	0.0%
Other reserves	10,282.9	9,929.0	3.6%
Interim dividend	—	(421.2)	n.m.
Valuation reserves	(152.3)	(68.6)	n.m.
- of which: Other Comprehensive Income	143.8	116.5	23.4%
cash flow hedge	(36.6)	113.7	n.m.
equity investments	(247.0)	(274.4)	-10.0%
Profit for the period	659.7	1,273.4	-48.2%
Total Group net equity	11,235.0	11,157.1	0.7%

The FVOCI valuation reserve increased from €116.5m to €143.8m: the continuing reduction in spreads enabled a further recovery in the fair value of the securities held as part of the portfolio (up €52m), approx. €45m of which is made up of Italian government securities.

(€m)

	31/12/24	30/6/24	Chg.
Equity shares	143.0	151.2	-5.4%
Bonds	42.8	(9.2)	n.m.
of which: Italian government bonds	29.2	(16.6)	n.m.
Tax effect	(42.0)	(25.5)	64.6%
Total OCI reserve	143.8	116.5	23.5%

(8)	At the Annual General Meeting held on 28 October 2024, the Bank’s shareholders approved the acquisition of up to 37,500,000 treasury shares (equal to 4.5% of its current share capital) for a maximum outlay of up to €385m.

Review of group operations | 23

Profit and loss account

Net interest income — net interest income for the six months totalled €978.9m, €17.6m lower than last year, but at the same time reflecting a QoQ recovery, with €493.9m posted in 2Q (Q1: €485m). Indeed, a €1.4bn increase in customer loan volumes was posted in 2Q, which now stand at €53.9bn, offsetting the anticipated reduction in yields (ROA: down 20 bps, to 6.5%), which in any case was lower than the movements in interest rates (Euribor3M: down 67 bps), due to the resilience of yields in Consumer Finance and to the turnover in the banking book securities portfolio. Conversely, the interest rate payable on deposits was stable at 3.3%, in view of the strategic objective to grow volumes and diversify channels (retail/institutional/ promotions) in a scenario of strong competition in Wealth Management. Consumer Finance consolidated its position as the Group’s leading contributor, with net interest income of €556.9m (up 8.6% YoY; up 2.7% QoQ) and near-record new business levels (€2.2bn in 2Q, €4.3bn in 6M) on an increasing ROA (up 66 bps to 8.84%); NII in Wealth Management totalled €204.2m (down 4.1% YoY; up 0,4% QoQ), reflecting the lower contribution from assets attributable to CMB (which are more exposed to interest rate sensitivity) and Mediobanca Premier (due to the strong competition in mortgage lending, which kept spreads down). Net interest income earned by the Corporate and Investment Banking division was stable at €152.6m, the higher contribution from the Markets Division (up €11m) offsetting the slowdowns in Lending (down 10.2% YoY, reflecting the derisking process and the fact that new business is increasingly focused on investment-grade clients) and proprietary trading, with the latter still posting improved dealing profits. NII generated from treasury operations decreased to €35.5m (down €49m YoY; down €7m QoQ), and incorporates virtually all the reduction in the difference between the interest rates receivable and payable by the Group as a result of its strategic decision not to alter the FTP rates in order to foster growth in lendings (corporate and mortgages).

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Consumer Banking	556.9	512.7	8.6%
Wealth Management	204.2	213.0	-4.1%
Corporate and Investment Banking	152.6	153.1	-0.3%
Holding Functions e altre (incl.IC)	65.2	117.7	-44.6%
Net interest income	978.9	996.5	-1.8%

Net treasury income — this item totalled €91.8m, roughly at last year’s levels (€93.4m) following a good 2Q performance with revenues of €52.6m (€39.2m). In particular, the CIB proprietary trading portfolio contributed income of €15.2m in 2Q, making up almost all of the gap versus last year (€26.8m, vs €30.4m); the reduction in the banking book (from €23.1m to €5.7m) is closely related to the proxy hedge strategy used for the banking book securities, which increased significantly in value during the period, in line with the reduction in interest rates and credit spreads (the 10Y BTP spread decreased from 169 bps to 115 bps), reflected in the good performance by the OCI reserves (which increased by €52m in 6M). Markets activity contributed €43.9m (near to last year’s level), following a recovery in the equity segment (from €17.9m to €47m), which offset the fixed-income component, although the latter did make an improved contribution to net interest income. Dividends and other income from Principal Investing increased from €7.8bn to €16m, after some amounts were collected from holdings in private equity funds.

24 | Interim Report for the six months ended 31 December 2024

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Corporate Investment Banking	65.1	55.8	16.7%
of which: market division	43.9	46.8	-6.2%
Principal Investing	16.0	7.8	n.m.
Holding Functions	5.6	23.1	-75.8%
Other (including Intercompany)	5.1	6.7	-23.9%
Net treasury income	91.8	93.4	-1.7%

Net fee and commission income — this item totalled €546.7m, a strong increase compared to last year (up 29.5% YoY, from €422.1m), following a record performance in 2Q when fees of €316m were posted (€127m of which from Investment Banking(9) and €270.4m from Wealth Management). The leading contributor was once again the Wealth Management franchise,(10) which posted fees of €260m (up 10% YoY; up 14% QoQ), on management fees(11) of €158.7m (ROA: 99 bps) and upfront fees of €50m (near the levels seen in the last two half-years). Significant improvements were reported both by investment banking and corporate services,(12) the contributions from which were almost twice as high has last year (up from €97.2m to €188.7m, two-thirds of which in 2Q), with acceleration in non-domestic transactions (approx. €110m), and by Arma Partners in particular (€80.8m), which in 2024 confirmed its position as of the leading European advisors in the Digital Economy segment. Lending activity posted an increase in fee income(13) from €111m to €120m, with corporate lending activity recovering to €48m (up 19% YoY; stable QoQ). At the level of individual business line, fees earned by Wealth Management increased from €240.4m to €270.4m, and by CIB from €133.4m to €233.7m, with the contribution from Specialty Finance stable at €17m; while Consumer Finance posted fees of €72.2m, of which the HeyLight component was €11m.

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Wealth Management	270.4	240.4	12.5%
Corporate & Investment Banking	233.7	133.4	75.2%
Consumer Banking	72.2	70.9	1.8%
Holding Functions and other (including intercompany)	(29.6)	(22.6)	31.0%
Net fee and commission income	546.7	422.1	29.5%

Insurance sector and other equity-accounted investments — tthe growth in this item, from €218.6m to €230.3m (up 5.3%), was related to the positive performance by Assicurazioni Generali (contribution up from €215.1m to €226.7m), reflecting the healthy trend reported by all business segments. The other investments contributed €3.6m.

Operating costs — coperating costs totalled €780.1m (up 6.1% YoY; up 11.4% QoQ), reflecting the strengthening in headcount (FTEs: up 2.6%, to 5,510), in Wealth Management in particular (up 2.2%, to 2,283) and in CIB initiatives; the cost/income ratio remained at 42%; the main components reflected the following performances:

–	Labour costs totalled €419.1m (up 9,7% YoY; up 9.4% QoQ), with the fixed component

(9)	Investment banking and corporate services: includes Corporate Finance, ECM, and NPL management.
(10)	Recurring fees WM franchise: this includes management fees (including the component accounted for by the Group’s product factories), banking fees, upfront and advisory fees from (Mediobanca Premier, CMB Monaco, Mediobanca Private Banking).
(11)	ROA calculated as ratio between management fees (including product factories component) and average AUM.
(12)	Investment banking and corporate services: includes Corporate Finance, ECM, and NPL management.
(13)	Lending activity includes retail credit operations (consumer credit) and corporate lending (including leasing).

Review of group operations | 25

(up 8% YoY) reflecting the revised version of the national collective contract coming into force, plus the increases in both number and seniority of staff, and the variable share increasing by 17% YoY, in line with the good performance in the capital-light component. Most of the increase was concentrated in CIB (up 24.6% YoY, to €117.6m), as an effect of the expansion in the scope of operations (with €13m of the increase attributable to the opening of the Frankfurt office plus the Arma Partners arrangement becoming fully operative); while Wealth Management (labour costs up 4.5% YoY, to €167.5m) reflects the commercial expansion (with 30 new sales staff, 28 of whom FAs and two bankers) plus the strengthening at Polus Capital, including the new commercial ventures (CLO US and launch of the Special Situation fund); the contribution from Consumer Finance was €62m (up 7.6% YoY; 1,581 staff members) and that of Holding Functions €70m (up 2% YoY);

–	Administrative expenses rose by 2.2%, from €353.2m to €361m, and reflect the technology upgrade required in relation to innovation in the business (Customer Managements Accounts - CMA - platform, new apps, etc.) and to IT resilience; the rise in overheads (up 5% YoY) is the result of instalments and info-provider costs rising, as well as the increase in volumes managed and the higher infrastructure costs for branches and offices. The share of spending on digital operations rose to €127.2m, due to the major effort made in terms of projects (up 7% YoY, to approx. €26m), regarding certain strategic cross-divisional initiatives (DORA, ESG, etc.) as well as others specific to the individual divisions (launch of CMAs, update of CRM in Private Banking and CIB, change in core banking system at CMB Monaco, etc.). The divisional performances were as follows: Wealth Management contributed costs of €147.6m (up 3.8% YoY); Consumer Finance €127.2m (up 8.7% YoY); Corporate and Investment Banking €82.7m (up 7.3% YoY, up 3.9% like-for-like); and Holding Functions €13.5m.

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Labour costs	419.1	382.2	9.7%
of which: directors	5.6	8.2	-31.7%
stock option and performance share schemes	5.7	6.0	-5.0%
Sundry operating costs and expenses	361.0	353.2	2.2%
of which: depreciations and amortizations	52.8	49.5	6.7%
administrative expenses	308.2	303.7	1.5%
Operating costs	780.1	735.4	6.1%

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Legal, tax and professional services	10.3	10.8	-4.6%
Other consultancy expenses	16.8	21.7	-22.6%
Credit recovery activities	20.6	23.1	-10.8%
Marketing and communication	22.1	24.0	-7.9%
Rent and property maintenance	12.0	12.3	-2.4%
EDP	95.8	83.8	14.3%
Financial information subscriptions	32.1	29.9	7.4%
Bank services, collection and payment commissions	16.7	15.6	7.1%
Operating expenses	30.5	33.3	-8.4%
Other labour costs	10.7	7.4	44.6%
Other costs (including charity exp.)	23.7	22.5	5.3%
Direct and indirect taxes	16.9	19.3	-12.4%
Total administrative expenses	308.2	303.7	1.5%

Loan loss provisions — loan loss provisions were stable at €133.4m, despite the difference in the composition of the loan book which did not impact on the cost of risk (CoR) which

26 | Interim Report for the six months ended 31 December 2024

stood at 50 bps. Provisioning for Consumer Finance increased from €121.3m to €135.6m, the majority of which attributable to direct personal loans; credit recovery rates remain excellent, with the NPLs stock fairly low, and adequate coverage ratios (NPLs: 74.3%; performing loans: 3.57%; overlays: €201m, only €21m of which taken through profit and loss for 6M); while the CoR rose from 166 bps to 176 bps (175 bps in 3Q). The other divisions all reflected improvements: Corporate and Investment Banking (net writebacks €0.5m; overlays €27.1m), Wealth Management (net writedowns decreasing from €6.3m to €1m; overlays: €12.6m); Leasing (net writebacks of €2.3m; overlays: €7.2m).

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Corporate & Investment Banking	(0.5)	(0.4)	25.0%
Consumer Banking	135.6	121.3	11.8%
Wealth Management	1.0	6.3	-84.1%
Holding Functions (leasing and NPL management)	(2.7)	5.7	n.m.
Loan loss provisions	133.4	132.9	0.4%
Cost of risk (bps)	50	51

Provisions for other financial assets(14) – these reflect writebacks of €10.7m, €8.4m of which due to improvement in the fair value of holdings in investment funds (which are required mandatorily to be restated at current prices), and €2.3m due to the improvement in the ECL on securities pursuant to IFRS 9 following the update of the macroeconomic scenario.

(€m)

	6 mths ended	6 mths ended
	31/12/24	31/12/23	Chg.
Hold-to-Collect securities	—	(0.7)	n.m.
Hold-to-Collect & Sell securities	2.3	(2.0)	n.m.
Financial assets mandatorily FVTPL	8.4	7.8	7.7%
Provisions for other financial assets	10.7	5.1	n.m.

Other income (losses) – these totalled €13.6m, of which: €6m regards the effects of the earn-out mechanisms in the partnerships, Arma Partners in particular; €3.6m transfers to the risks provisions, linked primarily to litigation and indemnities; and €4m in non-recurring costs, concentrated primarily in WM and CIB.

Income tax – income tax for the period totalled €231.4m (31/12/23: €220.7m), equivalent to a tax rate of 24.8% (26.2%). The Mediobanca Group adheres to the consolidated tax regime provided by Articles 117ff of the Italian Income Tax Act (known also as “national tax consolidation”). Of the various effects deriving from this decision, the main benefit is being able to determine an overall amount of comprehensive income, which is equal to the algebraic sum of the tax income or losses reported by the parties that have opted into this system, which is subject to IRES taxation at 24%.

(14)	Under IFRS 9, the impairment process applies to all financial assets (securities, repos, deposits and current accounts) recognized at cost (the “Hold to Collect” model) and to all bonds recognized at fair value through other comprehensive income (the “Hold to Collect and Sell” model)

Review of group operations | 27

Profit-and-loss figures/balance-sheet data by division

WEALTH MANAGEMENT

This division brings together all asset administration and management services offered to the following client segments:

–	Private Banking (Mediobanca Private Banking and CMB Monaco);

–	Mediobanca Premier, formerly CheBanca!;

Asset Management division, primarily captive business (Mediobanca SGR, Polus Capital, RAM Active Investments, Mediobanca Management Company)

This division also includes the results of the fiduciary business carried on by Spafid S.p.A., as well as by Spafid Trust.

(€m)

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Profit-and-loss
Net interest income	204.2	425.0	213.0	-4.1
Net trading income	5.5	9.2	4.4	25.0
Net fee and commission income	270.4	489.4	240.4	12.5
Total income	480.1	923.6	457.8	4.9
Labour costs	(167.5)	(325.1)	(159.4)	5.1
Administrative expenses	(147.6)	(288.4)	(142.2)	3.8
Operating costs	(315.1)	(613.5)	(301.6)	4.5
Loan loss provisions	(1.0)	(7.4)	(6.3)	-84.1
Provisions for other financial assets	0.1	1.4	0.7	-85.7
Other income (losses)	(4.0)	(3.7)	(2.9)	37.9
Profit before tax	160.1	300.4	147.7	8.4
Income tax for the period	(48.5)	(91.0)	(47.0)	3.2
Minority interest	(1.0)	(0.9)	(0.5)	n.m.
Net profit	110.6	208.5	100.2	10.4
Cost/Income (%)	65.6	66.4	65.9

(€m)

	31/12/24	30/6/24	31/12/23
Balance-sheet data
Loans and advances to customers	17,088.9	16,853.2	16,867.6
of which:
MB Premier	12,615.2	12,568.0	12,539.7
Private Banking	4,473.7	4,285.2	4,327.9
New loans	652.3	1,100.6	479.8
Risk-weighted assets	6,201.2	6,051.5	5,864.2
RORWA	3.8%	3.6%	3.6%
No. of staff	2,283	2,259	2,233

Net profit totalled €110.6m (up 10.4% YoY; up 8.7% QoQ), on revenues of €480.1m (up 4.9% YoY; up 10.2% QoQ), driven by strong growth in fee income (up 12.5% YoY; up 17.4% QoQ), with a cost/income ratio of 65.6% (vs 65.9% twelve months previously) and the cost of risk reflecting a significant reduction. RORWA remained high at 3.8%.

28 | Interim Report for the six months ended 31 December 2024

The macro scenario in which the Wealth Management Division operates was boosted by a positive performance on global share and bond markets, which enabled the turmoil seen at the start of August 2024, triggered by rising interest rates in Japan, to be absorbed comfortably. The dovish stance adopted by the central banks (the Fed in particular, which cut rates by 75 bps on the back of more solid macro data) enabled a rapid recovery to be made. The new market interest rate scenario favoured investments by Premier Banking clients in debt products, including those offered by the Group’s product factories. The Private Banking segment remains focused on portfolio management, sale of certificates, and the offering of Private Markets products.

In Private Markets operations, the Private Banking segment has launched the capital raising phase of Group Global Value, a global private equity fund, and the Apollo European Private Credit fund, focused on direct loans to European companies, alongside Apollo Aligned Alternatives and KKR; all evergreen products that allow clients to subscribe for private equity strategies but with increased capital liquidity (a total of €132m in capital has been raised). At end-November 2024 the placement of Mediobanca UBS Global Real Estate Co-Investment Opportunities ended; the international real estate co-investment programme has raised a soft commitment of €480m. At the same time, the placement of closed-end fund Investindustrial VIII (approx. €30m) ended, and another two new funds were launched: Three Hills Impact Fund, a preferred capital themed fund, and Polus Special Situations Fund, a private credit fund.

As regards club deals with high-potential Italian SMEs as their target, following the completion of the soft commitment raising process for TEC2, the first two investments were made, for a combined total of approx. €190m (€100m in 6M), against a total amount of €900m.

Implementation of the Private & Investment Banking model continued, leveraging synergies with the CIB Division, by intercepting the liquidity events generated by Investment Banking as one of the most important factors for the growth of TFAs managed. In particular, some €790m in revenues were generated through liquidity events, approx. €650m of which from cross-selling opportunities with the Mediobanca CIB Division.

As for the Premier Banking segment, the repositioning versus higher-end client brackets continued, with an increase in the number of clients with AUM of over €500k, providing increased opportunities to leverage the Group’s integrated offering, with increased recourse to the capabilities represented in the Group’s product factors and to CIB services.

The placement of delegated management funds in partnership with leading international asset managers has continued (Mediobanca Morgan Stanley Step In Global Balanced ESG Allocation, Mediobanca Fidelity World Fund, Mediobanca MFS Prudent Capital, Mediobanca Nordea World Climate Engagement, Mediobanca Pictet New Consumer Trend, Mediobanca Schroders Diversified Income Bond, and Mediobanca Candriam Global High Yield), for a total of approx. €340m. Two new Target Maturity bond funds have also been placed during the period: MB Selezione Cedola Italia 2030, and MB Credit Opportunities 2030 (for a combined total of approx. €215m). During the period under review, securities were placed for a total of approx. €400m, approx. €110m of which in certificates, and approx. €170m in bonds issued by the Group.

Review of group operations | 29

In Alternative Asset Management, a further increase in AUM was recorded by Polus Capital, which now has €10bn under management following the closure of CLO XVIII and CLO I US - the US platform’s first deal - which raised a total of approx. €780m. In the distressed segment, a major commitment (of up to €1bn) was recorded in the Special Situations strategy by a company owned by the Abu Dhabi Investment Authority.

In September 2024, RAM AI received two awards in recognition of the quality of its funds, at the “Globes de la Gestion 2024” event in Paris, in the Emerging Markets Equities category, with its Emerging Markets Equities fund (which has put on 7.2% since January 2024), and Sectors-Environmental Equities category, with its Global Stable Climate fund (up 8.2%). Positive performances were also recorded by its core funds European Market Neutral Equity (up 18.7%), which generated performance fees at the year-end, and RAM Mediobanca Strata UCITS (up 9.9%). Net inflows of over €80m were recorded in 2Q, enabling the company to post AUM of over €1.6bn.

Overall, the Wealth Management distribution structure consists of 1,337 professionals, 1,181 of whom work in Premier Banking, consisting of 538 bankers and 643 FAs, working out of 100 branch offices and 108 points of sale; with a total of 30 new sales staff recruited in 6M, 28 of whom FAs and two bankers. Private Banking increased its number of bankers to 156, with the addition of three new senior bankers to the regional network; at the same time the programme to develop talented young bankers also continued through the dedicated programme.

	31/12/24	30/6/24	31/12/23	Chg (%)
Commercial data
Relationship managers	538	536	524	2.7%
Financial advisors	643	615	573	12.2%
No. of branches/agencies MB Premier	208	209	206	1.0%
Private Banker	156	155	156	n.m.

* * *

Total Financial Assets (TFAs) totalled €106.8bn (30/6/24: €99.4bn), higher than twelve months previously (with an increase of €13.3bn), including a market effect estimated at €2.6bn; AUM rose to €48.2bn (up €7.4bn YoY and up €5bn in 6M); while AUA totalled €30.4bn (up 21% YoY, and up 8% in 6M) and deposits €28.2bn (up 2% YoY, up 1% in 6M, and stable QoQ). Private Banking contributed €47.2bn of the TFAs (up 12% YoY and up 5% in 6M), €36.8bn of which AUM/AUA (up 18% and up 9% respectively), and €10.3bn in deposits; Premier Banking contributed €44.8bn (up 14% YoY and up 7% in 6M), €26.9bn of which AUM/AUA (up 21% YoY; up 4% QoQ) and €17.9 in deposits (up €400m in 2Q). TFAs in Asset Management increased to €31.7bn (up 18% YoY and up 12% QoQ), €16.9bn of which placed internally within the Group.

Net New Money (NNM) came in at €4.8bn, on consistent growth in AUM (€1.3bn in 1Q and €1.9bn in 2Q); the share of the NNM generated by Premier and Private Banking clients was €3.4bn (the majority AUM/AUA), with the percentage accounted for by inhouse products 44%; Polus Capital contributed €1.1bn, €780bn of which from CLOs.

Customer loans totalled €17.1bn (up 1.4%, from €16.9bn), with a mortgage lending component of €12.6bn; the share attributable to Private Banking totalled €4.5bn, €3bn of which attributable to CMB Monaco.

30 | Interim Report for the six months ended 31 December 2024

Gross NPLs totalled €225.7m (€148.1m of which attributable to Premier Banking), largely stable in 1H, and representing 1.3% of total loans; with a coverage ratio of 42.1%, the stock of net NPLs totalled €130.7m (split equally between Premier and Private Banking).

				Chg. %
TFA Net	31/12/24	30/6/24	31/12/23	Dec 24/ Dec 23	Dec 24/June 24
Private Banking	47,166	44,867	41,980	12.4%	5.1%
Premier Banking	44,826	41,820	39,289	14.1%	7.2%
Asset Management	31,686	28,239	26,959	17.5%	12.2%
Intercompany	(16,854)	(15,495)	(14,673)	14.9%	8.8%
Wealth Management	106,824	99,431	93,555	14.2%	7.4%

				Chg. %
Deposits	31/12/24	30/6/24	31/12/23	Dec 24/ Dec 23	Dec 24/June 24
Private Banking	10,324	11,026	10,709	-3.6%	-6.4%
Premier Banking	17,904	16,888	16,992	5.4%	6.0%
Asset Management	—	—	—	n.m.	n.m.
Wealth Management	28,228	27,915	27,702	1.9%	1.1%

				Chg. %
AUM/AUA	31/12/24	30/6/24	31/12/23	Dec 24/ Dec 23	Dec 24/June 24
Private Banking	36,843	33,841	31,270	17.8%	8.9%
Premier Banking	26,922	24,932	22,296	20.7%	8.0%
Asset Management	31,686	28,239	26,959	17.5%	12.2%
Intercompany	(16,854)	(15,495)	(14,673)	14.9%	8.8%
Wealth Management	78,597	71,517	65,853	19.4%	9.9%

	2023-2024			2024-2025
Net New Money	IQ	IIQ	IIIQ	IVQ	IQ	IIQ
Private Banking	624	1,649	299	1,893	946	277
Premier Banking	163	955	679	1,261	1,069	1,149
Asset Management	395	(82)	371	145	553	825
Wealth Management	1,182	2,522	1,349	3,299	2,568	2,251

* * *

Total revenues increased from €457.8m to €480.1m (up 4.9% YoY), reflecting QoQ growth from €228.4m to €251.7m; the main income items performed as follows:

–	Net interest income totalled €204.2m (down 4.1% YoY), due to the reduction in yields on loans (ROA down from 4.2% to 4%), in part offset by the higher volumes and the increase Wealth Management deposits (average figure: up €900m) transferred to centralized treasury operations at Group level (net contribution: €7.3m);

–	Net fee and commission income grew from €240.4m to €270.4m (up 12.5% YoY); the recurring franchising component (management, banking and placement fees) rose from €235.6m to €260.3m, with the ROA on management fees stable at 99 bps, despite the strong increase in average TFAs (up 17% YoY) and significant QoQ growth (up 14% QoQ); upfront fees of €50m (€45.5m) continue to be driven by placements, whereas banking fees were virtually stable (at €52m), boosted in 2H by more vibrant trading activity. Asset management fees rose from €29m to €31.7m, plus €16.4m in performance fees; Polus Capital contributed healthily, with fees up 11.7% YoY, to approx. €30m.

Review of group operations | 31

Operating costs rose from €301.6m to €315.1m (up 4.5% YoY); labour costs rose to €167.5m (up 5.1% YoY), reflecting the increase in headcount (with a net total of 50 more staff than twelve months ago) which primarily regards the Mediobanca Premier (22) and Private Banking distribution networks (20). The moderate increase in administrative expenses (from €142.2m to €147.6m) reflects stabilization in digitalization costs, where the investments (Customized Managed Accounts and replacement of the core banking system for CMB Monaco) have been offset by careful management of current expenses.

Loan loss provisions reduced to approximately €1m (versus €6.3m last year), confirming the good asset quality, with the stock of overlays totalling €12m.

The net profit reflects non-recurring charges of €4m, approx. €1m of which regards the effects of the earn-out mechanism in favour of the former Bybrook partners (after the company was merged into Polus Capital), €1.2m in adjustments to staff provisions, and €1.8m in litigation costs and other contingent liabilities.

32 | Interim Report for the six months ended 31 December 2024

CORPORATE AND INVESTMENT BANKING

This division provides services to Corporate customers in the following areas:

–	Wholesale Banking: lending, capital market activities, advisory services, and trading (client and proprietary), performed by Mediobanca, Mediobanca International, Mediobanca Securities, Messier et Associés and Arma Partners

–	Specialty Finance: factoring, performed by MBFACTA, and credit management, performed by MBCredit Solutions and MBContact Solutions.

(€m)

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. %
Profit-and-loss
Net interest income	152.6	307.0	153.1	-0.3
Net treasury income	65.1	95.0	55.8	16.7
Net fee and commission income	233.7	360.6	133.4	75.2
Total income	451.4	762.6	342.3	31.9
Labour costs	(117.6)	(215.0)	(94.4)	24.6
Administrative expenses	(82.7)	(164.9)	(77.1)	7.3
Operating costs	(200.3)	(379.9)	(171.5)	16.8
Loan loss provisions	0.5	10.6	0.4	25.0
Provisions for other financial assets	(0.6)	(3.4)	(2.9)	(79.3)
Other income (losses)	(3.5)	(2.5)	1.0	n.m.
Profit before tax	247.5	387.4	169.3	46.2
Income tax for the period	(68.3)	(121.0)	(52.5)	30.1
Minority interest (**)	(37.7)	(22.9)	(8.5)	n.m.
Net profit	141.5	243.5	108.3	30.7
Cost/Income (%)	44.4	49.8	50.1

(**) Includes profits credited back to the category B partners of Arma Partners.

	31/12/24	30/6/24	31/12/23
Balance-sheet data
Loans and advances to customers	19,877.0	18,993.3	18,939.6
of which: Corporate	17,170.4	16,042.9	16,011.8
Factoring	2,706.6	2,950.4	2,927.8
Corporate new loans	4,141.5	5,794.3	2,253.1
Factoring turnover	4,856.4	12,009.5	6,225.6
Risk-weighted assets	15,018.9	14,857.6	15,991.9
RORWA	1.9%	1.4%	1.2%
No. of staff	764	732	730
Front Office	443	356	351

Net profit totalled €141.5m, a sharp improvement on last year’s performance (€108.3m); revenues amounted to €451.4m (up 31.9% YoY), and the cost/income ratio declined to 44%; the reduction in RWAs (down €888.4m YoY) contributed to the growth in RoRWA which stood at 1.9% (up 70 bps YoY). The Wholesale Banking division’s contribution to net profit totalled €127.7m (€96.1m); while that of Specialty Finance amounted to €13.8m (€12.2m).

The European M&A market closed 2024 with announced deal volumes up 13% on 2023. The upturn in business, driven by the expectations of a reduction in interest rates, even though the macroeconomic scenario continues to reflect many areas of uncertainty, has been fuelled primarily by strategic activity from corporates (up 14% on 2023) and increased activity levels from private equity players (up 37% on 2023). At the same time, there was also moderate

Review of group operations | 33

growth in the number of deals announced, up 4%, driven by the number of large deals (with value of over $500m), which were up 13%; by contrast, the number of medium-/small-sized transactions was down 3%.

The Italian market has seen the positive trend of recent quarters continue with an increase of 31% in deals announced versus 2023. Significant increases in volumes, above the European average, were also recorded in the United Kingdom, up 42%, while the growth was more moderate in Spain and Germany (up 11% and up 4% respectively); while in France the level of volumes were virtually flat versus last year.

In this market scenario, the Bank has confirmed its position as advisor of choice in Italy, taking part in the most important deals announced, and completing a total of 57 deals over the course of the six months.

Some of the main deals completed in Italy include KKR’s acquisition of assets belonging to the TIM fixed-line network in the TMT sector, the sale of Acqua & Sapone to TDR Capital by H.I.G. In the Retail sector, the acquisition of Grandi Stazioni Retail by OMERS Infrastructure and DWS Infrastructure in the Infrastructure sector, and the public tender offer launched by S.G.G. Holding for SAES Getters ordinary shares in the Industrials sector, plus certain deals in the mid-cap segment, including the acquisition of Marval by Azzurra Capital, the acquisition of Vista Vision by Ardian, and the acquisition of a majority stake in Relatech by Bregal.

As regards Advisory business at the European level, the Bank was also involved in the voluntary public tender offer for Greenvolt launched by KKR, and the acquisition of a majority share in Terna Energy by Masdar in the Energy Transition sector, the sale of OnTower Austria by Cellnex Telecom to a consortium of investors consisting of Vauban Infrastructure Partners, EDF Invest and MEAG in the TMT sector, , while on the French market, the acquisition of 48% of the share capital of Santos Brasil by CMA CGM, plus the subsequent launch of a public tender offer for the remaining shares, in the Infrastructure sector was worthy of note.

In the Digital Economy sector, Arma Partners confirmed its position as one of the leading advisors in Europe, with sixteen deals completed in the six months. The software segment has been particularly active, where some the most important deals covered by the company include the sale of Aareon to TPG and CDPQ by Advent International and Aareal Bank, the acquisition of Zellis Group by Apax Partners, the acquisition of Copperleaf Technologies by IFS, and the investment in team.blue by CPP Investments and Sofina.

The performance in Advisory business is expected to remain positive in the coming quarters as well, driven by the strong pipeline of deals announced in recent months in both the Italian and international pipeline, including, in the TMT sector, the sale of IGT’s Gaming and Digital business lines to Apollo Global Management; in the Industrials sector, the acquisition by Investindustrial of a controlling interest in Piovan and the subsequent launch of a mandatory public offer in order to have the company listed; in the Infrastructure sector, the sale by Ardian and Crédit Agricole Assurances of a stake in 2i Aeroporti to Asterion; and, in the Financial Institutions sector, the public tender offer for Banco Sabadell launched by BBVA.

In Equity Capital Markets, investors continue to be highly selective with regard to IPOs in particular; against this backdrop, the Bank has taken part in some of the largest deals

34 | Interim Report for the six months ended 31 December 2024

completed on the domestic market, acting as Joint Global Co-ordinator in the rights issue launched by Fincantieri, and the rights issue implemented by doValue.

Mediobanca’s commitment to ESG issues has been a feature of the CIB Division’s activities, in line with the Strategic Plan targets, with a view to supporting clients in their energy transition strategies, and to allocating capital with a focus on ESG issues through deals that demonstrate the Bank’s commitment to projects that contribute to environmental and social sustainability. With reference to Advisory business, on the domestic market deals worth of note include the announcement of the sale of a minority interest in Enilive to KKR by Eni, the sale of 2i Rete Gas to Italgas by F2i SGR and Finavias, and the further investment by Energy Infrastructure Partners in Plenitude.

In Debt Capital Markets, the Bank has played a leading role in the placement of new Green, Social and Sustainability-Linked bonds, including a dual-tranche sustainability-linked bond for Snam. At the same time, in the six months Mediobanca has also taken part in some of the largest senior and subordinated bond issues for both corporates and financial institutions in Italy (including Assicurazioni Generali, Banca Monte Paschi di Siena, BPER Banca, Prysmian, Recordati and UniCredit) and in its other core markets (including BNP Paribas, Commerzbank, Criteria Caixa, Swisscom, Tatra banka and TDF Infrastructure).

In Lending, the growing trend in ESG loans granted by the Bank has continued, with Mediobanca participating in a sustainability-linked revolving credit line for Snam. Furthermore, in a market scenario marked by limited lending volumes, in the acquisition financing segment in particular, the Bank has confirmed its position as market leader in Italy while at the same time strengthening its European footprint by assisting its clients in their ordinary operations, by raising finance and in refinancing operations (including ACS, Bolloré, CDP Reti, Garofalo Health Care, Monaco Telecom and Verallia), and in their extraordinary operations (including Recordati as part of its acquisition of the global rights for Enjaymo from Sanofi, KKR in its voluntary public tender offer for Greenvolt, and the consortium comprising OMERS Infrastructure and DWS Infrastructure in the acquisition of Grandi Stazioni Retail). This segment also reflects the more selective lending criteria adopted in recent quarters in order to protect the profit margins on the capital absorbed and safeguard the high quality of the loan book in the current scenario.

Markets activity offset the reduction in business with institutional clients by improving activities with private and professional clients, continually searching out high-yield investment instruments for customers with substantial liquidity positions exposed to inflation.

* * *

Customer loans increased from €19bn to €19.9bn, driven by Wholesale Banking (up from €16bn to €17.2bn, €13.7bn of which in Lending and Structured Finance), which more than offset the reduction in factoring (which reduced from €3m to €2.7m). Higher new business in Lending and Structured Finance (which totalled €4.1bn, up 84% YoY) was more than double the amount of the repayments (€2.2bn), whereas there was a marked reduction in turnover in Factoring business (down 22%, from €6.2bn to €4.9bn), which was impacted by the crisis in the automotive sector.

Review of group operations | 35

	31/12/24		30/6/24
	(€m)%		(€m)%		Chg. (%)
Italy	10,266.9	51.7%	9,250.2	48.7%	11.0%
France	2,135.7	10.7%	2,485.1	13.1%	-14.1%
Spain	1,960.5	9.9%	1,601.9	8.4%	22.4%
Germany	1,902.7	9.6%	1,796.9	9.5%	5.9%
U.K.	993.8	5.0%	969.0	5.1%	2.6%
Other non resident	2,617.4	13.2%	2,890.2	15.2%	-9.4%
Total loans and advances to customers	19,877.0	100.0%	18,993.3	100.0%	4.7%
- of which: Specialty Finance	2,706.2	13.6%	2,950.4	15.5%	-8.3%

Gross NPLs decreased from €51.2m to €33.2m, following the exit of two Large Corporate positions, one repayment and one disposal, the stock of which reduces accordingly to €6.6m; while gross NPLs in Specialty Finance were stable at €26.5m. Net NPLs totalled less than €8m.

Gross positions classified as Stage 2 totalled €264.2m (or 1.3% of total loans), following adaptation to the new rules on SICR; Wholesale Banking contributed €161.1m (a reduction of €20.4m in the six months), and Factoring €103.1m (down €4.3m).

Revenues climbed to €451.4m (up 31.9% YoY, up 46.1% QoQ), with the share from Wholesale Banking totalling €412.9m (up 35.5% YoY; up 51.6% QoQ) and that from Specialty Finance totalling €38.5m (up 2.7% YoY), €24.5m of which attributable to MBFACTA.

The main income items performed as follows:

–	Net interest income was in line with last year, at €152.6m, on a positive contribution from the Markets division (€56.7m, up 24.3% YoY), due to the performance by the fixed-income segment (which eroded part of net treasury income); whereas the contribution from Lending operations was slightly lower, at €71.4m, a YoY reduction of 10%, impacted by the derisking process and by the fact that new business is increasingly geared towards the investment grade segment (with credit spreads under pressure because of the broad offering), with proprietary trading also lower (down from €6.2m to €2.3m) as a result of the different positioning, which, however, boosted net treasury income instead; NII earned from Speciality Finance operations was stable, at €21.5m, as yet unaffected by the reduction in turnover;

–	Net fee and commission income doubled in size, to €233.7m; fees from Advisory business in particular leapt from €79m to €177.4m, following an impressive contribution from Arma Partners (€80.8m) and the Large Corporate segment in Italy (up from €15m to €42m) and Spain (€10.5m), with deals in the main sectors (Consumer, Infrastructure and TMT); while the growth in fees was lower for Messier & Associés (from €15.2m to €18.3m) and the Mid-Corp segment (from €24m to €26m), and ECM, in line with the market, reported fees flat at €4.5m. The Debt Division posted an increase in fees from Lending (from €24.9m to €31m) and DCM (from €10.4m to €12.2m); while Specialty Finance repeated last year’s performance with fees of €17m, €13.7m of which attributable to MBCredit Solutions;

–	Net treasury income totalled €65.1m (€55.8m last year), with a good QoQ performance (€37.3m, vs €27.8m); the growth was concentrated in proprietary trading (from €7.2m to €20.1m, €15.2m of which in 2Q due to active management of bond securities and US volatility options); while Markets Division activity was stable at €48.4m, with growth in equity trading (from €17.9m to €47m) in line with other market operators, which offset the lower contribution from fixed-income trading which nonetheless increased its share of net interest income.

36 | Interim Report for the six months ended 31 December 2024

	6 mths ended	12 mths ended	6 mths ended
Revenues	31/12/24	30/6/24	31/12/23	Chg. (%)
Capital Market	16.7	29.5	15.0	11.4%
Lending	102.4	222.8	105.9	-3.3%
Advisory M&A	178.2	229.1	79.3	n.m.
- of which Arma Partners	81.9	68.5	24.7	n.m.
Trading Prop	20.7	27.8	11.6	78.4%
Market, sales and other gains	94.9	177.6	93.0	2.0%
Specialty Finance	38.5	75.8	37.5	2.7%
Total Revenues	451.4	762.6	342.3	31.9%

	6 mths ended	12 mths ended	6 mths ended
Commissions	31/12/24	30/6/24	31/12/23	Chg. (%)
Capital Market, Sales and other gains	8.3	36.0	13.4	-38.2%
Lending	31.0	63.1	24.9	24.9%
Advisory M&A	177.4	228.2	79.0	n.m.
- of which Arma Partners	80.8	66.9	24.1	n.m.
Specialty Finance	17.0	33.3	16.1	5.6%
Total Commissions	233.7	360.6	133.4	75.2%

Operating costs grew from €171.5m to €200.3m, €20.2m attributable to Arma Partners. Growth in labour costs (up 24.6%, to €117.6m, €15.3m of which attributable to Arma Partners) reflects the strengthening of the headcount, including the opening of the Mid-Corp branch office at Frankfurt, plus higher accruals for variable remuneration in line with the performance in capital-light activities. Administrative expenses increased from €77.1m to €82.7m (an increase of 7% YoY), with the share of the spending attributable to digitalization totalling €29m (up 5% YoY) and operations (including info-providers) amounting to €17m (up 10% YoY).

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Wholesale loans	(1.4)	10.4	1.5	n.m.
Specialty Finance loans	1.9	0.2	(1.1)	n.m.
Other financial assets	(0.6)	(3.4)	(2.9)	-79.3%
Total provisions	(0.1)	7.2	(2.5)	-96.0%

The valuation of financial assets (receivables, banking book securities, and holdings in funds) was virtually zero; while writebacks of €0.5m were credited in respect of the loan book, confirming the good quality of the exposures helped by the derisking process.

The net profit includes non-recurring expenses of €3.5m, €2m of which in provisions for litigation and €1.4m of which in one-off costs.

Review of group operations | 37

CONSUMER FINANCE

This Division provides retail clients with the full range of consumer credit products: personal and special-purpose loans, salary- or pension-backed finance, credit cards, plus the new, innovative Buy Now Pay Later solution called “HeyLight”, which includes the activities of HeyLight SA (previously named HeidiPay Switzerland AG). Also included in Consumer Finance are Compass RE, which reinsures risks linked to insurance policies sold to clients, Compass Rent, which operates in asset rental, and Compass Link, which distributes Compass products and services via external collaborators.

(€m)

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Profit-and-loss
Net interest income	556.9	1,043.9	512.7	8.6
Net trading income	—	0.2	0.4	n.m.
Net fee and commission income	72.2	145.1	70.9	1.8
Equity-accounted companies	(0.2)	(0.3)	(0.2)	n.m.
Total income	628.9	1,188.9	583.8	7.7
Labour costs	(62.0)	(120.6)	(57.6)	7.6
Administrative expenses	(127.2)	(248.9)	(117.0)	8.7
Operating costs	(189.2)	(369.5)	(174.6)	8.4
Loan loss provisions	(135.6)	(249.7)	(121.3)	11.8
Provisions for other financial assets	—	—	(0.1)	n.m.
Other income (losses)	—	0.1	0.1	n.m.
Profit before tax	304.1	569.8	287.9	5.6
Income tax for the period	(100.7)	(186.9)	(93.8)	7.4
Net profit	203.4	382.9	194.1	4.8
Cost/Income (%)	30.1	31.1	29.9

	31/12/24	30/6/24	31/12/23
Balance-sheet data
Loans and advances to customers	15,563.7	15,197.6	14,701.5
- of which:
Personal loans	7,707.7	7,516.6	7,245.7
Salary-backed finance	1,778.5	1,728.0	1,680.7
New loans	4,340.0	8,370.1	3,927.4
Risk-weighted assets	14,409.3	14,493.2	14,545.0
RORWA	2.8%	2.7%	2.7%
No. of staff	1,581	1,563	1,542

	31/12/24	30/6/24	31/12/23	Chg. (%)
Commercial data
Branches Consumer	182	181	181	0.6%
Agencies Consumer	88	85	78	12.8%

Growth in profits continues uninterrupted, with a bottom line of €203.4m posted (up 4.8% YoY), with the contribution in both quarters over €100m; the high profitability (RORWA 2.8%) was driven by the solid commercial performance (new loans totalled €4.3bn and lendings €15.6bn), reflected in the trend in net interest income (which totalled €556.9m; up 8.6% YoY, up 2.7% QoQ) and revenues (€628.9m; up 7.7% YoY; up 3.2% QoQ), with both the cost/ income ratio and the cost of risk (CoR) under control.

38 | Interim Report for the six months ended 31 December 2024

The multichannel approach saw an expansion in direct distribution, with four new points of sale opened in the six months, and the activation of two new Linkers (with priority thus given to variable cost solutions); as at end-December 2024, the Compass distribution platform had 182 branches (one added in 6M), 88 agencies (three added in 6M), and 61 Compass Quinto POS (specializing in the sale of salary-backed finance products), whereas Compass Link(15) now has over 221 collaborators. Enhancement of the digital channels continues, which increased their share of personal loans through the direct channel to 40% (vs 33% last year), helped by the introduction of new easier methods for recording new clients (including use of the SPID digital identity), speed of approval (more than 80% of applications are approved in one hour, and 90% in two hours), plus an “instant lending” product for clients with solid track records.

In the meantime, measures have been taken to optimize RWAs: in June 2024, the first SRT securitization was completed (which reduced RWAs by €500m), and in 1Q FY 2024-25 savings of €200m were made enabled by revision of the AIRB models, reflected in the growth in RoRWA and reduction in RWAs (with the density reducing from 89.8% to 88.4%).

Among the development projects implemented in the area of Consumer Financing, the PagoLight product launched in 2021 and progressively enhanced with cutting-edge technology assets and the digital capabilities of fintech companies Soisy (subsequently merged into Compass) and HeidiPay, has undergone a rebranding process. On 10 September 2024 HeyLight was launched: Compass’s new international Buy Now Pay Later (BNPL) platform, which has the objective of combining payment solutions featuring full-digital and real-time processes, enabling purchases made in both physical stores and through e-commerce sites to be paid for by instalments. As a result of these initiatives, the name of HeidiPay Switzerland AG was changed to HeyLight AG on 5 September 2024.

HeyLight has a wide base in terms of commercial agreements in Italy, with over 1,500 digital stores and more than 32,000 points of sale: a growing network, with a track record of almost 800 new merchants activated each month. In addition to these, more than 500 commercial agreements in Switzerland are in place with important distributors, luxury brands and technology operators, laying the foundations to develop an international product offering well-suited to multi-country merchants.

The Italian consumer credit market reported significant growth in flows financed in 2024, 7.5% higher than the previous year, for a total of €55.8bn financed. This positive trend accelerated progressively during the course of the year. The broader scenario, following the reduction in inflation as a result of the fall in interest rates and the generally positive situation on the job market, has allowed households to resume their plans and hence consumption levels. The sector’s positive performance was driven by personal loans, which recorded growth of 12.2%, and represent more than 50% of the total volumes. The following sectors also made a significant contribution to the upward trend: loans to acquire cars and motorbikes (up 4.4%), volumes paid by instalments through credit cards (up 2.1%), and other special purpose loans (up 2%). Salary- and pension-backed finance products also posted growth, with an increase in volumes of 1.8% from the previous year. Compass in the twelve months of the 2024 calendar year had a market share of 13.9%.

(15)  Company which acts as an agent in financial activities, launched at year-end 2021 and focused on offering off-site products.

Review of group operations | 39

New loans for the six months totalled €4.3bn, up 10.5% on the figure posted twelve months previously (€3.9bn), with good performances in all products: personal loans rose by 9.2% (from €1,815m to €1,982.3m), with the share generated by the direct channel (which rose by 7.5%, from €1,444.8m to €1,552.8m) now accounting for almost 80% of the total, coupled with a recovery in the Poste Italiane channel (up 37%, from €115.8m to €158.7m), which is reflected also in the indirect channel (up 16%, from €370.3m to €429.5m); there were also increases in automotive finance (up 4.9%, from €671.3m to €703.9m) and special purpose loans (up 4.3%, from €582m to €607.1m); and growth also in salary-backed finance operations (up 43.7%, from €166.2m to €238.8m); while HeyLight’s Italian operations climbed by 39.9% (from €197.3m to €276.1m), plus the contribution from its Swiss channel (€36.6m).

The asset quality indicators remain robust: gross NPLs of €1,050m represent 6.2% of the total loan stock (30/6/24: 5.9%); whereas net NPLs account for 1.7% of total loans (up 14 bps), with a coverage ratio for non-performing exposures of 74.3% (75.3%); the coverage ratio for performing loans stood at 3.57%.

* * *

The growth in revenues (up 7.7%, from €583.8m to €628.9m) was higher than the growth in average lending volumes (which rose by 6%). The main income items performed as follows:

–	Net interest income posted a new record total of €556.9m (up 8.6% YoY; up 2.7% QoQ), with higher volumes in personal loans in particular, which maintained their profitability despite the declining market interest rate trend, and absorbed the increase in the cost of funding;(16)

–	Net fee and commission income totalled €72m; the growing contribution from the activities of HeyLight (which rose from €9.2m to €10.7m) and the good performance in terms of income from credit recovery activities offset the downturn in insurance income and the higher commissions credited back to distributors in the indirect channel.

Operating costs of €189.2m (up 8.4% YoY; cost/income ratio 30%) reflect strong activity levels in terms of product and channel development; the growth was split equally between labour costs (up 7.6%, from €57.6m to €62m) linked to the growth in headcount (FTEs have increased from 1,542 to 1,581) and those linked to the remuneration policies, including renewal of the national collective contract. Administrative expenses rose by 8.7% to €127.2m; one-third of the increase is attributable to overheads (approx. €32m), while the remainder was due to credit recovery expenses (which increased from €31m to €34m, up 9% YoY), direct marketing and digital development (approx. €13M, up 15% YoY); while the IT cost component rose from €24m to €27m.

Loan loss provisions rose by 11.8%, from €121.3m to €135.6m, still reflecting the effects of the product mix being geared more towards personal loans (which require a higher level of provisioning right from the point at which they are granted), plus the risk indicators gradually realigning with pre-Covid levels as expected. The cost of risk for the six months stood at 176 bps (31/12/23: 166 bps; down from 178 bps to 175 bps in 2Q), following limited use of overlays (€21m in 1H, with a total of €154m remaining), but reducing in 2Q in line with the good performance in terms of entries to recovery, supported by increasingly effective recovery action, both at the phone collection phase and in the subsequent stages, with strong and ongoing coverage of by both internal and external teams.

(16) Featuring the renewal of derivative contracts with higher rates than those falling due.

40 | Interim Report for the six months ended 31 December 2024

INSURANCE - PRINCIPAL INVESTING

The Insurance – Principal Investing (PI) division comprises the Group’s portfolio of equity investments and holdings, including the 13.34% stake in Assicurazioni Generali. The latter investment has been this division’s main component for many years, and is distinguished for its sound management, consistency of results, high profitability and contribution in terms of diversification and stabilization to the Mediobanca Group’s revenues. The division includes the Group’s investments in funds and SPVs and/or managed by the Group’s asset management companies (seed capital) based on an approach that combines mid-term profitability for the Group with synergies between the divisions, as well as investment activity in private equity funds managed by third parties.

(€m)

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Profit-and-loss
Other incomes	12.2	19.5	4.2	n.m.
Equity-accounted companies	230.9	510.7	218.8	5.5
Total income	243.1	530.2	223.0	9.0
Labour costs	(2.1)	(4.1)	(2.0)	5.0
Administrative expenses	(0.7)	(1.1)	(0.6)	16.7
Operating costs	(2.8)	(5.2)	(2.6)	7.7
Net loss provisions	9.4	20.0	9.2	2.2
Profit before tax	249.7	545.0	229.6	8.8
Income tax for the period	(9.2)	(23.0)	(6.2)	48.4
Net profit	240.5	522.0	223.4	7.7

	31/12/24	30/6/24	31/12/23
Balance-sheet data
Banking book equity securities	793.6	802.2	737.6
IAS28 investments	4,081.8	3,780.7	3,683.6
Risk-weighted assets	8,079.9	8,066.5	8,395.1
RORWA	3.4%	3.8%	3.2%

This division delivered a net profit for the six months of €240.5m, 7.7% higher than last year (€223.4m) due to equity method valuations of €230.9m, and upward adjustments to reflect current fair value for holdings in funds, which at €9.4m were basically in line with last year; il RoRWA(17) for the division rose from 3.2% to 3.42%.

The equity method result reflects an increase of 5.5% (from €218.8m to €230.9m), on a growing contribution from Assicurazioni Generali of €226.7m (up 5.4%, from €215.1m), following good performances in all areas of the company’s business: indeed, the trend in the Non-Life segment was healthy, despite the significant impact of catastrophic events, as were those in the Life and Asset & Wealth Management segments, the latter favourably impacted by the performance of Banca Generali and the contribution from Conning Holdings Limited. The other IAS 28 investments (IEO, CLI Holdings II, Finanziaria Gruppo Bisazza) contributed a total of €4.1m (€3.5m last year).

Amounts collected by way of dividends and other income from holdings in funds and equities (included under Other income) totalled €16m (€7.5m last year), €6.3m of which from

(17)  Adjusted Return On RWAs.

Review of group operations | 41

holdings in private equity funds; upward adjustments of €11.4m were made to the holdings in funds to reflect fair value, €9.2m of which regard the seed capital funds and €2.2m the private equity funds, due to the customary quarterly update of the NAV which reflects the required adjustments (FVA and IPV).(18)

The book value of the Assicurazioni Generali investment rose from €3,698m to €4,000.7m, due primarily to the profit for the period (equal to €226.7m) and the increase in reserves (€76m), €27.8m of which from valuations. The data has been calculated based on the investee company’s net equity as at 30 September 2024, as permitted by the International Financial Reporting Standards.(19)

The other banking book securities increased to €793.6m (30/6/24: €802.2m). Holdings in funds totalled €546m (€546.7m), after the following were recorded during the six months under review:

–	Net disposals of €12.2m, split between €25.5m in drawdowns from commitments and redemptions totalling €37.7m, virtually all of which linked to expansion of the investor base (known as equalizations);

–	Upward changes of €11.4m to reflect fair value, due primarily to holdings in seed capital funds.

By contrast, the equity component saw a reduction in the six months, from €255.5m to €247.5m, following redemptions of approx. €8m, and the deterioration in the positions in listed equities (which reduced by €3.5m), more than offset by new investments totalling €4.6m.

(18)  Reference is made to sections A3 and A4 of the Notes to the Accounts for further details.

(19)  Reference is made to sections A1 and A2 of the Notes to the Accounts for further details.

42 | Interim Report for the six months ended 31 December 2024

HOLDING FUNCTIONS (CENTRAL, TREASURY AND LEASING)

The Holding Functions comprises SelmaBipiemme Leasing, MIS and other minor companies, Group Treasury and ALM(20) (with the aim of optimizing funding and liquidity management on a consolidated basis, including the securities held as part of the banking book), Group central function costs including the operations, support units (Chief Financial Office, Group Corporate Affairs, Investor Relations, Human Resources, etc.), senior management and the control units (Risk Management, Group Audit and Compliance), for the shares not attributable to the business lines.

(€m)

	6 mths ended	12 mths ended	6 mths ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Profit-and-loss
Net interest income	48.1	178.0	103.1	-53.3
Net trading income	5.6	39.2	23.1	-75.8
Net fee and commission income	2.7	6.3	8.0	-66.3
Equity-accounted companies	(0.4)	—	—	n.m.
Total income	56.0	223.5	134.2	-58.3
Labour costs	(70.0)	(139.7)	(68.6)	2.0
Administrative expenses	(13.5)	(52.6)	(25.2)	-46.4
Operating costs	(83.5)	(192.3)	(93.8)	-11.0
Loan loss provisions	2.7	(5.6)	(5.7)	n.m.
Provisions for other financial assets	1.8	(4.1)	(1.8)	n.m.
Other income (losses)	(0.8)	(49.4)	(23.7)	n.m.
Profit before tax	(23.8)	(27.9)	9.2	n.m.
Income tax for the period	(4.7)	(13.2)	(20.9)	-77.5
Minority interest	(1.4)	(2.7)	(1.3)	7.7
Net profit	(29.9)	(43.8)	(13.0)	n.m.

	31/12/24	30/6/24	31/12/23
Balance-sheet data
Loans and advances to customers	1,328.9	1,403.3	1,318.6
Banking book securities	9,201.6	9,258.4	8,950.6
No. of staff	873 (441)	880 (443)	855 (427)
Risk-weighted assets	3,851.9	4,153.2	4,292.1

The net loss posted by the Holding Functions division in the six months totalled €29.9m, impacted primarily by the trend in market interest rates (Euribor 3M: down 67 bps vs twelve months previously), which halved net interest income (which declined from €103.1m to €48.1m). The reduced contribution from short-term cash consumption activity in support of trading activity (including equity trading), accentuated by the increase in the cost of funding in the Wealth Management channel, was not offset by a good performance in government securities, with the BTP/Bund spread at low levels, which reduced active portfolio management while preserving the generation of reserves (€63m) to the detriment of earnings which totalled €5.6m (including gains on the banking book). Operating costs decreased from €93.8m to €83.5m, including the central cost component (€54.7m) which represents 7% of the Group’s total costs.

(20)	Group Treasury finances the individual business areas’ operations, applying the funds transfer pricing (FTP) rate based on the relevant curves, with spreads varying depending on the expiries agreed for the respective use of funds.

Review of group operations | 43

The main income items performed as follows:

–	Treasury: the net contribution from treasury operations fell to €15.5m (down €40m YoY), reflecting the reduction in net interest income (from €85m to €35.8m), related, on the one hand, to the increase in the cost of funding in the Wealth Management channel, which, despite remaining the cheapest form of funding for the Group, still reflects an external cost which is 36 bps higher than twelve months previously (the internal funds transfer pricing rate is 283 bps), and, on the other, to the stability of the internal FTP rate to facilitate new business in order to support corporate lending and mortgage volumes. The Group’s ALM position remains balanced, with regulatory indicators stable (MREL: 42.7%; LCR: 155% and NSFR: 115%);

–	Leasing: the net profit earned by leasing operations totalled €2.3m (€2m), corresponding to the amount of the net writebacks to receivables (€2.3m) in connection with the reduction in the loan stock (down from €1,238.1m to €1,172.7m), which, however, was reflected in the lower revenues (down 17.5%); at the same time, gross NPLs also decreased (from €79.8m to €70.1m), while net NPLs totalled approx. €14m.

* * *

44 | Interim Report for the six months ended 31 December 2024

Mediobanca Spa

RESTATED PROFIT AND LOSS ACCOUNT

	6 months ended	12 months ended	6 months ended
	31/12/24	30/6/24	31/12/23	Chg. (%)
Profit-and-loss data
Net interest income	165.6	401.7	210.7	-21.4%
Net treasury income	96.3	168.4	97.5	-1.2%
Net fee and commission income	198.3	364.0	150.9	31.5%
Dividends on investments	471.5	1,041.2	419.4	12.4%
Total income	931.7	1,975.3	878.5	6.1%
Labour costs	(160.2)	(309.9)	(145.2)	10.3%
Administrative expenses	(109.6)	(235.7)	(108.6)	0.9%
Operating costs	(269.8)	(545.6)	(253.8)	6.3%
Loan loss provisions	(0.2)	5.0	(3.4)	-94.3%
Provisions for other financial assets	10.8	12.3	4.4	n.m.
Impairment on investments	—	(35.2)	—	n.m.
Other income (losses)	(3.3)	0.2	(0.5)	n.m.
Profit before tax	669.2	1,412.0	625.2	7.0%
Income tax for the period	(75.0)	(168.0)	(85.0	-11.8%
Net profit	594.2	1,244.0	540.2	10.0%

RESTATED BALANCE SHEET

	31/12/24	30/6/24	31/12/23
Assets
Financial assets held for trading	15,130.9	15,437.9	11,280.2
Treasury financial assets	13,285.1	13,949.5	14,645.5
Banking book debt securities	11,947.8	11,231.6	11,114.4
Customer loans	42,533.2	40,282.0	39,931.8
Equity Investments	4,905.4	4,836.2	4,847.4
Tangible and intangible assets	171.1	170.8	169.5
Other assets	912.2	1,387.3	1,165.1
Total assets	88,885.7	87,295.3	83,153.9
Liabilities and net equity
Funding	58,874.0	58,292.2	55,487.5
Treasury financial liabilities	13,624.7	11,588.1	10,799.5
Financial liabilities held for trading	9,291.5	9,666.7	9,582.7
Other liabilities	1,899.3	2,637.1	2,317.1
Provisions	79.2	79.4	92.2
Net equity	4,522.8	3,787.8	4,334.7
Profit of the period	594.2	1,244.0	540.2
Total liabilities and net equity	88,885.7	87,295.3	83,153.9

Mediobanca S.p.A., the parent company of the Mediobanca Group, delivered a net profit of €594.2m for the six months, up 10% on last year (€540.2m). Revenues were up 6.1%, from €878.5m to €931.7m, on a 31.5% increase in fee income, with dividends from Group Legal Entities rising by 12.4%, offsetting the anticipated reduction in net interest income (which was down 21.4%). The main income items performed as follows:

–	Net interest income decreased from €210.7m to €165.6m, reflecting the reduction in market interest rates and the rigorous selection of corporate counterparties in Lending business (which is increasingly focused on investment-grade clients), against an increase in the cost of

Review of group operations | 45

funding, in Wealth Management especially, in view of the high competition levels in the sector;

–	Net treasury income totalled €96.3m, basically in line with last year’s result (€97.5m), on a good performance in trading income (which rose from €7.3m to €21.2m), offsetting the reduction in the ALM proxy hedge portfolio (from €22.8m to €4.1m) which protected the whole of the banking book from the diminishing market yields. The slight reduction in client solutions activity (from €46.5m to €42.1m) was offset by higher dividends and income from holdings in funds, which totalled €28.9m (compared with €20.8m);

–	Net fee and commission income totalled €198.3m (€150.9m; an increase of 31.5%), with the contribution from Wholesale Banking up sharply (from €75.2m to €121.7m), concentrated in Corporate Finance (up from €39.6m to €78.3m), Lending (up from €20.6m to €26.8m), and DCM (up from €10.4m to €12.2m); while the growth reported in Private Banking (from €64.9m to €73.5m) regards management fees (up 10% YoY, to €38m), with upfront fees from placements resilient at €26.2m (€23.6m), and a good performance in management fees (€2.4m);

–	Dividends from investments amounted to €471.5m, €380m of which from Compass Banca, €40m from Mediobanca Premier, €19.5m from Mediobanca International, €15.5m from MBFACTA, €8m from Mediobanca SGR, and €8.5m from other Group Legal Entities.

The increase in operating costs, which were up 6.3% (from €253.8m to €269.8m; cost/income ratio 29%), chiefly regards labour costs (up 10.3%, from €145.2m to €160.2m) linked to the increase in the headcount, coupled with the higher performance-related variable remuneration component, while the impact of the national collective contract renewal was minimal; administrative expenses rose slightly, up 0.9% (from €108.6m to €109.6m), due primarily to technology upgrades.

Net writebacks were taken for the six months in respect of financial assets (loans, banking book securities and holdings in funds) totalling €10.6m (vs writebacks of €1m) last year, approx. €8m of which regarding the fair value of funds.

Net profit reflects non-recurring charges of €3.3m, liabilities of approx. €1m for indemnities, and other contingent liabilities.

The Bank’s total assets increased from €87.3bn to €88.9bn in the six months under review, and reflect the following performances:

–	Customer loans increased from €40.3bn to €42.5bn, and regard €14.5bn in loans to corporate clients (€13.2bn), €1.5bn in loans to Private Banking clients (€1.4bn), and €26.6bn in loans to Group Legal Entities (€25.7bn);

–	Funding, including treasury operations, rose from €69.9bn to €72.5bn, following strong activity on the debt security market (with new issues totalling €3.1m) and an increase in Wealth Management deposits.

AUM/AUA in Private Banking rose by 8%, from €22.9bn to €24.7bn, with a strong managed component (AUM up 8%, from €10.8bn to €11.7bn); NNM for the six months totalled €1.5bn, €443m of which in 2Q (mostly AUM).

46 | Interim Report for the six months ended 31 December 2024

The financial highlights for the other Group Legal Entities in the six months under review are shown below:

(€m)

				Loans and
	Percentage	Business	Total	andvances	Total Net	No. of
Company	shareholding	Line	Assets	to customers	Equity(1)	staff
Mediobanca Securities (data in USDm)	100%	CIB	8.1	—	6.4	6
Messier et Associés S.A.S.(*)	100%	CIB	58.9	—	19.3	42
Messier et Associés L.L.C. (data in USDm)(*)	100%	CIB	0.6	—	0.6	2
Mediobanca International	100%	CIB	7,202.4	4,845.3	434.3	18
MBFACTA	100%	CIB	2,904.1	2,706.6	234.9	52
MBCredit Solutions	100%	CIB	52.1	0.4	35.2	159
MB Contact Solutions	100%	CIB	1.4	—	0.6	6
Arma Partnes LLP (data in GBPm)	100%	CIB	81.9	—	63.5	90
Arma Partnes CF Ltd UK (data in GBPm)	100%	CIB	3.8	—	0.7	—
Arma DE GmbH (data in GBPm)	100%	CIB	0.7	—	0.5	—
Compass Banca	100%	CF	16,917.0	15,535.0	2,707.7	1,557
Quarzo S.r.l.	90%	CF	2.4	—	—	—
Compass RE	100%	CF	306.4	—	184.4	1
Compass Rent	100%	CF	10.5	—	0.9	14
Compass Link	100%	CF	2.4	—	(1.8)	1
Heidi Pay Switzerland AG (data in CHFm)	100%	CF	40.2	36.9	1.2	11
MB Premier	100%	WM	31,679.7	12,615.3	950.9	1,590
Mediobanca Covered Bond	90%	WM	0.9	—	0.1	—
CMB Monaco	100%	WM	8,343.6	3,022.5	795.1	267
Spafid	100%	WM	47.4	—	40.9	40
Polus Capital Management Group Ltd (data in GBPm)(*)
- consolidated	89.07%	WM	155.7	—	105.8	73
Polus Capital Management Group Ltd	89.07%	WM	124.6	—	85.8	67
Polus Capital Management Ltd	89.07%	WM	29.9	—	20.3	1
Polus Capital Management (US) Inc.	89.07%	WM	1.2	—	(0.4)	5
Bybrook Capital Management Limited	89.07%	WM	—	—	—	—
RAM Active Investments (data in CHFm)(*)	98.28%	WM	17.7	—	13.1	30
CMG Monaco	100%	WM	14.6	—	0.7	13
Spafid Trust S.r.l.	100%	WM	1.5	—	1.2	3
Mediobanca SGR S.p.A.	100%	WM	78.5	35.4	61.3	66
Mediobanca Management Company S.A.	100%	WM	12.8	—	7.1	11
CMB RED	100%	WM	124.7	—	124.2	1
Mediobanca International Immobilière	100%	HF	2.2	—	2.1	—
Mediobanca Funding Luxembourg	100%	HF	98.0	—	1.0	—
SelmaBipiemme Leasing	60%	HF	1,275.1	1,172.7	181.2	89
Mediobanca Innovation Services	100%	HF	93.–	—	35.6	161

(1) Includes profit for the period..

(*) Taking into account the put and call option; see Part A1 – section 3 – Area and methods of consolidation p. 72.

Review of group operations | 47

(€m)

						Gain/(loss)
	Percentage	Business				for the
Company	shareholding	Line	Income	Costs	Provisions	period
Mediobanca Securities (data in USDm)	100%	CIB	2.4	(2.2)	—	0.1
Messier et Associés S.A.S.(*)	100%	CIB	17.6	(16.4)	—	1.0
Messier et Associés L.L.C. (data in USDm)(*)	100%	CIB	—	0.1	—	0.1
Mediobanca International	100%	CIB	18.1	(4.9)	0.2	10.3
MBFACTA	100%	CIB	24.5	(7.5)	1.5	12.3
MBCredit Solutions	100%	CIB	14.3	(12.2)	(0.6)	0.9
MB Contact Solutions	100%	CIB	1.1	(1.0)	—	—
Arma Partnes LLP (data in GBPm)	100%	CIB	68.7	(17.0)	—	51.7
Arma Partnes CF Ltd UK (data in GBPm)	100%	CIB	8.5	(8.5)	—	—
Arma DE GmbH (data in GBPm)	100%	CIB	0.5	(0.5)	—	—
Compass Banca	100%	CF	612.1	(183.3)	(134.4)	195.9
Quarzo S.r.l.	90%	CF	—	—	—	—
Compass RE	100%	CF	14.5	(0.5)	—	11.5
Compass Rent	100%	CF	1.0	(2.6)	—	(1.2)
Compass Link	100%	CF	0.6	(0.8)	—	(0.3)
Heidi Pay Switzerland AG (data in CHFm)	100%	CF	1.1	(1.9)	(1.0)	(1.9)
MB Premier	100%	WM	233.7	(160.7)	(1.9)	46.8
Mediobanca Covered Bond	90%	WM	—	—	—	—
CMB Monaco	100%	WM	89.3	(53.0)	(0.3)	27.4
Spafid	100%	WM	4.7	(5.1)	—	0.1
Polus Capital Management Group Ltd (data in GBPm)(*)
- consolidated	89.07%	WM	25.7	(21.9)	—	2.5
Polus Capital Management Group Ltd	89.07%	WM	4.4	(4.4)	—	—
Polus Capital Management Ltd	89.07%	WM	20.7	(15.4)	—	3.7
Polus Capital Management (US) Inc.	89.07%	WM	0.6	(2.1)	—	(1.2)
Bybrook Capital Burton Partnership (GP) Limited	89.07%	WM	—	—	—	—
RAM Active Investments (data in CHFm)(*)	98.28%	WM	7.3	(7.4)	—	(0.6)
CMG Monaco	100%	WM	2.5	(2.2)	—	0.2
Spafid Trust S.r.l.	100%	WM	0.4	(0.4)	—	—
Mediobanca SGR S.p.A.	100%	WM	17.8	(10.4)	—	5.2
Mediobanca Management Company S.A.	100%	WM	1.4	(2.2)	—	(0.7)
CMB RED	100%	WM	—	—	—	—
Mediobanca International Immobilière	100%	HF	0.1	(0.1)	—	—
Mediobanca Funding Luxembourg	100%	HF	0.2	(0.2)	—	—
SelmaBipiemme Leasing	60%	HF	13.8	(9.9)	2.3	3.6
Mediobanca Innovation Services	100%	HF	—	0.4	—	0.1

(*) Taking into account the put and call option; see Part A1 – section 3 – Area and methods of consolidation p. 72.

Other information

Related party disclosure

Financial accounts outstanding as at 31 December 2024 between companies forming part of the Mediobanca Group and related parties, and transactions undertaken between such parties during the period, are illustrated in Part H of the Notes to the Accounts, along with all the information required in terms of transparency pursuant to Consob resolution no. 17221 issued on 12 March 2010 (amended most recently by resolution no. 21264 of 10 December 2020). All such accounts form part of Group companies’ ordinary operations, are maintained on an arm’s length basis, and are entered into solely in the interests of the companies concerned. No atypical or irregular transactions have been entered into with such counterparties.

48 | Interim Report for the six months ended 31 December 2024

Article 15 of Consob’s market regulations

With reference to Article 15 (previously Article 36) of Consob resolution 16191/07 (Market Regulations) on the subject of prerequisites for listing in respect of parent companies incorporated or regulated by the laws of EU member states and relevant to the preparation of the consolidated accounts, CMB Monaco is the only Group Legal Entity affected by this provision, and adequate procedures have been adopted to ensure it is fully compliant.

Principal risks facing the Group

In addition to the customary information on financial risks (credit, market, liquidity and operational risks), the notes to the accounts contain a description of the other risks to which the Group is exposed in the course of its business, as they emerged from the ICAAP self-assessment process now required by the regulations in force. In particular, this involves concentration risk versus Italian groups in the Group’s corporate activities, financial risk on the banking book (primarily interest rate risk), strategic or business risk, risk deriving from exposure to volatility on financial markets for the equities held in the banking portfolio, and exposure to sovereign debt.

Consolidated Non-Financial Statement

Since FY 2017-18, the Group has published a Consolidated Non-Financial Statement drawn up in accordance with Article 4 of Italian Legislative Decree 254/16, and contains information on environmental and social issues, human resources, protection of human rights and anti-corruption measures, in order to facilitate understanding of the Group’s activities, performance, results and impact generated.

Following the enactment of Directive (EU) No. 2022/2464 as regards corporate sustainability reporting (the “Corporate Sustainability Reporting Directive”, or the “CSRD”) and the adoption of the European Sustainability Reporting Standards (the “ESRS”), the Group has launched an “ESG Disclosure and Reporting” project which has enabled the areas of activity to be defined which will enable it to prepare its first Sustainability Statement for the twelve months ending 30 June 2025 as part of the Review of Operations.

The main initiatives here have involved: identification of the scope of reporting and analysis of the value chain; implementation of the Group’s first double materiality analysis; implementation of a dedicated reporting application; and structuring of internal procedures and controls.

Research

Economic research is carried on by the Mediobanca Research Area. The Research Area’s catalogue includes the customary publications which have been produced for many years now (“Leading Italian Companies”, “Financial Aggregates of Italian Companies”, “Medium-Sized Industrial Companies”), plus a series of industrial economic reports on the sectors in which the Italian market is most involved internationally. Research covers the sectors of most importance to Italian manufacturing industry (e.g. “Made-in-Italy” products), and sectors at the cutting edge in technology terms. Special attention is also devoted to family business issues.

Review of group operations | 49

Credit rating

Ratings agencies Moody’s and Fitch have confirmed their long-term ratings in the last year, at Baa1 and BBB respectively, both with stable outlook. The public exchange offer launched by MPS is under review by the ratings agencies, with possible negative implications for Mediobanca’s rating. At the end of January 2025 Moody’s downgraded its outlook for Mediobanca from stable to negative, while retaining its Baa1 long-term rating, because of the effects of the possibility of the Bank merging with a group such as MPS which the agency considered to be weaker than Mediobanca.

Outlook

The European scenario for the coming months will continue to reflect the uncertainty driving from the geopolitical risks and the first initiatives implemented by the new US administration: the imposition of tariffs on international markets could further weakening the leading EU economies (Germany and France in particular), despite the accommodative monetary policies put in place by the ECB which, unlike the Fed, continued its interest rate-cutting trajectory into January 2025.

Against this backdrop, the Mediobanca Group will unlock value from the strategic vision and trajectory outlined in its 2023-26 Strategic Plan “One Brand-One Culture”, based on high growth due to the divisions’ specialized and distinctive positioning, including in particular:

–	Growth in Wealth Management as priority, a sector in which Mediobanca is now a leading player, with above-average growth rates;

–	increasingly synergic with Wealth Management, diversified and sustainable, but at the same time more international and focused on capital-light activities;

–	Consumer Finance continuing to grow, on the back of Compass’s effective proprietary distribution network and established risk assessment capability;

–	Insurance as a source of revenues, strongly decorrelated from the core banking business;

–	High capital generation and best-in-class distribution policy, with low execution risk.

The Mediobanca Group, on the strength of the results delivered so far, the outstanding start made to the 2024-25 financial year, and the potential embedded in its business model, estimates the following targets for the current year:

–	NNM of €9-10bn per annum;

–	Revenues growing, with fees set to grow at a low double-digit rate, and net interest income resilient (despite the anticipated reduction in interest rates) due to the strength of Consumer Finance operations, which are able to absorb the reduction in yields on other assets;

–	Cost/income ratio and cost of risk under control;

–	Growth in Earnings Per Share (EPS) of 6-8%:(21)

–	High shareholder remuneration, including completion of the share buyback currently in progress (€385m, 61% of which already complete), plus a 70% cash payout (with an interim dividend payable in May 2025 and the balance due in November 2025), as well as decisions on possible further buybacks which will be disclosed by end-June 2025;

(21)  Including the cancellation of shares acquired as part of the €385m buyback in the course of being executed.

50 | Interim Report for the six months ended 31 December 2024

–	The good performance by the various business lines will lead to growth in EPS of 6-8%(22);
–	High shareholder remuneration, with the completion of the share buyback programme currently in progress (€385m, 61% of which has already been completed, and a cash payout of 70% (interim dividend payable in May 2025, with the balance due in November 2025), plus further decisions on buybacks to be discolsed by the end of the financial year.

Reconciliation of shareholders’ equity and net profit

(€m)

	Shareholders’	Net profit
	equity	(loss)
Balance at 30/06 as per Mediobanca S.p.A. accounts	4,520,093	594,914
Net surplus over book value for consolidated companies	14,822	374,332
Differences on exchange rates originating from conversion of accounts made up in currencies other than the Euro	22,913	—
Other adjustments and restatements on consolidation, including the effects of accounting for companies on an equity basis	6,017,466	(309,509)
Dividends received during the period	—	—
Total	10,575,294	659,737

Milan, 10 February 2025

The Board of Directors

(22)  Including the cancellation of approx. 80% of the shares to be acquired as part of the €385m buyback in the course of being executed.

Review of group operations | 51

CERTIFICATION BY THE HEAD

OF COMPANY FINANCIAL REPORTING

Declaration concerning the half-yearly financial report
pursuant to Article 81-ter of CONSOB Regulation No. 11971
of 14 May 1999, as amended

1.	The undersigned Alberto Nagel and Emanuele Flappini, in their respective capacities as Chief Executive Officer and Financial Reporting Officer of Mediobanca, hereby, and in view inter alia of the provisions contained in Article 154-bis, paragraphs 3 and 4, of Italian Legislative Decree No. 58 of 24 February 1998, declare that the administrative and accounting procedures used in the preparation of the consolidated financial statements:

– were adequate in view of the company’s characteristics and

– were effectively adopted during the period 1 July - 31 December 2024.

2.	Assessment of the adequacy of said administrative and accounting procedures for the preparation of the half-yearly financial report as at 31 December 2024 was based on a model defined by Mediobanca in accordance with benchmark standards for internal control systems which are widely accepted at international level (CoSO and CobiT frameworks).

3.	It is further hereby declared that

3.1	this half-yearly financial report:

–	was drawn up in accordance with the International Financial Reporting Standards adopted by the European Union pursuant to Regulation (EC) 1606/02 issued by the European Parliament and Council on 19 July 2002;

–	corresponds to the data recorded in the company’s books and accounting ledgers;

–	is adequate for the purpose of providing a true and fair view of the capital, earnings and financial situation of the issuer and of the group of companies included within its area of consolidation.

3.2	the interim review of operations includes a reliable analysis of references to significant events that occurred in the first half of the financial year and their impact on the half-year financial report, together with a description of the main risks and uncertainties for the remaining half of the financial year. The interim review of operations also includes a reliable analysis of the information on significant transactions with related parties.

Milan, 10 February 2025

Chief Executive Officer	Financial Reporting Officer

Alberto Nagel	Emanuele Flappini

Certification by the Head of Company Financial Reporting | 53

EXTERNAL AUDITORS’ REPORT

EY S.p.A. Via Meravigli, 12 20123 Milano	Tel: +39 02 722121 Fax: +39 02 722122037 ey.com

Review report on the interim condensed consolidated financial statements

(Translation from the original Italian text)

To the Shareholders of

Mediobanca S.p.A.

Introduction

We have reviewed the interim condensed consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account, the consolidated comprehensive profit and loss account, the statement of changes to consolidated net equity, the consolidated cash flow statement and related notes of Mediobanca S.p.A. and its subsidiaries (hereafter “Mediobanca Group”) as of December 31, 2024 and for the six months then ended. The Directors are responsible for the preparation of the interim condensed consolidated financial statements in conformity with the International Financial Reporting Standard applicable to interim financial reporting (IAS 34) issued by the International Accounting Standards Board and adopted by the European Union. Our responsibility is to express a conclusion on these interim condensed consolidated financial statements based on our review.

Scope of Review

We conducted our review in accordance with review standards recommended by Consob (the Italian Stock Exchange Regulatory Agency) in its Resolution no. 10867 of 31 July 1997. A review of interim condensed consolidated financial statements consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (ISA Italia) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion on the interim condensed consolidated financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the interim condensed consolidated financial statements of Mediobanca Group as of December 31, 2024 are not prepared, in all material respects, in conformity with the International Financial Reporting Standard applicable to interim financial reporting (IAS 34) issued by the International Accounting Standards Board and adopted by the European Union.

Milan, February 11, 2025

EY S.p.A.

Signed by: Davide Lisi, Auditor

This report has been translated into the English language solely for the convenience of international readers

EY S.p.A.

Sede Legale: Via Meravigli, 12 – 20123 Milano

Sede Secondaria: Via Lombardia, 31 – 00187 Roma

Capitale Sociale Euro 2.975.000 i.v.

Iscritta alla S.O. del Registro delle Imprese presso la CCIAA di Milano Monza Brianza Lodi

Codice fiscale e numero di iscrizione 00434000584 - numero R.E.A. di Milano 606158 - P.IVA 00891231003

Iscritta al Registro Revisori Legali al n. 70945 Pubblicato sulla G.U. Suppl. 13 - IV Serie Speciale del 17/2/1998

A member firm of Ernst & Young Global Limited

CONSOLIDATED FINANCIAL
STATEMENTS

Consolidated Balance Sheet

(€’000)

Assets		31/12/24	30/6/24
10.	Cash and cash equivalents	2,086,067	3,361,150
20.	Financial assets at fair value with impact taken to profit and loss	16,314,194	16,787,866
	a) Financial assets held for trading	14,638,267	15,409,451
	b) Financial assets designated at fair value	1,021,306	719,215
	c) Other financial assets mandatorily at fair value	654,621	659,200
30.	Financial assets at fair value with impact taken to comprehensive income	6,635,852	6,905,703
40.	Financial assets at amortized cost	66,810,007	64,158,936
	a) Due from banks	5,574,379	5,527,291
	b) Due from customers	61,235,628	58,631,645
50.	Hedging derivatives	233,252	705,549
60.	Adjustment of hedging financial assets (+/-)	—	—
70.	Equity investments	4,092,183	3,789,216
80.	Insurance assets	—	—
	a) issued insurance contracts that constitute assets	—	—
	a) reinsurance contracts ceded that constitute assets	—	—
90.	Property, plant and equipments	578,029	549,617
100.	Intangible assets	1,061,161	1,045,432
	of which:
	goodwill	833,749	827,313
110.	Tax assets	452,118	754,812
	a) current	143,423	350,699
	b) deferred	308,695	404,113
120.	Assets classified as held for sale	—	—
130.	Other assets	1,648,791	1,167,993
Total assets		99,911,654	99,226,274

Consolidated Financial Statements | 57

(€’000)

Liabilities and net equity		31/12/24	30/6/24
10.	Financial liabilities at amortized cost	71,606,983	70,321,563
	a) Due to banks	11,596,182	10,962,115
	b) Due to customers	33,427,969	34,104,548
	c) Debt securities in issue	26,582,832	25,254,900
20.	Trading financial liabilities	9,095,372	9,504,710
30.	Financial liabilities designated at fair value	4,718,565	4,239,199
40.	Hedging derivatives	1,111,317	1,431,642
50.	Adjustment of hedging financial liabilities (+/-)	—	—
60.	Tax liabilities	534,397	749,647
	a) current	151,458	359,882
	b) deferred	382,939	389,765
70.	Liabilities included in disposal groups classified as held for sale	—	—
80.	Oher liabilities	1,290,300	1,488,427
90.	Staff severance indemnity provision	19,853	20,445
100.	Provisions	128,977	137,691
	a) commitments and financial guarantees	22,123	21,396
	b) post-employment and similar benefits	730	—
	c) other provisions	106,124	116,295
110.	Insurance liabilities	84,698	89,765
	a) issued insurance contracts that constitute liabilities	84,698	89,765
	b) reinsurance contracts ceded that constitute liabilities	—	—
120.	Revaluation reserves	(152,312)	(68,578)
130.	Redeemable shares repayable on demand	—	—
140.	Equity instruments repayable on demand	—	—
150.	Reserves	8,347,917	7,380,974
160.	Share premium reserve	2,080,830	2,195,606
170.	Share capital	444,681	444,515
180.	Treasury share (-)	(145,822)	(68,828)
190.	Minority interests (+/-)	86,161	86,114
200.	Profit/(loss) for the period (+/-)	659,737	1,273,382
Total liabilities and net equity		99,911,654	99,226,274

58 | Interim Report for the six months ended 31 December 2024

Consolidated Profit and Loss

(€’000)

Items		31/12/24	30/6/24	31/12/23
10.	Interest and similar income	2,015,320	3,973,022	1,956,429
	of which: interest income calculated according to the effective interest method	1,678,699	3,237,324	1,587,765
20.	Interest expense and similar charges	(1,093,434)	(2,025,489)	(963,934)
30.	Net interest income	921,886	1,947,533	992,495
40.	Fee and commission income	587,547	992,546	440,793
50.	Fee and commission expense	(100,109)	(181,406)	(85,848)
60.	Net fee and commission income	487,438	811,140	354,945
70.	Dividends and similar income	52,159	138,027	28,029
80.	Net trading income	88,112	39,684	37,592
90.	Net hedging income (expense)	6,663	2,083	(2,354)
100.	Gain (loss) on disposal/repurchase:	24,254	8,090	13,754
	a) financial assets measured at amortized cost	423	606	8,652
	b) financial assets valued at fair value with impact taken to comprehensive income	24,572	6,431	4,402
	c) financial liabilities	(741)	1,053	700
110.	Net result from other financial assets and liabilities measured at fair value with impact taken to profit and loss:	(67,501)	34,129	36,821
	a) financial assets and liabilities designated at fair value	(76,674)	12,041	24,672
	b) other financial assets mandatorily valued at fair value	9,173	22,088	12,149
120.	Total income	1,513,011	2,980,686	1,461,282
130.	Net write-offs (write-backs) for credit risk:	(131,531)	(248,274)	(139,794)
	a) financial assets measured at amortized cost	(133,828)	(246,276)	(137,789)
	b) financial assets valued at fair value with impact taken to comprehensive income	2,297	(1,998)	(2,005)
140.	Gains (losses) from contractual modifications without derecognition	(110)	(159)	(46)
150.	Net income from financial operations	1,381,370	2,732,253	1,321,442
160.	Premiums earned (net)	10,904	21,365	10,978
	a) insurance revenues from insurance contracts issued	14,927	30,851	13,462
	b) costs for insurance services arising from insurance contracts issued	(4,023)	(9,486)	(2,484)
	c) insurance revenues from insurance contracts ceded	—	—	—
	d) costs for insurance services arising from insurance contracts ceded	—	—	—
170.	Other income / charges from insurance activities	(24)	(143)	(83)
	a) net financial costs / revenues relating to insurance contracts issued	(24)	(143)	(83)
	b) net financial costs / revenues relating to insurance contracts ceded	—	—	—
180.	Net profit from financial and insurance activities	1,392,250	2,753,475	1,332,337
190.	Administrative expenses:	(778,473)	(1,592,999)	(754,816)
	a) personnel coss	(421,339)	(807,070)	(381,690)
	b) other administrative expenses	(357,134)	(785,929)	(373,126)
200.	Net transfers to provisions:	(9,737)	(2,968)	(2,414)
	a) commitments and financial guarantees	(729)	765	2,332
	b) other sums set aside (net)	(9,008)	(3,733)	(4,746)
210.	Net adjustments to tangible assets	(38,836)	(71,112)	(34,440)
220.	Net adjustments to intangible assets	(13,979)	(80,474)	(15,039)
230.	Other operating income (expense)	111,666	195,683	88,293
240.	Operating costs	(729,359)	(1,551,870)	(718,416)
250.	Gain (loss) on equity investments	230,307	510,406	218,615
260.	Net result from fair value valuation of tangible and intangible assets	(373)	(1,610)	(1,610)
270.	Goodwill write-offs	—	—	—
280.	Gain (loss) on disposal of investments	1	90	96
290.	Profit (loss) on ordinary activity before tax	892,826	1,710,491	831,022
300.	Income tax for the year on ordinary activities	(231,407)	(433,972)	(218,029)
310.	Profit (loss) on ordinary activities after tax	661,419	1,276,519	612,993
320.	Gain (loss) of ceded operating assets, net of tax	—	—	—
330.	Net profit (loss) for the period	661,419	1,276,519	612,993
340.	Net profit (loss) for the period attributabe to minorities	(1,682)	(3,137)	(1,814)
350.	Net profit (loss) for the period attributable to Mediobanca	659,737	1,273,382	611,179

Consolidated Financial Statements | 59

Statement of Consolidated Comprehensive Income

(€’000)

		31/12/24	30/6/24	31/12/23
10.	Profit (Loss) for the period	661,419	1,276,519	612,993
	Other income items net of tax without passing through profit and loss	(6,893)	(32,081)	11,909
20.	Equity securities designated at fair value with impact taken to comprehensive income	(5,996)	10,438	8,007
30.	Financial liabilities at fair value with impact taken to profit and loss (variation of own credit risk)	6,920	(27,509)	(4,506)
40.	Hedging of equity securities designated at fair value with impact taken to comprehensive income	—	—	—
50.	Property, plant and equipments	—	—	—
60.	Intangible assets	—	—	—
70.	Defined benefit schemes	(1,240)	258	(943)
80.	Non-current assets held for sale	—	—	—
90.	Share of valuation reserves attributable to equity-accounted companies	(6,577)	(15,268)	9,351
100.	Financial profits or losses related to insurance contracts issued	—	—	—
	Other income items net of tax passing through profit and loss	(75,404)	(90,705)	(189,063)
110.	Foreign investments hedges	—	—	—
120.	Exchange rate differences	6,206	6,515	128
130.	Cash flow hedges	(150,365)	(158,734)	(172,883)
140.	Hedging instruments (non-designated elements)	—	—	—
150.	Financial assets (other than equity securities) valued at fair value with impact taken to comprehensive income	34,806	42,847	49,745
160.	Non-current assets held for sale	—	—	—
170.	Share of valuation reserves attributable to equity-accounted companies	33,949	18,667	(66,053)
180.	Financial costs or revenues relating to insurance contracts issued	—	—	—
190.	Financial costs or revenues relating to insurance contracts ceded	—	—	—
200.	Total other income items, net of tax	(82,299)	(122,786)	(177,154)
210.	Comprehensive income (Heading 10 +170)	579,124	1,153,733	435,839
220.	Consolidated comprehensive income attributable to minorities	1,608	3,118	1,694
230.	Consolidated comprehensive income attributable to Mediobanca	577,516	1,150,615	434,145

60 | Interim Report for the six months ended 31 December 2024

Statement of Changes in Consolidated Net Equity

		Allocation of profit			Changes during the reference period													Net equity
		for previous period			Operazioni sul patrimonio netto												Net equity	attributable
	Total Group		Dividends and		Changes	Changes	New			Extra-ordinary	Changes	Treasury	Stock		Comprehensive	Total net	attributable	to the
	net equity		other fund		to	to	shares	Shares	Interim	dividend	to equity	shares	options	Changes to	income	equity at	to the group	minorities at
	at 30/6/24	Reserves	applications		reserves	reserves	issued	purchases	dividends	payouts	instruments	derivates	(1)	investments	for the year	31/12/24	at 31/12/24	31/12/24
Share capital:	461,144	—	—		—	166	—	—	—	—	—	—	—	—	—	461,310	444,681	16,629
a) ordinary shares	461,144	—	—		—	166	—	—	—	—	—	—	—	—	—	461,310	444,681	16,629
b) other shares	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share premium reserve	2,197,454	—	—		—	—	(114,776)	—	—	—	—	—	—	—	—	2,082,678	2,080,830	1,848
Reserves:	7,445,490	1,276,519	(463,007	)(1)	49,045	—	98,943	—	—	—	—	—	7,019	—	—	8,414,009	8,347,917	66,092
a) retained earnings	7,775,891	1,276,519	(463,007	)(1)	47,532	—	—	—	—	—	—	—	—	—	—	8,636,935	8,571,470	65,465
b) others	(330,402)	—	—		1,513	—	98,943	—	—	—	—	—	7,019	—	—	(222,927)	(223,554)	627
Valuation reserves	(68,594)	—	—		(1,513)	—	—	—	—	—	—	—	—	—	(82,295)	(152,402)	(152,312)	(90)
Equity instruments	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(68,828)	—	—		—	—	(76,994)	—	—	—	—	—	—	—	—	(145,822)	(145,822)	—
Profit (loss) for the period	1,276,519	(1,276,519)	—		—	—	—	—	—	—	—	—	—	—	661,419	661,419	659,737	1,682
Total net equity	11,243,185	—	(463,007)		47,532	166	(92,827)	—	—	—	—	—	7,019	—	579,124	11,321,192	X	X
Net equity attributable to the group	11,157,071	—	(463,007)		49,093	166	(92,827)	—	—	—	—	—	7,019	—	577,516	X	11,235,031	X
Net equity attributable to minorities	86,114	—	—		(1,561)	—	—	—	—	—	—	—	—	—	1,608	X	X	86,161

(1) Dividend amount (€884.2m) after the interim dividend of €421.2m distributed last May.

Consolidated Financial Statements | 61

Statement of Changes in Consolidated Net Equity

		Allocation of profit		Changes during the reference period												Net equity
		for previous period		Transactions involving net equity											Net equity	attributable
	Total Group		Dividends and	Changes	New			Extra-ordinary	Changes	Treasury	Stock		Comprehensive	Total net	attributable	to the
	net equity		other fund	to	shares	Shares	Interim	dividends	to equity	shares	options	Changes to	income	equity at	to the group	minorities at
	at 30/6/23(*)	Reserves	applications	reserves	issued	purchases	dividends	payouts	instruments	derivates	(*)	investments	for the year	31/12/23	at 31/12/23	31/12/23
Share capital:	460,798	—	—	—	341	—	—	—	—	—	—	—	—	461,139	444,510	16,629
a) ordinary shares	460,798	—	—	—	341	—	—	—	—	—	—	—	—	461,139	444,510	16,629
b) other shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share premium reserve	2,197,454	—	—	—	—	—	—	—	—	—	—	—	—	2,197,454	2,195,606	1,848
Reserves:	7,759,051	1,029,020	(713,361)	(34,620)	(341)	(11,407)	—	—	—	—	5,668	—	—	8,034,010	7,957,842	76,168
a) retained earnings	7,914,545	1,029,020	(713,361)	(34,630)	(341)	—	—	—	—	—	—	—	—	8,195,233	8,119,692	75,541
b) others	(155,494)	—	—	10	—	(11,407)	—	—	—	—	5,668	—	—	(161,223)	(161,850)	627
Valuation reserves	62,130	—	—	(10)	—	—	—	—	—	—	—	—	(177,154)	(115,034)	(114,917)	(117)
Equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(78,876)	—	—	—	—	(57,568)	—	—	—	—	—	—	—	(136,444)	(136,444)	—
Profit (loss) for the period	1,029,020	(1,029,020)	—	—	—	—	—	—	—	—	—	—	612,993	612,993	611,179	1,814
Total net equity	11,429,577	—	(713,361)	(34,630)	—	(68,975)	—	—	—	—	5,668	—	435,839	11,054,118	X	X
Net equity attributable to the group	11,325,434	—	(713,361)	(25,135)	—	(68,975)	—	—	—	—	5,668	—	434,145	X	10,957,776	X
Net equity attributable to minorities	104,143	—	—	(9,495)	—	—	—	—	—	—	—	—	1,694	X	X	96,342

(*) The figures relating to the previous financial year were restated following the retrospective adoption of the accounting standard IFRS 17 – Insurance Contracts.a

62 | Interim Report for the six months ended 31 December 2024

Consolidated Cash Flow Statement Direct Method

(€’000)

	Amount
	31/12/24	31/12/23
A. Cash flows from operating activity
1. Operating activity	(103,406)	1,047,219
- interest received	2,682,152	3,714,201
- interest paid	(1,974,054)	(1,878,404)
- dividends and similar income	46,994	27,658
- net fees and commission income	160,950	248,842
- cash payments to employees	(358,960)	(349,329)
- net receipts and paid costs of insurance contracts issued and reinsurance disposals (+/-)	(4,695)	(4,545)
- other expenses paid	(560,995)	(715,687)
- other income received	113,010	122,583
- income taxes paid	(207,808)	(118,100)
- Expenses/income from group of assets being sold	—	—
2. Cash generated/absorbed by financial assets	(1,012,242)	(1,024,819)
- financial assets held for trading	569,674	(819,341)
- financial assets valued at fair value	(260,739)	(85,078)
- financial assets mandatorily valued at fair value	9,008	(28,252)
- financial assets valued at fair value with impact taken to profit and loss	379,147	(211,634)
- financial assets valued at amortized cost	(1,168,042)	(283,245)
- other assets	(541,290)	402,731
3. Cash generated/absorbed by financial liabilities	459,486	1,199,415
- financial liabilities valued at amortized cost	839,991	1,011,833
- financial liabilities held for trading	(368,870)	(420,727)
- financial liabilities designated at fair value	287,213	784,799
- other liabilities	(298,848)	(176,490)
4. Net cash flow (outflow) from operating activities	11,244	13,573
- issued insurance contracts constituting liabilities/assets (+/-)	11,244	13,573
- reinsurance disposals that constitute assets/liabilities (+/-)	—	—
Net cash flow (outflow) from operating activities	(644,918)	1,235,388
B. Cash flows from investment activity
1. Cash generated from:	12,466	104,618
- disposal of shareholdings	—	100,001
- dividends received in respect of equity investments	5,647	4,617
- disposals of tangible assets	6,819	—
- disposals of intangible assets	—	—
- disposals of subsidiaries or business units	—	—
2. Cash absorbed by:	(62,058)	(42,175)
- purchases of shareholdings	—	(3,168)
- purchases of tangible assets	(41,423)	(25,744)
- purchases of intangible assets	(20,635)	(13,208)
- purchases of subsidiaries or business units	—	(55)
Net cash flow (outflow) from investment activity	(49,592)	62,443
C. Cash flows from funding activity	(580,573)	(791,469)
- issuance/acquisition of treasury shares	(114,776)	(68,975)
- issuance/acquisition of capital instruments	—	—
- distribution of dividends and other purposes	(465,797)	(722,494)
- purchases/acquisition of minorities	—	—
Net cash flow (outflow) from funding activities	(580,573)	(791,469)
Net cash flow (outflow) during the period	(1,275,083)	506,362

Consolidated Financial Statements | 63

Reconciliation

(€’000)

	Amount
Accounting items	31/12/24	31/12/23
Cash and cash equivalents: balance at start of period	3,361,150	4,236,982
Total cash flow (ouflow) during the period	(1,275,083)	506,362
Cash and cash equivalents: exchange rate effect	—	—
Cash and cash equivalents: balance at end of period	2,086,067	4,743,344

64 | Interim Report for the six months ended 31 December 2024

NOTES TO THE ACCOUNTS

NOTES TO THE ACCOUNTS

Part A - Accounting Policies	68
A.1 - General Part	68
Section 1 - Statement of Compliance with IAS/IFRS	68
Section 2 - General Principles	68
Section 3 - Area and Methods of Consolidation	72
Section 4 - Events Subsequent to the Reporting Date	76
Section 5 - Other Aspects	76
A.2 - Significant Accounting Policies	76
A.3 - Information on Transfers between Financial Asset Portfolios	94
A.4 - Information on Fair Value	94
A.5 - Disclosure on Day One Profit/Loss	107

Part B - Notes to the Consolidated Balance Sheet	108
Assets	108
Section 2 - Heading 20: Financial Assets Measured at Fair Value through Profit or Loss	108
Section 3 - Heading 30: Financial Assets Measured at Fair Value through Other Comprehensive Income	109
Section 4 - Heading 40: Financial Assets Measured at Amortized Cost	110
Section 5 - Heading 50: Hedging Derivatives	112
Section 7 - Heading 70: Equity Investments	113
Section 9 - Heading 90: Property, Plant and Equipment	115
Section 10 - Heading 100: Intangible Assets	115
Section 11 - Asset Heading 110 and Liability Heading 60: Tax Assets and Liabilities	117
Liabilities	118
Section 1 - Heading 10: Financial Liabilities Measured at Amortized Cost	118
Section 2 - Heading 20: Trading Financial Liabilities	120
Section 3 - Heading 30: Financial Liabilities Designated at Fair Value	121
Section 4 - Heading 40: Hedging Derivatives	122
Section 6 - Heading 60: Tax Liabilities	123
Section 10 - Heading 100: Provisions for Risks and Charges	123
Section 13 - Headings 120, 130, 140, 150, 160, 170 and 180: Group Net Equity	125
Other Information	126

66 | Interim Report for the six months ended 31 December 2024

Part E - Information on risks and related hedging policies	139
Introduction	139
Section 1 - Consolidated Accounting Risks	139
Section 2 - Consolidated Prudential Risks	145

Part F - Information on Consolidated Capital	189
Section 1 - Consolidated Capital	189
Section 2 - Own Funds and Banking Supervisory Ratios	190

Part H - Related-Party Transactions	193

Part I - Share-Based Payment Schemes	195

Part L - Segment Reporting	198

Consolidated Financial Statements | Notes to the Accounts | 67

Part A - Accounting Policies

A.1 - General Part

SECTION 1

Statement of Compliance with IAS/IFRS

As required by Italian Legislative Decree No. 38/05, these abbreviated half-yearly consolidated financial statements have been drawn up in accordance with the International Financial Reporting Standards (IFRS) and International Accounting Standards (IAS) issued by the International Accounting Standards Board (IASB), and the respective interpretations issued by the IFRS Interpretations Committee (IFRIC), which were adopted by the European Commission in accordance with the procedure laid down in Article 6 of Regulation (EC) No. 1606/02 issued by the European Parliament and Council on 19 July 2002. In particular, account was taken of accounting standard IAS 34 on interim financial reports and of the “Instructions on preparing statutory and consolidated financial statements for banks and financial companies which control banking groups” issued by the Bank of Italy under Circular No. 262 of 22 December 2005 - eighth update of 17 November 2022,(1) - which define the structure to be used in compiling and preparing the financial statements and the contents of the notes to the accounts.

In reference to balance sheet asset and liability classification, recognition, valuation, and derecognition phases and with regard to revenue and cost recognition methods, the accounting standards adopted for the preparation of these abbreviated half-yearly consolidated financial statements remained unchanged compared to those adopted for the preparation of the 2024 financial statements of the Mediobanca Group.

SECTION 2

General Principles

These consolidated financial statements comprise:

–	Consolidated balance sheet;

–	Consolidated income statement;

–	Consolidated statement of other comprehensive income;

–	Statement of changes to consolidated net equity;

–	Consolidated cash flow statement, drawn up using the direct method;

–	Notes to the accounts.

All the statements have been drawn up in conformity with the general principles provided for under IAS and the accounting policies illustrated in part A.2, and show data for the period under review compared with that for the previous financial year in the case of balance-sheet figures or the corresponding period of the previous financial year for profit-and-loss data.

(1)	The eighth update published on 17 November 2022 transposed the regulatory changes of IFRS 17 “Insurance Contracts”.

68 | Interim Report for the six months ended 31 December 2024

With regard to the going-concern assumption, the Directors believe they have a reasonable expectation that the Group will continue to carry out operations in the foreseeable future and, consequently, these abbreviated half-yearly consolidated financial statements were prepared on a going-concern basis. The Directors also would like to specify that they found no symptoms in the Company’s capital and financial structure and operational performance that could lead to uncertainties regarding the going-concern assumption.

Lastly, with regard to the discretionary assessment of risks and uncertainties linked to the use of significant accounting estimates that company management are required to make in compliance with IFRS and which may affect the adoption of accounting standards and the amounts of assets, liabilities, costs and revenues recognized in the half-yearly consolidated financial statements, please refer to the contents of the Group’s annual financial statements as at 30 June 2024.

***

During the half year under review, the European Commission adopted Regulation (EU) 2024/2862 of 12 November 2024 (published in the Official Journal of the European Union on 13 November 2024), amending IAS 21. These amendments introduce requirements for determining when a currency is convertible into another currency and when it is not. They require an entity to estimate the spot exchange rate when it determines that a currency is not convertible into another currency. The amendments introduced had no impact on the Group.

On 1 July 2024, the following came into force for the Group:

–	Regulation (EU) 2023/2468 of 8 November 2023, adopting amendments to IAS 12 “Income taxes”. These amendments added a temporary exception to account for deferred taxes resulting from the implementation of OECD Pillar II rules, as well as targeted disclosures for the entities involved;

–	Regulation (EU) 2023/2579 of 20 November 2023 adopting the amendments to IFRS 16 “Leases”. In particular, such amendments specify how the transferor/lessee should subsequently measure the value of sale and leaseback transactions;

–	Regulation 2023/2822 of 19 December 2023, adopting amendments to IAS 1 “Presentation of Financial Statements“. These amendments improve the information a company should provide when its right to defer settlement of a liability for at least 12 months is subject to covenants;

–	Commission Regulation (EU) 2024/1317 of 15 May 2024, adopting “Supply financing arrangements”, which amends IAS 7 Cash Flow Statement and IFRS Financial Instruments: Additional Information. The document introduces disclosure requirements regarding a company’s supply financing arrangements.

* * *

The measures and statements published by regulatory and supervisory authorities in the past six months regarding the most suitable way to apply accounting standards that supplement the measures contained in the latest financial statements at 30 June 2024, to which reference should be made for further details, are shown below.

Notes to the accounts | Part A - Accounting policies | 69

On 24 October 2024, ESMA published the annual statement “European Common Enforcement Priorities for 2024 Corporate Reporting” outlining the priorities on which listed companies should focus when preparing the annual reports as at 31 December 2024. ESMA, in particular, recommended that the following information be provided in the financial statements: required disclosure on liquidity risk (IAS 7 for the Cash Flow Statement regarding supply financing agreements – SFA – and IFRS 7 with reference to covenants) in order to allow users of the financial statements to understand the liquidity risks that the company may incur; disclosure on the main accounting policies adopted and on the discretionary assessments of risks and uncertainties related to accounting estimates, which should be as entity-specific as possible and consistent with the rest of the disclosure provided; disclosure to be provided in the Sustainability Statements (formerly CSRD),(2) which should be aligned with the new ESRS principles issued by EFRAG both with regard to dual materiality and value chain and with regard to the structure of the Report. ESMA also mentioned the most common errors in ESEF tagging, providing instructions on how to avoid repeating them. Finally, ESMA provided some more general instructions on the connectivity between financial and sustainability disclosures and on the importance of publishing Alternative Performance Measures (APMs). These Recommendations refer to annual financial statements only and will be implemented by the Group in the next financial statement as at 30 June 2025.

On 20 December, CONSOB published Warning Notice No. 2/24, which made reference to the ESMA Recommendations of 24 October, focusing mainly on the importance of providing clear and complete disclosure on the impacts of climate change to be shown in both financial and sustainability reports, ensuring consistency between the two disclosures. When preparing Part E “Information on risks and related hedging policies” of this half-yearly report, the Group took into account CONSOB’s requests by incorporating the information provided in the 2024 financial statements.

Global Minimum Tax

Directive (EU) 2022/2523 of 15 December 2022 was transposed in Italy under Legislative Decree No. 209 of 27 December 2023 for the “implementation of the tax reform in the field of international taxation”, aiming to ensure a minimum global tax rate of 15% for entities that are part of a multinational group of companies with annual revenues equal to or greater than €750m for at least two of the four financial years preceding the one under review.

Since the provisions of Legislative Decree No. 209/2023 will be coming into force starting from the financial year following the one in progress as at 31 December 2023, the first year in which such legislation will be adopted for the Mediobanca Group will be the financial year ending as at 30 June 2025. The activities necessary to verify whether the tests required by each jurisdiction have been passed are currently in progress.

Based on the preliminary estimate made using final data relating to the financial year ended 30 June 2024, it would appear that all the jurisdictions where the Group operates should benefit from the Country-by-Country Safe Harbours, i.e. the simplification regime for the first three years confirming non-significant impacts on the Group.

(2)	The CSRD Directive requires publication of the Sustainability Report only in annual financial statements and at consolidated level. See below for more details on the ongoing Group project.

70 | Interim Report for the six months ended 31 December 2024

Corporate Sustainability Reporting Directive (CSRD) Project

The Group is completing its path to incorporate the new European Sustainability Reporting Standards (ESRS) to be applied to the annual sustainability report as at 30 June 2025, through a specific project aimed at defining the areas of action necessary to draft the first Sustainability Report as part of its Review of Operations, as required by Legislative Decree No. 125/2024, transposing the Corporate Sustainability Reporting Directive (CSRD).

The main areas of action were identified in line with the defined time frame, including: definition of the scope and value chain, assessment of double materiality, identification of business requirements and functional analyses, taxonomy and integration of the internal control system.

During the half year under review, an analysis was conducted to identify and evaluate the relevant sustainability issues, following the “Double Materiality” assessment process, as required by ESRS 1 - General Requirements and IG 1 - Materiality Assessment instructions of EFRAG. Such process identifies two dimensions of relevance, impact (referred to as impact materiality) and finance (referred to as financial materiality).

In particular, impacts, risks and opportunities (IRO) are also identified with the involvement of internal and external stakeholders (i.e. “stakeholder engagement”).

With reference to the internal control system, the current financial and sustainability reporting process was analysed to identify the main actions to be undertaken, where necessary, supplementing processes, positions and controls with the aim of ensuring an adequate sustainability reporting compliance level with the ESRS.

Activities for the implementation of standard solutions for the preparation of the tables required by Article 8 of the Delegated Act of the EU Taxonomy and the quantitative and qualitative information required for the Pillar 3 disclosure in the ESG field, continued.

Notes to the accounts | Part A - Accounting policies | 71

SECTION 3

Area and methods of consolidation

The consolidated financial statements comprise the financial position and the results of the Group Legal Entities and companies directly or indirectly controlled by them, including those operating in sectors other than the one in which the Parent Company operates.

Based on the combined provisions of IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of Interests in Other Entities”, the Group has proceeded to consolidate its Legal Entities on a line-by-line basis, and its associates and joint arrangements using the net equity method.

During the half year under review, no acquisitions were carried out. However, the consolidation area was modified due to the closure of Bybrook Capital Management Limited, wholly owned by Polus Capital Management Group (already in liquidation) and the merger of Spafid Family Office SIM into Spafid.

At the end of December, the acquisition of control of HeidiPay (a company already owned by Compass at 19.5%) was finalized, the closing of which will take place during the financial year once the authorization process has been completed.

72 | Interim Report for the six months ended 31 December 2024

1. Equity Investments in Group Legal Entities

			Type of	Ownership			Voting
			relationship	Controlling	%		rights
Company name		Site	(1)	entity	shareholding		in % (2)
A.	COMPANIES INCLUDED IN AREA OF CONSOLIDATION
A.1	Line-by-line method
1.	MEDIOBANCA - Banca di Credito Finanziario S.p.A.	Milan	1	—	—		—
2.	SPAFID S.P.A	Milan	1	A.1.1	100.0		100.0
3.	MEDIOBANCA INNOVATION SERVICES - S.C.P.A.	Milan	1	A.1.1	100.0		100.0
4.	CMB MONACO S.A.M.	Montecarlo	1	A.1.1	100.0		100.0
5.	CMG MONACO S.A.M.	Montecarlo	1	A.1.4	99,92		99,92
6.	MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.	Luxembourg	1	A.1.1	99.0		99.0
			1	A.1.7	1.0		1.0
7.	COMPASS BANCA S.P.A.	Milan	1	A.1.1	100.0		100.0
8.	MEDIOBANCA PREMIER S.P.A.	Milan	1	A.1.1	100.0		100.0
9.	MBCREDIT SOLUTIONS S.P.A.	Milan	1	A.1.7	100.0		100.0
10.	SELMABIPIEMME LEASING S.P.A.	Milan	1	A.1.1	60.0		60.0
11.	MB FUNDING LUXEMBOURG S.A.	Luxembourg	1	A.1.1	100.0		100.0
12.	MEDIOBANCA SECURITIES USA LLC	New York	1	A.1.1	100.0		100.0
13.	MB FACTA S.P.A.	Milan	1	A.1.1	100.0		100.0
14.	QUARZO S.R.L.	Milan	1	A.1.7	90.0		90.0
15.	MEDIOBANCA COVERED BOND S.R.L.	Milan	1	A.1.8	90.0		90.0
16.	COMPASS RE (LUXEMBOURG) S.A.	Luxembourg	1	A.1.7	100.0		100.0
17.	MEDIOBANCA INTERNATIONAL IMMOBILIERE S. A R.L.	Luxembourg	1	A.1.6	100.0		100.0
18.	POLUS CAPITAL MANAGEMENT GROUP LIMITED	London	1	A.1.1	89.07	(*)	62.45
19.	POLUS CAPITAL MANAGEMENT LIMITED	London	1	A.1.18	100.0		100.0
20.	POLUS CAPITAL MANAGEMENT (US) INC.	Wilmington (USA)	1	A.1.18	100.0		100.0
21.	POLUS CAPITAL MANAGEMENT INVESTMENTS LIMITED (non-operating)	London	1	A.1.18	100.0		100.0
22.	POLUS INVESTMENT MANAGERS LIMITED (non-operating)	London	1	A.1.18	100.0		100.0
23.	Bybrook Capital Burton Partnership (GP) Limited	Grand Cayman	1	A.1.18	100.0		100.0
24.	SPAFID TRUST S.R.L.	Milan	1	A.1.2	100.0		100.0
25.	MEDIOBANCA MANAGEMENT COMPANY S.A.	Luxembourg	1	A.1.1	100.0		100.0
26.	MEDIOBANCA SGR S.P.A.	Milan	1	A.1.1	100.0		100.0
27.	RAM ACTIVE INVESTMENTS S.A.	Ginevra	1	A.1.1	98.3	(**)	93.0
28.	MESSIER ET ASSOCIES S.A.S.	Parigi	1	A.1.1	100.0	(***)	82.44
29.	MESSIER ET ASSOCIES L.L.C.	New York	1	A.1.28	100.0	(***)	50.0
30.	MBCONTACT SOLUTIONS S.R.L.	Milan	1	A.1.9	100.0		100.0
31.	COMPASS RENT S.R.L.	Milan	1	A.1.7	100.0		100.0
32.	COMPASS LINK S.R.L.	Milan	1	A.1.7	100.0		100.0
33.	RAM ACTIVE INVESTMENTS LIMITED (UK) (in liquidation)	London	1	A.1.27	100.0		100.0
34.	CMB REAL ESTATE DEVELOPMENT S.A.M.	Montecarlo	1	A.1.4	60.0		60.0
			1	A.1.1	40.0		40.0
35.	ARMA PARTNERS LLP	London	1	A.1.1	100.0		100.0
36.	ARMA PARTNERS CORPORATE FINANCE LTD	Londra	1	A.1.35	100.0		100.0
37.	ARMA DEUTSCHLAND GmbH	Munich	1	A.1.35	100.0		100.0
38.	HEYLIGHT SA	Ginevra	1	A.1.7	100.0		100.0

(*)	Taking into account the recently renegotiated put & call option exercisable for the next 3 years; without including investment plans for employees and strategic partners.
(**)	Taking into account the put and call options exercisable from the third to the tenth anniversary of the closing date of the transaction.
(***)	Taking into account the put & call option renegotiated during the year under review, which can be exercised for the next 2 years.

Legend

(1) Type of relationship: 1 = Majority of voting rights in ordinary AGMs.

(2) Effective and potential voting rights in ordinary AGMs.

Notes to the accounts | Part A - Accounting policies | 73

2. Considerations and significant assumptions used to determine consolidation area

The area of consolidation is defined on the basis of IFRS 10, “Consolidated Financial Statements”, which provides that control occurs when the following three conditions apply:

–	when the investor has power over the investee, defined as having substantive rights over the investee’s relevant activities;

–	when the investor has exposure, or rights, to variable returns from its involvement with the investee; and

–	when the investor has the ability to exert power over the investee to affect the amount of the variable returns.

Group Legal Entities are consolidated on a line-by-line basis, which means that the carrying amount of the parent’s investment and its share of the Group Legal Entity’s equity after minority interests are eliminated against the addition of that company’s assets and liabilities, income and expenses to the parent company’s totals. Any surplus arising following allocation of asset and liability items to the Group Legal Entity is recorded as goodwill. Any assets and liabilities, income and expenses from transactions between consolidated companies are eliminated upon consolidation.

Investments in associates and joint arrangements are consolidated using the equity method. Associates are companies that are subject to significant influence, a concept defined as the power to participate in activities which are significant for the company without having control of it. Significant influence is assumed to exist in cases where one company holds at least 20% of the voting rights of another. When establishing whether or not significant influence exists, account is also taken of potential rights, rights exercisable under options, warrants or conversion rights embedded in financial instruments; the ownership structure is also considered, as well as voting rights owned by other investors.

The definition of joint arrangement used is that provided in IFRS 11, which involves the twofold requirement of the existence of a contractual arrangement and that such an arrangement must provide joint control to two or more parties. In this case the expected valuation method is the Net Equity method, as in other instances.

Under the equity method of accounting, any changes in the net equity of the investee company (including gains and losses) since the acquisition date should be included in the book value of the investment (originally recognised at cost). This value is reduced in the event that the investment distributes dividends. The gain or loss generated by the investment is recorded pro rata in the consolidated income statement, including any value impairment or write-ups; while all other changes are recognized directly in net equity.

The financial statements of the consolidated companies represented in currencies other than the Euro are converted by applying the exchange rate prevailing at the end of the accounting period to the balance sheet items, and the average exchange rates for the same period to the income statement items. All exchange rate differences arising as a result of the translation are recorded in a specific net equity valuation reserve which, as and when the investment is sold, is eliminated and the relevant amount is debited from or credited to the income statement as

74 | Interim Report for the six months ended 31 December 2024

the case may be. The following Table summarizes the conversion rates into Euros used in the statement as at 31 December 2024:

		ITEM CHANGES IN PROFIT AND LOSS
CURRENCY	ITEM CHANGES IN BALANCE SHEET	ACCOUNT
(CHF) SWISS FRANC	0.9412	0.94367
US DOLLAR (USD)	1.0389	1.0829
BRITISH POUND (GBP)	0.8292	0.8386

With regard to the determination of the stake used for equity-based consolidation, it should be noted that it was determined as the ratio of the shares owned excluding those held for trading and/or through securities lending transactions (which transfer ownership, but not risks and benefits) and voting capital, represented by share capital after deducting treasury shares.

As required by paragraph 5-A of IFRS 12, the companies included within the area of consolidation, which must be disclosed in this paragraph, also include the equity investments of entities classified as held for sale (or included in a disposal group which is classified as held for sale).

3. Investments in Group Legal Entities with significant minority interests

Nothing to report.

Significant restrictions

The Group considers that no restrictions currently in force, under the terms of its Articles of Association, shareholders’ agreements or external regulations, would prevent it or otherwise limit its ability to access its assets or settle its liabilities.

The Group also considers that no rights are in force to protect the interest of minority or third parties.

4. Other Information

The reporting date for the consolidated financial statements is the date on which the Parent Company’s financial year ends. In cases where Group Legal Entities have reporting periods ending on different dates, these companies are consolidated based on financial and earnings situations prepared as at the reporting date for the consolidated financial statements.

The financial statements of all Group Legal Entities have been drawn up based on the same accounting principles used at Group level.

Associates which have reporting periods ending on different dates compared to the Parent Company prepare a pro-forma accounting statement as at the consolidated reporting date, or alternatively send a statement referring to a previous date as long as it is not more than three months previously. This eventuality is expressly provided for by IAS 28 (paras. 33-34) provided that due account is taken of any material transactions or events that occur between said date and the reporting date for the financial statements.

Notes to the accounts | Part A - Accounting policies | 75

SECTION 4

Events subsequent to the reporting date

No other events requiring an adjustment to be made, under IAS 10, to the data shown in the half-yearly consolidated financial statements at 31 December 2024 occurred after such date.

SECTION 5

Other Aspects

The half-yearly consolidated financial statements are accompanied by the Declaration by Financial Reporting Officer pursuant to Article 154-bis of the Italian Consolidated Law on Finance and are subject to a limited audit by the independent auditing firm EY S.p.A., according to the criteria recommended by CONSOB under Resolution No. 10867 of 31 July 1997.

* * *

A.2 - Significant Accounting Policies

1 - Financial assets measured at fair value through profit or loss

These include financial assets held for trading and other financial assets mandatorily measured at fair value, and assets for which the Fair Value Option was modified.

Financial assets held for trading are assets which have been acquired principally for the purpose of being traded. This category comprises debt securities, equities, loans held for trading purposes, and the positive value of derivatives held for trading, including those embedded in complex instruments (such as structured bonds), which are recorded separately. This category also includes syndicated loan underwriting commitments in the event of a positive value.

Assets mandatorily measured at fair value include financial assets that are not held for trading but are mandatorily measured at fair value through profit or loss given the fact that they do not meet the requirements to be measured at amortized cost or at fair value through other comprehensive income. In particular, as clarified by the IFRS Interpretation Committee, this category includes units in mutual investment funds.(3)

With regard to financial assets mandatorily measured at fair value, during the financial year the organizational model, the monitoring process and the methodology that the Bank applies in order to classify, measure and verify the value of OICs as instruments accounted for at Fair Value were defined in compliance with Community Regulations (see section A.4 for further details).

(3)	The IFRS Interpretation Committee’s clarification rules out any possibility of such instruments being treated as equities.

76 | Interim Report for the six months ended 31 December 2024

Initial recognition occurs at the settlement date for securities and loans and at the subscription date for derivatives. At initial recognition, such financial assets are booked at fair value not including any transaction expenses or income directly attributable to the asset concerned, which are taken through the profit and loss account. Following their initial recognition, they will continue to be measured at fair value, and any changes in fair value will be recognized in the profit and loss account. Interest on instruments mandatorily measured at fair value will be recognized according to the interest rate stipulated contractually. Dividends paid on equity instruments will be measured through profit or loss when the right to collect them becomes effective.

Equities and linked derivatives whose fair value may not be reliably measured using the methods described above are stated at cost (these too qualify as Level 3 assets). If the assets suffer impairment, they are written down to their current value.

Gains and losses upon disposal or redemption and the positive and negative effects of changes in fair value over time are recognized in the profit and loss account under the respective headings.

Assets held for trading mandatorily measured at fair value also include loans which do not guarantee full repayment of principal in the event of the counterparty’s financial difficulties and which have therefore failed the SPPI test. The process followed to write down these positions is aligned with that used for other loans, on the grounds that the exposure is basically attributable to credit risk, with both the gross exposure and related provisioning stated.

This item also includes financial assets designated at fair value upon initial recognition with the aim of eliminating or significantly reducing a valuation inconsistency. This case in particular concerns the related portfolio of assets and liabilities required by applying the business model for managing equity-linked certificates where changes in own credit risk and realizations are recognized through profit or loss to eliminate the accounting mismatch.

2 - Financial assets measured at fair value through other comprehensive income

These are financial instruments, mostly debt securities, which meet both the following conditions:

–	the instruments are held on the basis of a business model whose objective is the collection of contractual cash flows and of proceeds deriving from the sale of such instruments;

–	the contractual terms have passed the SPPI test.

Financial assets measured at fair value through other comprehensive income (FVOCI) are recognized at fair value, including transaction costs and income directly attributable to them. Thereafter, they will continue to be measured at fair value. Changes in fair value are measured through other comprehensive income, while interest and currency exchange gains/losses are

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recorded in the profit and loss account (in the same way as financial instruments measured at amortized cost).

Expected losses of financial assets measured at fair value through other comprehensive income (debt securities and receivables) are calculated (as per the impairment process) in the same way as those of financial assets measured at amortized cost, with the resulting value adjustment recorded in the profit and loss account.

Retained earnings and accumulated losses recorded in other comprehensive income will be measured through profit or loss when the instrument is removed from the balance sheet.

The category also includes equities not held for trading which meet the definition provided by IAS 32, and which the Group decided to classify irrevocably in this category at the initial recognition stage. As the instruments in question are equities, they are not subject to impairment and no gains/losses on equities will be measured through profit or loss, including following the sale of the instrument. Conversely, dividends on the instruments will be measured through profit or loss when the right of collection takes effect.

3 - Financial assets measured at amortized cost

These include loans and advances to customers and banks, debt securities and repo transactions which meet the following conditions:

–	the financial instrument is held and managed according to the hold-to-collect business model, i.e. with the objective of holding it in order to collect the cash flows governed by the contract;

–	such contractual cash flows consist entirely of payment of principal amount and interest (and therefore meet the requirements set by the SPPI test).

This heading also includes receivables originated from finance leases, the valuation and classification rules for which are governed by IFRS 16 (cf. below), even though the impairment rules introduced by IFRS 9 apply for valuation purposes.

The Group’s business model should reflect the ways in which financial assets are managed at a portfolio level and not at the instrument level, on the basis of factors observable at the portfolio level and not at the instrument level, such as the following:

–	operating procedure adopted by management in the performance evaluation process;

–	risk type and procedure for managing risks taken, including indicators for portfolio rotation;

–	means for determining remuneration mechanisms for risk-takers.

The business model is based on expected reasonable scenarios (without considering “worst case” and “stress case” scenarios). In the event of cash flows differing from those estimated at initial recognition, the Group is not bound to change the classification of financial instruments forming part of the portfolio, but uses the information for deciding the classification of new financial instruments.(4)

(4)	These considerations are stated in the internal management policies, which reiterate the link between business model and accounting treatment and introduce frequency and materiality thresholds for changes in portfolios of assets measured at amortized cost.

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At initial recognition, the Group analyses contractual terms for the instruments to check whether the instrument, product or sub-product has passed the SPPI test. In this connection, the Group has developed a standardized testing process which involves analysing loans by using a specific tool, developed internally, which is structured in decision-making trees, at the level of the individual financial instrument or product based on their different degrees of customisation. If the test is not passed, the tool will show that the assets should be measured at fair value through profit or loss (FVTPL). The method by which loans are tested differs according to whether or not the asset is a retail or corporate loan: at product level for retail loans, individually for corporate loans. An external info-provider is used to test debt securities; if, however, no test results are available, the instrument is analysed using the SPPI tool. When contractual cash flows for the instrument do not represent solely payments of principal and interest on the outstanding amount, the Group mandatorily classifies the instrument at fair value through profit or loss.

At the initial recognition date, financial assets are measured at fair value, including any costs or income directly attributable to individual transactions that can be established from the outset even if they are actually settled at later stages. The recognition value does not, however, factor in costs with the above characteristics which are repaid separately by the borrower, or may be classified as ordinary internal administrative expenses.

The instrument is measured at amortized cost, i.e. the initial value less/plus the repayments of principal made, write-downs/write-ups, and amortization – calculated using the effective interest rate method – of the difference between the amount disbursed and the amount repayable at maturity, adjusted to reflect expected losses.

The amortized cost method is not used for short-term receivables, as the discounting effect is negligible; for this reason, such receivables are recognized at historical cost. The original effective interest rate is defined as the rate of interest which renders the discounted value of future cash flows deriving from the loan or receivable by way of principal and interest equal to the initial recognition value of the loan or receivable.

The original effective interest rate for each loan will remain unchanged in subsequent years, even if new terms are negotiated leading to a reduction to below market rates, including non-interest-bearing loans. The relevant value adjustment is recognized in the profit and loss account.

In accordance with the provisions of IFRS 9, the impairment model involves financial assets being classified at one of three different risk stages (Stage 1, Stage 2 and Stage 3), depending on developments in the borrower’s credit quality, to which different criteria for measuring expected losses apply. Accordingly, financial assets are split into the following categories:

–	Stage 1: this includes exposures at their initial recognition date for as long as there is no significant impairment to their credit quality; for such instruments, the expected loss should be calculated depending on default events which may occur within twelve months of the reporting date;

–	Stage 2: this includes exposures which, while not classified as impaired as such, have nonetheless experienced significant impairment to their credit quality since the initial recognition date; in the transition from Stage 1 to Stage 2, the expected loss will be calculated for the outstanding life of the instrument;

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–	Stage 3: this category consists of non-performing (impaired) exposures according to the definition provided in the regulations. In the transition to Stage 3, exposures are valued individually, that is, the value adjustment is calculated as the difference between the carrying value at the reference date (amortized cost) and the discounted value of the expected cash flows, which are calculated by applying the original effective interest rate. The expected cash flows consider the anticipated collection times, the probable net realizable value of any guarantees, and the costs which are likely to be incurred for the recovery of the credit exposure from a forward-looking perspective which factors in alternative recovery scenarios and developments in the economic cycle.

In the model for calculating expected losses applied by the Group, forward-looking information was taken into consideration by referring to three possible macroeconomic scenarios (baseline, mild-positive and mild-negative) that may have an impact on PD and LGD, including any sales scenarios where the Group’s NPL strategy considers that such assets should be recovered through sale on the market.

The Group’s policy to establish a significant increase in credit risk is based on qualitative and quantitative criteria and uses the 30-day past due loans or their classification as forborne as conditions to be otherwise included in Stage 2 (referred to as backstop indicators). Cases of low-risk instruments at the recording date are identified, compatible with classification as Stage 1 (low credit risk exemption), where there is a BBB- rating on the Standard & Poor’s scale, or a corresponding internal PD estimate.

Purchased or originated credit impaired items (POCIs) are receivables that are already impaired at the point in time when they are acquired or disbursed, which does not preclude their being subsequently classified as performing. Writedowns are in any case calculated on a lifetime horizon.

Following initial recognition, all financial assets measured at amortized cost are subject to the impairment model based on the expected loss, i.e. performing as well as non-performing exposures.

Impairment regards losses which are expected to materialize in the twelve months following the reporting date, or losses which are expected to materialize throughout the rest of the instrument’s lifetime in the event of a significant increase in credit risk. Both the twelve-month and lifetime expected losses can be calculated on an individual or collective basis according to the nature of the underlying portfolio.

Expected credit losses are recorded and released only to the extent that changes have occurred. For financial instruments considered to be in default, the Group records an expected loss on the residual lifetime of the instrument (similar to Stage 2 above); value adjustments are determined for all the exposures of the different categories considering forecast information reflecting macro-economic factors (forward-looking approach).

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4 – Hedging

With reference to hedging transactions, the Group has chosen to adopt the provisions of IFRS 9 and not to make use of the exception granted, i.e. to continue to apply the IAS 39 rules to these transactions, with the exception of the specific cases set forth in IFRS 9 (para. 6.1.3)(5) and not governed by the same.

The types of hedges used by the Group are the following:

–	fair value hedges, which aim to offset the exposure to changes in the fair value of a financial item or homogeneous group of assets in terms of risk profile;

–	cash flow hedges, which are intended to offset the exposure of recognized assets and liabilities to changes in future cash flows attributable to specific risks relating to the items concerned;

–	hedges of foreign investments in currencies other than the Euro: these refer to the hedging of risks in an investment in a non-Italian company denominated in a foreign currency.

For the process to be effective, the item must be hedged with a counterparty from outside the Group.

Hedge derivatives are measured at fair value as follows:

–	for fair value hedges, a change in the fair value of the hedged item is offset by the change in fair value of the hedging instrument, both of which recognized in the profit and loss account, should a difference emerge as a result of the partial ineffectiveness of the hedge;

–	for cash flow hedges, a change in fair value is recognized in net equity for the effective portion of the hedge and in the profit and loss account only when, with reference to the hedged item, the change in the cash flows to be offset actually occurs.

Hedge accounting is permitted for derivatives where the hedging relationship is formally designated and documented and provided that the hedge is effective at its inception and is expected to be so for its entire life.

At inception, the Group formally designates and documents the hedging relationship, with an indication of the risk management objectives and strategy for the hedge. The documentation includes identification of the hedging instrument, the item hedged, the nature of the risk hedged and how the entity intends to assess if the hedging relationship meets the requisites for the hedge to be considered effective (including analysis of the sources of any ineffectiveness and how this affects the hedging relationship). The hedging relationship meets the eligibility criteria for accounting treatment reserved for hedges if, and only if, the following conditions are met:

–	the effect of the credit risk does not prevail over the changes in value resulting from the economic relationship;

(5)	IFRS 9 par. 6.1.3: “For a fair value hedge of the interest rate exposure of a portfolio of financial assets or financial liabilities (and only for such a hedge), an entity may apply the hedge accounting requirements in IAS 39 instead of those in this Standard. In that case, the entity must also apply the specific requirements for the fair value hedge accounting for a portfolio hedge of interest rate risk and designate as the hedged item a portion that is a currency amount (see paragraphs 81 A, 89 A and AG114–AG132 of IAS 39).”

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–	the coverage provided by the hedging relationship is the same as the coverage which results from the quantity of the item hedged which the entity effectively hedges, and the quantity of the hedging instrument which the Group actually uses to hedge the same quantity of the item hedged.

Fair value hedges

As long as the fair value hedge meets the qualifying criteria, the gain or loss on the hedging instrument must be recognized in the profit and loss account or under one of the other comprehensive income headings if the hedging instrument hedges another equity instrument for which the Bank has chosen to measure changes in fair value through OCI. The hedge profit or loss on the hedged item is recorded as an adjustment to the book value of the hedged instrument with a matching entry through profit or loss, even in cases where the item hedged is a financial asset (or one of its components) measured at fair value with changes through OCI. However, if the hedged item is an equity instrument for which the entity has opted to measure changes in fair value through OCI, the amounts remain in the statement of other comprehensive income.

If the hedged item is an unrecognized irrevocable commitment (or a component thereof), the cumulative change in fair value of the hedged item resulting from its designation is recognized as an asset or liability with a corresponding gain or loss recorded in the profit (loss) for the period.

Cash flow hedges

As long as the cash flow hedge meets the qualifying criteria, it is accounted for as follows:

–	the gain or loss on the hedging instrument in relation to the effective portion of the hedge is measured through OCI in the cash flow reserve, whereas the ineffective part is measured through profit or loss.

–	the cash flow reserve is adjusted to the lower of:

–	the cumulative gain or loss on the hedging instrument since the hedge’s inception; and

–	the cumulative change in fair value (at the present value) of the hedged item (i.e. the present value of the cumulative change in the estimated future cash flows hedged) since the hedge’s inception.

The cumulative amount in the cash flow hedge reserve will be reclassified from the cash flow hedge reserve to profit (loss) for the period as a reclassification adjustment in the same period or periods in which the estimated future cash flows being hedged have an impact on the profit (loss) for the period (e.g. in periods when interest receivable or payable are recorded, or when the planned sale takes place). However, if the amount constitutes a loss and the entity does not expect to recover the whole loss or part of it in one or more future periods, the entity must classify the amount it does not expect to recover in the profit (loss) for the period (as an adjustment due to reclassification) immediately.

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Foreign currency investment hedges

As far as it complies with eligibility criteria, a cash flow hedge is accounted for in the following ways:

–	the portion of gain or loss on the hedging instrument that results in an effective hedge is booked into other comprehensive income; and

–	the ineffective share is booked through profit or loss.

The cumulative gain or loss on the hedging instrument related to the effective part of the hedge which had been accumulated into the foreign currency exchange rate reserve will be reclassified from net equity to profit and loss as a reclassification adjustment (see IAS 1), as required by paras. 48 and 49 of IAS 21 regarding the partial or total disposal of the foreign investment.

5 - Investments

This heading consists of interests(6) held in jointly-controlled entities and associates. Companies subject to joint control, otherwise known as joint ventures, are defined as entities whose control is contractually stipulated as being shared between the Group and one or more other parties, or when the unanimous consent of all parties which share control of the entity is required for decisions regarding relevant activities.

Companies subject to significant influence, otherwise known as associates, are defined as entities in which the Group holds at least 20% of the voting rights (including “potential” voting rights) or for which – despite holding a lower share of the voting rights – it is entitled to participate in deciding the financial and management policies by virtue of its being represented in that company’s management bodies, without actually having control over it.

The Group uses the net equity method to account for these investments; hence they are initially recognized at cost and subsequently adjusted to reflect changes in the net assets attributable to the Group since the acquisition date.

Following application of the net equity method, if there is objective evidence that the value of an investment may have reduced, estimates are made of its recoverable value, taking into account the value of the discounted future cash flows which the investment might generate, including the final sale value of the investment itself.

If the recoverable value is lower than the book value, the difference is measured through profit or loss.

If, in a period following the year in which an impairment loss has been recorded, a change occurs in the estimates used to determine the recoverable value, the book value of the investment will be revised to reflect the recoverable value and the adjustment will give rise to a write-back.

(6)	As specified in IAS 28, the stake in an associated company is the book value of the investment in the affiliated company calculated using the equity method together with any other long-term stake which, in substance, represents the entity’s additional net investment in the affiliated company. Any short-term transactions (trading and securities lending) are not relevant for the computation of the stake for equity-based consolidation purposes.

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In cases where significant influence or joint control are lost, the Group recognizes and values any residual share still held at fair value. Any difference between the book value at the date on which the loss of significant influence or joint control occurs, plus the fair value of the share still held and the consideration received on disposal, will be recognized in the income statement.

6 - Tangible assets

This heading comprises land, core and investment properties, plant, furniture, fittings and equipment of all kinds. It also includes the R-o-U assets acquired under leases and related use of tangible assets (for lessees) and assets used under the terms of finance leases (for lessors), despite the fact that such assets remain the legal property of the lessor rather than the lessee.

Assets held for investment purposes refer to investments in real estate, if any (whether owned or acquired under leases), which are not core to the Bank’s main activities and/or are chiefly leased out to third parties.

The heading also includes tangible assets classified pursuant to IAS 2 – Inventories, namely assets deriving from guarantees being enforced or acquired at an auction which the firm has the intention of selling in the near future, without carrying out any major refurbishment work and which do not fall into any of the previous categories.

Such assets are recognized at historical cost, which, in addition to the purchase price, includes any ancillary charges directly attributable to the purchase and/or commissioning of the asset. Extraordinary maintenance charges are accounted for by increasing the asset’s value, while ordinary maintenance charges are recorded in the profit and loss account.

Fixed assets are depreciated over the length of their useful life on a straight-line basis, with the exception of land, which is not depreciated on the grounds that it has unlimited useful life. Properties built on land owned by the Bank are recorded separately on the basis of valuations prepared by independent experts.

At annual and interim reporting dates, where there is objective evidence that the value of an asset may be impaired, its carrying amount is compared to its current value, which is the higher of its fair value after any costs to sell and its related value in use. Adjustments, if any, are recognized in the profit and loss account. If the reasons for recognizing a loss in value no longer apply, the adjustment will be written back, with the proviso that the amount credited may not exceed the value which the asset would have had after depreciation, which is calculated assuming no impairment took place.

7 - Intangible assets

These chiefly comprise goodwill, long-term computer software applications and other intangible assets deriving from business combinations subject to IFRS 3R.

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Goodwill may be recognized where this is representative of the investee company’s ability to generate future income. At each reporting date, goodwill recorded as an asset is tested for impairment.(7) Any reduction in value due to impairment is calculated as the difference between the initial recognition value of goodwill and its realizable value, the latter being equal to the higher of the fair value of the related cash-generating unit after any costs to sell and its value in use, if any. Any adjustments will be recognized in the profit and loss account.

Other intangible assets are measured at cost, adjusted to reflect ancillary charges only where it is likely that future earnings will derive from the asset and the cost of the asset itself may be reliably determined. Otherwise, the cost of the intangible asset is booked through the profit and loss account in the year in which the expense was incurred.

The cost of intangible assets is amortized on a straight-line basis over the useful life of the related asset, verified on an annual basis if necessary. If its useful life is indefinite the cost of the asset is not amortized, but the value at which it is initially recognized is tested for impairment on a regular basis.

At annual and interim reporting dates, the realizable value of the asset is estimated if there is evidence of impairment.(8) The impairment is recognized in the profit and loss account as the difference between the carrying amount and the recoverable value of the asset concerned.

8 - Non-current assets and asset groups as held for sale (IFRS 5)

Under assets heading “Non-current assets and asset groups as held for sale” and under liability heading “Liabilities associated with assets held for sale” the Group classifies non-current assets or groups of assets/liabilities whose booking value will be presumably recovered by mean of a sale process. To be classified in this heading, assets or liabilities (or disposal groups) should be readily available for sale and selling plans should be identified, which are active and realistic in a way that their completion is considered highly probable. After the classification in the identified heading, these assets are valued at the lower of the booking value and the fair value after costs to sell, with the exception of some categories of assets (i.e. assets falling under the scope of standard IFRS 9) for which IFRS 5 requires specifically that the valuation provisions of the applicable standard should be used. In case of held-for-sale assets to be still depreciated, this process ends when assets are classified in the mentioned heading.

(7)	The Group has adopted a policy for the impairment testing process in line with the provisions of Organismo Italiano di Valutazione (OIV), Impairment test dell’avviamento in contesti di crisi finanziaria (Impairment test of goodwill during financial crises) of 14 June 2012, Principi Italiani di Valutazione (PIV, Italian Valuation Standards) published in 2015, Discussion Paper of 22 January 2019, Discussion Paper no. 01/2021 issued on 16 March 2021 by Organismo Italiano di Valutazione (O.I.V.) “L’uso di informazione finanziaria prospettica nella valutazione d’azienda” (Use of forward-looking financial information in company valuation), Discussion Paper no. 02/2021 issued on 16 March 2021 by Organismo Italiano di Valutazione (O.I.V.) “Linee Guida per l’Impairment Test dopo gli effetti della pandemia da Covid-19” (Guidelines for Impairment Tests after the effects of the Covid-19 pandemic), with suggestions published by ESMA, the guidelines of the joint document Bank of Italy, Consob, IVASS (document no.4 of 3 March 2010 and no.8 of 21 December 2018) and various Consob communications and warning notices, as well as the IOSCO (International Organization Of Securities Commissions) Document containing “Recommendations on Accounting for Goodwill”, published in December 2023.
(8)	Under IAS 36, impairment testing, i.e. tests to ascertain whether or not there has been a loss in the value of individual tangible and intangible assets, must be carried out at least once a year, in conjunction with preparation of the financial statements, or more frequently if events have taken place or materialized that would indicate there has been a reduction in the value of such assets (known as “impairment indicators”).

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In case of discontinued operations, i.e. the sale of operating assets relating to an important business sector or geographical area, the standard requires gains and losses related thereto to be grouped together, after any tax effect, in the profit and loss heading “320. Gains (losses) of discontinued operating assets, after tax”.

If the fair value of assets and liabilities held for sale, after costs to sell, is lower than their book value, a write-off will be calculated and booked through profit or loss.

Non-current assets held for sale and disposal groups are derecognized from the balance sheet when the sale occurs.

9 - Tax assets and liabilities

Income taxes are recorded through the profit and loss account, with the exception of tax payable on items debited or credited directly to net equity. Provisions for income tax are calculated on the basis of current, advance and deferred obligations. In particular, prepaid and deferred taxes are calculated on the basis of temporary differences – without time limits – between the value attributed to an asset or liability according to (Italian) statutory regulations and the corresponding values used for tax purposes.

Advance tax assets are recognized in the balance sheet based on the likelihood of their being recovered.

Deferred tax liabilities are recognized with the exception of tax-suspended reserves, if the size of available reserves previously subjected to taxation is such that it may be reasonably assumed that no transactions will be carried out on the Group’s own initiative that might lead to their being taxed.

Deferred taxes arising upon business combinations are recognized when this is likely to result in an actual charge for one of the consolidated companies.

Tax assets and liabilities are adjusted as and when changes occur in the regulatory framework or in applicable tax rates, inter alia to cover charges that might arise in connection with inspections by or disputes with the tax revenue authorities.

Contributions to Deposits Guarantee Schemes and resolution funds are accounted for according to IFRIC 21.

10 - Provisions for risks and charges

These regard risks linked to loan commitments and guarantees issued, and to the Group’s operations which could lead to expenses in the future as well as post-retirement plan provisions (cf. below).

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In the first case (provisions for risks and charges to cover commitments and guarantees issued), the amounts set aside are quantified in accordance with the rules on impairment of financial assets measured at amortized cost.

In the other cases the rules of IAS 37 apply, i.e. the potential charge must be estimated reliably; if the time effect is material, provisions are discounted using current market rates; and the provision is recognized in the profit and loss account.

Provisions are reviewed on a regular basis, and where the charges that gave rise to them are deemed unlikely to crystallize, the amounts involved are written back to the profit and loss account in part or in full.

Withdrawals are only made from provisions to cover the expenses for which the provision was originally set aside.

As permitted by IAS 37, paragraph 92, no precise indication has been given of any contingent liabilities where this could compromise the company in any way.

11 - Financial liabilities measured at amortized cost

These include the items Due to banks, Due to customers and Debt securities in issue less any amounts bought back. The heading also includes payables in respect of finance lease transactions, whose valuation and classification rules are governed by IFRS 16 and which are subject to the impairment rules under IFRS 9. For a description of the rules for valuing and classifying lease receivables, see the relevant section.

Initial recognition takes place when funds raised are collected or debt securities are issued, and occurs at fair value, which is equal to the amount collected after transaction costs incurred directly in connection with the liability concerned. After initial recognition, liabilities are measured at amortized cost on the basis of the effective interest rate, with the exception of short-term liabilities which will continue to be stated at the original amount collected.

Derivatives embedded in structured debt instruments are stripped out from the underlying contract and recognized at fair value when they are not closely correlated to the host instrument. Subsequent changes in fair value are recognized through the profit and loss account.

Financial liabilities are derecognized upon expiry or repayment, even if buybacks of previously issued bonds are involved. The difference between the liabilities’ carrying value and the amount paid to repurchase them is recognized through the profit and loss account.

The sale of treasury shares over the market following a buyback (even in the form of repos and securities lending transactions) is treated as a new issue. The new sale price is recorded as a liability without passing through the profit and loss account.

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12 - Trading financial liabilities

This item includes the negative value of trading derivatives and any derivatives embedded in complex instruments. Liabilities for technical overdrafts connected to securities trading activities as well as the negative value of syndicated loan underwriting commitments are also included. All trading liabilities are measured at fair value and changes are taken through the profit and loss account.

13 - Financial liabilities designated at fair value

These include the value of financial liabilities measured at fair value through profit or loss, on the basis of the option granted to companies (referred to as “fair value option”) by IFRS 9 and in compliance with the cases provided for by such legislation.

Such liabilities are measured at fair value, accounting for earnings according to the following rules laid down in IFRS 9:

–	changes in fair value attributable to changes in one’s credit quality must be recognized in the Statement of Other Comprehensive Income (Net Equity);

–	other changes in fair value must be recognized through Profit or Loss;

–	amounts stated in Other Comprehensive Income will not flow through profit or loss.

This method cannot be adopted, however, if the recognition of the effects of the issuer’s own credit quality in Net Equity generates or accentuates an accounting mismatch in profit and loss. In such cases, the profits or losses related to the liability, including those caused as the effect of the change in the issuer’s credit quality, must be measured through profit or loss.(9)

In compliance with the provisions of IFRS 9, the correlation between assets and liabilities is monitored on an ongoing basis.

14 - Foreign currency transactions

Transactions in foreign currencies are recorded by applying the exchange rates as at the date of the transaction to the amount in the foreign currency concerned.

Assets and liabilities denominated in currencies other than the Euro are translated into Euros using exchange rates prevailing at the reference dates. Differences on cash items due to translation are recorded through the profit and loss account, whereas those on non-cash items are recorded according to the valuation criteria used in respect of the category they belong to (i.e. at cost, through profit or loss or on an equity basis).

(9)	This case in particular concerns the related portfolio of assets and liabilities concerning the business model for managing the funding of equity-linked certificates aiming to eliminate the accounting mismatch.

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The assets and liabilities of non-Italian entities consolidated on a line-by-line basis have been converted at the exchange rate prevailing at the reporting date, whereas the profit-and-loss items have been converted using the average of the average monthly exchange rate readings for the period; any differences emerging after the conversion are recognized among the Net Equity valuation reserves.

15 – Insurance assets and liabilities

Insurance assets and liabilities that fall within the scope of IFRS 17 “Insurance Contracts” are classified in this category.

In particular, the asset item “80. Insurance assets” or the liability item “110. Insurance liabilities” include insurance contracts, reinsurance contracts, and investment contracts with issued discretionary profit-sharing features, as defined and regulated by IFRS 17, belonging to portfolios of insurance contracts, based on the net balance of the portfolio to which they belong. Generally, insurance contracts have a negative balance (insurance liabilities), while reinsurance contracts have a positive balance (insurance assets).

At the time of signing the insurance contract(10) with the insured party, a liability is recognized whose amount is given by the algebraic sum of the present value of the expected contractual cash flows (Present value of future cash flow – “PVFCF”) which include the so-called Contractual Service Margin – “CSM”, i.e. the present value of expected future profits and the Risk adjustment (“RA”) to cover non-financial risks. All contracts are grouped together to identify “portfolios” that have similar risks and which can be managed in a unified manner.

There are two measurement models: General Model - applicable in principle to all contracts, and Variable Fee Approach (“VFA”) - applicable in particular to direct profit-sharing contracts. An optional simplified model (Premium Allocation Approach - “PAA”) is also provided for the purpose of measuring the residual coverage liability for contracts with a coverage period lasting one year or longer and for all contracts in the event that the measurement is not materially different from the one resulting from applying the General Model.

The insurance liability should be updated at each reporting period to verify the consistency of the estimates made with respect to market conditions. The effects of any updates detected will be recognized in the profit and loss account if the changes refer to current or previous events or to a reduction in the Contractual Service Margin if the changes are due to future events.

With regard to financial assumptions, the principle provides for the option of representing the effects of changes in the profit and loss account or in shareholders’ equity (referred to as Other Comprehensive Income Option - OCI).

(10)	An insurance contract is defined as a contract under which one party (the issuer) underwrites a “significant insurance risk” from another party (the insured), agreeing to indemnify the insured in the event that the same suffers damage resulting from a specific uncertain future event (the insured event).

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Lastly, IFRS 17 provides that the insurance contract should be derecognized when, and only when, the contract is extinguished, i.e. when the obligation specified in the insurance contract expires or is discharged or cancelled.

16 – Other Information

Financial liabilities recognized at present value of redemption amount

These consist of financial liabilities originating from agreements to buy out minorities in connection with acquisitions of controlling interests. These items, accounted for in heading “80. Other liabilities” of balance sheet, must be recognized at the present value of the redemption amount.

Derecognition of assets

A financial asset must be derecognized from the balance sheet if, and only if, the contractual rights to the cash flows deriving from it have expired, or if the asset has been transferred in accordance with the circumstances permitted under IFRS 9. In such cases the Group checks if the contractual rights to receive the cash flows in respect of the asset have been transferred, or if they have been maintained while a contractual obligation to pay the cash flows to one or more beneficiaries continues to exist. It is necessary to check that basically all risks and benefits have been transferred, and any right or obligation originated or maintained as a result of the transfer is recorded separately as an asset or liability where appropriate. If the Group retains virtually all risks and benefits, the financial asset must continue to be recorded.

If the Group has neither transferred nor maintained all risks and benefits, but at the same time has retained control of the financial asset, this continues to be recognized up to the residual interest retained in that asset.

The main forms of activity currently carried out by the Group which do not require underlying assets to be derecognized are the securitization of receivables, repo trading and securities lending. Conversely, items received as part of deposit bank activity, the return on which is collected in the form of a commission, are not recorded, as the related risks and benefits continue to accrue entirely to the end-investor.

When a financial asset measured at amortized cost is renegotiated, the Group derecognizes it only if the renegotiation entails a change of such magnitude that the initial instrument effectively becomes a new one. In such cases, the difference between the original instrument’s carrying value and the fair value of the new instrument is measured through profit or loss, taking due account of any previous write-downs. The new instrument is classified as Stage 1 for the purpose of calculating the expected loss (save in cases where the new instrument is classified as a POCI).

In cases where the renegotiation does not result in substantially different cash flows, the Group does not derecognize the instrument, but the difference between the original carrying value and the estimated cash flows discounted using the original internal rate of return must be measured through profit or loss (taking due account of any provisions already set aside to cover it).

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Leases (IFRS 16)

An agreement is classified as a lease(11) (or contains a lease) based on the substance of the agreement at the execution date. An agreement is, or contains, a lease if its performance depends on the use of a specific good (or goods) and confers the right to use such good (goods) – the “Right of Use” (RoU) – for an agreed period of time and in return for payment of a fee (Lease liabilities). This definition of leasing therefore also includes long-term rentals or hires.

Right-of-use assets are recognized among “Tangible assets”, and calculated as the sum of the current value of future payments (which corresponds to the current value of the recognized liability), the initial direct costs, any instalments received in advance or on the effective date of the lease (down payment), any incentives received from the lessor, and estimates of any costs for removing or restoring the asset underlying the lease.

The lease liability, which is booked under “Financial liabilities measured at amortized cost”, is equal to the discounted value of payments due in respect of the lease discounted, as required by the Standard, to the marginal financing rate, equal for the Group to the Funds Transfer Pricing rate (FTP) as at the date concerned.

The duration of the lease agreement must not only consider the non-cancellable period established by contract, but also the extension options if their use is considered reasonably certain; in particular, the counterparty’s past behaviour, the existence of corporate plans for the disposal of the leased business and any other circumstances indicative of the reasonable certainty of renewal must be considered when providing for automatic renewal.

After initial recognition, right-of-use assets are amortized over the lease duration and written down as appropriate. The liability will be increased by the interest expense accrued and progressively reduced as a result of the payment of fees; in the event of a change in payments, the liability will be recalculated against the right-of-use asset.

For sub-leases, i.e. when an original lease has been replicated with a counterparty, and there are grounds for classifying it as a finance lease, the liability in respect of the original lease is matched by an amount receivable from the sub-lessee rather than the value in use.

Provisions for statutory end-of-service payments and post-retirement schemes

Provisions for statutory end-of-service payment qualify as a defined-contribution retirement plan for units accruing from 1 January 2007 (the date on which the reform of supplemental retirement plans came into force under Legislative Decree No. 252 of 5 December 2005), for cases where the employee opts into a supplemental retirement plan, and also for cases where contributions are paid into the treasury fund held with Istituto Nazionale di Previdenza Sociale (INPS, Italian national social security institution). For such payments, the amount accounted for under labour costs is determined on the basis of the contributions due without using actuarial calculation methods.

(11)	Leases in which the Group is a lessor may be divided into finance leases and operating leases. A lease is defined as a finance lease if all risks and benefits typically associated with ownership are transferred to the lessee. Such leases are accounted for by using the financial method, which involves a receivable being booked as an asset for an amount equal to the amount of the lease, after any expired instalments on principal paid by the lessee, and the interest receivable being taken through the income statement.

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Provisions for statutory end-of-service payment accrued up to 1 January 2007 qualify as defined benefit retirement plans, and as such will be recorded depending on the actuarial value calculated in line with the projected unit method. Therefore, future payments will be estimated based on past statistical analyses (for example turnover and retirements) and on the demographic curve; these flows will then be discounted according to a market interest rate that takes the market yield of bonds of leading companies as a benchmark taking into account the average residual duration of the liability weighted on the basis of the percentage of the amount paid or advanced for each maturity with respect to the total amount to be paid or advanced until the final settlement of the entire obligation.

Post-retirement plan provisions have been set aside under company agreements and also qualify as defined benefit plans. In this case, the current value of the liability is adjusted by the fair value of any assets to be used under the terms of such plan.

Actuarial gains and/or losses are recorded in the Other Comprehensive Income statement, while the interest component is recognized in the profit and loss account.

Stock Options, Performance Shares and Long-Term Incentives

Stock option, performance share and long-term incentive (LTI) schemes operated on behalf of Group staff members and collaborators are treated as a component of labour costs.

Schemes which involve payment through the award of shares are measured through profit or loss, with a corresponding increase in net equity, based on the fair value of the financial instruments allocated at the award date, thus spreading the cost of the scheme throughout the period of time in which the requirements in terms of service have been met and the performance targets, if any, have been achieved.

The overall cost of the scheme is recorded in each financial year up to the date on which the plan vests, so as to reflect the best possible estimate of the number of shares that will actually vest. Requirements in terms of service and performance targets are not considered in determining the fair value of the instruments awarded, but the probability of such targets being reached is estimated by the Group and this is factored into the decision as to the number of instruments that will vest. Conversely, market conditions will be included in establishing the fair value, whereas conditions unrelated to the requirements in terms of service are considered “non-vesting conditions” and are reflected in the fair value established for the instruments, and result in the full cost of the scheme being recorded in the income statement immediately in the event that no service requirement and/or performance conditions have been met.

In the event of performance or service conditions not being met and the benefit failing to be allocated as a result, the cost of the scheme is written back. However, if any market conditions fail to be reached, the cost must be recorded in full if the other conditions have been met.

In the event of changes to the scheme, the minimum cost to be recorded is the fair value at the scheme award date prior to the change, if the original conditions for vesting have been met. An additional cost, established at the date on which the change is made to the scheme, must be recorded if the change has entailed an increase in the overall fair value of the scheme for the beneficiary.

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For schemes which will involve payments in cash upon expiry, the Group records an amount payable equal to the fair value of the scheme measured at the award date of the scheme and at every reporting date thereafter, up to and including the settlement date, with any changes recorded as labour costs.

Treasury shares

These are deducted from net equity. Any differences between the initial disbursement upon acquisition and the revenues on disposal are also recognized in net equity.

Fees and commissions receivable in respect of services

This heading includes all revenues deriving from the provision of services to customers with the exception of those relating to financial instruments, leases and insurance contracts.

Revenues from contracts with customers are measured through profit or loss when control over the service is transferred to the customer, in an amount that reflects the fee to which the Group considers to be entitled in return for the service rendered.

For revenue recognition purposes, the Group analyses the contracts to establish whether they contain more than one obligation to provide services to which the price of the transaction should be allocated. The revenues are then recorded throughout the time horizon over which the service is rendered, using suitable methods to recognize the measurement in which the service is provided. The Group also takes into consideration the effects of any variable commissions, and whether or not a significant financial component is involved.

In the event of additional costs being incurred to perform or execute the contract, where such costs meet the requirements of IFRS 15, the Group will assess whether to capitalize them and then amortize them throughout the life of the contract, or to make use of the exemption provided by IFRS 15 to expense the costs immediately in cases where their amortization period would be complete within twelve months.

Dividends

Dividends are recognized through profit or loss during the financial year in which their distribution is approved; they concern distributions from equity securities that are not part of affiliated investments and/or joint ventures measured according to the provisions of IAS 28.

Cost recognition

Costs are measured through profit or loss in accordance with the revenues to which they refer, except in case their capitalization requirements apply and where provided in order to determine amortized cost. Any other costs which cannot be associated with revenues are accounted for immediately in the profit and loss account.

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Related parties

Related parties are defined, inter alia in accordance with IAS 24, as follows:

a)	individuals or entities which, directly or indirectly, exercise significant influence over the Bank;

b)	shareholders with stakes of 3% or more in the Bank’s share capital;

c)	legal entities controlled by the Bank;

d)	associated companies, joint ventures and entities controlled by the same;

e)	key management personnel, that is, individuals with powers and responsibilities, directly or indirectly, for the planning, direction and control of the Parent Company’s activities, including the members of the Board of Directors and Statutory Audit Committee;

f)	entities controlled or jointly controlled by one or more of the entities listed under the foregoing letters a) and e) and the joint ventures of entities referred to under letter a);

g)	close family members of the individuals referred to in letters a) and e) above, that is, individuals who may be expected to influence them or be influenced by them in their relations with Mediobanca (this category includes children, spouses and their children, partners and their children, dependants, spouses’ dependants and their partners’ dependants), as well as any entities controlled, jointly controlled or otherwise associated with such individuals.

A.3 – Information on transfers between financial asset portfolios

A.3.1 Reclassification of financial assets: changes to the business model, book value and interest income

A.3.2 Reclassification of financial assets: changes to the business model, Fair Value and effects on other comprehensive income

A.3.3 Reclassification of financial assets: changes to the business model and effective interest rate

At 31 December 2024, there were no data to be reported for any of the three sections above.

A.4 – Information on Fair Value

QUALITATIVE INFORMATION

Fair Value

In line with the international accounting standards, the Fair Value of financial instruments stated in the financial statements is the so-called exit price, i.e. the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions, regardless of whether such price is directly observable or estimated using another valuation technique (IFRS 13, §24).

Fair value, therefore, is “the price that would be received for the sale of an asset or that would be paid for the transfer of a liability in a regular transaction between market operators at the measurement date”.

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The Fair Value hierarchy of an instrument is a direct consequence of the Fair Value estimation approach: in principle, a financial instrument is considered to be listed on an active market if its price represents its current exchange value in normal, effective and regular market operations.

If the market is not active, the Fair Value of the instrument being estimated is measured by using market prices for similar instruments on active markets (comparable approach) or, in the absence of similar instruments, using a valuation technique that uses market and non-observable information (observable/unobservable inputs).

The Group has laid down precise guidelines regarding three key aspects: independent calculation of Fair Value, conducted by the Group’s control units; the adoption of any Fair Value adjustments to consider aspects of uncertainty/liquidity; and classification of financial instruments according to a Fair Value hierarchy based on the level of uncertainty of the valuation. In addition to the book Fair Value, which affects both the balance sheet and the income statement, the Group is required to make prudent valuation adjustments in order to calculate prudential requirements.

These guidelines, set out in Policies approved by the Board of Directors and related implementation Directives approved by the competent Committees, were defined in compliance with the main international regulations (IFRS 13(12) and CRR art 105(13)); the main activities for calculating the exit price of the financial instruments in the portfolio are shown below.(14)

Independent Price Verification (IPV)

Independent Price Verification (IPV) is the process through which prices and market data, used to calculate Fair Value and to measure prudent value, are subject to a verification process according to specific accuracy standards defined internally by the Group. The Independent Price Verification Policy and Directive meet the regulatory requirements that require institutions to perform independent price verification in addition to daily marking-to-market or marking-to-model practices and establish and maintain sufficient procedures for providing valuation estimates.

Independent Price Verification has the following objectives: formalisation of control methodologies, definition of a market parameter validation approach, definition of the methodologies for quantifying control thresholds, methods and types of escalation and reporting to Senior Management.

Verification of the correctness of the valuation will be based on verification of market parameters used for the valuation of instruments that present a risk profile for the Group and individual Desks by analysing the correct import of data from info providers and the fairness of the financial value through comparison with other info providers, indicative quotations provided by brokers and implicit parameters deduced from such quotations. With regard to

(12)	IFRS 13 establishes guidelines for identifying the exit price by using available prices, valuation models and any corrections (FVA) to consider elements of illiquidity/risk which, if not applied, would lead to overestimating the financial instrument, and the need to classify financial instruments according to the level of objectivity in the computation of fair value (FVH).

(13)	The guiding principles of the IPV and PVA processes are defined in the CRR Directive, Article 105.

(14)	It should be emphasized that the accuracy and consistency of these guidelines are subject to rigorous supervision by the Group Audit unit, which verifies the effectiveness and adequacy thereof. Furthermore, a specific internal validation unit has been established, i.e. the Quantitative Risk Methodologies (QRM), which focuses on the validation of the quantitative methods used.

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illiquid financial instruments, verification should also be performed as regards the valuation methodology input data.

IPV performs data analysis in order to ensure consistency with a comparison source to ensure a correct evaluation of the Bank’s and of individual Desks’ risk positions of the main profit and loss drivers. Any changes to the data will have an impact not only on the balance sheet but also on the Profit and Loss reporting process of the portfolio concerned. Furthermore, the decision to change the source of valuation of any market data during the Independent Price Verification process, as well as the verification method itself, may generate a different classification of the instrument being analysed with respect to the Fair Value Hierarchy.

For the calculation of Independent Price Verification adjustments, the Mediobanca Group uses available and reliable sources. Where possible, these are also used for the prudent valuation adjustment (PVA) process in line with the provisions of Article 3 of Delegated Regulation (EU) 2016/101. These data sources are validated in accordance with the provisions of internal documentation and/or regulations.

The validation process focuses on the asset classes that have a direct impact on the Group’s Income Statement, both for proprietary instruments and for guaranteed instruments. In this regard, before proceeding with the analysis of the market parameters, the scope of analysis where to perform the certification is divided into asset classes. However, materiality thresholds (at risk factor level) are established for each exposure above which to apply the calculation described below.

IPV requires daily checks to be performed on all Group positions (trading and banking book), which include the year-by-year price of financial instruments, market curves and volatility surfaces. Furthermore, monthly checks, at the latest, are carried out for some asset classes, based on consensus services, given the nature and frequency with which valuation data is available in the systems. Finally, starting from the year under review, annual verifications of the funds (Private Equity, Debt and Real Estate) have been introduced using a leading third-party firm for the valuation of the NAVs of UCITS funds. The IPV process is divided into two levels:

–	the individual underlying assets are specifically verified and, based on the differences found compared to the valuation communicated by the manager, a valuation flag is assigned;

–	the “Documentary completeness” and “Adequacy of valuations” are analysed for each fund.

Fair Value Adjustment (FVA)

Fair Value Adjustment (FVA) plays a fundamental role in the valuation of financial instruments, as it ensures that the fair value reflects the price actually realizable in a practical market transaction. The guidelines defined in the Fair Value policy fully reflect the requirements defined by accounting standard IFRS 13, according to which the valuation of financial instruments should use the exit price method and allow for corrections to be made to the valuations in specific circumstances.

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This fair value approach ensures that the valuations made by the Group are based on prices that are realistic and representative of current market conditions, guaranteeing adequate consideration to exit conditions and to the actual possibilities of selling or purchasing the financial instruments being valued. This ensures accurate and reliable financial information to be provided internally and to external stakeholders. In particular:

–	Inputs based on Bid and Ask Prices - §70: when measuring an asset or liability at fair value and having at one’s disposal both a bid and an ask price (as in the case of inputs from a market of operators), the price within the bid-ask spread that best represents fair value in the specific circumstances should be chosen. The Group uses bid or ask prices in order to align with the closing price.

–	Inputs derived from Bid and Ask Prices - §71: the standard does not prohibit the use of average market prices or other pricing conventions commonly used by market participants to measure fair value within the bid-ask spread. However, in the Group’s approach preference is given to the adoption of bid and ask prices in order to obtain a more precise fair value measurement particularly aligned with a reliable closing price.

Fair value adjustments have an impact on profit or loss and take into account market liquidity, the uncertainties of parameters, the financing costs, and the complexity of the valuation models used in the absence of shared market practices.

The scope of fair value adjustments includes the following categories:

–	market price uncertainty (MPU): this consists in uncertainties in valuations based on market quotations;(15)

–	Closed-Out Cost (COC): this indicates uncertainties regarding the liquidity cost that the Group may incur in the event of a partial or total sale of an asset measured at fair value;

–	Model Risk (MR): adjustments aimed at mitigating the risk of discrepancy with respect to market practice in the valuation of a product in relation to the choice and implementation of the valuation model;

–	Concentrated Positions: this reflects uncertainties in the valuation of the exit price for positions classified as concentrated (i.e. positions whose disposal would significantly affect the market price);

–	Additional investment and financing costs: investment and financing costs may be incurred for own bond issues with an early redemption clause or in the event of early closure of positions in derivative instruments. These costs may vary depending on fluctuations in financing costs.

Credit Value Adjustments (CVA) and Debt Value Adjustments (DVA) are incorporated into the valuation of derivatives to reflect the impact of the counterparty’s credit risk and the Group’s credit quality. CVA represents a negative amount that takes into account cases where the counterparty could go bankrupt before the Group / Bank, with a positive market value against the counterparty. DVA represents an amount that takes into account the cases in which the Group / Bank could go bankrupt before the counterparty, with an impact for

(15)	With regard to new corrections to UCITS funds, the FVA process is structured by applying a “Performance Simulation Model”, which uses the Monte-Carlo simulation method: the probability distribution of the discounted NAV of each fund and, consequently, the probability of having to record a discount, is found at maturity. This distribution is used to suggest a range of haircuts to apply to the NAV.

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the counterparty. These adjustments are calculated taking into account any risk mitigating arrangements, such as collateral and netting arrangements for each counterparty.

The method used to calculate CVA/DVA is based on the following inputs:

–	Expected Positive (EPE) and Expected Negative (ENE) Exposure, derived from simulations, which reflect the positive and negative valuation exposures of derivatives;

–	Probability of Default (PD), which may be derived from historical default probabilities or implied in the market prices of Credit Default Swaps or bonds;

–	Loss Given Default (LGD) is based on the estimated value of expected recovery in the event of the counterparty’s default, as defined by specific analyses conducted by the Group, or recovery rates conventionally used for Credit Default Swap quotations.

Furthermore, the fair value of non-collateralized derivatives may be affected by the Group’s funding costs (Funding Value Adjustment). Therefore, adjustments are made for the different funding costs using a discount curve that represents the average funding level of banks operating in the European corporate derivatives market.

Fair Value Hierarchy (FVH) – Observability and materiality of inputs

The Observability Levelling and Day-one Profit Directive, as specified in IFRS 13, requires a hierarchy of levels reflecting the significance of inputs used in the valuations. These inputs, called “valuation inputs,” are the market data used to estimate the fair value of financial instruments. The term “valuation input” refers to the market data used to estimate the fair value of instruments. To estimate the fair value of instruments, the Group uses valuation techniques that are adequate to the circumstances and for which sufficient data are available. Valuation techniques can be based on various approaches:

–	market approach, which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

–	cost approach (or current replacement method), which reflects the amount that would currently be required to replace an asset’s service capacity;

–	income approach, which converts future amounts (e.g. cash flows or revenues and expenses) into a single discounted amount through, for example: present value methods and option pricing models.

These valuation methods may use different types of inputs, which may be observable or unobservable. Prices quoted in active markets are classified as “observable inputs”. In other cases, the information is considered observable when the valuation is based on market information obtained from sources independent of the Group or from actual transactions. In accordance with IFRS 13, para. B34, some examples of markets from which observable inputs can be derived include the following:

–	exchange markets: in an exchange market, closing prices are both readily available and generally representative of fair value (for example, regulated stock markets);

–	dealer markets: in a dealer market, dealers stand ready to trade (either buy or sell for their own account), thereby providing liquidity by using their capital to hold an inventory of the items for which they make a market. Typically bid and ask prices (representing the price at which a dealer is willing to buy and the price at which a dealer is willing to sell,

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respectively) are more readily available than closing prices. Over-the-counter markets (for which prices are publicly reported) are dealer markets. Dealer markets also exist for some other assets and liabilities, including some financial instruments, commodities and physical assets;

–	brokered markets: in a brokered market, brokers attempt to match buyers with sellers but do not stand ready to trade for their own account. Brokers do not use their own capital to hold an inventory of the items for which they make a market, but they know the prices bid and asked by the respective parties. Prices of completed transactions are sometimes available. Brokered markets include electronic communication networks, in which buy and sell orders are matched, and commercial and residential real estate markets;

–	principal-to-principal markets: in a principal-to-principal market, transactions, both originations and resales, are negotiated independently with no intermediary. Little information about those transactions may be made available publicly.

All cases in which it is not possible to demonstrate the observability of inputs are classified as “unobservable inputs” and, in particular, when the information on which the valuation techniques are based reflects the Group’s judgement formulated using the best information available in such circumstances.

In accordance with L IFRS 13, para. 67, valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

In more detail, based on their observability and considering additional criteria, inputs can be classified into three different levels.

Level 1 inputs:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A quoted price in an active market provides the most reliable evidence of Fair Value and it is the price to be used preferentially to measure financial assets and liabilities held in the portfolio. If a quoted price recorded on an active market is available, alternative valuation techniques based on quotes for comparable instruments or quantitative models cannot be used and the instrument is classified as a “Level 1 instrument” in its entirety. The objective is to reach a price at which a financial instrument would be traded at the reporting date (without altering the instrument) on an active market considered to be the main one or the most advantageous one for the Group and to which it has immediate access.

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Level 2 inputs:

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following:

– quoted prices for similar assets or liabilities in active markets.

– quoted prices for identical or similar assets or liabilities in markets that are not active.

Inputs other than quoted prices that are observable for the asset or liability, for example:

(i)	Interest rates and yield curves observable at commonly quoted intervals.

(ii)	Implied volatility.

(iii)	Credit spread.

Market-corroborated inputs.

Level 2 inputs may require adjustments for example relating to:

–	the condition or location of the asset;

–	the extent to which inputs relate to items that are comparable to the asset or liability;

–	the volume or level of activity in the markets within which the inputs are observed.

If there is no public quotation on an active market for the price of the financial instrument as a whole, but active markets exist for its components, Fair Value will be calculated by reference to the relevant market prices for those components. In this case, valuation will not be based on active market quotations for the financial instrument in question, but on observable market inputs or through the use of inputs that are not observable but are supported and confirmed by market data. The use of this approach does not exclude the use of a calculation method, or rather, of a pricing model, through which it is possible to establish the correct price of the transaction at the reference date, in an ideal and independent trading environment justified by normal market considerations.

Level 3 inputs:

Level 3 inputs are not directly observable inputs that are used to measure the Fair Value in the event that relevant observable inputs are not available, making it possible to estimate a closing price even in situations of low market activity for the asset or liability as at the measurement date. The Group estimates unobservable inputs using the best information available in the circumstances, which could include its own data, considering all information on the assumptions of market participants that is reasonably available. Unlike Level 2 inputs, in this case the inputs must be internally estimated according to quantitative methods, such as the use of historical series and comparable underlying instruments. Both Level 2 and Level 3 inputs may be used for a certain instrument. In this case, the final classification of the instrument is defined by applying the materiality assessment.

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There are two stages in the process of setting the levels and observability of inputs. In the first stage, a level is assigned to each input used in the instrument valuation model. Thereafter, in the second stage, the relevance of the various inputs used to determine the materiality of unobservable inputs is verified, thus influencing the overall valuation of the instrument. It should be noted that for some categories of instruments, such as private equity or infrastructure alternative investment funds, a more rigorous classification (fair value level) is automatically applied, since the relevant underlying is not listed on the market. However, for some types of instruments there is an illiquidity discount in the NAV valuation in order to bring the valuation to the exit price.

Materiality is a crucial step in establishing whether unobservable inputs (Level 2 or 3) are meaningful to the entire measurement of the instrument. This materiality analysis also extends to inputs used to calculate any adjustments, such as the Fair Value Adjustment (FVA) or the Credit Value Adjustment (CVA).

In summary, the observability and materiality process ensures that the Fair Value of financial instruments is classified correctly based on the significance of the inputs used, ensuring an adequate valuation of the Group’s financial assets and liabilities.

Prudent Valuation Adjustment (PVA)

The Prudent Valuation Policy and Directive meet the regulatory requirements of Regulation (EU) 575/2013(16), which, solely for prudential purposes and therefore without accounting impacts, requires prudential valuation(17) to be performed by applying adjusted inputs in order to capture stressed events. The difference between Prudent Value and Fair Value (exit price used for recording the instruments in the Group’s financial statements) is called Additional Valuation Adjustment (AVA). The aggregation of AVAs, called Prudent Value Adjustment (PVA), is deducted directly from Common Equity Tier 1 - CET1.

The final adjustment is defined by the Regulator by aggregating nine AVAs:

–	Market Price Uncertainty (MPU): this is the valuation uncertainty based on market prices, calculated at the level of the exposure being measured;(18)

–	Close-out Costs (CoC): these consist in the uncertainty of the exit price, calculated at the level of the exposure being measured;

–	Model Risk (MR): this refers to the valuation uncertainty arising from the uncertainty of the model used and/or of the calibration thereof used by various market participants;

–	Unearned Credit Spreads (UCS): this consists in uncertainty in the measurement necessary to include the present value of expected losses in the event of counterparty default on derivative positions;

–	Investing and Funding Costs (IFC): this is the uncertainty of the valuation of funding costs used in the valuation of the exit price in accordance with the applicable accounting standards;

(16)	Specifically, the provisions of Articles 34 and 105, para. 2
(17)	Prudential valuation is understood as an exit price with a 90% level of certainty.
(18)	In line with the regulations governing Fair Value Adjustments to UCITS funds, where the median of the identified haircut range is used to find the fund correction amount, the maximum value of the identified haircut range is applied on the prudent side.

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–	Concentrated Positions (CP): these refer to the uncertainty of the exit price for positions defined as concentrated;

–	Future and Administrative Costs (FAC): this considers administrative costs and future hedging costs over the expected lifetime of the exposures being measured to which a direct exit price has not been applied for CoC AVAs;

–	Early Termination (ET): this considers contingent losses arising from non-contractual early terminations of the clients’ trading positions;

–	Operational Risk (OR): this considers contingent losses that may be incurred as a result of the operational risks associated with the measurement processes.

Positions measured at Fair Value include various categories of financial assets and liabilities, as defined by International Financial Reporting Standards (IFRS); however, some positions are excluded from the AVA calculation if a change in the valuation of their amount does not affect capital resources. These exclusions include positions available for sale (FVOCI) to the extent that valuation changes are subject to prudential filtering, perfectly matching opposite positions (back-to-back) and positions subject to hedging transactions (hedge accounting).

A.4.1 Valuation processes and sensitivity analysis

As required by IFRS 13, quantitative information on the significant non-observable inputs used for the assessment of Level 3 instruments is provided below.

Uncertainties of the inputs and impact on the Mark-to-Market method

		MtM +/- delta	MtM +/- delta
Non-observable		(€’000)	(€’000)
inputs	Quantification of parameter uncertainty	31/12/24	30/6/24
Implied volatility	For each point on the volatility surface, this is defined as a standard deviation from consensus provided by the independent data provider. For non-contributed underlyings, a proxy is derived from the contributed underlyings.	(18.1)	(49.8)
Equity-equity correlation	For each expiry along the correlation curve, this is defined as a standard deviation from the consensus provided by the independent data provider. For non-contributed underlyings, a proxy is derived from the contributed underlyings.	(5.8)	(11.0)
Credit Spread	For financial guarantees with specific underlyings, credit spread curves are not observable. Proxy curves obtained from underlying prices are used for these instruments.	(1.4)	(0.5)

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Measurement techniques - equity - receivables - interest rate - exchange rate products

			Fair value(*)	Fair value(*)	Fair value(*)	Fair value(*)
			Assets	Liabilities	Assets	Liabilities
		Non-observable	31/12/24	31/12/24	30/6/24	30/6/24
Product	Measurement technique	inputs	(€’000)	(€’000)	(€’000)	(€’000)
OTC bond option	Black-Scholes model	Implied volatility(1)	—	—	0.73	(0.42)
OTC equity single name options, Variance swap	Black-Scholes model	Implied volatility(1)	0.44	—	8.60	—
OTC equity basket options, best of/ worst of, equity autocallable multi-asset options	Black-Scholes model, local volatility model	Implied volatility Equity-equity correlation(2)	0.01	(7.11)	19.10	(19.32)
CDS on Single Names with Recovery Rate 0	Arbitrage Free Credit Spread Model	Recovery Rate	1.39	—	0.05	—
Put options securing the financial yield of pension funds	Black-Scholes model	Projection of future premium flows and death rates of policy holders(3)	0.01	(28.95)	0.23	(23.58)
Forex barrier option	Black-Scholes model	Uncertainty of valuation model(4)	0.05	—	0.02	—
Financial Guarantee	Arbitrage Free Credit Spread Model	Credit Spread and Recovery Rate(5)	0.63	(1.65)	0.85	(1.08)

(*) The carrying amount shown above is equal to the full fair value of structures and includes fair value adjustments.

1	Volatility in a financial context is a measurement of how much the price of an underlying instrument may vary over time. The higher the volatility of the underlying instrument, the greater the risk associated with it. In general, long positions in options benefit from increases in volatility, whereas short positions in options lose out from them. For equity derivatives, the implied volatility area may be obtained from the price of the call and put options, as they have regulated markets. The uncertainty of this input is attributable to one of the following scenarios: illiquidity of quoted prices (wide bid/ask spreads, typical of long maturities or moneyness far from the At-The-Money spot), concentration effects and non-observable market data (again when maturities are considered too long or moneyness far from the At-The-Money spot).

2	Equity-equity correlation is a measurement of the correlation between two equity-based underlying instruments. Variations in the correlation levels may impact an instrument’s fair value positively or negatively, depending on the correlation type.

Equity-equity correlations are less observable than volatility, because no correlation products are quoted on any regulated markets. For this reason, correlations are more subject to data uncertainties.

3	The contractual form has been structured as a put option with an original term of between 10 and 30 years, the valuation of which is subject to uncertainty regarding both the estimate of future premiums and the NAV level of the underlying pension funds.

4	Model uncertainty is a measure of the relationship between two or more different valuation models for a derivative. Variations in valuation models used may impact an instrument’s fair value positively or negatively.

5	The contractual form is structured as a guarantee on specific underlying assets for which there are no observable input parameters.

The main factors contributing to transitions between fair value levels include changes in market conditions and refinements in the measurement models and/or the non-observable inputs.

Fair value of an instrument may transition from Level 1 to Level 2 or vice versa mainly as a result of the loss (increase) in significance of the price expressed by the active market of the instrument.

Conversely, transfers from Level 2 to Level 3 or vice versa mainly arise as a result of the loss (increase) in significance of inputs, in particular the predominance of non-observable inputs over observable inputs.

A.4.4 Other information

The Group uses the exception provided under IFRS 13, para. 48, allowing it to measure fair value of financial assets and liabilities on a net basis by offsetting market and counterparty credit risks.

Notes to the accounts | Part A - Accounting policies | 103

QUANTITATIVE INFORMATION

A.4.5 Fair Value hierarchy

A.4.5.1 Assets and liabilities measured at Fair Value on a recurring basis, breakdown by Fair Value hierarchy

(€’000)

Financial assets/liabilities	31 December 2024			30 June 2024
measured at fair value	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
1. Financial assets measured at fair value through profit or loss	12,077,824	3,469,017	767,353	12,496,458	3,084,722	1,206,686
a) financial assets held for trading	11,494,964	2,758,379	384,924	12,181,393	2,421,602	806,456
b) financial assets designated at fair value	382,544	625,203	13,559	127,231	578,774	13,210
c) other financial assets mandatorily measured at fair value	200,316	85,435	368,870	187,834	84,346	387,020
2. Financial assets measured at fair value through other comprehensive income	6,238,424	220,327	177,101	6,414,948	284,208	206,547
3. Hedging derivatives	—	233,252	—	—	705,549	—
4. Tangible assets	—	—	—	—	—	—
5. Intangible Assets	—	—	—	—	—	—
6. Other Assets(1)	533,544	—	—	—	—	—
Total	18,849,792	3,922,596	944,454	18,911,406	4,074,479	1,413,233
1. Financial liabilities held for trading	5,465,147	3,544,019	86,206	5,796,689	3,608,630	99,391
2. Financial liabilities designated at fair value	—	4,188,307	530,258	—	3,858,906	380,293
3. Hedging derivatives	—	1,111,317	—	—	1,431,642	—
Total	5,465,147	8,843,643	616,464	5,796,689	8,899,178	479,684

(1) EUA - Commodities listed certificates.

The Group’s trading book is mainly concentrated on liquid transactions with a low level of uncertainty. A residual, more complex part remains which, however, even in this context of greater volatility and uncertainty, has not undergone significant changes.

Level-3 assets held for trading were reduced to half, i.e. €384.9m, due to the closure of loan underwriting transactions to be syndicated on the market (€256m) with no impact on the profit and loss account, and as a result of the decline in unlisted convertible preferred shares (stock from €171.4m to €71.9m) following the conversion factor change. The remainder mainly consists in securitized stocks (€308.1m).

At 31 December, Level-3 liabilities held for trading mainly concerned autocallable certificates on basket equity (slightly decreasing from €99.4m to €86.2m).

Financial assets mandatorily measured at fair value, represented by investments in funds, remained substantially steady at €368.9m.

Level-3 financial liabilities measured at fair value rose from €380.3m to €530.3m with an increase in multi asset single-name equity certificates (up €170m).

Financial assets measured at fair value with an impact on other comprehensive income (bonds, shares and SFPs) decreased from €206.5m to €177.1m.

104 | Interim Report for the six months ended 31 December 2024

A.4.5.2 Annual changes in financial assets measured at Fair Value on a recurring basis (Level 3)

                          (€’000)

	Financial assets measured at fair value
	through profit or loss
				of which:	Financial assets
			of which:	c) other	measured
		of which:	b) financial	financial assets	at fair value
		a) financial	assets	mandatorily	through other
		assets held	designated at	measured at	comprehensive	Hedging	Tangible	Intangible
	Total	for trading	fair value	fair value	income	derivatives	assets	assets
1. Opening balance	1,206,639	806,415	13,210	387,014	206,548	—	—	—
2. Increases	206,399	175,594	349	30,456	1,557	—	—	—
2.1 Purchases	193,408	171,346	—	22,062	288	—	—	—
2.2 Profits recognized in:	10,309	2,521	—	7,788	1,164	—	—	—
2.2.1 Profit and loss account	10,309	2,521	—	7,788	448	—	—	—
- of which, capital gains	2,053	2,053	—	—	—	—	—	—
2.2.2 Net equity	—	—	—	—	716	—	—	—
2.3 Transfers from other levels	606	—	—	606	—	—	—	—
2.4 Other increases	2,076	1,727	349	—	105	—	—	—
3. Decreases	(645,684)	(597,086)	—	(48,598)	(31,004)	—	—	—
3.1 Disposals	(478,472)	(475,702)	—	(2,770)	(12,922)	—	—	—
3.2 Redemptions	(2,134)	(2,134)	—	—	(13,456)	—	—	—
3.3 Losses recognized in:	(138,686)	(92,858)	—	(45,828)	(4,626)	—	—	—
3.3.1 Profit and loss account	(138,686)	(92,858)	—	(45,828)	—	—	—	—
- of which: capital losses	(92,836)	(92,836)	—	—	—	—	—	—
3.3.2 Net equity	—	—	—	—	(4,626)	—	—	—
3.4 Transfers to other levels	(26,392)	(26,392)	—	—	—	—	—	—
3.5 Other decreases	—	—	—	—	—	—	—	—
4. Closing balance	767,354	384,923	13,559	368,872	177,101	—	—	—

Notes to the accounts | Part A - Accounting policies | 105

A.4.5.3 Annual changes in liabilities measured at fair value on a recurring basis (Level 3)

                (€’000)

		Financial assets
	Financial assets held	designated	Hedging
	for trading	at fair value	derivatives
1. Opening balance	99,350	380,293	—
2. Increases	56,158	296,609	—
2.1 Issues	3,529	266,024	—
2.2 Losses recognized in:	6,925	—	—
2.2.1 Profit and loss account	6,925	—	—
- of which, capital losses	6,925	—	—
2.2.2 Net equity	—	—	—
2.3 Transfers from other levels	35,928	30,585	—
2.4 Other increases	9,776	—	—
3. Decreases	(69,302)	(146,644)	—
3.1 Redemptions	(38,862)	(97,929)	—
3.2 Buybacks	—	—	—
3.3 Profits recognized in:	(2,899)	(19,285)	—
3.3.1 Profit and loss account	(2,899)	(19,285)	—
- of which: capital gains	(2,468)	—	—
3.3.2 Net equity	—	—	—
3.4 Transfers to other levels	(27,541)	(29,430)	—
3.5 Other decreases	—	—	—
4. Closing balance	86,206	530,258	—

A.4.5.4 Assets and liabilities not measured at fair value or measured at fair value on a non-recurring basis: breakdown by fair value hierarchy

(€’000)

Assets/liabilities not
measured at fair value or	31 December 2024				30 June 2024
measured at fair value on a	Carrying				Carrying
non-recurring basis	amount	Level 1	Level 2	Level 3	amount	Level 1	Level 2	Level 3
1. Financial assets measured at amortized cost	66,810,007	3,347,035	20,310,685	44,535,724	64,158,936	3,663,863	15,945,116	43,894,197
2. Tangible assets held for investment purposes	49,447	—	—	128,390	47,998	—	—	125,045
3. Non-current assets and asset groups held for sale	—	—	—	—	—	—	—	—
Total	66,859,454	3,347,035	20,310,685	44,664,114	64,206,934	3,663,863	15,945,116	44,019,242
1. Financial liabilities measured at amortized cost	71,606,983	1,185,340	70,518,839	81,096	70,321,563	1,403,249	68,911,567	33,072
2. Liabilities associated with assets held for sale	—	—	—	—	—	—	—	—
Total	71,606,983	1,185,340	70,518,839	81,096	70,321,563	1,403,249	68,911,567	33,072

106 | Interim Report for the six months ended 31 December 2024

A.5 - Disclosure on Day-one Profit/Loss

Pursuant to IFRS 7, paragraph 28, the “Day-one Profit/Loss” is understood as the difference between the fair value of a financial instrument at the initial recognition date (transaction price) and the amount estimated at that date using a valuation technique. This difference may be positive or negative.

In the event that the difference is positive (day-one profit) and based on market quotations and models that almost exclusively include the use of observable market inputs, this amount can be included in the positive components of the income statement. However, if the positive difference is based on non-observable market inputs, the fair value of the instrument must be adjusted for such difference and charged through profit or loss when the inputs become observable.

In the event, however, that the difference attributable to non-observable inputs is negative (day-one loss), it is immediately recorded through profit or loss on a prudential basis.

The Group applies the day-one profit suspension rule to financial instruments classified as Level 3 of the Fair Value hierarchy, i.e. instruments for which the impact of one or more non-observable inputs on the fair value is considered significant, as defined in paragraph 73 of IFRS 13. The day-one profit, calculated after fair value adjustments, is amortized over the expected period for which the input data will remain unobservable. The day-one profit is not applied if the risks generated by the transaction are hedged with a market counterparty (back-to-back) and therefore there are no impacts on profit or loss due to the non-observable input.

The day-one profit method was used for the following types of transaction:

–	CLO financial guarantee: transactions in which the Bank purchased specific hedging on CLOs in its portfolio to neutralize the credit risk for which no observable, liquid market parameters were available compared to standard CDS. As at 31 December 2024, there were 8 transactions in progress for a nominal value of approximately €171m, for which profits of €6.2m were suspended and would be released pro rata temporis taking into account a certain stability of the uncertain input;

–	Certificates with underlying equity and credit strategies: as at 31 December, approximately €2.6m in profits related to the issue of certificates (€301.4m) were suspended, mostly former autocallable certificates (€293.2m);

–	Forex Contingent Swaps to cover M&A transactions: as at 31 December, €0.7m in profits related to a single transaction finalized last January were suspended.

Notes to the accounts | Part A - Accounting policies | 107

Part B – Notes to the Consolidated Balance Sheet(*)

Assets

SECTION 2

Heading 20: Financial assets measured at fair value(**) through profit or loss

2.1 Financial assets held for trading: product breakdown

	Total			Total
	31 December 2024			30 June 2024
Items/Values	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
A. Cash assets
1. Debt securities	7,267,996	468,328	305,352	7,627,757	435,729	345,789
1.1 Structured securities	5,418	17,270	73,382	11,722	15,892	52,252
1.2 Other debt securities	7,262,578	451,058	231,970	7,616,035	419,837	293,537
2. Equity securities(1)	3,685,617	—	72,271	3,753,655	—	171,736
3. UCIT units	1,111	—	4,556	361	—	4,198
4. Loans	—	—	226	—	—	255,901
4.1 Reverse Repos	—	—	—	—	—	—
4.2 Other	—	—	226	—	—	255,901
Total (A)	10,954,724	468,328	382,405	11,381,773	435,729	777,624
B. Derivative instruments
1. Financial derivatives	540,240	2,017,092	505	799,620	1,754,764	27,981
1.1 trading	540,240	2,017,092	505	799,620	1,754,764	27,981
1.2 related to the fair value option	—	—	—	—	—	—
1.3 other	—	—	—	—	—	—
2. Credit derivatives	—	272,959	2,014	—	231,109	851
2.1 trading	—	272,959	2,014	—	231,109	851
2.2 related to the fair value option	—	—	—	—	—	—
2.3 other	—	—	—	—	—	—
Total (B)	540,240	2,290,051	2,519	799,620	1,985,873	28,832
Total (A+B)	11,494,964	2,758,379	384,924	12,181,393	2,421,602	806,456

(1) Equities include shares committed in securities lending transactions totalling €1,557,267 at 31 December 2024 and €1,015,975 at 30 June 2024.

(*)	Figures in €’000.

(**)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

108 | Interim Report for the six months ended 31 December 2024

2.3 Financial assets designated at fair value (*): product breakdown

	Total			Total
	31 December 2024			30 June 2024
Items/Values	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
1. Debt securities (1)	382,544	33,168	13,559	127,231	—	13,210
1.1 Structured securities	—	—	—	—	—	—
1.2 Other debt securities	382,544	33,168	13,559	127,231	—	13,210
2. Loans	—	592,035	—	—	578,774	—
2.1 Structured	—	—	—	—	—	—
2.2 Other (1)	—	592,035	—	—	578,774	—
Total	382,544	625,203	13,559	127,231	578,774	13,210

(1)	These offset Fair Value Option liabilities.

(*)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

2.5 Other financial assets mandatorily measured at fair value(*): product breakdown

	31 December 2024			30 June 2024
Items/Values	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
1. Debt securities	—	180	—	—	295	4
1.1 Structured securities	—	—	—	—	—	—
1.2 Other debt securities	—	180	—	—	295	4
2. Equity securities	—	—	8,300	—	—	8,554
3. UCIT units	200,316	82,511	360,120	187,834	82,412	378,462
4. Loans	—	2,744	450	—	1,639	—
4.1 Reverse Repos	—	—	—	—	—	—
4.2 Other	—	2,744	450	—	1,639	—
Total	200,316	85,435	368,870	187,834	84,346	387,020

(*)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

SECTION 3

Heading 30: Financial assets measured at fair value (*) through other comprehensive income

3.1 Financial assets measured at fair value through other comprehensive income: product breakdown (*)

	31 December 2024			30 June 2024
Items/Values	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
1. Debt securities	6,113,785	220,327	53,466	6,286,677	284,208	78,578
1.1 Structured securities	—	—	—	—	—	—
1.2 Other debt securities	6,113,785	220,327	53,466	6,286,677	284,208	78,578
2. Equity securities	124,639	—	123,635	128,271	—	127,969
3. Loans	—	—	—	—	—	—
Total	6,238,424	220,327	177,101	6,414,948	284,208	206,547

(*)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 109

SECTION 4

Heading 40: Financial assets measured at amortized cost

4.1 Financial assets measured at amortized cost: product breakdown of amounts due from banks

	Total 31 December 2024						Total 30 June 2024
	Carrying amount			Fair value(*)			Carrying amount			Fair value(*)
Transaction Type/ Values	Stages 1 and 2	Stage 3	Purchased or originated credit impaired assets	L1	L2	L3	Stages 1 and 2	Stage 3	Purchased or originated credit impaired assets	L1	L2	L3
A. Due from Central Banks	419,051	—	—	—	419,059	—	417,902	—	—	—	417,902	—
1. Term deposits	99,992	—	—	X	X	X	100,015	—	—	X	X	X
2. Compulsory reserves	319,059	—	—	X	X	X	317,887	—	—	X	X	X
3. Reverse Repos	—	—	—	X	X	X	—	—	—	X	X	X
4. Other	—	—	—	X	X	X	—	—	—	X	X	X
B. Due from banks	5,155,328	—	—	108,492	5,073,440	36,901	5,109,389	—	—	121,688	4,981,350	105,045
1. Loans	5,045,776	—	—	—	5,073,440	36,901	4,984,711	—	—	—	4,981,350	105,045
1.1 Current accounts	—	—	—	X	X	X	—	—	—	X	X	X
1.2. Term deposits	267,123	—	—	X	X	X	214,600	—	—	X	X	X
1.3. Other loans:	4,778,653	—	—	X	X	X	4,770,111	—	—	X	X	X
- Reverse repos	2,227,766	—	—	X	X	X	2,165,150	—	—	X	X	X
- Finance leases	98	—	—	X	X	X	157	—	—	X	X	X
- Other	2,550,789	—	—	X	X	X	2,604,804	—	—	X	X	X
2. Debt securities	109,552	—	—	108,492	—	—	124,678	—	—	121,688	—	—
2.1 Structured securities	—	—	—	—	—	—	—	—	—	—	—	—
2.2 Other debt securities	109,552	—	—	108,492	—	—	124,678	—	—	121,688	—	—
Total	5,574,379	—	—	108,492	5,492,499	36,901	5,527,291	—	—	121,688	5,399,252	105,045

(*)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

110 | Interim Report for the six months ended 31 December 2024

4.2 Financial assets measured at amortized cost: product of amount due from customers

	Total 31 December 2024						Total 30 June 2024
	Carrying amount			Fair value (*)			Carrying amount			Fair value (*)
Transaction Type/ Values	Stages 1 and 2	Stage 3	Purchased or originated credit impaired assets	L1	L2	L3	Stages 1 and 2	Stage 3	Purchased or originated credit impaired assets	L1	L2	L3
1. Loans	55,604,317	377,760	116,734	—	13,847,718	43,563,018	53,714,970	374,084	116,777	—	10,270,405	43,222,814
1.1. Current accounts	2,807,479	100	—	X	X	X	2,681,717	76	—	X	X	X
1.2. Reverse Repos	3,443,256	—	—	X	X	X	3,209,855	—	—	X	X	X
1.3. Mortgages	28,784,403	73,175	—	X	X	X	27,496,204	95,162	—	X	X	X
1.4. Credit cards, personal loans and salary-backed finance	9,838,547	184,100	116,616	X	X	X	9,585,699	165,150	116,682	X	X	X
1.5 Finance leases	1,108,685	13,290	—	X	X	X	1,175,294	18,465	—	X	X	X
1.6. Factoring	2,553,464	3,825	—	X	X	X	2,711,129	2,762	—	X	X	X
1.7. Other loans	7,068,483	103,270	118	X	X	X	6,855,072	92,469	95	X	X	X
2. Debt securities	5,136,817	—	—	3,238,543	970,468	935,805	4,425,814	—	—	3,542,179	275,459	566,338
2.1. Structured securities	—	—	—	—	—	—	—	—	—	—	—	—
2.2. Other debt securities	5,136,817	—	—	3,238,543	970,468	935,805	4,425,814	—	—	3,542,179	275,459	566,338
Total	60,741,134	377,760	116,734	3,238,543	14,818,186	44,498,823	58,140,784	374,084	116,777	3,542,179	10,545,864	43,789,152

(*)	For the criteria used to determine fair value and the classification of financial instruments in the three fair value ranking levels, see Part A – Accounting Policies.

(1)	These concern forborne non-performing consumer credit, as further explained in Part E - Information on risks and related hedging policies - Section 1 credit quality.

4.4 Financial assets measured at amortized cost: gross value and overall value adjustments

	Gross value					Overall value adjustments
	Stage 1	of which: Low credit risk instruments	Stage 2	Stage 3	Purchased or originated credit impaired assets(1)	Stage 1	Stage 2	Stage 3	Purchased or originated credit impaired assets(1)	Overall partial write-offs
Debt securities	5,238,666	443,406	16,746	—	—	2,751	6,291	—	—	—
Loans	59,087,078	319,059	2,646,821	1,247,044	217,088	297,416	367,340	869,284	100,354	1,046
Total 31 December 2024	64,325,744	762,465	2,663,567	1,247,044	217,088	300,167	373,631	869,284	100,354	1,046
Total 30 June 2024	61,706,854	1,935,071	2,641,718	1,208,750	218,858	304,928	375,569	834,666	102,081	961

(1)	These concern forborne non-performing consumer credit, as further explained in Part E - Information on risks and related hedging policies - Section 1 credit quality.

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 111

SECTION 5

Heading 50: Hedging derivatives

5.1 Hedging derivatives: by hedge type and level

	Fair Value 31 December 2024			Notional value 31 December	Fair Value 30 June 2024			Notional value 30 June
	Level 1	Level 2	Level 3	2024	Level 1	Level 2	Level 3	2024
A. Financial derivatives
1. Fair value	—	231,131	—	24,034,914	—	556,345	—	27,121,183
2. Cash flows	—	2,121	—	9,939,000	—	149,204	—	9,926,000
3. Foreign investments	—	—	—	—	—	—	—	—
B. Credit derivatives
1. Fair value	—	—	—	—	—	—	—	—
2. Cash flows	—	—	—	—	—	—	—	—
Total	—	233,252	—	33,973,914	—	705,549	—	37,047,183

5.2 Hedging derivatives: by portfolio hedged and hedge type

	Fair Value							Cash flows
	Specific
Transaction/Type of hedge	debt securities and interest rates	equity securities and stock indexes	currencies and gold	credit	commodities	other	Generic	Specific	Generic	Foreign investments
1. Financial assets measured at fair value through other comprehensive income	396	—	—	—	X	X	X	2,121	X	X
2. Financial assets measured at amortized cost	167,853	X	—	—	X	X	X	—	X	X
3. Portfolio	X	X	X	X	X	X	—	X	—	X
4. Other transactions	—	—	—	—	—	—	X	—	X	—
Total assets	168,249	—	—	—	—	—	—	2,121	—	—
1. Financial Liabilities	62,882	X	—	—	—	—	X	—	X	X
2. Portfolio	X	X	X	X	X	X	—	X	—	X
Total liabilities	62,882	—	—	—	—	—	—	—	—
1. Expected transactions	X	X	X	X	X	X	X	—	X	X
2. Financial assets and liabilities portfolio	X	X	X	X	X	X	—	X	—	—

112 | Interim Report for the six months ended 31 December 2024

SECTION 7

Heading 70: Equity investments

7.1 Equity investments: disclosure on relationships

				Ownership
Company Name	Registered office	Operating office	Type of relationship	Controlling entity	% shareholding	Votes available in %
A. Entities under significant influence
1. Assicurazioni Generali S.p.A.	Trieste	Trieste	2	Mediobanca S.p.A.	13.02	13.34
2. Istituto Europeo di Oncologia S.r.l.	Milan	Milan	2	Mediobanca S.p.A.	25.37	25.37
3. CLI Holdings II Ltd	London	London	2	Mediobanca S.p.A.	21.02	21.02
4. Finanziaria Gruppo Bisazza S.r.l.	Montecchio Maggiore (VI)	Montecchio Maggiore (VI)	2	Mediobanca S.p.A.	22.67	22.67
5. Heidi Pay AG	Geneva	Geneva	2	Compass Banca S.p.A	19.45	19.45
6. MB Speedup	London	London	1	Mediobanca S.p.A.	50.00	50.00

Legend:

(1)	Joint control.

(2)	Subject to significant influence.

(3)	Exclusively controlled and not consolidated.

Table 7.1 provides the following information for each affiliated company: business name; registered office; investment; shareholding calculated as a percentage of the share capital issued by the affiliate or joint venture; and availability of votes calculated as a percentage of the actual voting shares, i.e. not including the affiliate’s treasury shares in the denominator. The latter is the percentage used for the purposes of consolidation by the Net Equity method.

It should be noted that any temporary transactions (such as securities lending transactions, repurchase agreements, etc.) involving shares in the affiliate are not considered for purposes of determining the consolidation percentage.

The criteria and methods for establishing the area of consolidation are illustrated in “Section 3 – Part A – Accounting Policies”, to which reference is made.

All the equity investments have been measured using the Net Equity method, as required by the reference accounting standard (IAS 28 and IFRS 11), which includes treasury shares owned in the calculation, plus the value of any shares in Mediobanca owned by the investee company. Dividends collected are not taken through the income statement but are deducted from the investee company’s book value.

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 113

7.2 Significant investments: book values, fair values and dividends received

Company Name	Carrying amount	Fair value(*)	Dividend Received (**)
A. Entities under significant influence
1. Assicurazioni Generali S.p.A.	4,000,683	5,572,397	—
2. Istituto Europeo di Oncologia S.r.l.	38,557	n.a.	n.a.
3. CLI Holdings II Ltd	36,274	n.a.	5,420
4. Finanziaria Gruppo Bisazza S.r.l.	6,299	n.a.	227
5. Heidi Pay AG	6,500	n.a.	n.a.
6. MB Speedup	3,710	n.a.	n.a.
Total(1)	4,092,023

(1)	The amount stated here differs from that represented in the balance sheet for other investments, which are minor in terms of both percentage share owned and amount (€160,000).

(*)	Available only for listed Companies.

(**)	Dividends collected in the course of the financial year have been deducted from the book value of the investment (as described in Part A – Accounting Policies of the Notes to the Accounts).

International accounting standards (IAS 28, IAS 36, IFRS 10, and IFRS 11) require the value of investments to be tested for impairment at least once a year or more frequently in the presence of events that may suggest that a reduction in value has occurred. The “Group’s Impairment Policy”, in accordance with IAS 36, requires verifying the performance of the stock market price, of the rating, and of the current and/or forward-looking operating income.

Since no potential indicators capable of revealing evidence of impairment as defined by IAS 36 were found in the half-yearly report, it was not deemed necessary to test the value of the investments for impairment.

For further information on impairment testing of investments, please refer to the Consolidated Financial Statements as at 30 June 2024.

114 | Interim Report for the six months ended 31 December 2024

SECTION 9

Heading 90: Property, plant and equipment

9.1 Core tangible assets: breakdown of assets stated at cost

Assets/Values	Total 31 December 2024	Total 30 June 2024
1. Property assets	250,450	247,498
a) land	116,828	116,829
b) buildings	52,692	52,667
c) furniture	32,795	34,588
d) electronic systems	7,258	7,609
e) other	40,877	35,805
2. Right-of-use assets acquired through lease	269,639	245,266
a) land	—	—
b) buildings	253,093	229,664
c) furniture	—	—
d) electronic systems	—	—
e) other	16,546	15,602
Total	520,089	492,764
of which: obtained by enforcement of collateral	66	67

SECTION 10

Heading 100: Intangible assets

Intangible assets with indefinite duration consist of Goodwill, Trademarks and Contracts acquired as part of business combinations, whereas those with definite duration are the client lists similarly acquired and software. For details on the methods by which Intangible Assets are valued, reference is made to Part A – Accounting Policies.

10.1 Intangible assets: breakdown by type of asset

	Total 31 December 2024		Total 30 June 2024
Assets/Values	Definite life	Indefinite life	Definite life	Indefinite life
A.1 Goodwill	X	833,749	X	827,313
A.1.1 attributable to the group	X	833,749	X	827,313
A.1.2 attributable to minority interests	X	—	X	—
A.2 Other intangible assets	82,000	145,412	75,035	143,084
of which: software	61,516	—	52,601	—
A.2.1 Assets measured at cost:	82,000	145,412	75,035	143,084
a) Intangible assets generated internally	—	—	—	—
b) Other assets	82,000	145,412	75,035	143,084
A.2.2 Assets measured at fair value:	—	—	—	—
a) Intangible assets generated internally	—	—	—	—
b) Other assets	—	—	—	—
Total	82,000	979,161	75,035	970,397

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 115

Information on intangible assets and goodwill

During the half year, there were no changes in the Group’s goodwill, the only differences being attributable to exchange rate adjustments.

The following table shows the summary of goodwill recognized in the financial statements broken down by Cash Generating Unit:

CGU	31 December 2024	30 June 2024
Consumer	377,533	377,415
-of which Heidi Pay Switzerland(*)	5,155	5,037
Polus Capital Management(*)	58,911	57,715
MB Private Banking + AM	29,453	29,453
MB Mid corporate	22,650	22,650
Messier et Associés	93,153	93,153
Arma Partners(*)	252,049	246,927
Total Goodwill	833,749	827,313

(*) Change entirely attributable to the currency exchange effect.

Information on impairment indicators

In line with the contents of the Accounting Policies section, IAS 36 requires any impairment loss of individual tangible and intangible assets to be tested at least once a year (impairment test), either when preparing the annual financial statements, or more frequently if events or circumstances occur which suggest that there may have been a reduction in value (referred to as impairment indicators).

The Group has adopted an Impairment Policy that regulates the impairment process and, as required, has carried out the necessary analyses of impairment indicators.

The cost of capital was reassessed in accordance with the Group Policy and as part of the monitoring activities of impairment indicators taking into account the recent market performance. The parameters that were most impacted by market changes in the half-year under review were the risk-free rates, which recorded a decline compared to June values (except for the British ten-year return) and the beta, which in fact rose slightly (except for the Consumer and MB Private Banking + AM CGUs). The following table shows the differences compared to June 30 last:

	Tasso risk free R		Beta - ß
CGU/Impairment indicators	31 December 2024	30 June 2024	31 December 2024	30 June 2024
Consumer	3.37	3.95	1.03	1.03
Polus Capital Management	4.44	4.14	1.28	1.23
MB Private Banking + AM	3.37	3.95	1	1.03
MB Mid Corporate	3.37	3.95	1.21	1.14
RAM Active Investments	0.24	0.71	1.28	1.23
Messier & Associés	3.03	3.16	1.21	1.14
Arma Partners	4.44	4.14	1.21	1.14

116 | Interim Report for the six months ended 31 December 2024

Assessment of the other triggers, as set out in the Group Policy, revealed no other evidence of impairment.

For further information on the Impairment Test of intangible assets and goodwill, please refer to the Consolidated Financial Statements as at 30 June 2024.

SECTION 11

Assets heading 110 and liabilities heading 60: Tax assets and liabilities

11.1 Advance tax assets: breakdown

	Total 31 December 2024	Total 30 June 2024
- Against Profit and Loss	259,117	383,359
- Against Net Equity	49,578	20,754
Total	308,695	404,113

Advance taxes qualifying as eligible, i.e., convertible into tax credits, amounted to €129.2m (€242.2m in June 2024), while those connected to previous operating losses amounted to less than €1m; the remainder mainly concerned valuation reserves and goodwill redemption.

All advance taxes not qualifying as eligible were subjected to a “probability test”, i.e. an annual assessment as to their probability of recovery, broken down by IRES (corporate income tax) and IRAP (regional tax on production activities), and whether or not they fall within the scope of the National Tax Consolidation. For more information, please refer to the financial statements as at 30 June 2024.

	31 December 2024	30 June 2024
A - Gross advance tax assets	308,695	404,113
Loan loss provisions(*)	129,211	242,217
Provisions for sundry risks and charges	14,206	15,194
Goodwill and other intangible assets(**)	89,614	99,787
Financial instruments recognized at FVOCI	59,349	22,367
Tax losses	956	1,029
Other	15,359	23,519
B - Offset by deferred tax liabilities	—	—
C - Net advance tax assets	308,695	404,113

(*)	Among other figures, this item includes: i) prepaid taxes recognized on write-downs and losses on loans to customers, which will be absorbed by 30 June 2030 according to the plan pursuant to Article 16 of Law-Decree No. 83/2015, as amended; ii) prepaid taxes recognized on the components allocated to the provision for expected credit losses upon IFRS 9 FTA, which will be absorbed in tenths by 30 June 2030.

(**)	This figure mainly includes goodwill redemptions on the Compass/Linea merger transaction (€85.2m), of which €12.4m pursuant to Article 176 of Presidential Decree No. 917/1986 and €72.8m in implementation of the provisions of Article 110 of Law-Decree No. 104/2020 with an amortization period of 18 years.

11.2 Deferred tax liabilities: breakdown

	Total 31 December 2024	Total 30 June 2024
- Against Profit and Loss	300,372	280,972
- Against Net Equity	82,567	108,793
Total	382,939	389,765

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 117

Liabilities

SECTION 1

Heading 10: Financial liabilities measured at amortized cost

1.1 Financial liabilities measured at amortized cost: product breakdown of amounts due to banks

	Total 31 December 2024				Total 30 June 2024
	Carrying	Fair Value			Carrying	Fair Value
Transaction Type/Values	amount	Level 1	Level 2	Level 3	amount	Level 1	Level 2	Level 3
1. Due to Central Banks	200,228	X	X	X	1,313,202	X	X	X
2. Due to banks	11,395,954	X	X	X	9,648,913	X	X	X
2.1 Current accounts and demand deposits	240,352	X	X	X	278,565	X	X	X
2.2 Term deposits	37,681	X	X	X	16,493	X	X	X
2.3 Loans	10,823,329	X	X	X	9,331,957	X	X	X
2.3.1 Repos	7,359,436	X	X	X	5,342,646	X	X	X
2.3.2 Other	3,463,893	X	X	X	3,989,311	X	X	X
2.4 Liabilities in respect of commitments to repurchase own equity instruments	—	X	X	X	—	X	X	X
2.5 Lease liabilities	4,926	X	X	X	745	X	X	X
2.6 Other liabilities	289,666	X	X	X	21,153	X	X	X
Total	11,596,182	—	11,578,286	17,896	10,962,115	—	10,962,115	—

1.2 Financial liabilities measured at amortized cost: product breakdown of amounts due to customers

	Total 31 December 2024				Total 30 June 2024
	Carrying	Fair Value			Carrying	Fair Value
Transaction Type/Values	amount	Level 1	Level 2	Level 3	amount	Level 1	Level 2	Level 3
1. Current accounts and on demand deposits	18,284,610	X	X	X	18,725,078	X	X	X
2. Term deposits	11,346,877	X	X	X	10,290,506	X	X	X
3. Loans	3,529,060	X	X	X	4,792,458	X	X	X
3.1 Repos	3,170,704	X	X	X	4,754,334	X	X	X
3.2 Other	358,356	X	X	X	38,124	X	X	X
4. Liabilities in respect of commitments to repurchase own equity instruments	—	X	X	X	—	X	X	X
5. Lease liabilities	232,261	X	X	X	212,155	X	X	X
6. Other liabilities(1)	35,161	X	X	X	84,351	X	X	X
Total	33,427,969	—	33,427,969	—	34,104,548	—	34,104,548	—

(1)	The item included liabilities related to the purchase of MBFACTA’s unfunded loans.

118 | Interim Report for the six months ended 31 December 2024

1.3 Financial liabilities measured at amortized cost: product breakdown of debt securities in issue

	31 December 2024				30 June 2024
	Carrying	Fair Value(*)			Carrying	Fair Value(*)
Type of security/Amounts	amount	Level 1	Level 2	Level 3	amount	Level 1	Level 2	Level 3
A. Securities
1. bonds	24,920,440	1,185,340	23,914,393	—	24,015,355	1,403,249	22,638,329	—
1.1 structured	4,621,562	—	4,633,506	—	4,068,358	—	4,082,184	—
1.2 other	20,298,878	1,185,340	19,280,887	—	19,946,997	1,403,249	18,556,145	—
2. other securities	1,662,392	—	1,598,191	63,200	1,239,545	—	1,206,575	33,072
2.1 structured	—	—	—	—	—	—	—	—
2.2 other	1,662,392	—	1,598,191	63,200	1,239,545	—	1,206,575	33,072
Total	26,582,832	1,185,340	25,512,584	63,200	25,254,900	1,403,249	23,844,904	33,072

(*) Fair value amounts are shown after deducting issuer risk, which at 31 December 2024 suggested a capital gain of €219m (€204.3m as at 30 June 2024).

Bonds increased from €24bn to €24.9bn after new issues of €2.1bn covered by redemptions and repurchases of €1.5bn (realizing losses of €0.7m), to which other increases of €0.3bn (exchange rate adjustment, amortized cost and effect of hedges) should be added.

The bonds in issue include €2.2bn (nearly all of which issued by the subsidiary Mediobanca International and guaranteed by the parent company) related to arbitrage strategies leveraging derivative basis indexes (skew) mainly linked to credit derivatives (underlying transaction) and commodity derivatives and, to a lesser extent, to interest rate arbitrage, inflation and equity risk. All these issues involve payment of interest in the form of a coupon (including a premium – extra yield) and full repayment of capital at maturity. In case of the subscriber opting for early repayment, the issuer has the faculty, at its discretion, to choose a repayment price that takes into account the current fair value including that of the underlying transactions. As required by para. 4.3.3 of IFRS 9, the embedded derivative, identified by the right to include the arbitrage value within the repayment price, has been separated by the obligation valued at amortized cost and booked at fair value of underlying transactions through profit or loss.

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 119

SECTION 2

Heading 20: Trading financial liabilities

2.1 Trading financial liabilities: product breakdown

	31 December 2024					30 June 2024
	Nominal or notional	Fair Value			Fair	Nominal or notional	Fair Value			Fair
Transaction Type/Values	value	Level 1	Level 2	Level 3	Value(*)	value	Level 1	Level 2	Level 3	Value(*)
A. Cash liabilities
1. Due to banks	2,067,136	1,894,239	139,986	—	2,034,224	1,744,377	1,696,621	3,688	—	1,700,309
2. Due to customers	2,863,429	2,823,040	36,480	—	2,859,520	3,337,805	3,216,770	33,759	—	3,250,529
3. Debt securities	—	—	—	—	—	—	—	—	—	—
3.1 Bonds	—	—	—	—	—	—	—	—	—	—
3.1.1 Structured	—	—	—	—	X	—	—	—	—	X
3.1.2 Other bonds	—	—	—	—	X	—	—	—	—	X
3.2 Other securities	—	—	—	—	—	—	—	—	—	—
3.2.1 Structured	—	—	—	—	X	—	—	—	—	X
3.2.2 Other	—	—	—	—	X	—	—	—	—	X
Total (A)	4,930,565	4,717,279	176,466	—	4,893,744	5,082,182	4,913,391	37,447	—	4,950,838
B. Derivative instruments
1. Financial derivatives	X	747,868	2,942,241	84,552	X	X	883,298	3,183,440	98,311	X
1.1 Trading	X	747,868	2,940,976	84,552	X	X	883,298	3,183,382	98,311	X
1.2 Related to the fair value option	X	—	—	—	X	X	—	—	—	X
1.3 Other	X	—	1,265	—	X	X	—	58	—	X
2. Credit derivatives	X	—	425,312	1,654	X	X	—	387,743	1,080	X
2.1 Trading	X	—	425,312	1,654	X	X	—	387,743	1,080	X
2.2 Related to the fair value option	X	—	—	—	X	X	—	—	—	X
2.3 Other	X	—	—	—	X	X	—	—	—	X
Total (B)	X	747,868	3,367,553	86,206	X	X	883,298	3,571,183	99,391	X
Total (A+B)	X	5,465,147	3,544,019	86,206	X	X	5,796,689	3,608,630	99,391	X

(*)	Fair value computed by excluding variations due to changes in the issuer’s credit score following the date of emission.

120 | Interim Report for the six months ended 31 December 2024

SECTION 3

Heading 30: Financial liabilities designated at fair value

3.1 Financial liabilities designated at fair value: product breakdown

	Total 31 December 2024					Total 30 June 2024
	Nominal	Fair value			Fair	Nominal	Fair value			Fair
Transaction Type/Values	value	Level 1	Level 2	Level 3	value(*)	value	Level 1	Level 2	Level 3	value(*)
1. Due to banks	—	—	—	—	—	—	—	—	—	—
1.1 Structured	—	—	—	—	X	—	—	—	—	X
1.2 Other	—	—	—	—	X	—	—	—	—	X
of which:
- loan commitments	—	X	X	X	X	X	X	X	X	X
- financial guarantees issued	—	X	X	X	X	X	X	X	X	X
2. Due to customers	1,270,000	—	1,175,925	—	1,175,925	1,269,999	—	1,168,714	—	1,168,714
2.1 Structured	1,270,000	—	1,175,925	—	X	1,269,999	—	1,168,714	—	X
2.2 Other	—	—	—	—	X	—	—	—	—	X
of which:					—					—
- loan commitments	—	X	X	X	X	X	X	X	X	X
- financial guarantees issued	—	X	X	X	X	X	X	X	X	X
3. Debt securities	3,506,004	—	3,012,382	530,258	3,542,640	3,092,613	—	2,690,192	380,293	3,070,485
3.1 Structured	3,425,723	—	2,930,719	530,258	X	3,011,665	—	2,608,292	380,293	X
3.2 Other	80,281	—	81,663	—	X	80,948	—	81,900	—	X
Total	4,776,004	—	4,188,307	530,258	4,718,565	4,362,612	—	3,858,906	380,293	4,239,199

(*) Fair value computed by excluding variations due to changes in the issuer’s credit score following the date of emission.

The item Financial liabilities designated at fair value increased from €4,239.2m to €4,718.6m, including €1,175.9m in loans and €3,542.6m in securities (certificates and paper issues); the total amount of certificates stood at €3,243.9m, including €1,272.5m in credit-linked, €1,223m in equity, €85.5m in interest rate and €662.9m in delta-one products (without Mediobanca risk). Paper issues stood at €298.7m, €68.6m of which in callable securities. Level-3 positions mainly concerned certificates (€530.3m) mostly attributable to autocallable equity (€441.4m).

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 121

SECTION 4

Heading 40: Hedging derivatives

4.1 Hedging derivatives: by hedge type and level

	31 December 2024				30 June 2024
	Fair value			Nominal	Fair value			Nominal
	Level 1	Level 2	Level 3	Value	Level 1	Level 2	Level 3	Value
A. Financial derivatives	—	1,111,317	—	46,327,374	—	1,431,642	—	46,968,086
1) Fair value	—	1,012,428	—	45,912,374	—	1,430,774	—	46,938,086
2) Cash flows	—	98,889	—	415,000	—	868	—	30,000
3) Foreign investments	—	—	—	—	—	—	—	—
B. Credit derivatives	—	—	—	—	—	—	—	—
1) Fair value	—	—	—	—	—	—	—	—
2) Cash flows	—	—	—	—	—	—	—	—
Total	—	1,111,317	—	46,327,374	—	1,431,642	—	46,968,086

4.2 Hedging derivatives: by portfolio hedged and hedge type

	Fair Value							Cash flows
	Specific
Transaction/Type of hedge	debt securities and interest rates	equity securities and stock indexes	currencies and gold	credit	commodities	other	Generic	Specific	Generic	Foreign investments
1. Financial assets measured at fair value through other comprehensive income	21,457	—	—	—	X	X	X	11,266	X	X
2. Financial assets measured at amortized cost	148,014	X	—	—	X	X	X	—	X	X
3. Portfolio	X	X	X	X	X	X	—	X	—	X
4. Other transactions	—	—	—	—	—	—	X	—	X	—
Total assets	169,471	—	—	—	—	—	—	11,266	—	—
1. Financial liabilities	842,957	X	—	—	—	—	X	84,900	X	X
2. Portfolio	X	X	X	X	X	X	—	X	—	X
Total liabilities	842,957	—	—	—	—	—	—	84,900	—	—
1. Expected transactions	X	X	X	X	X	X	X	2,723	X	X
2. Financial assets and liabilities portfolio	X	X	X	X	X	X	—	X	—	—

122 | Interim Report for the six months ended 31 December 2024

SECTION 6

Heading 60: Tax liabilities

Please see asset section 11.

SECTION 10

Heading 100: Provisions for risks and charges

10.1 Provisions for risks and charges: breakdown

Items/Components	31 December 2024	30 June 2024
1. Provisions for credit risk related to commitments and financial guarantees issued	21,530	20,791
2. Provision to other commitments and other guarantees issued	593	605
3. Company retirement plans(1)	730	—
4. Other provisions for risks and charges	106,124	116,295
4.1 legal and tax disputes	—	—
4.2 personnel expenses	8,439	16,932
4.3 other	97,685	99,363
Total	128,977	137,691

(1) This refers to the pension fund of the Swiss subsidiary RAM AI.

IAS 37 requires provisions to be set aside in cases where there is an obligation, whether actual, legal or implicit, the amount of which may be reliably determined and the resolution of which is likely to entail a cash outflow for the company. The amount of the provision is determined from the best estimate, based on experience of similar operations or the opinion of independent experts. The provisions are revised on a regular basis in order to reflect the best current estimate.

As at 31 December, the item “Provisions for risks and charges” amounted to €129m with no significant changes in the component of commitments and financial guarantees (€22.1m) whereas “other provisions for risks and charges” decreased (from €116.3m to €106.1m) for the settlement of indemnities, early retirements and complaints of Corporate Finance (totalling €23.4m) after provisions for €13.3m.

In detail, these provisions cover tax disputes (€38.9m), possible personnel charges on guarantees and indemnities (€24.2m), provisions to cover specific risks arising from complaints (€14m) in addition to provisions set aside to encourage personnel turnover (€8.4m) and other miscellaneous risks (€20.7m).

The stock at the end of the half year under review was divided as follows: Mediobanca €51.4m (€51.8m), Mediobanca Premier €24.7m (€30.9m), Compass Banca €16.5m (€19.9 m), SelmaBPM €7.3m (€7.3m), CMB Monaco €1.1m (€2.6m) and other companies for €5.1m (€3.7m).

With reference to the main legal proceedings, please refer to the contents of the 2024 financial statements, as no significant events occurred during the half year under review.

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 123

With regard to disputes pending with the Italian Tax Authorities, the following progress during the half year under review should be noted:

–	with relation to the alleged failure to apply tax rules according to transparency, as required by legislation on Controlled Foreign Companies (CFC), to income earned by CMB Monaco and CMG Monaco in the three years 2013, 2014, and 2015 (for a total of €53.7m in disputed taxes, plus penalties and interest), the Bank won the cases in the first and second instance of the related judgements; the hearing before the Court of Cassation is awaited;

–	with regard to Mediobanca’s alleged failure to withhold taxes from interest paid in the context of a secured financing transaction between the financial years 2014/2015 and 2017/2018 (for a total of €8.1m, plus interest and penalties), four tax assessment notices were served, one of which was annulled in the final judgement, two were successful in the second-instance judgements and one was successful in the first-instance judgement.

The provisions for risks and charges set aside in the financial statements adequately cover the amount mentioned above.

124 | Interim Report for the six months ended 31 December 2024

SECTION 13

Heading 120, 130, 140, 150, 160, 170 and 180: Group net equity

13.1 “Capital” and “Treasury Shares”: breakdown

For the breakdown of the group’s capital, please see part F of the notes to the accounts.

13.2 Capital – Number of parent company shares: changes for the year

Items/Values	Ordinary
A. Shares in issue at the start of the period	832,948,824
- fully paid up	832,948,824
- partially paid up	—
A.1 Treasury shares (-)	(6,299,458)
A.2 Shares in issue: opening balance	826,649,366
B. Increases	3,595,963
B.1 Newly issued shares	330,865
- for consideration	—
- business mergers	—
- bond conversions	—
- exercise of warrants	—
- other	—
- free of charge:	330,865
- to employees	—
- to directors	—
- other	—
B.2 Disposals of treasury shares	3,265,098
B.3 Other changes	—
C. Decreases	8,093,715
C.1 Cancellation	—
C.2 Purchases of treasury shares	8,093,715
C.3 Disposals of businesses	—
C.4 Other changes	—
D. Shares in issue: closing amount	822,151,614
D.1 Treasury shares (+)	(11,128,075)
D.2 Shares held at the end of the period	833,279,689
- fully paid up	833,279,689
- partially paid up	—

The buyback plan began on 12 November, with total repurchases of 8,093,715 treasury shares as at 31 December, for a value of €114.8m. As part of the performance share plans, 1,587,027 shares were allocated during the year, 1,256,162 of which through treasury shares and 330,865 through a capital increase. The item “Sales of own shares” includes disposals for the period to cover the first tranche of the deferred payment of the shareholding in the English Partnership Arma Partners LLP.

At 31 December, treasury shares in the portfolio therefore amounted to 11,128,075 shares (1.34% of the share capital).

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 125

The changes in the Reserve for treasury shares during the half year under review were as follows:

Items/Values	Number of shares	Value (€’000)
Reserve for treasury shares: opening amount at 30 June 2023	6,299,458	68,828
Increases	8,093,715	114,776
- Newly issued shares	—	—
- Purchases of treasury shares	8,093,715	114,776
- Other changes	—	—
Decreases	3,265,098	44,122
- Cancellations	—	—
- Disposals of treasury shares	3,265,098	44,122
- Other changes	—	—
Reserve for treasury shares: closing amount at 30 June 2024	11,128,075	139,482

Other Information

1.	Commitments and financial guarantees issued

	Nominal value of commitments and financial guarantees issued
	Stage 1	Stage 2	Stage 3	Purchased or originated credit impaired assets	Total 31 December 2024	Total 30 June 2024
1. Loan commitments	15,804,060	281,761	1,069	—	16,086,890	21,803,516
a) Central Banks	—	—	—	—	—	—
b) Public administrations	2,722,005	—	—	—	2,722,005	7,891,710
c) Banks	35,603	—	—	—	35,603	69,822
d) Other financial companies	1,444,760	57,638	—	—	1,502,398	2,161,593
e) Non-financial companies	8,493,736	168,167	89	—	8,661,992	8,580,103
f) Households	3,107,956	55,956	980	—	3,164,892	3,100,288
2. Financial guarantees issued	587,654	577	—	—	588,231	1,085,998
a) Central Banks	—	—	—	—	—	—
b) Public administrations	—	—	—	—	—	—
c) Banks	4,730	—	—	—	4,730	8,099
d) Other financial companies	425,782	—	—	—	425,782	781,103
e) Non-financial companies	137,916	577	—	—	138,493	272,658
f) Households	19,226	—	—	—	19,226	24,138

126 | Interim Report for the six months ended 31 December 2024

2. Other commitments and guarantees issued

	Nominal Value 31 December 2024	Nominal Value 30 June 2024
1. Other guarantees issued	89,387	125,989
of which: non-performing exposures	39	—
a) Central Banks	—	—
b) Public administrations	—	—
c) Banks	458	478
d) Other financial companies	17,676	41,376
e) Non-financial companies	23,208	21,623
f) Households	48,045	62,512
2. Other commitments	123,615	122,106
of which: non-performing exposures	—	—
a) Central Banks	—	—
b) Public administrations	—	—
c) Banks	33,183	33,049
d) Other financial companies	38,274	37,264
e) Non-financial companies	52,158	51,793
f) Households	—	—

Notes to the accounts | Part B - Notes to the consolidated balance sheet | 127

Part C – Information to the Consolidated Profit and Loss Account

SECTION 1

Headings 10 and 20: Net interest income

1.1 Interest and similar income: breakdown

Items/Instrument type	Debt securities	Loans	Other transactions	First half of the year 2024/25	First half of the year 2023/24
1. Financial assets measured at fair value through profit or loss:	67,777	11,031	—	78,808	55,647
1.1 Financial assets held for trading	61,036	698	—	61,734	43,665
1.2 Financial assets designated at fair value	6,391	10,333	—	16,724	11,962
1.3 Other financial assets mandatorily measured at fair value	350	—	—	350	20
2. Financial assets measured at fair value through other comprehensive income	124,774	—	X	124,774	110,517
3. Financial assets measured at amortized cost:	74,045	1,730,454	—	1,804,499	1,785,139
3.1 Due from banks	1,107	123,651	X	124,758	176,538
3.2 Due from customers	72,938	1,606,803	X	1,679,741	1,608,601
4. Hedging derivatives	X	X	—	—	—
5. Other assets	X	X	7,239	7,239	5,126
6. Financial liabilities (1)	X	X	X	—	—
Total	266,596	1,741,485	7,239	2,015,320	1,956,429
of which: interest income on impaired assets	—	22,295	—	22,295	22,606
of which: interest income from finance leases	X	36,248	X	36,248	42,028

(1) Heading “6. Financial liabilities” includes interest expenses as the result of negative interest rates.

128 | Interim Report for the six months ended 31 December 2024

1.3	Interest expenses and similar charges: breakdown

				Other	First half of the	First half of the
Items/Instrument type		Payables	Securities	transactions	year 2024/25	year 2023/24
1.	Financial liabilities measured at amortized cost	(561,074)	(419,809)	—	(980,883)	(839,194)
	1.1 Due to central banks	(7,953)	X	X	(7,953)	(66,965)
	1.2 Due to banks	(211,067)	X	X	(211,067)	(198,486)
	1.3 Due to customers	(342,054)	X	X	(342,054)	(251,431)
	1.4 Securities in issue	X	(419,809)	X	(419,809)	(322,312)
2.	Trading financial liabilities	—	—	—	—	—
3.	Financial liabilities designated at fair value	(3,285)	(13,766)	—	(17,051)	(13,999)
4.	Other liabilities and funds	X	X	—	—	—
5.	Hedging derivatives (1)	X	X	(95,500)	(95,500)	(110,741)
6.	Financial assets (2)	X	X	X	—	—
Total		(564,359)	(433,575)	(95,500)	(1,093,434)	(963,934)
	of which: interest expense relating to lease liabilities	(3,134)	X	X	(3,134)	(2,205)

(1)	Mostly hedges of funding.

(2)	Heading “6. Financial assets” includes interest expenses as the result of negative interest rates.

Notes to the accounts | Part C - Information to the Consolidated Profit and Loss Account | 129

SECTION 2

Heading 40 and 50: Net fee and commission income

2.1	Fee and commission income: breakdown

			First half of the	First half of the
Type of service/Amounts			year 2024/25	year 2023/24
a) Financial instruments			153,631	134,965
	1.	Placement of securities	93,464	79,249
		1.1 Underwriting commitment and/or based on an irrevocable commitment	—	—
		1.2 Without an irrevocable commitment	93,464	79,249
	2.	Receipt and sending of orders and execution of orders on behalf of clients	19,912	15,376
		2.1 Receipt and sending of orders for one or more financial instruments	19,912	15,376
		2.2 Execution of orders on behalf of customers	—	—
	3.	Other commissions associated with activities linked to financial instruments	40,255	40,340
		of which: trading on own account	11,640	11,607
		of which: management of individual portfolio	28,615	28,733
b)	Corporate Finance		176,572	79,850
	1.	Advice on mergers and acquisitions	176,572	79,850
	2.	Treasury services	—	—
	3.	Other commissions connected with corporate finance services	—	—
c)	Advice on investments		5,634	6,100
d)	Netting and settlement		—	—
e)	Collective portfolio management		73,901	55,049
f)	Custody and administration		16,566	13,817
	1.	Depository bank	—	—
	2.	Other fees associated with custody and administration	16,566	13,817
g)	Central administrative services for collective portfolio management		—	—
h)	Fiduciary activities		3,168	3,049
i)	Payment services		20,964	23,570
	1.	Current accounts	6,020	9,312
	2.	Credit cards	8,542	8,221
	3.	Debit cards and other payment cards	4,564	4,252
	4.	Wire transfers and payment orders	523	299
	5.	Other fees linked to payment services	1,315	1,486
j)	Distribution of third-party services		51,847	47,423
	1.	Collective portfolio management	3,682	3,007
	2.	Insurance products	41,274	39,370
	3.	Other products	6,891	5,046
		of which: individual portfolio management	6,891	5,046
k)	Structured finance		—	—
l)	Securitization servicing		193	194
m)	Loan commitments		35,869	36,454
n)	Financial guarantees issued		3,094	3,237
	of which: credit derivatives		—	—
o)	Lending transactions		18,562	15,457
	of which: factoring services		17,445	14,425
p)	Currency trading		51	55
q)	Commodities		—	—
r)	Other commission income		27,495	21,573
	of which: for the management of multilateral trading facilities		—	—
	of which: for the management of organized trading systems		—	—
Total			587,547	440,793

130 | Interim Report for the six months ended 31 December 2024

2.2	Fee and commission expenses: breakdown

		First half of the	First half of the
Services/Amounts		year 2024/25	year 2023/24
a)	Financial instruments	(3,312)	(4,840)
	of which: securities trading	(3,294)	(3,491)
	of which: financial instruments placement	(18)	(1,349)
	of which: management of individual portfolio	—	—
	- Own assets	—	—
	- Under mandate to third parties	—	—
b)	Netting and settlement	—	—
c)	Collective portfolio management	(11,254)	(3,352)
	1. Own assets	—	—
	2. Under mandate to third parties	(11,431)	(3,352)
d)	Custody and administration	(2,629)	(2,293)
e)	Collection and payment services	(12,571)	(10,541)
	of which: credit cards, debit cards and other payment cards	(5,639)	(5,213)
f)	Securitization servicing	—	—
g)	Borrowing commitments	—	—
h)	Financial guarantees received	—	(40)
	of which: credit derivatives	—	—
i)	Off-site distribution of financial instruments, products and services	(11,721)	(7,341)
j)	Currency trading	—	—
k)	Other commission expense	(58,622)	(57,441)
Total		(100,109)	(85,848)

Notes to the accounts | Part C - Information to the Consolidated Profit and Loss Account | 131

SECTION 3

Heading 70: Dividends and similar income

3.1	Dividends and similar income: breakdown

		First half of the year 2024/2025		First half of the year 2023/2024
Item/Income		Dividends	Similar income	Dividends	Similar income
A.	Financial assets held for trading	30,889	9	17,010	3
B.	Other financial assets mandatorily measured at fair value	—	13,029	—	10,540
C.	Financial assets measured at fair value through other comprehensive income	8,232	—	290	—
D.	Equity investments	—	—	186	—
Total		39,121	13,038	17,486	10,543

SECTION 4

Heading 80: Net trading income (expense)

4.1	Net trading income (expense): breakdown

							Net income
							(expense)
			Capital gains	Trading	Capital	Trading	[(A+B) -
Transactions/Income components			(A)	income (B)	losses (C)	losses (D	(C+D)]
1.	Financial assets held for trading		308,325	477,188	(271,509)	(235,803)	278,201
	1.1	Debt securities	98,941	116,853	(62,419)	(104,126)	49,249
	1.2	Equity securities	209,081	359,067	(209,076)	(131,448)	227,624
	1.3	UCIT units	303	1,268	(14)	(229)	1,328
	1.4	Loans	—	—	—	—	—
	1.5	Other	—	—	—	—	—
2.	Trading financial liabilities		—	—	—	—	—
	2.1	Debt securities	—	—	—	—	—
	2.2	Liabilities	—	—	—	—	—
	2.3	Other	—	—	—	—	—
3.	Financial assets and liabilities: currency exchange gains/losses		X	X	X	X	(4,962)
4.	Derivative instruments		1,369,109	1,378,820	(1,392,074)	(1,561,540)	(185,127)
	4.1	Financial derivatives:	1,178,555	1,067,497	(1,185,739)	(1,271,502)	(190,631)
		- On debt securities and interest rates(1)	446,266	677,727	(490,879)	(753,018)	(119,904)
		- On equity securities and stock indexes	706,468	373,022	(637,839)	(508,725)	(67,074)
		- On currencies and gold	X	X	X	X	20,558
		- Other(2)	25,821	16,748	(57,021)	(9,759)	(24,211)
	4.2	Credit derivatives	190,554	311,323	(206,335)	(290,038)	5,504
		of which: natural hedges related to the fair value option	X	X	X	X	—
Total			1,677,434	1,856,008	(1,663,583)	(1,797,343)	88,112

(1)	This includes gains of €19,558 on interest rate derivatives (gains of €33,300 at 30 June 2024).

(2)	This includes derivatives of €39,199 on commodities.

132 | Interim Report for the six months ended 31 December 2024

SECTION 5

Heading 90: Net hedging income (expense)

5.1	Net hedging income (expense): breakdown

			First half of the	First half of the
Income components/Amounts			year 2024/25	year 2023/24
A.	Income from:
	A.1	Fair value hedging instruments	790,528	1,000,899
	A.2	Hedged asset items (fair value)	1,528,948	547,265
	A.3	Hedged liability items (fair value)	18,031	10,871
	A.4	Cash flow hedging derivatives	—	—
	A.5	Assets and liabilities denominated in foreign currency	—	—
Total gains on hedging activities (A)			2,337,507	1,559,035
B.	Charges on:
	B.1	Fair value hedging instruments	(520,368)	(752,085)
	B.2	Hedged asset items (fair value)	(1,276,480)	(97,182)
	B.3	Hedged liability items (fair value)	(533,996)	(712,122)
	B.4	Cash flow hedging derivatives	—	—
	B.5	Assets and liabilities denominated in foreign currency	—	—
Total charges on hedging activities (B)			(2,330,844)	(1,561,389)
C.	Net income from hedging activities (A-B)		6,663	(2,354)
	of which: income (expense) from hedges on net positions		—	—

SECTION 6

Heading 100: Gain (loss) on disposals/repurchases

6.1	Gains (losses) on disposals/repurchases: breakdown

		First half of the year 2024/2025			First half of the year 2023/2024
				Net gain			Net gain
Items/Income components		Gains	Losses	(loss)	Gains	Losses	(loss)
A.	Financial assets
1.	Financial assets measured at amortized cost	5,356	(4,933)	423	12,303	(3,651)	8,652
	1.1 Due from banks	—	—	—	93	(174)	(81)
	1.2 Due from customers	5,356	(4,933)	423	12,210	(3,477)	8,733
2.	Financial assets measured at fair value through other comprehensive income	25,510	(938)	24,572	9,217	(4,815)	4,402
	2.1 Debt securities	25,510	(938)	24,572	9,217	(4,815)	4,402
	2.2 Loans	—	—	—	—	—	—
Total assets (A)		30,866	(5,871)	24,995	21,521	(8,466)	13,055
B.	Financial liabilities measured at amortized cost
1.	Due to banks	—	—	—	—	—	—
2.	Due to customers	—	—	—	—	—	—
3.	Securities in issue	1,018	(1,759)	(741)	1,885	(1,185)	700
Total liabilities (B)		1,018	(1,759)	(741)	1,885	(1,185)	700

Notes to the accounts | Part C - Information to the Consolidated Profit and Loss Account | 133

SECTION 7

Heading 110: Net income (expense) from other financial assets and liabilities measured at fair value through profit or loss

7.1	Net change in the value of other financial assets and liabilities measured at fair value through profit or loss: breakdown of financial assets and liabilities designated at fair value

						Net income
		Capital gains	Gains on	Capital	Losses on	(expense)
Transactions/Income components		(A)	disposal (B)	losses (C)	disposal (D)	[(A+B) - (C+D)]
1.	Financial assets	28,388	3,842	(2,898)	(690)	28,642
	1.1 Debt securities	4,999	3,842	(2,898)	(690)	5,253
	1.2 Loans	23,389	—	—	—	23,389
2.	Financial liabilities	75,471	308	(105,880)	(75,581)	(105,682)
	2.1 Debt securities in issue(1)	50,966	308	(75,301)	(75,581)	(99,608)
	2.2 Due to banks	—	—	—	—	—
	2.3 Due to customers(2)	24,505	—	(30,579)	—	(6,074)
3.	Foreign-currency denominated financial assets and liabilities: currency exchange gains/losses	X	X	X	X	366
Total		103,859	4,150	(108,778)	(76,271)	(76,674)

(1)	Valuation that includes any certificates issued.

(2)	Relating to financing linked to securities exchange transactions with insurance counterparties. Both cases are covered by derivatives and other financial instruments whose value is measured under heading 80.

7.2	Net change in the value of other financial assets and liabilities measured at fair value through profit or loss: breakdown of other financial assets mandatorily measured at fair value

						Net income
		Capital gains	Gains on	Capital losses	Losses on	(expense)
Transactions/Income components		(A)	disposal (B)	(C)	disposal (D)	[(A+B) - (C+D)]
1.	Financial assets	17,337	173	(8,481)	—	9,029
	1.1 Debt securities	—	—	(115)	—	(115)
	1.2 Equity securities	100	—	(2)	—	98
	1.3 UCIT units	16,787	173	(8,364)	—	8,596
	1.4 Loans	450	—	—	—	450
2.	Financial assets: currency exchange gains/losses	X	X	X	X	144
Total		17,337	173	(8,481)	—	9,173

134 | Interim Report for the six months ended 31 December 2024

SECTION 8

Heading 130: Net value adjustments (write-backs) for credit risk

8.1	Net value adjustments for credit risk related to financial assets measured at amortized cost: breakdown

		Value adjustments (1)						Write-backs (2)
											Purchased
						Purchased or					or originated	First half	First half
						originated credit					credit	of the	of the
				Stage 3		impaired assets					impaired	year	year
Transactions/Income components		Stage 1	Stage 2	Write-off	Other	Write-off	Other	Stage 1	Stage 2	Stage 3	assets	2024/2025	2023/2024
A.	Due from banks	(181)	—	—	—	—	—	288	122	—	—	229	(369)
	- Loans	(181)	—	—	—	—	—	251	122	—	—	192	(381)
	- Debt securities	—	—	—	—	—	—	37	—	—	—	37	12
B.	Due from customers	(108,438)	(160,625)	(4,100)	(164,146)	(20)	(18,557)	148,442	74,777	83,799	14,811	(134,057)	(137,420)
	- Loans	(107,195)	(159,785)	(4,100)	(164,146)	(20)	(18,557)	146,377	74,769	83,799	14,811	(134,047)	(137,099)
	- Debt securities	(1,243)	(840)	—	—	—	—	2,065	8	—	—	(10)	(321)
Total		(108,619)	(160,625)	(4,100)	(164,146)	(20)	(18,557)	148,730	74,899	83,799	14,811	(133,828)	(137,789)

8.2	Net value adjustments for credit risk related to financial assets measured at fair value through other comprehensive income: breakdown

		Value adjustments (1)						Write-backs (2)
Purchased
						Purchased or					or originated	First half	First half
						originated credit					credit	of the	of the
				Stage 3	Stage 1	impaired assets	Other				impaired	year	year
Transactions/Income components		Stage 1	Stage 2	Write-off	Other	Write-off	Other	Stage 1	Stage 2	Stage 3	assets	2024/2025	2023/2024
A.	Debt securities	(1,771)	(27)	—	—	—	—	3,813	282	—	—	2,297	(2,005)
B.	Loans	—	—	—	—	—	—	—	—	—	—	—	—
	- To customers	—	—	—	—	—	—	—	—	—	—	—	—
	- To banks	—	—	—	—	—	—	—	—	—	—	—	—
Total		(1,771)	(27)	—	—	—	—	3,813	282	—	—	2,297	(2,005)

Notes to the accounts | Part C - Information to the Consolidated Profit and Loss Account | 135

SECTION 12

Heading 190: Administrative expenses

12.1 Personnel costs: breakdown

			First half of the	First half of the
Type of expense/Sectors			year 2024/2025	year 2023/2024
1)	Employees:		(410,467)	(368,779)
	a)	wages and salaries	(299,737)	(272,361)
	b)	social security contributions	(65,146)	(58,272)
	c)	end-of-service payments	(2,245)	(2,334)
	d)	social security costs	—	—
	e)	provision for statutory end-of-service payments	(10,865)	(9,574)
	f)	provision for retirement plans and similar provisions:	—	93
		- defined-contribution	—	—
		- defined-benefit(1)	—	93
	g)	payments to external supplemental pension funds:	(9,590)	(8,898)
		- defined-contribution	(9,590)	(8,898)
		- defined-benefit	—	—
	h)	expenses resulting from share-based payments	(5,659)	(6,095)
	i)	other employees’ benefits	(17,225)	(11,338)
2)	Other staff in service		(4,073)	(4,228)
3)	Directors and Statutory Auditors		(5,599)	(8,141)
4)	Early retirement costs		(1,200)	(542)
Total			(421,339)	(381,690)

(1)	This figure refers to the benefit deriving from the “curtailment cost” and the “Plan amendments” decided by Caisse Baloise (pension fund of the Swiss subsidiary RAM AI).

12.5 Other administrative expenses: breakdown

	First half of the	First half of the
Type of service/Amounts	year 2024/2025	year 2023/2024
OTHER ADMINISTRATIVE EXPENSES
- legal, tax and professional services	(28,163)	(34,057)
- loan recovery activity	(29,041)	(31,873)
- marketing and communications	(22,090)	(23,984)
- real property expenses	(11,990)	(12,315)
- EDP	(95,764)	(83,824)
- info-providers	(32,083)	(29,869)
- bank charges, collection and payment fees	(16,728)	(15,626)
- operating expenses	(30,450)	(33,261)
- other personnel costs	(11,437)	(8,064)
- other(1)	(13,206)	(39,188)
- indirect taxes and duties	(66,182)	(61,065)
Total other administrative expenses	(357,134)	(373,126)

(1)	As at 31 December 2023, this item included a contribution of €23.8m to the various resolution funds.

136 | Interim Report for the six months ended 31 December 2024

SECTION 13

Heading 200: Net transfers to provisions for risks and charges

13.1	Net transfers for credit risk related to commitments to disburse funds and financial guarantees issued: breakdown

	First half of the			First half of the
	year 2024/25			year 2023/24
		Reallocation of
	Provisions	surplus	Total	Total
Loan commitments	(9,611)	7,492	(2,119)	2,203
Financial guarantees issued	(480)	1,870	1,390	129
Total	(10,091)	9,362	(729)	2,332

13.3	Net transfers to other provisions for risks and charges: breakdown

	First half of the
	year 2024/25
		Reallocation of		First half of the
	Provisions	surplus	Total	year 2023/24
1. Other provisions
1.1 Legal disputes	—	—	—	—
1.2 Personnel expenses	—	—	—	—
1.3 Other	(10,098)	1,090	(9,008)	(4,746)
Total	(10,098)	1,090	(9,008)	(4,746)

SECTION 16

Heading 230: Other operating income (expense)

16.1 Other operating expenses: breakdown

	First half of the	First half of the
Type of service/Amounts	year 2024/2025	year 2023/2024
a) Amounts recovered from customers	(4,664)	(4,229)
b) Sundry costs and expenses (1)	(51,243)	(16,278)
Total other operating expenses	(55,907)	(20,507)

(1)	This item includes the provision for the share of ordinary and extraordinary dividends attributable to minority interests, as well as the interests (interest B) attributable to minority partners in the Arma Partnership.

16.2 Other operating income: breakdown

	First half of the		First half of the
Type of service/Amounts	year 2024/2025		year 2023/2024
a) Amounts recovered from customers	59,541		52,720
b) Leases	4,651		4,310
c) Other income	103,381	(1)	51,770
Total other operating income	167,573		108,800

(1)	This includes €42.7m in gains on EUA listed certificates.

Notes to the accounts | Part C - Information to the Consolidated Profit and Loss Account | 137

SECTION 17

Heading 250: Gains (losses) on equity investments

17.1 Gains (losses) on equity investments: breakdown

		First half of the	First half of the
Income components/Sectors		year 2024/2025	year 2023/2024
1)	Joint ventures
	A. Income	—	—
	1. Write-ups	—	—
	2. Gains on disposal	—	—
	3. Writebacks	—	—
	4. Other gains	—	—
	B. Expenses	(439)	—
	1. Write-downs	(439)	—
	2. Impairment losses	—	—
	3. Losses on disposal	—	—
	4. Other expenses	—	—
Net gain (loss)		(439)	—
2)	Entities under significant influence
	A. Income	232,192	219,127
	1. Write-ups	232,192	219,127
	2. Gains on disposal	—	—
	3. Writebacks	—	—
	4. Other gains	—	—
	B. Expenses	(1,446)	(512)
	1. Write-downs	(1,446)	(512)
	2. Impairment losses	—	—
	3. Losses on disposal	—	—
	4. Other expenses	—	—
	Net gain (loss)	230,746	218,615
Total		230,307	218,615

SECTION 25

Earnings per share

25.1 Average number of ordinary shares on a diluted basis

	First half of the	First half of the
	year 2024/2025	year 2023/2024
Net profit	659,737	611,179
Average number of shares in issue(1)	822,110,311	836,430,591
Average number of potentially diluted shares	6,085,176	4,123,599
Average number of diluted shares	828,195,487	840,554,190
Earnings per share	0.80	0.73
Earnings per share, diluted	0.80	0.73

(1) The number of shares in issue takes into account the shares repurchased under the buyback plan

138 | Interim Report for the six months ended 31 December 2024

Part E – Information on risks and related hedging policies

INTRODUCTION

As part of the Group’s risks governance process, a key role is played by the Risk Management unit, which identifies, measures and monitors all the risks to which the Banking Group (or, the “Group”) is exposed, and manages and mitigates them in co-ordination with the various business areas. The unit’s main duties and responsibilities are described below, along with its characteristics in terms of independence, plus an indication of the role of the other company units in risk management.

For the qualitative disclosure, please refer to Section 2 - Consolidated prudential risks.

SECTION 1

Consolidated accounting risks

The accounting consolidation area includes the line-by-line consolidation of the subsidiary Compass RE (insurance companies), of the subsidiaries excluded from the Banking Group as per the Register of Banking Groups of the Bank of Italy (Compass Rent, MBContact Solutions, and RAM UK), and minor subsidiaries (Quarzo Srl, MBUSA, MB Covered, MB Immobiliere, Spafid Trust, Messier et Associes LLC AND Compass Link), which due to immateriality, as provided for in Article 19 of the CRR, are, instead, consolidated with the equity method within the prudential scope of application.

QUANTITATIVE INFORMATION

A. Credit quality

A.1 Non-performing and performing exposures: amounts, value adjustments, trends and segmentation by earnings

A.1.1 Financial assets by portfolio and credit quality (book value)

				Overdue non-	Overdue	Other
			Unlikely to	performing	performing	performing
Portfolio/quality		Bad loans	pay	exposures	exposures	exposures	Total
1.	Financial assets measured at amortized cost	36.109	233.877	151.468	294.485	66.094.068	66.810.007
2.	Financial assets measured at fair value through other comprehensive income	—	—	—	—	6.387.578	6.387.578
3.	Financial assets designated at fair value	—	—	—	—	1.021.306	1.021.306
4.	Other financial assets mandatorily measured at fair value	450	—	—	—	2.924	3.374
5.	Financial assets held for sale	—	—	—	—	—	—
Total 31 December 2024		36.559	233.877	151.468	294.485	73.505.876	74.222.265
Total 30 June 2024		29.626	231.423	152.604	207.159	70.908.740	71.529.552

Notes to the accounts | Part E - Information on risks and related hedging policies | 139

Overdue performing loans mainly refer to factoring (€61.8m, 0.8% of total performing loans of the performing loans segment) and mortgage loans (51.5m, with an impact of 0.7%). The item also includes net exposures being renegotiated under the terms of collective agreements amounting to €70.4m, consisting primarily of mortgage loans totalling €69.9m. Of the overdue performing loans, the instalments actually unpaid stood at 46% (gross value of €157.5m).

A.1.2 Financial assets by portfolio/credit quality (gross/net values)

		Non-performing				Performing
			Overall		Overall		Overall		Total
		Gross	value	Net	partial	Gross	value	Net	(Net
Portafogli/qualità		exposure	adjustments	exposure	write-offs	exposure	adjustments	exposure	exposure)
1.	Financial assets measured at amortized cost	1,372,337	(950,884)	421,453	1,028	67,081,104	(692,552)	66,388,552	66,810,005
2.	Financial assets measured at fair value through other comprehensive income	—	—	—	—	6,390,609	(3,031)	6,387,578	6,387,578
3.	Financial assets designated at fair value	—	—	—	—	X	X	1,021,306	1,021,306
4.	Other financial assets mandatorily measured at fair value	6,636	(6,186)	450	—	X	X	2,924	3,374
5.	Financial assets held for sale	—	—	—	—	—	—	—	—
Total 31 December 2024		1,378,973	(957,070)	421,903	1,028	73,471,713	(695,583)	73,800,360	74,222,263
Total 30 June 2024		1,336,714	(923,061)	413,653	945	71,103,222	(708,476)	71,115,899	71,529,552

		Assets with obviously poor credit quality		Other assets
Portfolio/quality		Accumulated capital losses	Net exposure	Net exposure
1.	Financial assets held for trading	—	—	10,790,772
2.	Hedging derivatives	—	—	232,945
Total 31 December 2024		—	—	11,023,717
Total 30 June 2024		—	—	12,182,842

140 | Interim Report for the six months ended 31 December 2024

Information on sovereign debt exposures

A.1.2a Exposures to sovereign debt securities by state and portfolio(*)

		Non-performing				Performing
		Gross	Individual	Portfolio	Net	Gross	Portfolio	Net	Total net
Portfolio/quality		exposure	adjustments	adjustments	exposure	exposure	adjustments	exposure	exposure(1)
1.	Financial assets held for trading	—	—	—	—	X	X	659,533	659,533
Italy		—	—	—	—	X	X	695,556	695,556
United States		—	—	—	—	X	X	33,352	33,352
France		—	—	—	—	X	X	21,139	21,139
Germany		—	—	—	—	X	X	(18,449)	(18,449)
Other		—	—	—	—	X	X	(72,065)	(72,065)
2.	Financial assets measured at fair value through other comprehensive income	—	—	—	—	5,525,853	—	5,525,853	5,525,853
Italy		—	—	—	—	3,965,881	—	3,965,881	3,965,881
United States		—	—	—	—	191,069	—	191,069	191,069
France		—	—	—	—	342,534	—	342,534	342,534
Germany						760,040		760,040	760,040
Other		—	—	—	—	266,329	—	266,329	266,329
3.	Financial assets measured at amortized cost	—	—	—	—	3,447,964	—	3,447,964	3,447,964
Italy		—	—	—	—	2,109,727	—	2,109,727	2,109,727
United States		—	—	—	—	744,190	—	744,190	744,190
France		—	—	—	—	508,589	—	508,589	508,589
Germany		—	—	—	—	53,394	—	53,394	53,394
Other		—	—	—	—	32,064	—	32,064	32,064
Total 31 December 2024		—	—	—	—	8,973,817	—	9,633,350	9,633,350

(*)	This does not include financial or credit derivatives.
(1)	The net exposure includes positions in securities (long and short) measured at fair value (including the outstanding accrual) except for assets held to maturity which are measured at amortized cost, whose implied fair value is €8m.

A.1.2b Exposures to sovereign debt securities by portfolio

	Trading Book(1)			Banking Book(2)
Portfolio/quality	Nominal Value	Book value	Duration	Nominal Value	Book value	Fair Value	Duration
Italy	579,646	695,556	1.30	5,959,927	6,075,608	6,080,012	4.63
Germany	36,382	33,352	5.13	1,023,317	935,259	929,029	1.13
France	23,050	21,139	3.70	860,000	851,123	850,150	2.37
United States	(21,226)	(18,449)	1.61	795,000	813,433	810,161	2.83
Other	(47,017)	(72,065)	—	282,300	298,393	298,071	—
Total 31 December 2024	570,835	659,533		8,920,544	8,973,816	8,967,423

(*)	This figure does not include forward sales with a notional amount of €605m.

(1)	This item does not include sales on the Bund/Bobl/Schatz future (Germany) for €200m (with a positive fair value of €2.5m) and sales on the BTP future (Italy) for €438m (with a negative fair value of €8.4m); moreover, net hedging purchases of €493m, €313m of which attributable to France country risk and €300m of which to Germany country risk, were not counted.

(2)	This item does not include the instrument linked to the appreciation of Greek GDP (referred to as “GDP Linkers Securities”).

Notes to the accounts | Part E - Information on risks and related hedging policies | 141

Information on structured entities

In accordance with the provisions of IFRS 12, the Group treats the entities it sets up in order to achieve a limited and well-defined objective regulated by contractual agreements that often impose narrow restrictions on the decision-making powers of its governing bodies as structured entities (i.e. special purpose vehicles, SPV, or special purpose entities, SPE). Such entities are structured to ensure that the voting rights (or similar) are not the main factor in establishing who controls them (the relevant activities are often governed by contractual agreements agreed when the entity itself is structured and are therefore difficult to change).

B.1 Consolidated structured entities

As stated in Part A – Section 3 of the Notes to the Accounts, the securitization SPV established pursuant to Italian law 130/99, namely Quarzo S.r.l., as well as MB Funding Lux S.A., a company incorporated under Luxembourg law and 100%-owned by Mediobanca S.p.A., are included in the Group’s area of consolidation.

B.2 Structured entities not consolidated in accounting terms

The Group has no other interests in the capital of structured entities to report, apart from the stock units held in UCITs in connection with its activities as sponsor (Mediobanca Premier, CMB Monaco, Polus Capital Management and RAM Active Investments) and as investors in funds promoted by Mediobanca S.p.A. and Mediobanca International, which include Seed Capital activities for funds managed by Group companies. In particular, it should be noted that:

With regard to RAM Active Investments SA funds, the Parent Company subscribed to investments for a NAV of €176.9m (€167.5m at 30 June last), which concerns RAM Global Sustainable Income Equities (€18.4m), RAM Stable Climate Global Equities (€37.2m), RAM Global Multi-Asset (€40.8m), RAM Asia Bond Total Return (€16.8m), RAM Mediobanca Strata UCITS Credit (€63.7m); all of the above investments are UCITS established under Luxembourg law with a NAV calculated daily, to which direct investments of €3.5m should be added.

With regard to Polus Capital Management, the Group has investments in place for €194.9m (€224.4m as at 30 June last); specifically, the Parent Company invested €80.9m in the credit fund Polus European Loan Fund, €41.7m in European CLO vehicles (€5.5m in CLI Holdings I and €36.3m in CLI Holdings II)(1), €15.4m in the new US CLOs (€14.3m in CLO US I and €1.1m in the second transactions in the warehousing phase), €49.2m in the alternative closed-end fund under Luxembourg law Polus Special Situations Fund(2) subscribed by Mediobanca International Luxemburg and finally €7.6m in direct investments by Polus for risk retention purposes (including €2.8m in CLO US).

(1)	For the latter, it should be noted that during the financial year, a hedging transaction was negotiated with a major insurance company via insurance policy. For further details, please refer to Section C-Securitization Transactions.

(2)	With regard to the PSSF structure, investments are made through three Feeder funds (société en commandite spéciale) denominated in various currencies (USD, EUR, GBP) and flow into a Master fund (also société en commandite spéciale) denominated in Euros which implements the investment strategy. The General Partner of the fund is Polus Special Situations Fund (GP) S.A.R.L, which is responsible for the operation of the fund, but does not make investments and has no economic interest in it. Polus Capital Management Limited is the Portfolio Manager of PSSF.

142 | Interim Report for the six months ended 31 December 2024

Finally, with regard to the funds managed by Mediobanca SGR and Mediobanca Management Company, the Group subscribed to funds for €24.1m (€21.1m at 30 June last), which included €14.1m subscribed by the Parent Company mainly in the Mediobanca Euro High Yield (€4.8m) and Mediobanca Social Philanthropy (€8.6m) funds, in addition to investments of €10m subscribed by Mediobanca Premier in the new Mediobanca Candriam Global High Yield bond fund, whose management has been entrusted to Candriam.(3)

Mediobanca also invests in the Negentropy RAIF fund, an alternative investment fund incorporated under Luxembourg law managed by Negentropy Capital Partners Limited, with a carrying amount of €54.9m (€61.3m as at 30 June last).

B.2.1 Structured entities consolidated prudentially

As at 31 December there was no disclosure to be made as no instances of this type of interest apply.

B.2.2 Other structured entities

As at 31 December there was no disclosure to be made as no instances of this type of interest apply.

The process of delegating and sub-delegating investment activities, along with the broad powers of discretion afforded to delegates and the temporary nature of the investments mean that the ability to impact on returns stipulated by IFRS 10 as a precondition for establishing control of SICAVs does not apply in these cases; hence Mediobanca does not have direct control.

Asset-Backed SPEs

The entities in this case have been set up to acquire, build or manage physical or financial assets, for which the prospect of recovering the credit concerned depends largely on the cash flows to be generated by the assets.

(3)	The fund’s assets are managed taking into account Sustainable Finance criteria, i.e. Environmental, Social and Corporate Governance factors (ESG factors) in addition to traditional financial factors. The fund is configured as a product pursuant to Article 8 of Regulation (EU) 2019/2088, as, among other things, it meets environmental, social and good governance characteristics. This financial product considers the principal adverse impacts (PAI) in line with environmental, social and good governance objectives and as defined at company and Group level.

Notes to the accounts | Part E - Information on risks and related hedging policies | 143

As part of its ordinary lending operations, the Group finances asset-backed SPEs but without holding any form of direct equity stake or interest in them, hence this does not qualify as acting as sponsor.

Hold to Collect lending transactions, recorded under asset Heading 40, “Financial assets measured at amortized cost – due from customers: composition”, in which the Group is the sole lender, involve an amount of €559m.

B.2 Leveraged finance transactions

The scope of Leveraged Transactions, according to the ECB definition, concerns exposures to counterparties with a sub-investment grade rating whose ratio between the total gross committed debt and EBITDA is higher than 4 at the time of disbursement (if it higher than 6, the transactions are classified as “Highly-Leveraged Transactions”) as well as controlled (control or ownership of more than 50% of the share capital) by a Financial Sponsor.

As at 31 December, the overall exposure of Leveraged Transactions was substantially unchanged at €3,388m(4) (€3,410m last June), which includes approximately 36% of “Highly Leveraged Transactions” (HLT) (these were 43% at the beginning of the year); this exposure represents approximately 15% of the overall Corporate Loan portfolio with a share of B-rated exposures under 10%, in line with last June.

(4)	This consists in performing and impaired exposures (€6m) and includes off-balance sheet exposures (commitments and derivatives) of €1,203m.

144 | Interim Report for the six months ended 31 December 2024

SECTION 2

Consolidated prudential risks(*)

1.1 CREDIT RISK

QUALITATIVE INFORMATION

Although risk management is the responsibility of each individual business unit, the Risk Management Unit presides over the functioning of the Group’s risk system, defining the appropriate global methodologies for measuring risks, current and future, in conformity with the regulatory requirements and the Group’s own operating choices identified in the RAF(5), monitoring risks, and ascertaining that the various limits established for the various business lines are complied with.

Risk Management is organized around local teams based at the various Group companies, in accordance with the principle of proportionality, under the co-ordination of the Risk Management unit at Parent Company Mediobanca S.p.A. (the “Group Risk Management Unit”), which also performs specific activities for the Parent Company scope of risk, in the same way that the local teams do for their own companies. The Group Risk Management unit, reporting directly to the Chief Executive Officer, under the direction of the Group Chief Risk Officer, comprises the following organizational units: i) Risk Integration, responsible for monitoring the Group’s capital and liquidity adequacy, coordinating cross-unit ICAAP and ILAAP processes, also implementing a continuous management system within the risk management framework and in particular in the RAF; the unit also monitors IRRBB and CSRBB risks and is responsible for the Resolution Plan; ii) Credit Risk Management, responsible for the general guidance and governance of credit risk, ensures the development and supervision of credit risk measurement methods, defines the management frameworks and processes (granting, monitoring, classification and evaluation) and monitors the performance of the credit portfolio; iii) Credit Analysis, which is responsible for carrying out credit risk analysis, assigning internal ratings to counterparties and the loss parameter in the event of insolvency; iv) Market Risk Management, which monitors market and counterparty risks and validates fair value methods; v) Non-financial Risk Management, responsible for monitoring operational and fraud risks, risks related to the distribution of investment products and services to customers, IT and security risks, as well as outsourcing risks; vi) Internal Validation & Control, which defines the methods, processes, tools and reports to be drafted in internal validation activities, carries out the validation of the Group’s risk measurement systems, defines and carries out control activities on the Parent Company’s main credit processes; vii) Risk Coordination, supports the Chief Risk Officer and the Risk unit in relations with Management and corporate bodies, as well as with the Group companies’ risk management units; plans and monitors risk management projects and issues involving various specialist units and defines the framework for managing ESG impacts on the various vertical risks.

(*)	The following companies are excluded from the prudential consolidation area: Compass RE, Compass Rent, MBContact Solutions, RAM UK, Quarzo Srl, MBUSA, MB Covered, MB Immobiliere, Spafid Trust, MA USA and Compass Link. Please see Section 1 - Consolidated Accounting Risks in this Part E.

(5)	On 27 June 2024, the Board of Directors approved the Policy update on the definition of Risk Appetite and calibration of the risk appetite statement (RAS). In this Framework, based on the strategic plan and the maximum tolerable risk, the Group defines the level and type of risks which the Bank intends to assume, plus any objectives, tolerance thresholds and operating limits to be complied with under normal operating and stress conditions.

Notes to the accounts | Part E - Information on risks and related hedging policies | 145

2. Credit risk management policies

2.1 Organizational aspects

The Group has adopted a risk governance and control system structured across a variety of organizational units involved in the process, ensuring that all relevant risks to which the Group is or might be exposed are managed effectively, and at the same time guaranteeing that all forms of operations are consistent with their own risk appetite.

The Board of Directors, in view in particular of its role of strategic supervision, is responsible for approving strategic guidelines and directions of the Risk Appetite Framework (RAF), the adoption of Internal Rating Systems (IRB) at the Parent Company level and the Roll-Out Plan for gradually extending the IRB approach across the whole Group, business and financial plans, budgets, risk management and internal control policies, and the Recovery Plan drawn up in accordance with the provisions of the Bank Recovery and Resolution Directive (Directive 2014/59/EU).

The Risk Committee assists the Board of Directors in performing monitoring and investigation duties in respect of internal controls, risk management, and accounting infrastructure. The Statutory Audit Committee supervises the risk management and control system as defined by the RAF and the internal controls system, assessing the effectiveness of the structures and units involved in the process and coordinating them.

As part of the Parent Company’s risk governance system, the following senior management committees have specific responsibilities in the processes of taking, managing, measuring and controlling risks: Group Risk Management Committee, responsible for issuing guidance at the Group level in respect of all risks (not including the risk of conduct); Credit and Market Committee, with decision-making powers over credit, counterparty and market risks; New Operations Committee, for the preventive evaluation of new activities and approval of the entry into new sectors, new products and related pricing models.

2.2 Management, measurement and control systems

In the process of defining its Risk Appetite Framework (“RAF”), Mediobanca has determined the level of risk (overall and by individual type) which it intends to assume in order to pursue its own strategic objectives, and has identified the metrics to monitor and the relevant tolerance thresholds and risk limits. The RAF is the framework which links risks to the company’s strategy (translating mission and strategy into qualitative and quantitative risk variables) and risk objectives for the company’s operations (translating risk objectives into limits and incentives for each area).

As required by the prudential regulations, the formalization of risk objectives, through definition of the RAF, which are consistent with the maximum risk that can be taken, the business model and strategic guidance is a key factor in establishing a risk governance policy and internal controls system with the objective of enhancing the bank’s capability in terms of governing its own company risks, and also ensuring sustainable growth over the medium and long term. In this connection, the Group has developed a Risk Appetite Framework governance model which identifies the roles and responsibilities of the Corporate Bodies and units involved, with co-ordination mechanisms instituted to ensure the risk appetite is suitably incorporated into the management processes.

146 | Interim Report for the six months ended 31 December 2024

In the process of defining its Risk Appetite, the Parent Company:

–	identifies the risks which it is willing to assume;

–	defines, for each risk, the objectives and limits in normal and stressed conditions;

–	identifies the action necessary to bring the risk back within the set objective.

To define the RAF, based on the strategic positioning and risk profile set by the Group as its objective, the Risk Appetite statement is structured into metrics and risk thresholds, to be identified with reference to the following framework risk pillars, in line with best international practice: capital adequacy, liquidity and funding adequacy, profitability, bank-specific factors and non-financial risks. The Board of Directors has a proactive role in defining the RAF, guaranteeing that the expected risk profile is consistent with the Strategic Plan, budget, ICAAP and Recovery Plan, and structured into adequate and effective metrics and limits. For each pillar analysed, the risk assumed is set against a system of objectives and limits representative of the regulatory restrictions and the Group’s general attitude towards risk, as defined in accordance with the strategic planning, the internal capital adequacy assessment process (ICAAP), the internal liquidity adequacy assessment (ILAAP) and risk management processes.

In addition to identifying and setting the risk appetite parameters, the Bank also governs the mechanisms regulating the governance and processes for establishing and implementing the RAF, in terms of updating/reviewing, monitoring, and reporting to the Committees and Corporate Bodies. Based on its operations and the markets in which it operates, the Group has identified the relevant risks to be submitted to specific assessment in the course of the reporting for the ICAAP (Internal Capital Adequacy Assessment Process),(6) appraising its own capital adequacy from both a present and future perspective which takes into account the strategies and development of the reference scenario. As required by the provisions of the Capital Requirements Directive IV (“CRD IV”), the Group prepares an Internal Liquidity Adequacy Assessment Process document (ILAAP), describing the set of policies, processes and instruments put in place to govern liquidity and funding risks. The Group’s objective is to maintain a level of liquidity that enables it to meet ordinary and extraordinary payment obligations, while minimizing costs at the same time. The Group’s liquidity management strategy is based on the desire to maintain an appropriate balance between potential inflows and potential outflows, in the short and the medium/long term, by monitoring both regulatory and management metrics, in accordance with the risk profile defined as part of the RAF.

(6)	In line with the provisions of the Bank of Italy contained in Circular No. 285 “Supervisory instructions for banks” of 17 December 2013 and subsequent updates.

Notes to the accounts | Part E - Information on risks and related hedging policies | 147

2.3 Methods for measuring expected losses

Under IFRS 9 “Financial Instruments”, assets not measured at fair value on a regular basis (i.e. financial assets and liabilities measured at amortized cost and off-balance sheet exposures) must be tested for impairment based on expected losses.

The internal rating models are the baseline instrument for determining the risk parameters to be used in calculating expected losses, subject to the regulatory indicators being adjusted for aspects which are not suitable to be used directly in an accounting environment (e.g. in some cases reconverting the data to reflect a “point-in-time” approach). Under IFRS 9, expected losses are calculated as the product of the PD, LGD and EAD metrics. This calculation is based on the residual life for instruments that have undergone a significant risk deterioration (referred to as “Stage 2”) or that show objective signs of deterioration (“Stage 3”) and over a 12-month horizon for instruments that do not fall into the previous categories (“Stage 1”). For off-balance sheet exposures, credit conversion factors arising from internal models are used to calculate expected losses; if there are no specific models, the factors associated with the standard EAD calculation are used.

The Group adopts qualitative and quantitative criteria to establish whether there has been a significant increase in credit risk (SICR), using backstop indicators, such as accounts which are thirty or more days overdue or have been classified as forborne, to assess whether or not they should be treated as Stage 2. Cases of low-risk instruments at the recording date are identified, compatible with classification as Stage 1 (low credit risk exemption), where there is a BBB- rating on the Standard & Poor’s scale, or a corresponding internal PD estimate.

Consistent with the options granted by IFRS 9, a change in forward-looking PD is used as the benchmark quantitative metric for measuring the Significant Increase in Credit Risk (SICR) for the purpose of identifying positions to be classified as Stage 2. As of this financial year, the Group finally adopted the method that provides for lifetime PD comparison between reference and origination date (replacing the 12-month PD)(7) with the lifetime PD variation range being selected for the transfer to Stage 2. The quality items observed are specific for each Group company.

Provisioning reflects the sum of the expected credit losses (over a time horizon of twelve months or based on a lifetime approach(8) depending on the relevant Stage), discounted at the effective interest rate. The expected credit loss is the result of a joint assessment of three scenarios, a baseline scenario and two alternative scenarios. The scenarios, drawn up at Group level, are revised at least once every six months.(9) In particular, scenarios are defined by the designated Group Economic and Macro Strategy (GEMS) unit, which is also responsible for assigning the relevant weights.

(7)	With the exception of a residual corporate factoring portfolio for which the lifetime SICR will be adopted during 2025.
(8)	The lifetime approach considers the contractual expiry of the exposure where possible. For products which do not have a contractual expiry date (e.g. credit cards, bill repayment plans, cancellable credit lines, current accounts or overdrafts on current account), the calculation is made over a 12-month time horizon.
(9)	In December 2024, the scenarios and weights applied in June 2024 were prudentially maintained for the consumer credit and retail factoring assets in order to prevent short-term volatility not reflected in operating trends.

148 | Interim Report for the six months ended 31 December 2024

The Mediobanca Group uses additional overlays to hedge against the risk towards business sectors still particularly exposed to inflationary pressure and more generally against the uncertainties of the macroeconomic scenario, confirming the choices made in the previous financial year. The Group has also completed the review of the relevant internal regulations, among others, with the aim of strengthening the governance of overlays in terms of the decision-making process and in terms of possible eventualities, to be implemented during 2025.

2.4 Credit risk mitigation techniques

The Group has put in place a system for managing credit risk mitigation techniques, which covers the entire process of obtaining, assessing, supervising and implementing the mitigation instruments in use. The requirements for eligibility of collateral and guarantees are set out in Regulation (EU) 575/2013 of the European Parliament and of the Council as amended (the “CRR”). The Group has also compiled specific criteria by which collateral not recognized for regulatory purposes may in any case be recognized at the operating level as effective to mitigate credit risk.

The use of financial instruments or of moveable and immoveable assets as collateral and of personal guarantees is widespread in lending activity. In particular:

–	mortgage guarantees: when mortgages are taken out, valuations are required from independent experts; specific procedures are also in place to calculate the fair value of the asset and monitor it at regular intervals, based on market indicators furnished by external information providers; further valuations are also required in cases where significant departures are noted from the most recent valuation available;

–	pledges: pledges are valued according to the market value for listed financial instruments, or on the basis of their expected realizable value; prudential haircuts are then applied to the values thus calculated which differ according to the financial instruments over which the pledge has been made.

The Group also adopts risk mitigation policies by entering into netting and collateral agreements, verifying whether the agreements are legally valid and meet the regulatory criteria to be recognized for prudential purposes.

Credit Risk Mitigation activities are governed by specific Directives adopted by the Group companies concerned. The specific nature of the products originated by the individual businesses and the forms of collateral securing them, as well as the different organizational models necessarily adopted by the various Group Legal Entities, means that different CRM processes must coexist within the Group as a whole. In particular, the phases of obtaining the collateral, checking, reporting and assessing its eligibility may be performed by different units. However, the role of Risk Management unit in setting eligibility criteria for regulatory and management purposes remains central, and the Group Risk Management unit is responsible for supervising overall consistency in this area. Controls of the mitigation instruments are included in the general risk control and management framework.

In Private Banking in particular, the situations most at risk have been identified, and for “Lombard” credit in particular work has begun quickly on restoring the collateral margins typically associated with this form of credit. The overall exposure reflects both portfolio diversification for the collateral and the haircuts required when the lending value is determined.

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3. Non-performing credit exposures

The Group is distinguished by its prudent approach to risk, which is reflected in the fact that its overdue exposure levels (Non-performing loan - NPL) are among the lowest seen in the Italian national panorama. The Group’s management of non-performing loans also helps to keep their level low on the books, including the use of different options typically available, such as disposals (of both individual assets and portfolios), collateral enforcement, and negotiation of restructuring agreements.

The Group uses a single, like-for-like definition for the concepts of “default” as defined by the regulations on regulatory capital requirements, “non-performing”, used for supervisory reporting statistics, and Stage 3 assets, or “credit-impaired” assets, as defined by the accounting standards in force. In this regard, the Group has implemented the EBA Guidelines on the adoption of the definition of default (EBA/GL/2016/07), Delegated Regulation (EU) 2018/171 of the Commission of 19 October 2017, and Regulation (EU) 2018/1845 of the ECB of 21 November 2018. In line with these principles, instances of assets which qualify as “non-performing” include:

–	exposures identified using the 90 days past due principle, based on which the regulations referred to above have standardized the calculation criteria in use at EU level (in particular with reference to the applicable materiality thresholds, and the irrelevance of which instalment in particular is established as being past due for calculation purposes);

–	cases in which the credit obligation has been sold, leading to material losses in relation to the credit risk;

–	debt restructuring which entails a cost, i.e. restructuring the debt of a borrower who is in or is about to encounter difficulties in meeting their own financial obligations, which may imply a significantly reduced financial obligation;

–	cases of insolvency or other systems of protection covering all creditors or all unsecured creditors, the terms and conditions of which have been approved by a judge in a court of law or another competent institution;

–	instances identified through other indicators of a borrower being unlikely to pay, such as the enforcement of guarantees, breach of given financial leverage ratios, negative evidence in information systems such as central credit databases, or the borrower’s sources of income suddenly becoming unavailable.

This approach is adopted differently within the individual Group companies, which, depending on the specific monitoring processes they have implemented, may choose to detect non-performing positions before the 90 days past due status by running individual analyses or applying automatic algorithms. Equally, the accounting measurement of non-performing exposures may reflect either the analysis of individual positions, or be based on identifying clusters of similar positions, depending on the specific nature of the Group company’s business.

At the monitoring stage, the write-off for credit losses on financial assets is also assessed, i.e. when in part or in whole. Those write-offs are possible even before completion of the legal action to recover the asset, and this does not necessarily entail waiving the legal right to recover the amount.

150 | Interim Report for the six months ended 31 December 2024

In order to adequately monitor the management of NPL portfolios, in recent years, several measures have been issued by the Regulator for the purpose of directing the financial sector towards minimizing their stocks of non-performing portfolios and speeding up recovery. On 26 April 2019, the European Parliament published an amendment to Regulation (EU) 575/2013 (CRR) in the Official Journal with the inclusion of rules to be applied for the coverage of NPLs (referred to as Calendar Provisioning) deriving from loans granted starting from the date of issue of the amended Regulation. For supervisory reporting purposes, Calendar Provisioning requires the full hedging of non-performing loans once they have been held in the portfolio for a defined period.

4.	Financial assets subject to commercial renegotiations and forbearance measures

Financial assets may be subject to contractual amendments based primarily on two different needs: maintaining a mutually satisfactory commercial relationship with clients, or re-establishing/improving the credit position of customers who are facing, or about to face, difficulties in complying with the commitments they have entered into.

The former case, defined as commercial renegotiation, recurs when the client might want to end the relationship, as a result of its credit quality and of favourable market conditions. In a situation such as this, changes can be made at the client’s initiative or on a preventative basis in order to maintain the relationship with the client by improving the commercial terms offered, without prejudice to a satisfactory return on the risk and in compliance with the general strategic objectives (e.g. in terms of target customers).

The second case, which corresponds to the notion of forbearance measure, is detected in accordance with specific regulations when contractual amendments are made or refinancing arrangements are entered into.

For an exposure to be classified as forborne, the Group assesses whether or not such concessions (typically rescheduling expiry dates, suspending payments, refinancing operations or waivers to covenants) occur as a result of a situation of financial difficulty which can be traced to the accumulation, actual or potential (if concessions are not granted), of more than thirty days past due. Assessment of the borrower’s financial difficulties is based primarily on individual analysis carried out as part of corporate banking and leasing business, whereas certain predefined conditions apply in the case of consumer credit activities (for example, observation of deferrals granted) and real estate loans (e.g. whether the borrower has been made unemployed, cases of serious illness and/or divorce and separation).

Both non-performing exposures and exposures whose difficulties are still compatible with their being treated as performing may be classified as forborne. However, as described in the previous sections, a position being assigned the status of “forborne” is considered to be incompatible with its being treated as Stage 1. For this reason, based on the regulations on supervisory statistical reporting, there is a minimum period of time during which an exposure can be classified as “forborne” and this is reflected in the prudential transitions between Stages 1, 2 and 3. For instance, when concessions have been made in respect of Stage 2 exposures, these exposures cannot return to Stage 1 in less than two years, in line with the

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minimum duration requirement of two years provided for the “forborne performing exposure” status (during this period, the status can only be downgraded to reflect the exposure’s transition to non-performing, if any). Similarly, exposures in Stage 3 cannot return to Stage 1 in less than three years, in line with the one-year duration requirement for “forborne non-performing exposure” status, followed (unless the non-performing status needs to be prolonged) by the two-year minimum duration requirement for the “forborne performing exposure” status.

To return to Stage 1, exposures must give proof of having fully recovered their credit quality and the conditions requiring them to be classified as “forborne” must have ceased to apply. Accordingly, monitoring activities over transitions to Stages 2 or 3 are the same as monitoring activities over exposures which have not moved from Stage 1. However, “forborne” exposures that have returned from Stage 3 to Stage 2 are subject to enhanced monitoring, providing that if there is a delay of more than thirty days in payment or if a new forbearance measure is applied, the exposure will immediately return to Stage 3 for prudential purposes.

5. Details by business segment

Corporate activity

The Group’s internal system for managing, evaluating and controlling its credit risk exposure reflects its traditional policy based on prudence and a highly selective approach: risk assumption is based on an analytical approach grounded on an extensive knowledge of the entrepreneurial, asset and management operations of each financed company, as well as of the economic framework in which it operates. During the analysis, all the necessary documentation was acquired in order to carry out an adequate assessment of the borrower’s credit quality and define the correct remuneration of the risk assumed; the analysis included assessments of the duration and amount of credit lines, monitoring of suitable collateral and use of contractual commitments (covenants) aimed at preventing the deterioration of the counterparty’s credit quality.

With reference to the correct adoption of Credit Risk Mitigation techniques, specific activities are implemented to define and meet all the requirements to ensure that the real and personal guarantees have the maximum mitigating effects on the exposures.

To determine credit risk, counterparties are analysed and an internal rating is assigned by the Risk Management unit on the basis of internal models which take into account the specific quantitative and qualitative characteristics of the counterparty. The proposed transactions are also subject to the application of LGD models where appropriate.

Loans originated by the business divisions are appropriately assessed by the Risk Management unit and regulated in accordance with the powers for approval and management of the most significant transactions, through screening at different operating levels.

The Risk Management unit also carries out a review of the ratings assigned to the counterparties at least once a year. Approved loans must also be reviewed and confirmed by the approving body with the same frequency.

152 | Interim Report for the six months ended 31 December 2024

Expected credit losses is calculated individually for non-performing items and based on PD and LGD indicators of the performing portfolio. For individual provisioning, valuations based on discounted cash flows and ratio analysis balance sheet are applied to businesses under the going-concern assumption, while an asset valuation is used in case of liquidation. With regard to performing loans, the PD parameters are obtained according to the through-the-cycle rating approach used to develop the internal rating model which is then converted to the point-in-time approach. LGDs are calculated according to the modelling used for regulatory calculation, stripped of elements that are more closely attributable to the requirements for internal models, including, in particular, the downturn effect, indirect costs and further prudential items. The parameters used to quantify the expected credit loss (as well as the regulatory parameters) are in any case subject to regular evaluation by corporate units. The forward-looking component of the models is the result of the risk indicators applied to the macroeconomic scenarios defined internally.

In terms of monitoring the performance of individual credit exposures, Mediobanca has adopted an early warning system to identify a list of counterparties (known as the “watch list”) requiring in-depth analysis on account of their potential or obvious weaknesses. The exposures identified are then classified by level of alert (Amber or Red for performing accounts, Black for non-performing items) and are reviewed regularly to identify the most appropriate mitigation actions to be taken. A counterparty’s inclusion in the watch list is used as qualitative information regarding its allocation to Stage 2, which includes counterparties classified as “Amber” or “Red”. All forborne positions are also subject to specific monitoring; it should be noted that these positions are also classified in the watch list.

Leases

Risk evaluation is in general based on individual investigations that are conducted using similar methods to those required for Corporate activities. Furthermore, for small-denomination transactions, valuation and approval are required through the use of a credit-scoring model developed according to an historical series, differentiated by product type and by legal nature of the counterparty (type of requesting company).

The activities of analysis, disbursement, monitoring, and credit risk control are significantly supported by the Company’s Information System; the asset being leased is also subject to a technical assessment.

With a view to aligning risk management with the current complex financial and market scenario, the approval rights have also been revised and the measurement and control processes enhanced through the institution of regular valuations of performing loans, including from an early warning perspective for the purpose of the counterparty’s possible inclusion in the watch list. Disputes are managed in a variety of ways which prioritize either recovery of the amount owed or the asset under lease, according to the specific risk profile of the account concerned.

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The quantification of provisions for non-performing accounts requires individual analysis to establish the estimated loss, taking into account the protection value of the assets resulting from regularly updated expert valuations, prudentially revised downwards, and any other form of collateral. Scenarios referred to selling strategies are also factored in. The portfolio of performing assets is valued on the basis of internal PD and LGD parameters. To define the PD parameters, through-the-cycle transition matrices for the management models based on internal data are used, which are then converted to point-in-time versions. The forward-looking component is factored in by applying the macroeconomic scenarios defined internally to the PD estimates. The LGD estimates for the exposures differ according to type of product (vehicle leasing, core goods, yachts and property), and are subjected to the same macroeconomic scenarios defined internally to obtain forward-looking data.

The criteria for the transition of leasing transactions to Stage 2 include the PD increase quantitative criterion, classification as forborne performing positions, positions 30 days past due and, for shared counterparties, evidence from the Parent Company’s watch list regarding Corporate customers (counterparties classified as “Amber” or “Red” will be included in Stage 2).

Consumer credit

Consumer credit operations are performed primarily by Compass, where applications for finance are approved on the basis of a credit scoring system tailored to individual products. The scoring grids have been developed from internal historical series, enhanced by data provided by central credit bureaux. Points of sale are linked electronically to the Company’s headquarters, to ensure that applications and credit scoring results are processed and transmitted swiftly. Under the Group’s system of powers, approval is required by the relevant headquarters units for increasing combinations of amount and expected loss, in accordance with the authorization levels established by the Board of Directors.

From the first instance of non-payment, the loan management process requires using the entire range of recovery procedures (postal and telephone reminders, external recovery agents, or legal recovery action). In the presence of minimal signals, such as queuing (always considered forbearance) or slight but repeated delays in association with negative evidence found in third party databases, the loan is classified according to the principle of “unlikeliness to pay”. After six unpaid instalments (or four unpaid instalments in particular cases, such as credit cards), the client is deemed to have lapsed from the time benefit allowed under Article 1186 of the Italian Civil Code. As from the six months after such lapse has been established, accounts for which legal action has been ruled out on the grounds of being uneconomic are sold via competitive procedures to factoring companies, for a percentage of the value of the principal outstanding, which reflects their estimated realizable value. In this regard, targeted actions will be implemented during 2025 to counteract the increase in NPLs linked to the gradual return to the default rates that were common during the pre-Covid period, which mainly include the use of write-offs and review of the transfer timing.

Provisioning is determined collectively on the basis of PD, LGD and EAD metrics which are estimated using internal models and conditional upon macroeconomic factors using satellite models. To estimate PD and LGD parameters for the purpose of calculating lifetime losses, through-the-cycle transition matrices calculated separately by product type were used

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in line with internal operating processes (revolving / balance payment credit cards, special-purpose loans, low-risk personal loans, high-risk personal loans, small tickets and salary-backed loans to public servants, private individuals or retirees). Once the parameters not conditioned by recent historical evidence have been obtained, the forward-looking component is factored in by conditioning PDs, the transition matrices related thereto, and LGDs with specific macroeconomic models based on the Group’s internal scenarios and on recent trends in internal default and loss rates.

In consumer credit, in addition to the quantitative criterion based on changes in the PD on a lifetime basis, specific quality indicators are used to classify exposures as Stage 2, such as the existence of suspension measures, the existence of other irregular accounts for the same borrower, and evidence of irregularities in payment in the recent past.

Purchased or originated credit impaired assets (i.e. POCI) include loans generated via the “Restructuring” product when generated as forborne non-performing loans. Restructuring is a form of facilitation granted only to “past clients” who, for the most part, had difficulties in continuing to pay their instalments regularly (not yet expired and/or previously unpaid). It consists in the consolidation of the residual debt of one or more files that the client had in place into a single new personal loan (new file) with a new repayment plan and a monthly instalment payment for an amount that is lower than the sum of the instalment payments of the “restructured” files. No additional cash is required. It is not a product provided for commercial purposes, but only for the management of existing exposures. Since the instrument was not born as a modification of an existing loan but as a replacement for one or more previous loans that have been cancelled, the derecognition thereof, combined with the creation of an instrument classified as non-performing, will result in its classification as POCI.

The criteria that may lead a Restructuring to be classified as POCI consider any delays on the positions being terminated, the reasons that led to the restructuring (for example, loss of employment), the “distressed restructured” test and the possibility that the instrument may terminate non-performing loans. The classification as POCI will not preclude the fact that the same loan may later return to being classified as performing according to a curing approach adopted for forborne NPE loans.

“POCI” assets are valued on the basis of an IFRS 9 provisioning model developed internally and derived from appropriate calibrations of AIRB models, and which includes all the static and trend elements necessary to calculate PD and LGD parameters on a forward-looking basis. Since the value adjustments in POCI instruments are calculated on a lifetime basis, they are written down on the basis of the related LGD (including costs and discounting effect) when they are recognized. In the event of a possible transition to performing they will be still written down on a lifetime basis like Stage 2 loans. Collections will proceed according to expectations also given the relative stability of expected loss parameters confirmed after each half-yearly update.

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Factoring

Factoring, a business in which MBFACTA specializes, includes both traditional factoring (i.e. acquisition of short-term trade receivables, often backed by insurance cover) and instalment factoring (acquiring loans from the selling counterparty, to be repaid via monthly instalments by the borrowers whose accounts have been sold, which in virtually all cases is a retail customer).

For traditional factoring, the internal units appraise the solvency of the sellers and the original borrowers via individual analysis using methodologies similar to those adopted for corporate lending; whereas for instalment factoring the acquisition price is calculated following a due statistical analysis of the accounts being sold, and takes into consideration the projected recoveries, costs and expected margins.

Non-performing exposures to corporate counterparties are quantified analytically, while non-performing exposures to retail counterparties are based on the identification of clusters of exposures with similar characteristics. The portfolio of performing assets is valued on the basis of PD and LGD parameters. PDs estimated internally using the Corporate PD Model are used for the definition of PD parameters for counterparties belonging to the Large Corporate sector. Recalibrated PDs provided by third-party provider or estimated internally on the retail portfolio are used in case of counterparties not belonging to the Large Corporate sector.

For transactions valued by the Parent Company as part of its corporate business, the parameters set in the Parent Company’s process apply. The evidence obtained from the Parent Company’s watch list for corporate clients is also used as qualitative information for reclassification to Stage 2, which includes counterparties classified as “Amber” or “Red”.

Premier and Private Banking

Premier and Private Banking operations include granting loans as a complementary activity in serving “Affluent”, “High Net Worth” and institutional clients, with the aim of providing them with Wealth Management and Asset Management services. Credit risk exposure takes various forms, such as cash loans (by granting credit on a bank account or through short-, medium- or long-term loans), authorizing overdrafts on a current account, endorsements, mortgages, and credit limits on credit cards.

The grant of such loans is governed through operating powers which require the proposed loan to be assessed at various levels of the organization and approved by the appointed Bodies according to the level of risk resulting from the size of the loan, the guarantees/collateral and the type of finance involved. Such loans are reviewed on a regular basis.

Provisioning for all non-performing contracts is calculated on an individual basis, and takes into account the value of the collateral. The provisions made on the performing portfolio are based on PD and LGD estimates differentiated according to the type of counterparty and presence of guarantees. The evidence obtained from the Parent Company’s watch list for corporate clients is also used as qualitative information for reclassification to Stage 2, which includes counterparties classified as “Amber” or “Red”.

156 | Interim Report for the six months ended 31 December 2024

In terms of monitoring the performance of individual credit exposures, Mediobanca has adopted an early warning system to identify a list of counterparties (known as the “watch list”) requiring in-depth analysis on account of their potential or obvious weaknesses. The exposures identified are then classified by level of alert (Amber or Red for performing accounts, Black for non-performing items) and are reviewed regularly to identify the most appropriate mitigation actions to be taken. A counterparty’s inclusion in the watch list is used as qualitative information regarding its allocation to Stage 2, which includes counterparties classified as “Amber” or “Red”. All forborne positions are also subject to specific monitoring; it should be noted that these positions are also classified in the watch list.

Mortgage lending

Mortgage lending is provided primarily by Mediobanca Premier, whose loan risk investigation and approval process is entirely performed centrally at the headquarters. The applications are approved, using an internal rating model, based on individual appraisal of the applicant’s income and maximum borrowing levels, as well as the value of the property itself. A constant monitoring of the portfolio, carried out on a monthly basis, ensures control over the risks assumed.

Properties established as collateral are subject to a statistical revaluation process, which is carried out once a quarter. If the review shows a significant reduction in the value of the property, a new valuation is carried out by an independent expert. A new valuation is generally requested for properties established as collateral for positions which have become non-performing.

Accounts (both performing and non-performing) are monitored through a reporting system which allows operators to monitor the trend in the asset quality and, with the help of the appropriate indicators, to enter positions at risk, also to ensure that the necessary corrective actions to credit policies can be taken.

Non-performing accounts are managed, for out-of-court credit recovery procedures, by a dedicated organizational structure with the help of external collectors. In cases where a borrower becomes insolvent (or in fundamentally similar situations), the property enforcement procedures are initiated through external lawyers. Internal procedures require the following to be recorded as unlikely to pay: all cases with four or more unpaid instalments (not necessarily consecutive), cases with persistent irregularities, concessions generating a reduction of more than 1% in the financial obligation, and cases which the unit responsible assesses as unlikely to pay, based on internal or external information (e.g. central databases, public and/or private). Exposures are classified as bad loans once the ineffectiveness of the recovery actions has been certified.

Exposures for which concessions have been granted are defined as forborne exposures, i.e. exposures subject to tolerance measures, performing or non-performing mortgages for which Mediobanca Premier grants amendments to the original terms and conditions of the contract in the event of the borrower finding itself in a (proven or assumed) state of financial difficulty, by virtue of which it is considered to be unlikely to be able to meet its borrowing obligations fully or regularly.

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ECLs are quantified analytically for bad loans and based on clusters of similar positions for unlikely to pay, other overdue and performing accounts. With regard to the analytical portion for bad loans, account is taken of expert valuations of the assets (prudentially deflated), as well as the timing and costs of the recovery process. To define the PD parameters, through-the-cycle transition matrices for the management models based on internal data are used, which are then converted to point-in-time versions. The forward-looking component is factored in by applying the macroeconomic scenarios defined internally to the PD estimates. The LGD calculation is based on modelling aimed at regulatory calculation, with respect to which the downturn effect is removed; the inclusion of forward-looking elements is based on satellite models applied to macroeconomic scenarios defined internally.

For the purposes of the Stage 2 classification of real estate mortgage loans, a qualitative identification element is used, consisting in assigning the position to the worst internal rating class before default.

6. Macroeconomic scenarios and impacts

The macroeconomic scenario for the half-yearly report guiding the IFRS 9 provisions according to the baseline scenario is characterized by stabilized geopolitical frictions between the Western bloc and China and by no escalation in the Russian-Ukrainian and Middle Eastern conflicts.

With regard to energy costs and exchange rates, an evolution in line with what was previously incorporated in the forward rates is assumed. With regard to the PNRR, a low probability that the funds will be spent by the expiry date of August 2026 was assigned. The basic assumption is that the plan will be extended until December 2028. Growth is assumed with regard to the Eurozone in conjunction with growth in real wages and international trade, and a decline in inflation.

The mild positive macroeconomic scenario, on the other hand, states that the savings rate of consumer households will decrease in the major countries; furthermore, the lower risk aversion of individuals and businesses with a consequent increase in the savings share of disposable personal income and business investments may lead to growth in the main economies (in particular the US, UK and the Eurozone).

Finally, in the alternative mild negative scenario, it is expected that consumer households will not use their accumulated savings, which would lead to a growing risk aversion for individuals and businesses, and therefore the savings share of disposable personal income are expected to increase and business investments to decrease. Finally, public spending is likely to remain at current levels.

The weights of the scenarios used in determining ECL were set at 70% for the base scenario; 10% for the mild-positive scenario and 20% for the mild-negative scenario.

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Table 1 - Baseline macro-economic scenario at 31 December 2024

GDP forecasts	2024	2025	2026	2027
Italy	0.9%	1.0%	0.8%	0.7%
EU	1.2%	1.5%	1.8%	1.6%
USA	2.2%	2.0%	2.0%	2.0%

Unemployment rate	2024	2025	2026	2027
Italy	7.0%	7.6%	7.8%	7.8%
EU	6.1%	6.1%	5.9%	5.9%
USA	4.4%	4.4%	4.3%	4.3%

Interest rate of government bonds (10 years)	2024	2025	2026	2027
Italy	3.6%	4.0%	4.6%	4.6%
Germany	2.2%	2.4%	3.0%	3.0%
USA	3.9%	4.0%	4.2%	4.2%

Table 2 – Mild-positive macroeconomic scenario at 31 December 2024

GDP forecasts	2024	2025	2026	2027
Italy	0.9%	2.1%	2.7%	3.1%
EU	1.2%	2.3%	3.3%	3.9%
USA	2.2%	2.5%	2.9%	3.4%

Unemployment rate	2024	2025	2026	2027
Italy	7.0%	7.0%	6.2%	4.8%
EU	6.1%	5.8%	5.0%	4.0%
USA	4.4%	4.1%	3.4%	2.6%

Interest rate of government bonds (10 years)	2024	2025	2026	2027
Italy	3.6%	4.1%	5.0%	5.4%
Germany	2.2%	2.7%	3.7%	4.4%
USA	3.9%	4.2%	4.9%	5.7%

Table 3 – Mild-negative macroeconomic scenario at 31 December 2024

GDP forecasts	2024	2025	2026	2027
Italy	0.9%	-0.1%	-1.0%	-1.7%
EU	1.2%	0.4%	0.0%	-0.5%
USA	2.1%	1.4%	1.0%	0.8%

Unemployment rate	2024	2025	2026	2027
Italy	7.0%	8.2%	9.4%	10.7%
EU	6.1%	6.6%	7.1%	7.8%
USA	4.4%	4.8%	5.4%	6.1%

Interest rate of government bonds (10 years)	2024	2025	2026	2027
Italy	3.6%	3.8%	4.2%	4.1%
Germany	2.2%	2.1%	2.3%	1.9%
USA	3.9%	3.6%	3.4%	3.0%

With regard to the ECL calculation, sensitivity analyses(10) were also carried out in the event that each of the above-mentioned scenarios (mild-negative, baseline and mild-positive) comes about with certainty for performing exposures,(11) with the following results:

–	mild-negative scenario: ECL +2.1% and change of +2.64% in the impact of Stage-2 exposures,

(10)	The analysis concerned exposures of the Group’s main assets: Wholesale assets of Mediobanca S.p.A. and Mediobanca International, Mediobanca Private Banking portfolio, Mediobanca Premier mortgages, Compass consumer credit, MBFACTA factoring, and Selma leases.
(11)	Considering the gross carrying amount, including both on-balance sheet and off-balance sheet items.

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–	baseline scenario: ECL -0.1% and change of -0.76% in the impact of Stage-2 exposures,

–	mild-positive scenario: ECL -2.1% and change of -5.11% in the impact of Stage-2 exposures.

The number of possible interrelations between the individual macroeconomic factors, on the other hand, is so high that a sensitivity analysis of expected losses based on one factor alone is practically meaningless.

The Group kept additional provisions (referred to as overlays) with the aim of including the uncertainties of the evolution of the macroeconomic context in hedging levels. In particular, overlays were applied in Corporate (including Factoring and Leasing) for sectors still potentially exposed to inflationary pressure in order to appreciate any risk peaks that the quantitative method captures only on average, while with regard to Consumer and Mortgage positions, overlays were allocated against the uncertainties of the macroeconomic context.

Overall, these overlays amounted to €200.9m (12.2% of total ECLs), divided between Consumer Credit (€154m; 11.4% of the sector’s ECL), Corporate (€27.1, which includes €12.3m in Factoring; 34.8% and 46.5% respectively), Leasing (€7.2m; 10.3%) and Mediobanca Premier Mortgage Loans (€12.6m; 9.3%).

The overlays have increased the level of provisioning, which for performing loans now stands at €683.5m, i.e. 1.26%.

Table 4 – Overlay Stock

(€m)

	Overlay stock alla data
	31 December 2024	30 June 2024
Corporate (including Factoring)	27.1	27.5
Consumer credit	154.0	174.9
Mortgage loans	12.6	12.0
Leases	7.2	7.2
Total	200.9	221.6

Consumer Credit maintained a large provisioning amount with a coverage rate of 3.57% on performing positions (3.67% in June 2024), including an overlay stock that ensured maintaining a level of conservatism consistent with the gradual rise in default rates observed during the year towards structural levels and which in the half-year reduced from €174.9m to €154m, largely absorbed by the ECL as per the model for the aforementioned rise in PD.

For the other portfolios, the overlay amount remained almost unchanged.

160 | Interim Report for the six months ended 31 December 2024

QUANTITATIVE INFORMATION

Credit quality

A.1 Non-performing and performing exposures: amounts, value adjustments, trends and segmentation by earnings

A.1.4 Prudential consolidation - On- and off-balance sheet exposures to banks: gross and net values

	Gross exposure					Overall value adjustments and overall provisions
					Purchased					Purchased
					or originated					or originated
					credit					credit		Overall
					impaired					impaired	Net	partial
Types of exposure / value		Stage 1	Stage 2	Stage 3	assets		Stage 1	Stage 2	Stage 3	assets	exposure	write-offs
A.1 On-demand	1,949,624	1,949,624	—	—	—	245	245	—	—	—	1,949,379	—
a) Non-performing	—	X	—	—	—	—	X	—	—	—	—	—
b) Performing	1,949,624	1,949,624	—	X	—	245	245	—	X	—	1,949,379	—
A.2 Other	7,601,423	6,284,557	4	—	—	1,248	1,248	—	—	—	7,600,175	—
a) Bad loans	—	X	—	—	—	—	X	—	—	—	—	—
of which: forborne exposures	—	X	—	—	—	—	X	—	—	—	—	—
b) Unlikely to pay	—	X	—	—	—	—	X	—	—	—	—	—
of which: forborne exposures	—	X	—	—	—	—	X	—	—	—	—	—
c) Overdue exposures (NPLs)	—	X	—	—	—	—	X	—	—	—	—	—
of which: forborne exposures	—	X	—	—	—	—	X	—	—	—	—	—
d) Overdue performing exposures	2	—	3	X	—	—	—	—	X	—	2	—
of which: forborne exposures	—	—	—	X	—	—	—	—	X	—	—	—
e) Other performing exposures	7,601,421	6,284,557	1	X	—	1,248	1,248	—	X	—	7,600,173	—
of which: forborne exposures	—	—	—	X	—	—	—	—	X	—	—	—
Total (A)	9,551,047	8,234,181	4	—	—	1,493	1,493	—	—	—	9,549,554	—
B. Off-balance sheet credit exposures
a) Non-performing	—	X	—	—	—	—	X	—	—	—	—	—
b) Performing	12,435,894	40,333	—	X	—	—	—	—	X	—	12,435,894	—
Total (B)	12,435,894	40,333	—	—	—	—	—	—	—	—	12,435,894	—
Total (A+B)	21,986,941	8,274,514	4	—	—	1,493	1,493	—	—	—	21,985,448	—

Notes to the accounts | Part E - Information on risks and related hedging policies | 161

A.1.5 Prudential consolidation - On- and off-balance sheet exposures to customers: gross and net values

	Gross exposure					Overall value adjustements and overall provisions
					Purchased or					Purchased or
					originated credit					originated credit		Overall
Types of exposure / value		Stage 1	Stage 2	Stage 3	impaired assets		Stage 1	Stage 2	Stage 3	impaired assets	Net exposure	partial write-off
A. ON-BALANCE SHEET CREDIT EXPOSURES
a) Bad loans	367,098	X	—	341,833	18,629	330,539	X	— 305,900		18,453	36,559	910
of which: forborne exposures	94,027	X	—	72,451	14,940	92,516	X	—	71,553	14,777	1,511	—
b) Unlikely to pay	679,384	X	—	593,991	85,393	445,506	X	— 398,891		46,615	233,878	118
of which: forborne exposures	287,232	X	—	203,126	84,106	176,700	X	— 130,996		45,704	110,532	48
c) Overdue exposures (NPLs)	332,493	X	—	311,222	21,271	181,024	X	— 164,493		16,531	151,469	—
of which: forborne exposures	62,000	X	—	42,090	19,910	41,712	X	—	26,009	15,703	20,288	—
d) Overdue performing exposures	345,579	177,494	167,615	X	471	51,096	476	50,367	X	252	294,483	—
of which: forborne exposures	13,857	—	13,782	X	75	4,307	—	4,266	X	41	9,550	—
e) Other performing exposures	74,301,473	64,306,026	2,499,980	X	91,324	643,161	301,369	323,289	X	18,503	73,658,312	18
of which: forborne exposures	479,198	—	437,615	X	41,583	79,019	—	69,080	X	9,939	400,179	1
TOTAL (A)	76,026,027	64,483,520	2,667,595	1,247,046	217,088	1,651,326	301,845	373,656	869,284	100,354	74,374,701	1,046
B. OFF-BALANCE SHEET CREDIT EXPOSURES
a) Non-performing	1,108	X	—	1,069	—	179	X	—	179	—	929	—
b) Performing	25,319,240	16,325,869	282,338	X	—	21,944	18,195	3,749	X	—	25,297,296	—
TOTAL (B)	25,320,348	16,325,869	282,338	1,069	—	22,123	18,195	3,749	179	—	25,298,225	—
TOTAL (A+B)	101,346,375	80,809,389	2,949,933	1,248,115	217,088	1,673,449	320,040	377,405	869,463	100,354	99,672,926	1,046

As at 31 December 2024, gross impaired assets went from €1,336.7m to €1,378.9m with an impact that stood at 2.5% of cash credit exposures to customers; the coverage ratio stood at 69.4% leading to a stock of net impaired assets of €421.9m (€413.7m as at 30 June).

162 | Interim Report for the six months ended 31 December 2024

Finrep Gross NPL Ratio(12)

(€m)

	31 December 2024	30 June 2024
Loans	54,131.8	52,735.6
NPLs	1,379.0	1,336.7
Loan to customers	55,510.8	54,072.3
NPLs purchased	—	—
Net trasury assets (*)	10,233.1	10,963.4
Total Loans and advances	65,743.9	65,035.7
Finrep Gross NPL ratio in %	2.1%	2.1%

(*) In line with the instructions of the EBA Risk Dashboard, this item does not include cash but it includes untied deposits held with Central Banks.

As at 31 December, the Mediobanca Group recorded a Finrep Gross NPL ratio of 2.1%, unchanged in the six-month period.

B.4a Credit risk indicators

	31 December 2024	30 June 2024
a) Gross bad loans/total loans	0.55%	0.56%
b) Non-performing accounts receivable / on-balance sheet credit exposures	1.85%	1.84%
c) Net bad loans / Regulatory capital (1)	0.44%	0.35%

B.4b Large exposures

	31 December 2024	30 June 2024
a) Book value	10,095,376	12,622,572
b) Weighted value	5,799,012	8,431,108
c) Number of positions	8	10

As at 31 December, exposures (including market risks and equity investments) exceeding 10% of Tier 1 Regulatory Capital regarded eight groups of associated customers (two less than in June 2024) for a gross exposure of €10.1bn (€5.8bn taking into account guarantees and weightings), a decrease compared to June last (€12.6bn and €8.4bn, respectively). In detail, the eight positions concerned two insurance companies and six banking groups.

C. Securitization

QUALITATIVE INFORMATION

The Group has a portfolio of securities deriving from securitizations by other issuers totalling €1,487.7m, €1,231.9m of which as part of the banking book and €255.8m as part of the trading book.

The trend in the ABS market in Europe was supported by the monetary policies of central banks and by a favourable macroeconomic context with limited volatility in the second half

(12)	In the EBA Risk Dashboard, gross NPL ratio is defined as the gross book value of NPLs (loans and advances) as a percentage of total loans and advances. Source: EBA Risk Dashboard, Risk Indicators in the Statistical Annex (AQT_3.2).

Notes to the accounts | Part E - Information on risks and related hedging policies | 163

of 2024. The performance of ABS securities also confirmed that senior spreads had stabilized and mezzanine spreads further compressed. In this segment, there continues to be considerable interest from investors and widely oversubscribed books. The new supply of ABS securities in 2024 increased significantly compared to 2023, especially in the Consumer, Auto and RMBS sectors, with issuers increasingly focused on cash SRT transactions which involve the placement of the entire capital structure. The performance of the underlying assets remained relatively steady despite the interest rates and inflation levels reached in previous periods.

The market environment for structured credit should remain favourable in 2025 due to expectations of rate cuts by central banks and more stable economic growth that will be favouring the positive performance of the assets.

The banking book rose from €821.2m to €1,231.9m, remaining mainly concentrated on senior securities (€1,229.4m) with an increasing share of CLOs (€773.9m against €298.6m), partially offset by reduced exposures to underlying NPLs (from €288.7m to €225.9m); other Consumer ABS Italia positions (€204.6m), performing loans (€24.8m) and mezzanine tranches (€2.5m) were steady. The difference between fair value (derived from market platforms) and book value (amortized cost) settled at negative €0.8m.

The trading book fell from €287.6m to €255.8m with a senior share of €148.8m, which includes €101.1m in the Transferable Custody Receipt transaction,(13) €22.4m in Italian Consumer loans and €25.3m in CLOs; the mezzanine share remained steady at €106.9m, mainly split between the “negative basis” strategy (€73.4m) and CLOs (€30.9m).

Mediobanca also has exposures to:

–	CLI Holdings I and CLI Holdings II, SPVs under English law, which respectively subscribed to the capital of Cairn Loan Investments and Cairn Loan Investments II, independent managers of CLOs established by Polus, which invested in more junior tranches of managed CLOs in order to comply with prudential retention regulations. As at 31 December, CLI Holdings I and CLI Holdings II were posted in the financial statements in the amounts of €5.5m and €36.3m, respectively; it should be noted that a hedging transaction was in progress under an insurance policy of approximately €12m with a leading insurance company as a counterparty;

–	Italian Recovery Fund, a closed-end alternative investment fund (AIF) incorporated under Italian law and managed by DeA Capital Alternative Funds SGR S.p.A., which is currently invested in five securitization transactions (Valentine, Berenice, Cube, Este and Sunrise I) with Italian banks’ NPLs as the underlying instrument with a carrying amount of €16.1m;

–	Negentropy RAIF – Debt Select Fund, an alternative investment fund instituted under Luxembourg law and managed by Negentropy Capital Partners Limited, for which Mediobanca acted as advisor; the fund has senior tranches of real estate NPLs and loans as the underlying instrument, with an aggregate NAV of €116.9m (the share of Mediobanca being €54.9m);

–	Polus Capital Management (US) Inc. to subscribe, in partnership with a leading specialized operator, to up to USD 75m junior tranches (49% of the total) of subordinated debt notes

(13)	The Bank signed a note issued by the custodian bank in which three CLO positions (with underlying European corporate loans) purchased by Mediobanca and some financial guarantees on the same CLOs with which the Bank purchased hedging had been contributed in the form of a trust; TCR pays out principal and interest of the underlying CLOs after the premium of financial guarantees.

164 | Interim Report for the six months ended 31 December 2024

under a CLO issuance program on the US market. As at 31 December, the first issuance was in progress (Polus US CLO I Ltd.) for USD 15.9m (which includes €1.6m directly from Polus for the retention portion due to the management company) and a warehousing transactions was started with Polus US CLO II Ltd. for €2.4m (equally split between Mediobanca and Polus).

QUANTITATIVE INFORMATION

Quarzo S.r.l. (Compass Banca)

This SPV currently has five securitizations in place with performing loans granted by Compass Banca as the underlying instrument (Compass has subscribed for the entire number of junior securities), which are ceded on a revolving basis for a period of between 6 and 66 months, at the end of which the amortization phase of the securitization may begin.

It should be remembered that, on 21 June last, this special purpose vehicle completed the Group’s first SRT transaction through the Quarzo 14 securitization with a portfolio of performing loans worth €815m as the underlying. This transaction aims to achieve significant credit risk transfer and optimize capital absorption. As at 31 December, there were approximately €792m assets in place against €815m ABS, with an advantage over the Group’s RWA in the order of €519m.

In some of the deals the Parent Company and/or other Group’s companies have subscribed to the senior notes. The five deals in place are summarized in the table below:

The five deals in place are summarized in the table below:

							Credit
		senior		mezzanine			transferred	From the
Deal	Issue date	Mkt	Retained	Mkt	Retained	junior	in the year	repayment date
Quarzo 10	17 April 2020	—	1,760	—	—	240	—	15 December 2021
Quarzo 11	6 April 2022	528	—	—	—	72	—	15 May 2023
Quarzo 12	11 May 2023	450	155	—	—	95	—	17 June 2024
Quarzo 13	31 October 2023	—	2,538	—	—	362	727	15 January 2026
Quarzo 14	21 June 2024	500	201	87	5	22	136	17 March 2025

Legend:

Mkt: issued on the market

Retained: subscribed to by the Parent Company and/or Group companies

In September, two transactions (Quarzo 7 and Quarzo 9) were closed through the final purchase of residual loans of approximately €554m; the Quarzo 9 transaction had approximately €600m notes on the market at the issue date and fully repaid prior to the unwinding of the transaction, while the senior notes of Quarzo 7 were entirely held by the Parent Company.

Notes to the accounts | Part E - Information on risks and related hedging policies | 165

MB Funding Lux S.A. (Mediobanca)

This SPV was set up by Mediobanca S.p.A. in order to execute secured transactions with a corporate syndicated loan originated by Mediobanca International (Luxembourg) SA or Mediobanca S.p.A. as the underlying instrument, of which it retains the credit risk. The notes, which form part of the Parent Company’s “Medium-Term Note” programme of issuance, have been subscribed for entirely by other Group legal entities and used as collateral for transactions on the interbank market.

The transactions in progress as at 31 December, unchanged during the half-year period under review, are shown in the table below.

Company name	ISIN code	Notional amount	Issue date	Reapyment Date
BBVA - MB FINANCE LUX 2020	XS2270559367	100,000,000.0	11/12/2020	11/06/2026
BBVA - MB FUNDING LUX SERIES 2019-01	XS1937712112	200,000,000.0	13/10/2021	15/10/2026
BNP - MB FINANCE LUX SERIES 2017 - 01	XS1616696016	800,000,000.0	22/05/2017	23/12/2030
TOTAL		1,100,000,000.0

* * *

Transactions between the originators and the SPVs during the year under review were as follows:

			Servicing		Additional
Vehicle company	Credit disposal	Proceeds	fees	Junior interest	return accured
Quarzo S.r.l.	862.7	1.174.6	4.7	71.1	170.9
MB Funding Lux S.A.	—	40,117.7	—	—	1.7

D. Covered bond transactions

Mediobanca Covered Bond S.r.l., an SPV incorporated under Article 7-bis of Italian Law 130/99, is owned as to 90% by Mediobanca Premier and as to 10% by SPV Holding.

The Covered Bond Program is in place until September 2032 for a total amount of €10bn.

The deal entails the involvement of:

–	Mediobanca quale emittente dei covered bond;

–	Mediobanca Premier as the seller (including on a revolving basis) of assets eligible for sale under the regulations in force, up to the limits on Mediobanca’s regulatory capital ratios, and servicer for the transaction;

–	Mediobanca Covered Bond S.r.l. (SPV) as non-recourse transferee of the assets and guarantor of the covered bonds.

The issues in this programme were attributed an AA rating by Fitch.

The programme includes 7 transactions in place for a value of €5,300m placed with institutional investors and secured by assets sold by Mediobanca Premier to Mediobanca Covered Bond for €7,014m, broken down as follows:

166 | Interim Report for the six months ended 31 December 2024

Issue Date	Nominal Value	Rate	Expiry
November -15	750	Fix: 1.375%	November -25
November -17	750	Fix: 1.25%	November-29
July-19	750	Fix: 0.5%	October-26
January-21	750	Fix: 0.01%	Febraury-31
June-22(*)	750	Fix: 2.375%	June-27
January-24 (**)	800	Fix: 3.25%	November-28
September-24	750	Fix: 3%	September-31
Total	5,300

(*) The issue was finalized on 10/8/2022, with an increase of €250m drawn from the €500m issue carried out in June

(**) The issue was finalized on 15/1/2024, with an increase of €50m drawn from the €750m issue carried out in June.

The following should be reported during the half year under review:

–	maturity of a bond with a nominal value of €750m;

–	issue of a new bond with a nominal value of €750m, maturity at 7 years (September 2031) and coupon rate of 3%;

–	sales of assets for €304.9m with simultaneous repurchase of assets for €7m.

1.2 MARKET RISKS

1.2.1	INTEREST RATE RISK AND PRICE RISK – REGULATORY TRADING PORTFOLIO

Qualitative information

The Group’s operating exposure to market risks in the trading portfolio is monitored daily and economic results are measured by using the following indicators:

–	Sensitivity – mainly Delta and Vega – to the principal risk factors (interest rates, share prices, exchange rates, credit spreads, inflation and volatility, dividends, correlations, etc.); sensitivity analysis shows the increase or decrease in the value of financial assets and derivatives to local changes in the above-mentioned risk factors, providing a static representation of the market risk of the trading portfolio.

–	Value-at-risk calculated using a weighted historical simulation method with scenarios updated daily, assuming a liquidation horizon of one business day and a confidence level of 99%.

VaR and sensitivity indicators are monitored to ensure compliance with operating limits, managing the risk appetite established by the Bank for its trading book and, in case of VaR, also to evaluate the robustness of the model through back-testing. The expected shortfall is also calculated daily in a historical simulation for all positions subject to VaR calculation. This measurement shows the average potential losses that are beyond the VaR confidence level. Stress tests are also carried out daily (on specific positions) and monthly (on the entire portfolio) concerning the main risk factors in order to show the impact which more substantial movements in the main market variables might have (e.g. share prices and interest or exchange rates) calibrated on the basis of extreme changes in such variables.

Notes to the accounts | Part E - Information on risks and related hedging policies | 167

Lastly, other more specific complementary risk metrics are used to better evaluate risks not fully measured by the VaR and the sensitivities of some trading positions. The weight of products which require such metrics to be used is in any case extremely limited compared to the overall size of Mediobanca’s trading portfolio.

The fluctuations of government and interbank interest rates characterized the half year under review, looking at the specific data at the beginning and end of the period with a general decline led by the ECB’s (-110 bps) and - less marked - the FED’s (-50 bps) rate cuts. During this period, the ten-year yields of the Euro Area government bonds decreased by about 60 bps, while those of the US area, after an initial decline of 80 bps, underwent a recovery of about +90 bps due to different expectations on inflation in the United States and in Europe. The US stock market outperformed that of the Euro Area at the end of the half year under review, generally conditioned by the outcome of the American elections. In particular, the main American stock indexes (Nasdaq, S&P) reached a return of 8% on a six-month basis, while FTSE MIB and Eurostoxx 50 closed at par with the values of early July, fully recovering the losses of early August.

During the period, Value-at-Risk of the Trading aggregate fluctuated between a minimum of €5m in July and a maximum of €9.7m recorded in mid-November; the average figure (€7.2m) was 15% lower than the average of the previous financial year (€8.4m). After the peak, the VaR figure progressively decreased until it reached €7.4m, in line with the average for the half year.

The risk factors that explain the VaR trend are mainly as follows: (i) yields of Italian government bonds and those of core Euro Area countries; (ii) stock prices and their implied volatility, linked to operations of the certificates business. The contribution of other risk factors, such as exchange rates, was marginal. With respect to these, the Bank’s position was conservative or neutral on average.

The Expected shortfall - which measures a further stress scenario on the same VaR historical series - showed an average figure of €7.6m, well below the same figure for the previous period (€12.8m).

168 | Interim Report for the six months ended 31 December 2024

Table 1: Value-at-risk and Expected Shortfall in the trading portfolio

(in thousand €)

	H12025-2024			2023-2024
Risk Factors	31/12/2024	Min	Max	Average	Average
Interest rate	3,049	1,113	6,847	3,746	7,071
Credit	1,429	1,157	2,214	1,636	2,548
Equity	5,293	3,502	7,736	5,336	3,609
Forex	590	452	1,380	677	904
Inflation	167	65	600	258	365
Volatility	2,666	2,329	6,698	4,301	6,254
Diversification effect(*)	(5,813)	(5,184)	(13,552)	(8,727)	(12,369)
Total VaR	7,381	5,014	9,672	7,227	8,382
Total Expected Shortfall	7,626	7,391	25,039	10,340	12,846

(*) Associated with a less-than-perfect correlation between risk factors.

Apart from the general VaR limit on Trading positions, a system reflecting a greater degree of granularity for the individual trading desks is also in place.

Furthermore, each desk has sensitivity limits to changes in the various risk factors, which are monitored on a daily basis. Compared to the previous financial year, there was an increase in average exposures to interest rates and credit spreads for some tactical positions on listed instruments.

Tab. 2: Summary of the trend in the main trading portfolio sensitivities

(in thousand €)

	H12025-2024			2023-2024
Risk Factors	31/12/2024	Min	Max	Average	Average
Equity Delta (+ 1%)	888,769	-65,509	1,196,351	498,755	258,943
Equity Vega (+ 1%)	-490,713	-911,220	-100,257	-368,621	-717,196
Interest Rate Delta (+ 1bp)	252,460	-14,607	491,458	281,014	104,737
Inflation Delta (+ 1 bp)	-25,658	-38,042	-18,692	-31,801	-17,952
Exchange Rate Delta (+ 1%)(*)	-203,344	-445,580	117,873	-86,963	4,224
Credit Delta (+ 1bp)	382,888	174,145	784,261	454,765	246,220

(*) EUR as domestic currency

Trends in VaR of trading portfolio

Notes to the accounts | Part E - Information on risks and related hedging policies | 169

Trends in VaR constituents (Trading)

1.2.2 INTEREST RATE RISK AND PRICE RISK – BANKING BOOK

Qualitative information

The Mediobanca Group monitors and manages interest rate risk through sensitivity testing of net interest income and economic value. The sensitivity of the net interest income quantifies the impact on current earnings in the worst-case scenario among those outlined in the guidelines of the Basel Committee (BCBS) transposed in the EBA document in 2022 (EBA/GL/2022/14). In this testing, the asset stocks are maintained constant, renewing the items falling due with the same financial characteristics and assuming a time horizon of twelve months.

Conversely, the sensitivity of economic value measures the impact of future flows on the current value in the worst-case scenario of those contemplated in the Basel Committee guidelines (BCBS). In this analysis, the stocks of assets were not renewed.

All the scenarios present a floor set by the EBA guidelines at minus 1.5% on the demand maturity with linear progression up to 0% at the fifty-year maturity. In the current market environment, this floor has a very limited impact on sensitivity metrics.

For both sensitivities, balance sheet items have been treated based on their contractual profile, except for the items related to current account deposits for retail clients (which have been treated on the basis of proprietary behavioural models) and consumer credit items and mortgages (which reflect the possibility of early repayment).

To determine the discounted value of cash flows, various benchmark curves were used to discount and compute future rates based on the value date on which the balance sheet item itself was traded (“multi-curve”). The credit component has been stripped out of the cash flows for the economic value sensitivity only.

170 | Interim Report for the six months ended 31 December 2024

With reference to the Group’s banking book positions at 31 December, in the event of a parallel decrease in the curve (“parallel down”, in which the EUR curve drops by 200 basis points), the expected net interest income would undergo a negative change of €129m, i.e. an increase with respect to June 2024 (€-52m). Sensitivity increased following an extension of the average duration of liabilities, caused by the closure of the T-LTRO and by the implementation of the new Private collection model.

With reference to the analysis of the present value of future cash flows in the Group’s banking book, the shock that may cause the worst change would occur in the event of a parallel down shift of the interest rate curve.

The change appears to be negative by €254m, mainly due to the impact of Mediobanca (€-262m). In June, the maximum change amounted to €74m in the “Short Up” scenario.

This increased sensitivity was due to the full alignment of operating metrics with regulatory metrics. The main change, known as “scenario dependency”,(14) generated a decrease of approximately €160m on overall sensitivity. Another change due to the introduction of “currency weighting”(15) had a relatively limited impact.

(€m)

	Banking Book
Data as 31 December 2024	Maximum level scenario	Group	Mediobanca S.p.A.	MB Premier	Compass	Other
Net interest income sensitivity	Parallel Down	(129)	(67)	(16)	(21)	(28)
Sensitivity of discounted value of expected cash flow	Parallel Down	(254)	(262)	(4)	1	1

At Group level, the values obtained for the net interest income sensitivity are lower than the Group RAF limit of 4.5% (Group net interest income sensitivity/TIER 1), while the economic value sensitivity was lower than the Group RAF limit by 6% (Economic Value sensitivity/ Group TIER 1).

The regulatory indicator SOT (Supervisory Outlier Test) stood at:

–	1.8% in case of income sensitivity (net interest income/Tier 1 Capital sensitivity), well below the 5% regulatory threshold.

–	3.5% in case of present value sensitivity of future cash flows (sensitivity of the present value of future cash flows / Tier 1 Capital), well below the regulatory threshold of 15%.

(14)	“Scenario dependency” consists in estimating sensitivities considering various mortgage early repayment probabilities in the various rate scenarios.
(15)	This feature involves breaking up sensitivities into the various currencies. For each scenario, currencies with positive sensitivity were considered for half of their value.

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In addition to the scenarios envisaged from a regulatory standpoint, the +50 bps scenario is continuously monitored:

(€m)

	30 June 2024	Average 2024	31 December 2024
Group	15	30	31
Mediobanca S.p.A.	(1)	15	15

Hedging

Hedges are intended to neutralize possible losses that may be incurred on a given asset or liability, due to the volatility of certain financial risk factors (interest rate, exchange rate, credit or some other risk parameter) through the gains that may be realized on a hedging instrument that is capable of offsetting changes in fair value or cash flows of the hedged instrument. For fair value hedges in particular, the Group seeks to minimize the financial risk on interest rates by bringing the entire interest-bearing exposure in line with Ester.

A. Fair value hedging

Fair value hedges are used to neutralize exposure to interest rate or price risk for specific asset or liability positions, via derivative contracts entered into with leading market counterparties with high credit rating. In particular, with regard to interest rate risk, the Group applies specific hedges to individual items or clusters of like-for-like assets and liabilities in terms of interest rate risk. The objective of these hedges is to reduce the interest rate risk through swaps that convert fixed-rate into floating rate assets and/or liabilities. The items being mainly hedged are fixed-rate or structured liabilities issued by Mediobanca, investments in fixed-rate securities under assets held in the HTC and HTCS portfolio, the portfolio of fixed-rate mortgage loans, the floors implicit in the floating-rate loans of the Lending division and floating-rate mortgage loans granted by Mediobanca Premier and the deposits of Mediobanca Premier for which the new behavioural model is being taken into account with a benefit on the effective maturity.

Some structured bond issues remain in the portfolio without causing any risks correlated to the main risk, broken down into the interest rate component (hedged) and other risks which are represented in the trading book and are usually covered by external positions of the opposite sign; for structured bonds issued during the year, mostly interest rate, the Bank applied the fair value option in the initial recognition phase of the liability and the related risks were hedged with derivatives measured at Fair Value Through Profit or Loss in order to deal with the impacts on the P&L account.

Fair value hedges are also used by the Parent Company to mitigate the price risk of an equity investment recorded within the portfolio of assets measured at fair value through other comprehensive income.

The Mediobanca Premier mortgage loan book is hedged via amortizing swaps, the notional and maturity profile of which follows the mortgage repayment plan and the expected

172 | Interim Report for the six months ended 31 December 2024

prepayment rate for the loan book based on the model developed by Risk Management and subject to internal approval, considering a prudential margin on prepayments.

B. Cash flow hedging

This form of hedging is mainly used in the context of some Group companies’ operations (in particular with reference to consumer credit and leasing), where provisions at a floating rate are set aside for a significant amount against a large number of transactions for a negligible amount, generally at a fixed rate. The hedge is made in order to transform these positions into fixed-rate positions, correlating the relevant cash flows with investments. Normally, the Group uses derivatives to fix the expected cost of deposits over the reference period to cover floating-rate loans in place and future transactions linked to systematic renewals of such loans upon expiry.

C. Foreign investment hedging activities

This involves hedging an exposure to a controlling interest in a company and the goodwill associated with it (including any intangibles identified as a result of the Purchase Price Allocation process) in currencies other than the Euro. The exposure may be hedged via derivatives or other financial instruments in different currencies, such as bond issues. The exchange rate effect of the hedge is taken through the net equity reserve to cover the effects of the hedged instrument.

D. Hedging instruments

E. Hedged items

As for hedged items and hedging instruments, they have been exhaustively described in the previous paragraphs and throughout the document.

Counterparty risk

Counterparty risk generated by market transactions with institutional customers or counterparties is measured in terms of expected potential future exposure. With regard to derivatives and collateralized short-term loan products (repos and securities lending), the calculation is based on determining the maximum potential exposure (assuming a 95% likelihood) at various points in time up to 30 years. The scope of application regards all groups of counterparties which have relations with the Bank, taking into account the presence of netting (e.g. ISDA, GMSLA or GMRA) and collateralization agreements (e.g. CSA), if any. Exposures deriving from transactions on the interbank market should be added to these. For these three types of transactions, different exposure limits are granted to each counterparty and/or group subject to internal analysis and approval by the Lending and Underwriting Committee.

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With regard to derivative transactions, as required by IFRS 13, the fair value incorporates the effects of the counterparty credit risk (referred to as CVA) and Mediobanca credit risk (referred to as DVA) based on the future exposure profile of the set of contracts in place.

1.2.3 EXCHANGE RATE RISK

QUALITATIVE INFORMATION

A.	General aspects, operating processes and measurement techniques of exchange rate risk

B.	Exchange rate risk hedging

The trend in the exchange rate component of VaR shown on page 167 is an effective representation of changes in the risks taken on the forex market, because exposure to exchange rate risk is managed globally.

QUANTITATIVE INFORMATION

2. Internal models and other methodologies used for sensitivity analysis

Over the course of the half year under review, looking at specific data at the beginning and end of the period, the USDEUR rate underwent a depreciation against the euro, going from 1.08 to 1.04, due to different expectations on inflation and interest rates in the Euro Area and in the US. The overall Forex VaR remained relatively steady at 650,000 with short-lived peaks at 1m during phases of maximum exchange rate fluctuations.

1.4 LIQUIDITY RISK

QUALITATIVE INFORMATION

A.	General aspects, operating processes and measurement techniques of liquidity risk

Banks are naturally exposed to the liquidity risk inherent in the maturity transformation process that is typical of banking operations.

174 | Interim Report for the six months ended 31 December 2024

Liquidity risk is distinguished according to its timing profile:

–	the current or potential risk of the bank not being able to manage its own liquidity needs in the short term (“liquidity risk”);

–	the risk of the bank not having stable funding sources in the medium or long term, resulting in its inability to meet its financial obligations without incurring an excessive increase in the cost of financing (“funding risk”).

An adequate liquidity and funding risk management system is fundamental to ensure the stability of the Group and the financial system in general, given that a single bank’s difficulties would affect the system as a whole. The liquidity and funding risk management system is developed as part of the Risk Appetite Framework and the risk tolerance levels contained in it. In particular, one of the management objectives contained in the Risk Appetite Framework is to maintain a liquidity position in the short and long term which is adequate to cope with a period of prolonged stress (combining Bank-specific and systemic stress factors).

The Group Liquidity Risk Management Policy (the “Policy”) approved by the Parent company’s Board of Directors defines the target amount in terms of highly liquid assets in order to hedge the anticipated cash flows to be maintained in the short and medium/long term.

The Policy also sets out the roles and responsibilities of the company units and governing bodies, the risk measurement metrics used, the guidelines for carrying out the stress testing process, the funds transfer pricing system and the Contingency Funding Plan.

To ensure that liquidity risk is managed according to an integrated and consistent approach within the Group as a whole, strategic decisions are taken by the Parent Company’s Board of Directors, to which the Policy assigns several important duties, including: definition and approval of the guidelines and strategic direction, responsibility for ensuring that the risk governance system is fully reliable, and monitoring of trends in the Group’s liquidity and funding risk and Risk Appetite Framework.

Moreover, the Group’s ALM Committee discusses the most significant liquidity risk issues, defining the asset and liability structure and the related acceptance of the risk of mismatches between assets and liabilities and managing them in line with the commercial and financial objectives set out in the budget and in the Group’s Risk Appetite Framework.

In application of Article 86 of Directive 2013/36/EU, the Mediobanca Group identifies, measures, manages and monitors liquidity risk as part of its internal liquidity adequacy assessment process (ILAAP). In this process, which constitutes an integral part of the Supervisory Authority’s activities (Supervisory Review and Evaluation Process, or SREP), the Mediobanca Group performs a self-assessment of the adequacy of its overall framework for liquidity risk management and measurement from a qualitative and a quantitative perspective. The findings of the risk profile adequacy assessment and overall self-assessment are presented to the Governing Bodies annually.

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The Mediobanca Group’s liquidity governance process is centralized at the Parent Company level by setting the strategy and guidelines for Group Legal Entities, thereby ensuring that the liquidity position is managed and controlled at the consolidated level.

The Parent Company’s units that are responsible for ensuring that the Policy is applied correctly are:

–	Group Treasury, responsible at Group level for the management of liquidity, funding, collateral, internal transfer pricing system and for the preparation of the Group Funding Plan in line with budget objectives;

–	Risk Management which, in accordance with the principles of separation and independence, is responsible for the Group’s integrated, second-level control system for current and future risks, in accordance with the Group’s regulations and governance strategies.

The Group Audit Unit is responsible for evaluating the functioning and reliability of the control system for liquidity risk management and for reviewing its adequacy and compliance with the requirements laid down in the regulations. The findings of such reviews are submitted to the Governing Bodies at least once a year.

The Group’s objective is to maintain a level of liquidity that will enable it to meet its ordinary and extraordinary payment obligations at the established expiry dates, while at the same time keeping costs to a minimum and hence without incurring losses. The Mediobanca Group’s short-term liquidity policy aims to verify whether the mismatch between expected or unexpected cash inflows and outflows remains sustainable in the short term, including within an intra-day time horizon.

The Group, through its Group Treasury Unit, manages its own liquidity position actively, with the objective of being able to meet its own clearing obligations within the time frame required.

Intra-day liquidity risk is the risk of a mismatch in terms of timing within a single day between payments made by Mediobanca and those received from other market counterparties. Management of this risk requires careful and ongoing monitoring of cash flows exchanged, and, more importantly, adequate liquidity reserves. To mitigate this risk, the Group has implemented a system of indicators and monitoring to check the availability of reserves at the start of the day and their capacity to meet possible situations of stress that could involve other market counterparties or the value of the assets used in the risk mitigation.

The monitoring metric adopted over time horizons longer than intra-day is the net liquidity position, obtained from the sum of the counterbalancing capacity (defined as the cash, bonds traded on the market, receivables eligible for refinancing with the ECB available post-haircut) and cumulative net cash flows.

The system of limits is structured on the basis of the normal course of business up to a time horizon of three months, a 1-month systemic stress and a combined stress scenario of 45 days, thus effectively functioning as an early warning system if the limit is approached in normal conditions.

176 | Interim Report for the six months ended 31 December 2024

The short-term and intra-day liquidity monitoring is supplemented by stress testing which assumes three scenarios:

–	Systemic Scenario: this scenario represents a pandemic crisis inspired by the events observed during the Covid period, influenced by a deep economic recession over a twelve-month time horizon which leads to effects such as the deterioration of the loan portfolio and related contraction in volumes (mainly for the consumer credit component), increase in perceived risk with impacts on the values of liquidity reserves and increase in netting requests, reduction in the supply of capital on the financial markets for the Group but also for customers who have been granted credit lines, which they will consequently be forced to use.

–	Idiosyncratic Scenario: this scenario starts with a specific cyber-attack event that affects the Group’s internal systems with a resulting limitation in operations on the market. On the one hand, this leads to an operational loss, on the other, to reputation damage. The latter component causes retail and wholesale customers to withdraw their deposits. In this context, the rating agencies initiate a downgrade of the issuer Mediobanca compromising even more its ability to access financial markets thus causing an increase in the cost of funding and impacts on liquidity reserves with regard to self-retained assets, having an impact on initial margins and outflows from triggers linked to downgrade events.

–	Combined: a combined scenario between Systemic and Idiosyncratic Scenario..

In addition to the above, the Group prepares a report on its liquidity position on a weekly basis, as required by the Bank of Italy; the Maturity Ladder report, compiled according to the instructions of the Supervisory Authority, in addition to highlighting the main transactions maturing within the three months following the reference date, is supplemented by a summary of the Group’s assets that can be allocated to the Central Bank.

Furthermore, on a weekly basis the Group prepares the SSM reporting, a set of metrics whose preparation is required by the European Central Bank, with the aim of monitoring the Group’s exposure to liquidity risk and of incorporating additional information that allows it to understand other phenomena which may affect the Group’s financial balance; in addition to the Maturity Ladder report, detailed information is provided on the evolution of funding sources, collateral and a qualitative assessment of the bank’s liquidity position.

Monitoring structural liquidity, on the other hand, is intended to ensure that the structure has an adequate financial balance for maturities of more than twelve months. Maintaining an appropriate ratio between assets and liabilities in the medium/long term also serves the purpose of avoiding future pressures in the short term. The operating methods adopted involve analysing the maturity profiles for both assets and liabilities over the medium and long term checking that on average the cumulative inflows cover the cumulative outflows for maturities of more than one, three and five years.

Throughout the half year under review, both indicators, short- and long- term, showed that the Group maintained an adequate level of liquidity at all times.

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The Group complied with the minimum requirement in terms of Net Stable Funding Ratio (NSFR)(16) and short-term Liquidity Coverage Ratio (LCR).(17) In line with the Group Risk Appetite Framework, they remained above internal and regulatory limits at all times.

In detail, the LCR figure as at 31 December stood at 155% (compared to 159% last June), including the prudential estimate of the “additional outflows for other products and services” in compliance with Article 23 of Delegated Regulation (EU) 2015/61. The indicator showed a limited variability around its average value of 158% during the half year under review. The latter dropped compared to the average figure recorded in the entire previous financial year (164%). This trend reflected the cancellation of the T-LTRO program (approximately €1.3bn repaid in September).

The NSFR indicator, calculated according to Regulation (EU) 2019/876, stood at 115%, down compared to the end of June (117%) due to the increase in Required Stable Funding (up €2.4bn) linked to the increase in Lending volumes (Leverage Finance Structured) only partially offset by the increase in Available Stable Funding, (up €1.7bn) corresponding to the increase in Wealth Management funding, securities as well as money market operations.

As the above indicators are included in Group Risk Appetite Framework, their sustainability is also analysed in preparing the Group Funding Plan, through future analysis over a time horizon of at least three years, with monitoring and half-yearly updates. A multi-risk stress test is also run as part of the same framework based on the scenario analysis. A stress scenario is defined which may involve the Group, and its simultaneous impacts are assessed, taking into account the inter-relations between risks and the capability to adapt the business strategies defined in the budget to the changed scenario.

In addition to the risk measurement system described above, an event governance model has been devised, known as the Contingency Funding Plan (described in the Policy), to be implemented in the event of a crisis by following a procedure approved by the Board of Directors.

The objective pursued by the Contingency Funding Plan is to ensure prompt implementation of effective action to tackle a liquidity crisis through precise identification of stakeholders, powers, responsibilities, communication procedures and related reporting criteria in order to increase the likelihood of coming through the state of emergency successfully. This objective is achieved primarily by activating an extraordinary operational and liquidity governance model, supported by consistent internal and external disclosures and a number of specific indicators.

In order to identify a “contingency” state in a timely manner, a system of early warning indicators (EWIs) has been prepared to monitor situations that could lead to deterioration in the Group’s liquidity position deriving from external factors and/or situations which are specific to the Group itself.

The foregoing sections show how stress testing is a fundamental instrument in managing liquidity risk. Liquidity risk materializes less frequently but it may have a significant impact. Instruments are needed to diagnose the Group’s vulnerabilities over different time horizons.

(16)	Directive (EU) 2019/878 (referred to as CRD V) and Regulation (EU) 2019/876 (referred to as CRR2)

(17)	Commission Delegated Regulation (EU) 2015/61, as supplemented and amended.

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The findings of the stress tests are therefore used principally in order to:

–	define the funding strategies for the Funding Plan and planning activities more generally (liquidity profile of assets and liabilities);

–	assess the adequacy of the system of limits, and establish significant events for the purpose of the regular process of revising the limits themselves;

–	provide support in assigning the actions to be taken in managing states of operating crisis or stress.

The liquidity risk mitigation factors adopted by the Mediobanca Group are as follows:

–	an adequate level of high-quality, highly liquid assets to address any liquidity imbalances, even prolonged over time;

–	accurate short-term and long-term liquidity planning, alongside careful forecasting and monitoring activities;

–	a robust and constantly updated stress testing framework;

–	an efficient Contingency Funding Plan to identify crisis states and the actions to be taken in such circumstances, through a reliable early warning indicator system.

As at 31 December, counterbalancing capacity was equal to €20.9bn, up by €2.6bn during the half year under review due to the removal of encumbrances on loans used as collateral for the T-LTRO program; the amount of available securities deliverable on spot to the ECB to obtain immediate liquidity stood at €19.2bn (up €4bn), while the balance of collateral allocated to the Central Bank was equal to €13.6bn (€12.1bn as at 30 June) and almost entirely free and immediately available.

1.5 OPERATIONAL RISK

Definition

Operational risk is the risk of incurring losses as a result of the inadequacy or malfunctioning of procedures and IT systems, human error or external events.

Capital requirement

Mediobanca has adopted the Basic Indicator Approach (“BIA”) to calculate its capital requirement for operational risk by applying the regulatory coefficient of 15% of the three-year average of the relevant indicator. Based on this calculation method, the capital requirement as at 31 December was €409.3m (unchanged with respect to 30 June last).

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Risk mitigation

The Group’s Non-Financial Risks Committee, with the task of guiding, monitoring and mitigating non-financial risks (including IT & security risk, fraud risk, third-party/outsourcing risk, reputation risk) and the Conduct Committee, with the task of guiding, supervising and making decisions on the Group’s conduct risks, operate within the scope of risk management.

Operational risks are supervised, at the level of Parent Company and main subsidiary companies, by a specific Operational Risk Management team within the Non-Financial Risk Management unit.

Based on the Group’s operational risk management policy and in line with the principle of proportionality, the processes for identifying operational risks, including through the collection and analysis of data concerning operational risk loss, assessment and estimation, and the processes for identifying and initiating the related mitigation actions, are defined and implemented within the Parent Company and main subsidiaries. Actions to mitigate the most relevant operational risks were proposed, implemented and monitored according to the evidence obtained.

The operating losses recorded during the half year under review impacted the Bank’s total revenues by approximately 0.4% (0.27% in the previous year).

With regard to the different classes of operational risk, the Group’s percentage composition of the various Basel II event types is shown below.

	% su Total Loss
Event Type	31/12/2024	31/12/2023
Clients, products and business practices	73%	39%
Execution, delivery and process management	11%	26%
External Fraud	11%	17%
Employment practices and workplace safety	4%	10%
Other	1%	7%

Most of the Group’s operating losses arose from the Event Type “Clients, products and business practices”, which includes costs deriving from disputes or litigation with Consumer Banking and Retail customers concerning financial terms and conditions or interest rates applied to financing products, as well as legal expenses, largely reimbursed under an insurance policy. The second category of losses in terms of amount, “Execution, delivery and process management”, includes litigation provisions and expenses with other financial institutions linked to the recruitment of Financial Advisors. The “External Fraud” category includes frauds against customers (identity theft, phishing), in regard of which the competent units constantly implement mitigation and awareness actions with customers.

Losses from operational risks were greater in the Wealth Management e Consumer Finance business lines. In terms of potential risks, despite an adequate system of controls, businesses characterized by non-standard and large-scale transactions, such as Corporate and Investment Banking and partly Wealth Management, were subject to ‘low frequency and high severity’ events.

180 | Interim Report for the six months ended 31 December 2024

As part of its Non-Financial Risk Management, activities continued for the purpose of strengthening and developing specific frameworks for each risk class (such as IT & Cyber risk, third-party risk, fraud risk and reputation risk), while providing an overview of such risks.

In particular, ICT and Security risks, characterized by rapidly evolving components, are potentially relevant for the Group’s financial position and business model in the medium term.

ICT and Security Risk

Security risk (including cyber risk) is understood as the risk of incurring financial, reputation and market share losses due to:

–	any unauthorized access or attempted access to the Group’s IT system or to the data and digital information contained therein;

–	any (malicious or involuntary) event fostered or caused by the use of, or connected to, technology that has or could have an adverse impact on the integrity, availability, confidentiality and/or authenticity of company data and information, or on the continuity of corporate processes;

–	improper use and/or dissemination of data and information, including if not directly produced and managed by the Group.

IT or technological risk is understood as the risk of incurring financial loss, reputation damage and market share loss in relation to the incorrect use of ICT processes supporting maintenance and management of the company’s information system or in connection with malfunctions in the hardware, software or technical components.

These risks, which did not generate significant phenomena for the Group during the half year under review, were affected, in terms of exposure, by increases in:

–	dependence on IT systems;

–	number of users of virtual channels and thus interconnected devices;

–	amount of managed data that must be protected;

–	use of IT services offered by third parties.

Additional external events, such as the evolution of the cyber-geopolitical environment (e.g. Russia-Ukraine and Israel-Palestine conflicts), as well as the adoption of new technological systems (e.g. cloud) that extend the attack surface by introducing new specific threats, should be added to the above factors.

In consideration of such context, ICT and Security risk is subject to increasing regulatory attention (e.g. DORA) and to the attention of Supervisors (e.g. Cyber Resilience Stress Testing), which require the continuous development of Internal Control Systems.

Based on Digital Operational Resilience Act - DORA provisions, the Group launched a dedicated compliance program with the dual objective of identifying the level of compliance of the Mediobanca Group and drafting a plan for organizational and technological actions based on it..

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In particular, the Program is divided into five areas:

–	ICT risk management; objectives: (i) review and update the ICT risk management Framework in order to ensure a high level of digital operational resilience proportional to the complexity of the organization; (ii) map essential and important commercial functions to which the DORA Regulation associates more stringent requirements;

–	Security & resilience evolution; objectives: (i) define the digital operational resilience strategy; (ii) develop the concept of business continuity in terms of resilience; (iii) establish and regularly update a digital operational resilience testing plan;

–	ICT Presidium Evolution; objectives: (i): update the internal regulations in the ICT Operations area; (ii) develop and update management of the asset inventory, a key element of the IT risk management framework;

–	Incident management; objectives: (i) review the process for identifying, recording, classifying and reporting ICT incidents; (ii) provide a method for quantifying potential impacts associated with critical events;

–	Third party risk management; objectives: (i) strengthen ICT third party risk management as an integral part of ICT risk management (new contractual framework and new due diligence activities for new counterparties); (ii) identify ICT third parties, align with supervisory actions already in place in terms of outsourcing and performance of the related monitoring actions.

The first phase of the Program made it possible to strengthen the Group’s digital operational resilience strategy and to adapt the system of policies and rules in the ICT and Operations areas.

A multi-year adaptation plan has been planned for the adaptation phase of ICT infrastructures already started, with actions prioritized according to a risk-based approach.

The current IT and security risk management framework includes:

–	definition and maintenance of specific policies, methodologies and procedures (e.g. ICT and security risk management policy, information security policy, IT and security risk management methodological manual);

–	analysis of IT and security risk, regularly carried out for the Group’s Banks and Companies, as well as for the Banks’ payment services;

–	analysis of IT and security risk of relevant projects and/or arising from third parties;

–	constant monitoring through indicators and related reporting;

–	study and analysis of the Cyber environment in the Finance sector;

–	training on IT and security risk at all levels of the company organization.

IT and security incidents detected during the half year under review, which concerned some outsourced services in part, were managed effectively by containing any possible operational disruptions and slowdowns.

* * *

182 | Interim Report for the six months ended 31 December 2024

Other risks

As part of the process of assessing the current and future capital required to perform its internal capital adequacy assessment process (ICAAP), the Group has identified the following main types of risk as relevant, in addition to the risks described above (credit and counterparty, market, interest rate, liquidity and operational risk):

–	concentration risk, understood as the risk arising from concentration of exposures to single counterparties or groups of connected counterparties (referred to as “single name” concentration risk) and to counterparties belonging to the same business sector or that carry out the same activity or operate in the same geographical area (geo-sector concentration risk);

–	strategic risk, i.e. exposure to current and future changes in profitability compared to the volatility in volumes or changes in customer behaviour (business risk), and current and future risk of reductions in profits or capital deriving from disruption to business as a result of adopting new strategic choices, making wrong management decisions or inadequately executing decisions taken (pure strategic risk);

–	risk from equity investments held as part of the “Hold to collect and sell” banking book (“HTC&S”), deriving from the potential reduction in value of the equity investments, listed and unlisted, which are held as part of the HTC&S portfolio, due to unfavourable movements in financial markets or to the downgrade of counterparties (where these are not already included in other risk categories);

–	sovereign risk, in regard to the potential downgrade of countries or national central banks to which the Group is exposed;

–	compliance risk, attributable to the possibility of incurring penalties, significant financial losses or damages to the Bank’s reputation as a result of breaches of laws and regulations or internal self-imposed regulations;

–	reputation risk, due to reductions in profits or capital deriving from a negative perception of the Bank’s image by customers, counterparties, shareholders, investors or supervisory authorities.

Risks are monitored and managed via the respective internal units (risk management, planning and control, compliance and Group audit units) and by specific management committees.

Climate / environmental risk

The effective management of ESG risks is a crucial aspect for maintaining a medium/ long-term economic, social, and environmental balance. These risks, which include negative impacts on the environment, people, and communities, are integrated into our overall Risk Management framework. This includes assessing not only the impact of such risks on the Bank’s organization, but also the consequences on our stakeholders and on the environment as a result of our operations. The Mediobanca Group considers ESG risks not as separate components, but as factors that interact with traditional risk categories, such as credit, market, operational, liquidity, strategic and reputation risks.

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In the current risk framework, Pillar III emphasizes the types of climate risk; in particular, it assesses the financial risk arising from exposure to physical(18) and transition(19) risks related to climate change and nature degradation.

The risks and opportunities related to climate change are identified and analysed in a coordinated manner by the various company units with the aim of integrating them into the Group’s risk identification, assessment and monitoring processes, as well as into its credit strategies and commercial offer.

The integration of ESG risks and, in particular, climate- and nature-related risks, into the Group’s risk management framework is divided into:

–	materiality assessment, which aims to identify and evaluate the relevance of climate and environmental risk factors with respect to various portfolios and risk categories;

–	monitoring of the exposure to climate and environmental risks considered material through specific key risk indicators (KRI) defined in the Risk Appetite Statement (RAS);

–	stress test of material climate and environmental risks aimed at assessing the impacts of adverse scenarios for ICAAP purposes in the short, medium and long term;(20)
–	structuring of ESG risk management in the various risk families, using appropriate tools:

–	Credit risk: this integrate ESG qualitative and quantitative assessments into loan due diligence and pricing by monitoring customer credit quality and tracking ESG risks with tools such as the “Heatmap” and the stress test.

–	Market risk: this uses the “Heatmap” and volatility analysis. In the latter case, in order to monitor transition and physical risks, carbon-intensive sector indexes and government bond yields are compared with market benchmarks.

–	Liquidity risk: this integrates exposure and sensitivity analysis within the liquidity adequacy assessment (ILAAP).

–	Operational risk: this includes integrating climate risk into business continuity processes, incident tracking, and stress testing framework.

–	Strategic risk: this includes actions to mitigate the risk of misalignment of GHG emissions with respect to decarbonization targets. Mitigation actions include regular monitoring of the alignment of assets with the Paris objectives and improving the integration between strategy and risk management, through:

–	business environment scan (called BES) to identify and evaluate any external risk factors that could influence strategic objectives;

–	inclusion of climate and environmental risk factors in the budget process;

–	engagement strategy aimed at effectively involving the main stakeholders in the transition path towards achieving the Group’s net-zero targets. This strategy includes collaboration with customers, financial institutions, trade associations and investors.

(18)	Physical risks consist in an adverse financial impact deriving from climate change, including more frequent extreme weather events and gradual climate change, in addition to environmental degradation, i.e. air, water and soil pollution, water stress, biodiversity loss and deforestation.
(19)	Transition risks consist in adverse financial impacts that a company may, directly or indirectly, incur as a result of the process of adaptation to a low-carbon and more environmentally sustainable economy.
(20)	The short term is between 0 and 3 years, the medium term is between 3 and 5 years, the long term starts beyond 5 years and must include at least 10 years.

184 | Interim Report for the six months ended 31 December 2024

–	strengthening of the Risk Appetite Framework with more detailed indicators and thresholds defined in terms of limits, surveillance thresholds and targets;

–	integration of a decarbonization target alignment factor into the customer due diligence process.

–	Reputation risk: analyses are carried out in this respect to define the relevance of exposure to reputation risk arising from climate or environmental factors and risks through risk materiality assessment and scenario analysis and the related monitoring of such risks through Key Risk Indicators.

Materiality Assessment

Special attention was paid to materiality analysis, a structured process to evaluate the impact of climate and environmental risks on the Group.

The materiality assessment in the risk driver identification phase made it possible to find the physical and transition drivers of climate and environmental risks which could have an impact on the Group considering the current and future business context and corporate strategy.

The climate scenarios used were consistent with the NGFS (Net Greening for Financial System) scenarios: delayed transition, net zero 2050 and current policies. The environmental scenarios consisted in the IPCC (Intergovernmental Panel on Climate Change) scenarios from two perspectives: an optimistic scenario (SSP1 RCP2.6, which foresees a socio-economic path oriented towards sustainability, with a temperature increase limited between 1.3°C and 2.4°C by 2100) and a pessimistic scenario (SSP5 RCP8.5, which foresees a socio-economic path based on development linked to fossil fuels, with a temperature increase between 3.3°C and 5.7°C by 2100).

The next phase consisted in identifying exposures. To this end, the transmission channels through which the climate and environmental risk drivers identified in the previous phase may cause impacts on the Group’s financial activities and risk profile were identified. In this context, key risk indicators (KRIs) were identified. The definition of materiality thresholds made it possible to establish the materiality of each risk factor and to set up actions aimed at managing the relevant areas identified.

KRIs found through exposure-based and stress scenario methods were used.(21) Exposure-based methods provide a short-term view of how ESG risks may be impacting the risk profile and profitability of their counterparties. Scenario-based indicators, on the other hand, ensure assessing sensitivity to ESG risks over different time periods, including in the long term.

(21)	European Banking Authority. (2025). Guidelines on the management of the environmental, social and governance (ESG) risks. This may be viewed at EBA.

Notes to the accounts | Part E - Information on risks and related hedging policies | 185

By using exposure-based KRIs, materiality was detected for physical and transition risks related to real estate-backed loans granted by Mediobanca Premier and for transition risk with regard to loans granted by Mediobanca S.p.A. and Mediobanca International to non-financial companies. In the latter case, the indicator was measured taking into account medium and high-risk exposures. The component concerning exposure to high-risk counterparties (including Services and Metals) for the loan portfolio was under 1% (data as at 30 September 2024), as shown by the analysis conducted in the ESG heatmap.

The Group’s KRI - adopting a method based on scenario analysis and measuring the materiality of the transition risk in terms of ECL delta for loans granted by Mediobanca S.p.A. and Mediobanca International to non-financial companies - did not exceed the materiality threshold, but was judged to be a significant exposure in order to prudently take into account the growing attention that these risks receive at an international level.

The Group took into account this declaration of materiality of climate risk of the portfolios of loans to non-financial companies and loans guaranteed by real estate by carrying out management stress tests in the ICAAP context with a limited impact of approximately 1.6% of economic capital.(22)

The appropriateness of introducing climate risk factor components into provisioning is currently being assessed.

Risk Appetite Framework and ESG Strategy

The Risk Appetite Framework integrates and translates the material climate and environmental risk areas into specific controls. During the year, exposures to climate and environmental risks linked to credit risk considered material were monitored. Specific Key Risk Indicators (KRI), included in the Risk Appetite Statement (RAS), were adopted for the physical climate risk components of loans guaranteed by real estate granted by Mediobanca Premier and for the transition climate risk of non-financial companies for loans granted by Mediobanca and Mediobanca International. The developments concluded in December 2024 will, as mentioned above, lead to introducing a more complex threshold system in the next financial year, which will include limits, surveillance thresholds and targets.

Aware of the challenges posed by climate change and, more generally, by ESG risk factors, the Mediobanca Group actively manages the latter by seizing any intrinsic opportunities. As part of the 2023-2026 “One Brand - One Culture” Strategic Plan, the Mediobanca Group asserted its commitment to Climate and Environmental issues, setting itself the objective of supporting customers in their ESG transition strategies with ad-hoc advisory activities and allocating capital with an ESG focus. Moreover, the strategic plan contains specific targets relating to ESG factors. With regard to the “E - Environmental” factor, the intention to achieve carbon neutrality by 2050 has been confirmed, in addition to reducing the carbon intensity of loans by 18% by the end of 2026 and by 35% by the end of 2030.

(22)	Economic capital, or “internal capital,” is the capital that financial institutions consider adequate to the nature and level of risks to which they are or may be exposed. According to Article 73 of Directive (EU) 2013/36, lenders should have effective strategies and processes in place to assess and continuously maintain the capital necessary to cover those risks.

186 | Interim Report for the six months ended 31 December 2024

These commitments are consistent with the Group’s Sustainability and ESG Policies, which transpose detailed business sector guidelines by introducing restrictions on operators with a negative impact on the climate.(23) The achievement of the above strategic objectives will also be ensured by the inclusion of ESG metrics in the Group’s RAF, aiming to promote responsible business activities, while maintaining a low profile in terms of exposure to climate risk. The path undertaken provides for greater and continuous integration, which, to date, includes the offering of ESG products and the adoption of ESG policies, including exclusion rules.

The number of sectors in which the goals of reducing greenhouse gas emissions were formalized expanded after joining the Net-Zero Banking Alliance, the initiative promoted by the United Nations with the aim of accelerating the sustainable transition of the international banking sector and with the adhesion to the Principles for Responsible Banking (PRB)..

Internal Capital Adequacy Assessment Process

Mediobanca has decided to incorporate any consequences related to exposure to climate risk factors arising from specific climate scenarios into its capital planning process and in particular into its adequacy assessment process (Internal Capital Adequacy Assessment Process, ICAAP). In particular, based on the findings of the materiality analysis, the Mediobanca Group has applied an approach to assess the impacts of transition and physical risks on the portfolios of loans granted to non-financial entities and loans secured by real estate. With regard to transition risk, the effects on the non-financial counterparties’ accounts and on the energy efficiency of the relevant real properties are analysed. With regard to physical climate risk, the geo-location of the non-financial companies’ properties and production sites is considered, assessing the impact of various severe and/or chronic climate events that may be found to be relevant in materiality analyses (droughts, heat waves, floods, landslides, earthquakes, thunderstorms, hurricanes and coastal erosion). These assessments are based on a forward looking approach that involves three time horizons: short, medium and long term. The reference scenarios are aligned with the Network for Greening the Financial System (NGFS) scenarios: “Current Policies”, “Delayed Transition” and “Net Zero 2050”, as referred to in the previous paragraph. These scenarios were appropriately integrated to adopt a forward-looking approach. For example, with regard to physical risk, the frequency and intensity of severe climate events are projected over time through econometric estimates based on the historical correlation calculated with EM-DAT data and other sources (IMF, BIS, etc.), compared to the temperature level expected by the specific NGFS scenario. After the recent developments, the impacts of the upstream value chain were introduced into the risk assessment process recognizing the relevance of indirect impacts from physical risk factors.

At the end of 2023, the “One-off Fit-for-55” analysis by the European Banking Authority (EBA) started, on a mandate from the European Commission and in collaboration with the European Supervisory Authorities (ESAs), the European Central Bank and the European Systemic Risk Board (ESRB). This analysis applies top-down scenarios on banking data to assess the resilience of the EU financial sector and its ability to support the transition to a low-carbon economy even under stress. Data collection ended in Q1 2024 and the results will be published by the EBA in Q1 2025.

(23)	For further information, please refer to the Group’s ESG Policy published on the corporate website https://www.mediobanca.com/static/upload_new/ pol/politica-esg.pdf.

Notes to the accounts | Part E - Information on risks and related hedging policies | 187

Internal Liquidity Adequacy Assessment Process

Furthermore, as part of the Internal Liquidity Adequacy Assessment Process (ILAAP), the adequacy of the Group’s liquidity was assessed. The analyses carried out were aimed at assessing the impact, through sensitivity analyses, on the Liquidity Coverage Ratio (LCR) and Net Liquidity Position (NLP) in the short term and on the Net Stable Funding Ratio (NSFR) in the medium and long term using three NGFS scenarios (Net Zero 2050, Delayed Transition and Current Policies). A stress scenario was applied to current accounts and credit lines relating to high and medium risk customers and was based on a calibrated mismatch in line with credit risk analysis.

These assessments were incorporated into the annual Internal Liquidity Adequacy Assessment Process (ILAAP) report ensuring that the potential impacts of climate and environmental risks on the Group’s liquidity position were adequately considered and managed on a forward-looking basis.

With reference to asset management, monitoring of the Principal Adverse Impact (PAI) continued for the Wealth Management business area, in regard of which disclosure was given on the website as per regulatory requirement.

For more information, please refer to the section of the Pillar III Public Disclosure on ESG risk published on www.mediobanca.com.

188 | Interim Report for the six months ended 31 December 2024

Part F– Information on Consolidated Capital

SECTION 1

Consolidated capital

QUANTITATIVE INFORMATION

B.1 Consolidated net equity: breakdown by type of company(*)

Net equity items	Prudential consolidation	Insurance companies	Other companies	Consolidation adjustments and eliminations	Total	of which: Third parties
1. Share capital	461,310	—	—	—	461,310	16,629
2. Share premium	2,082,678	—	—	—	2,082,678	1,848
3. Reserves	8,414,008	—	—	—	8,414,008	66,092
4. Equity instruments	—	—	—	—	—	—
5. (Treasury shares)	(145,822)	—	—	—	(145,822)	—
6. Valuation reserves:	(152,409)	—	—	—	(152,409)	(90)
- Equity securities designated at fair value through other comprehensive income	115,110	—	—	—	115,110	—
- Hedging of equity securities designated at fair value through other comprehensive income	—	—	—	—	—	—
- Financial assets (other than equity securities) measured at fair value through other comprehensive income	28,653	—	—	—	28,653	—
- Tangible assets	—	—	—	—	—	—
- Intangible assets	—	—	—	—	—	—
- Hedging of foreign investments	(15,947)	—	—	—	(15,947)	—
- Hedging of cash flows	(36,583)	—	—	—	(36,583)	60
- Hedging instruments [not designated instruments]	—	—	—	—	—	—
- Currency exchange gains/losses	22,907	—	—	—	22,907	—
- Non-current assets and asset groups held for sale	—	—	—	—	—	—
- Financial liabilities designated at fair value through profit or loss (change in own credit quality)	(26,395)	—	—	—	(26,395)	—
- Actuarial gains (losses) on defined-benefit retirement plans	(2,778)	—	—	—	(2,778)	(150)
- Portion of valuation reserves of equity-accounted interests	(247,008)	—	—	—	(247,008)	—
- Extraordinary revaluation laws	9,632	—	—	—	9,632	—
- Financial costs or revenues relating to insurance contracts issued	—	—	—	—	—	—
- Financial costs or revenues relating to insurance contracts ceded	—	—	—	—	—	—
7. Profit (loss) for the period (+/-) attributable to the Group and to minority interests	661,419	—	—	—	661,419	1,682
Total	11,321,184	—	—	—	11,321,184	86,161

(*)	The companies Compass RE (insurance companies), Compass Rent, MBContact Solutions, RAM UK, Quarzo S.r.l., MBUSA, MB Covered, MB Immobiliere, Spafid Trust, MA USA, Compass Link (other companies) are not included in the prudential consolidation scope. Please see Section 1 - Consolidated Accounting Risks in Part E.

Notes to the accounts | Part F - Information on consolidated capital | 189

SECTION 2

Own funds and banking supervisory ratios

The Mediobanca Group confirmed its great capital soundness with ratios largely above the regulatory thresholds, as evidenced, among other things, by the Group’s results in stress tests conducted by the Supervisor in recent years, by the large margin found by the ICAAP (Internal Capital Adequacy Assessment Process) and by the analysis carried out by the Supervisor as part of the SREP process (the SREP Decision 2024 in fact confirmed the additional Pillar 2 requirement (P2R) at 1.75%).

2.1 Scope of application for regulations

Starting on 1 January 2025, the new CRR3 text came into force, which confirmed the possibility of continuing to apply the current prudential treatment to the stake held in Assicurazioni Generali, thus allowing the Group to deduct the portion exceeding the Tier-1 concentration limit of 25% only and weighting the residual non-deducted portion at 370%.

Upon the whole, the new regulation will lead to a reduction of approximately €1.3bn in RWA (without applying the FRTB, postponed by law for one year) mainly connected to the LGD reduction on the Large Corporate AIRB portfolio (from 45% to 40%) and removal of the scaling factor from the RWA calculation according to the AIRB method (Corporate and Consumer divisions).

The other items were only slightly impacted, taking into account that the adoption of new weightings for capital instruments required a 5-year transitional period and that the impacts on operational risk were negligible compared to the Basic Indicator Approach (BIA) currently applied by the Group.

QUANTITATIVE INFORMATION

Common Equity Tier 1 (CET1) reflects the Group’s and third parties’ share of paid-up capital and reserves and does not include the half-year result(1) in light of recent instructions on the treatment of buy backs.

Deductions for the half-year amounted to €3,870.7m, which included:

–	€2,267m relating to the stake held in Assicurazioni Generali;

–	€1,024.5m relating to goodwill and other intangible assets;

–	€416m relating to treasury shares (including the portion of buybacks yet to be executed);

–	€153.5m relating to other significant investments and adjustments for valuations of financial instruments (referred to as AVA and DVA).

(1)	In its recent instructions, the ECB stated that banks are not permitted to include any interim profits in Common Equity Tier 1, unless the relevant distribution policy defines the maximum amount of cash dividends and share buybacks, if any, to be distributed.

190 | Interim Report for the six months ended 31 December 2024

QUANTITATIVE INFORMATION

	31 December 2024	30 June 2024
A. Common equity tier 1 (CET1) prior to application of prudential filters	10,340,042	10,346,257
of which CET1 instruments subject to phase-in regime	—	—
B. CET1 prudential filters (+/-)	(56,891)	(208,686)
C. CET1 before items to be deducted and effects of phase-in regime (A +/- B)	10,283,151	10,137,572
D. Items to be deducted from CET1(*)	(4,571,784)	(4,191,962)
E. Phase-in regime - impact on CET1 (+/-), including minority interests subject to phase-in regime(*)	1,270,633	1,276,872
F. Total Common Equity Tier 1 (CET1) (C-D+/-E)	6,982,000	7,222,482
G. Additional tier 1 (AT1) gross of items to be deducted and effects of phase-in regime	—	—
of which AT1 instruments subject to phase-in regime	—	—
H. Items to be deducted from AT1	—	—
I. Phase-in regime - impact on AT1 (+/-), including instruments issued by branches and included in AT1 as a result of phase-in provisions	—	—
L. Total Additional Tier 1 (AT1) (G-H+/-I)	—	—
M. Tier 2 (T2) before items to be deducted and effects of phase-in regime	1,132,661	1,215,546
of which T2 instruments subject to phase-in regime	—	—
N. Items to be deducted from T2	—	—
O. Phase-in regime - Impact on T2 (+/-), including instruments issued by branches and included in T2 as a result of phase-in provisions	—	—
P. Total T2 Capital (M-N+/-O)	1,132,661	1,215,546
Q. Total own funds (F+L+P)	8,114,661	8,438,028

(*)  Adjustments include increased deductions for the adoption of Calendar Provisioning

2.3 Capital adequacy

QUALITATIVE INFORMATION

The Common Equity Ratio phase-in – ratio of Common Equity Tier 1 Capital to total assets weighted with the adoption of the Danish Compromise(2) – stood at 14.8%(3) and Total Capital ratio at 17.2%.

The Leverage ratio remained steady at 7.1%.

The MREL ratio (calculated according to the hybrid approach) stood at 42.5% of RWA(4) and 20.5% of LRE, well above the minimum requirement defined by the Single Resolution Board (23.57% and 5.91%, respectively); these indicators also exceeded the subordination requirement (which will be applied post 2025).

(2)	Benefit of ~100 bps, made permanent at the session of 24 April in which the European Parliament approved the new CRR Regulation.

(3)	CET1 ratio at 15.2% with the inclusion of the half-year result after the 70% payout (+50 bps).

(4)	Ratio calculated using the hybrid approach introduced by the Regulator, which takes into consideration consolidated own funds and eligible liabilities (other than own funds) issued by the resolution entity to entities outside the resolution group.

Notes to the accounts | Part F - Information on consolidated capital | 191

QUANTITATIVE INFORMATION

	Unweighted amounts		Weighted amounts/requirements
	31 December	30 June	31 December	30 June
Categories/Amounts	2024	2024	2024	2024
A. RISK ASSETS
A.1 Credit and counterpart risk	79,271,817	81,893,174	39,547,034	40,498,513
1. Standard methodology	33,441,232	37,559,932	19,418,921	20,510,353
2. Internal rating methodology	44,519,619	43,511,131	19,849,664	19,820,465
2.1 Basic	—	—	—	—
2.2 Advanced	44,519,619	43,511,131	19,849,664	19,820,465
3. Securitization	1,310,966	822,111	278,449	167,695
B. REGULATORY CAPITAL REQUIREMENTS
B.1 Credit and counterpart risk			3,163,763	3,239,881
B.2 Credit valuation adjustment risk			29,323	26,034
B.3 Settlement risk			—	—
B.4 Market risk			182,786	134,510
1. Standard methodology			182,786	134,510
2. Internal models			—	—
3. Concentration risk			—	—
B.5 Other prudential requirements			409,333	409,333
1. Basic Indicator Approach (BIA)			409,333	409,333
2. Standard method			—	—
3. Advanced method			—	—
B.6 Other calculation items			—	—
B.7 Total prudential requirements			3,785,205	3,809,758
C. RISK ASSETS AND REGULATORY RATIOS
C.1 Risk-weighted assets			47,315,056	47,621,975
C.2 CET1 capital/risk-weighted assets (CET1 capital ratio)			14.76%	15.17%
C.3 Tier 1 capital/risk-weighted assets (Tier 1 capital ratio)			14.76%	15.17%
C.4 Regulatory capital/risk-weighted assets (total capital ratio)			17.15%	17.72%

For more details on the disclosure concerning own funds and capital adequacy, please refer to the Basel 3 Third Pillar file at 31 December 2024, published on the Bank’s website in the section “Capital adequacy”.

192 | Interim Report for the six months ended 31 December 2024

Part H – Related-Party Transactions

1. Information on remuneration for key management personnel

With regard to the disclosure on compensation paid to key management personnel, reference should be made to the “Report on remuneration and compensation paid” or the relevant section of the Mediobanca website at www.mediobanca.com, where the following are disclosed (with reference to the Mediobanca Group):

–	the analytical detail of compensation paid to members of Governing and Supervisory Bodies and other Key Management Personnel;

–	the detail and the evolution of Performance Shares schemes awarded to members of the Board of Directors, other Key Management Personnel and Long-Term Incentive Schemes.

Group compensation includes amounts paid to managers of Group Legal Entities not listed in the Table published in the Review of Operations (for a total of €300,000 in the half-year under review).

2. Disclosure on related-party transactions

The Regulation on Related-Party Transactions, implementing CONSOB Regulation No. 17221 of 12 March 2010, as most recently amended by Resolution No. 21264 of 10 December 2020, was introduced in 2011 aiming to ensure the transparency and substantial correctness of transactions with related parties carried out directly or through subsidiary companies. Having received favourable opinions from the Bank’s Related Parties and Statutory Audit Committees, the Board of Directors incorporated the Bank of Italy’s most recent instructions on this subject, which introduce prudential limits for risk activities with Related Parties; this Regulation came into force during December 2012, and was updated most recently in June 2021. The full document is available on the Bank’s website at www.mediobanca.com.

For the definition of related parties adopted, please see Part A Accounting Policies of the Notes to the Accounts.

Transactions with related parties fall within the ordinary operations of the Group companies, are maintained on an arm’s length basis, and are entered into in the interests of the individual companies concerned. Details of the compensation paid to Directors and key management personnel are provided in a footnote to the table.

2.1 Regular financial disclosure: Most significant transactions

There are no transactions to report during the half-year under review.

Notes to the accounts | Part H - Related-Party Transactions | 193

2.2 Quantitative information

The overall exposure to related parties remained limited, with no new counterparties within scope

Statement as at 31 December 2024

						(€m)
				Other
	Directors and key		Associated	related
	management personnel		companies	parties		Total
Assets	3.2		—	78.9		82.1
of which: other assets	—		—	72.8		72.8
Loans	3.2		—	6.1		9.3
Liabilities	13.9		—	277.4	(3)	291.3
Guarantees and commitments	—		—	130.0	(3)	130.0
Interest income	—		—	1.4		1.4
Interest expense	(0.1)		—	(0.8)		(0.9)
Net fee income	—		0.3	21.3		21.6
Sundry income (costs)	(27.0	)(1)	(0.5)	(2.9	)(2)(3)	(30.4)

(1)	Which includes: short-term benefits amounting to (€21.7m) and performance shares worth (€5.2m). This figure includes resources considered Key Management Personnel during the period under review. Please note that a Board member waived the emolument approved.

(2)	This item also includes the valuation of derivative contracts, including bond forwards with underlying government securities.

(3)	Starting from the previous financial year, the collateral exchange transaction with the AG Group will no longer be represented by its nominal value (€250m among commitments) but using equity effects (liabilities covering the forward purchase of government securities).

Statement as at 30 June 2024

						(€m)
	Directors and key		Associated	Others related
	management personnel		companies	parties		Total
Assets	2.6		0.8	71.5		74.9
of which: other assets	—		—	65.2		65.2
Loans	2.6		0.8	6.3		9.7
Liabilities	12.2		—	262.0	(3)	274.2
Guarantees and commitments	—		—	130.0	(3)	130.0
Interest income	0.1		—	2.2		2.3
Interest expense	(0.2)		—	(1.2)		(1.4)
Net fee income	—		5.0	41.7		46.7
Sundry income (costs)	(51.2	)(1)	0.1	(56.6	)(2)(3)	(107.7)

(1)	Of which: short-term benefits amounting to (€42.2m) and performance shares worth (€8.8m). This figure includes resources considered Key Management Personnel during the period under review. Please note that a Board member waived the emolument approved.

(2)	This item also includes the valuation of derivative contracts, including bond forwards with underlying government securities.

(3)	Starting from the financial year 2023/24, the collateral exchange transaction with the AG Group will no longer be represented by its nominal value (€250m among commitments) but using equity effects (liabilities covering the forward purchase of government securities).

194 | Interim Report for the six months ended 31 December 2024

Part I – Share-Based Payment Schemes

A. QUALITATIVE INFORMATION

1. Summary of share-based payment schemes approved by the Shareholders’ Meeting.

In the area of equity instruments used for the remuneration of its personnel, Mediobanca decided to adopt a performance shares scheme, with the two-fold aim of:

–	adapting to banking regulations that require a portion of variable remuneration to be paid out in the form of equity instruments over a time horizon of several years, subject to performance conditions and hence consistent with positive results sustainable over time;

–	aligning the interests of Mediobanca’s management with those of its shareholders in order to create value over the medium / long term.

The Group therefore offered performance share plans that, under certain conditions, provided for the free award of Mediobanca shares at the end of a vesting and/or holding period and long-term incentive plans (LTI) linked to the achievement of the strategic plan’s objectives.

The plans currently in effect are as follows:

–	performance share plan approved by the Shareholders’ Meeting of 28 October 2015 (and updated by the Shareholders’ Meeting of 28 October 2019), valid for variable remuneration for financial years 2018 - 2020 paid out to Group personnel in a maximum number of 20,000,000 Mediobanca shares to be attributed by capital increase or alternatively with the use of treasury shares in the Bank’s portfolio;

–	long-term incentive plan (LTI) for the CEO and General Manager of Mediobanca, as well as for the CEO of Compass and Mediobanca Premier, linked to the achievement of the targets set in the 2019/2023 strategic plan by assigning them Mediobanca shares by capital increase pursuant to the Plan as mentioned in the preceding paragraph;

–	performance share plan approved by the Shareholders’ Meeting of 28 October 2020, valid for variable remuneration for financial years 2021 - 2025 paid out to Group personnel in a maximum number of 20,000,000 Mediobanca shares to be attributed by capital increase or alternatively with the use of treasury shares in the Bank’s portfolio;

–	performance share plan approved by the Shareholders’ Meeting of 28 October 2021 (partially revoking the previous Plan in order to transition to a system of resolutions to be taken annually), valid for variable remuneration for financial year 2021-2022 paid out to Group personnel by attributing a maximum number of 4,000,000 Mediobanca shares through the use of treasury shares in the Bank’s portfolio;

–	performance share plan approved by the Shareholders’ Meeting of 28 October 2022, valid for variable remuneration for financial year 2022-2023 paid out to Group personnel by attributing a maximum number of 3,000,000 Mediobanca shares through the use of treasury shares in the Bank’s portfolio;

–	performance share plan approved by the Shareholders’ Meeting of 28 October 2023, valid for variable remuneration for financial year 2023-2024 paid out to Group personnel by attributing a maximum number of 3,000,000 Mediobanca shares through the use of treasury shares in the Bank’s portfolio;

Notes to the accounts | Part I - Share-based payment schemes | 195

–	long-term incentive plan 2023-2026 (“LTI Plan 2023 -2026”), approved by the Shareholders’ Meeting held on 28 October 2023, linked to the underlying Strategic Plan 2023-2026 approved in May 2023, for the purpose of which the issue of a maximum of 3,000,000 new Mediobanca Shares, with regular dividend rights, has been planned with a capital increase or, alternatively, use of treasury shares;

–	performance share plan, valid for variable remuneration for financial year 2024-2025 paid out to Group personnel by attributing a maximum number of 3,000,000 Mediobanca shares through the use of treasury shares.

As at 31 December 2024, the number of performance shares awarded in relation to the above plans amounted to 6,085,176 (6,487,718 at 30 June 2024).

The Group companies equipped themselves with incentive plans based on equity instruments:

–	Messier et Associés has a plan of free-of-charge shares in place for up to 10% of the share capital to be attributed to employees (at the time of promotions and/or for retention purposes) which, after the vesting period (not exceeding 2 years) and a further holding period of one year, are resold to the Parent Company which settles the price with Mediobanca shares. As at 31 December 2024, awarded shares amounted to 15,130 which includes 1,830 shares that concluded the holding period, 6,000 subject to a holding period and 7,300 shares in the vesting period.

–	Polus Capital Management Group has an investment plan in place for employees (for retention purposes), which allows them to purchase special shares of the company (C shares) which, after a vesting period (maximum 3 years) and the achievement of certain results (hurdle), they can sell to the Parent Company which will liquidate them through Mediobanca shares.(5) As at 31 December 2024, 45,529 C shares were awarded, which included 9,896 relating to the new C4 plan and 16,838 which already exercisable.

(5) There is also an E plan (with the same hurdle mechanism) for the benefit of an institutional investor, which can be activated for up to 34,319 shares.

196 | Interim Report for the six months ended 31 December 2024

QUANTITATIVE INFORMATION

Changes in performance share schemes during the year

As part of the variable remuneration for financial year 2023-2024, 1,197,962 performance shares, drawn from the Plan approved in the October 2023 Shareholders’ Meeting, were awarded on 27 September 2024. The shares, the award of which is conditional upon performance targets being met over a five-year period or less, will be made available in tranches in November 2025 (up to 546,583), November 2026 (up to 186,775), November 2027 (up to 277,773), November 2028 (up to 94,293), and November 2029 (up to 92,538).

During the month of October, 13,477 shares were recovered, while 1,587,027 shares were allocated in November 2024, which included 1,256,162 using treasury shares and 330,865 through a capital increase.

	31 december 2024		30 june 2024
	No of performance		No of performance
Items / Performance shares	shares	Average price	shares	Average price
A. Balance at start of period	6,487,718	6.93	4,561,321	6.32
B. Increases	1,197,962		3,918,137
B.1 Newly issued shares	1,197,962	10.80	3,918,137	6.50
B.2 Other changes	—	—	—	—
C. Decreases	1,600,504		1,991,740
C.1 Cancelled	—	—	—	—
C.2 Exercised	1,587,027	7.86	1,981,127	6.83
C.3 Expired	—	—	—	—
C.4 Other changes	13,477	7.97	10,613	8.00
D. Balance at end of period	6,085,176	6.72	6,487,718	6.93

Notes to the accounts | Part I - Share-based payment schemes | 197

Part L – Segment Reporting

INTRODUCTION

Under IFRS 8, an entity must disclose information to enable users of its financial statements to evaluate the nature and financial effects of the different business activities in which it engages and the different economic environments in which it operates (referred to as “operating segments”).

The aggregation of the “operating segments” illustrated in this Section is consistent with the means adopted by the Group’s management to take business decisions, and is based on the internal reporting used in order to allocate resources to the various segments, and to analyse their respective performances as described in the Review of Operations, to which reference is made for detailed and exhaustive analysis of the individual business lines’ earnings and financial performances.

A. PRIMARY SEGMENT REPORTING

At Group level the following business lines have been identified:

Wealth Management (WM): this division brings together all portfolio management services offered to the various client segments, plus asset management. This division includes Mediobanca Premier , which targets the Premier client bracket; the MBPB and CMB Monaco private banking networks and the Asset Management companies (Polus Capital, Mediobanca SGR, Mediobanca Management Company and RAM Active Investment), in addition to the fiduciary activities of Spafid.

Corporate and Investment Banking (CIB): this includes services for corporate customers in the Wholesale Banking areas (loans, Capital Market activities, Advisory, Client and proprietary trading carried out by Mediobanca, Mediobanca International, Mediobanca Securities, Messier et Associés and Arma Partners) and Specialty Finance or Factoring carried out by MBFACTA, and Credit Management referring only to the management on behalf of third parties carried out by MBCredit Solutions and MBContact Solutions.

Consumer Finance (CF): this provides retail customers with a complete range of consumer credit products: personal loans, special purpose loans, salary-backed loans, credit cards, in addition to the new and innovative Buy Now Pay Later solution called “Pagolight”, which grew during the year also thanks to the newly acquired company HeidiPay Switzerland AG. The division also includes Compass RE (which provides reinsurance against risks linked to insurance policies sold to clients), Compass Rent (which operates in the goods lease market), and Compass Link (which distributes Compass products and services via third-party collaborators).

Insurance - Principal Investing (PI): this includes the Group’s portfolio of equity investments and stocks. In particular, the investment in Assicurazioni Generali has been this division’s main constituent for many years, and stands apart for its sound management, consistency of results, high profitability and contributions in terms of diversification and stabilization of the Mediobanca Group’s revenues. Investments in funds and vehicles promoted and managed by

198 | Interim Report for the six months ended 31 December 2024

the Group’s asset management companies (referred to as seed capital) also contribute to the division, with a view to combining medium-term profitability for the Group and a synergistic approach between the divisions, as well as investment activities in private equity funds managed by third parties.

Holding Functions comprise SelmaBPM Leasing, MIS and other minor companies, Group Treasury and ALM (with the aim of minimizing the cost of funding and optimizing liquidity management on a consolidated basis, including the securities held as part of the banking book), all costs relating to central Group departments, including Operations, support units (such as Chief Financial Officer, Group Corporate Affairs, Investor Relations, Human Resources etc.), senior management and control units (Risk Management, Internal Audit and Compliance Unit) for the part that cannot be allocated to the business lines.

A.1 Profit-and-loss figures by business segment

A list of the main points requiring attention with regard to the allocation of earnings results is provided below:

–	Net interest income(6) is obtained by applying the internal funds transfer pricing (FTP) rates consistent with the financial characteristics of the products concerned. Notional interest is allocated using a centralized FTP model which assigns volumes, costs and revenues of liquidity based on durations, without distinction between lending and funding (referred to as “bid-ask” difference) with the same maturity;

–	The 873 resources of the Holding Functions (855 last year) are divided as follows: 89 at Selma BPM (93 in the previous year); 48 at Group Treasury and ALM (44); 161 at MIS (147), 216 at Operations (227), 177 at support functions (172), 177 at control functions (166) and 5 in Management (senior management and their assistants, 6 in the previous year);

–	Intercompany items were netted out only if they involved companies belonging to the same segment; items involving different segments were cross-checked and recorded as adjustments, along with the consolidation entries regarding companies belonging to different segments;

–	Valuation actions that had an impact on acquisition operations were included among the reconciliation items to be stated in the “adjustments” column, i.e. in the column that indicates differences between the total business lines and the consolidated figure, both with reference to the economic effect and therefore to the performance of the individual divisions and to the balance sheet data. Although attributable to a company or a CGU, these items were not linked to their performance and the flows they generated and, among the various factors, were conditioned by market performance, which affected discounting and growth rates and therefore were not attributable to the operations of the divisions to which they belong and to the related profitability. This category includes the impairment of goodwill and other intangibles resulting from company valuations carried out on an annual basis and the valuations of/adjustments to the value of liabilities for put & call transactions through profit or loss.

(6)	The Mediobanca Group only reports net interest income based on the requirements of IFRS 8, which specifies that an institution must record interest income and interest expense separately for each reporting segment, unless the majority of the revenue generated by that segment derives from interest and unless management base their evaluations primarily on net interest income in order to assess the segment’s results and take decisions regarding the resources to be allocated to the segment. In this case, an institution may refer to the segment’s interest revenue net of interest expense, provided it specifies this [IFRS 8.23].

Notes to the accounts | Part L - Segment Reporting | 199

A.1 Profit-and-loss figures by business segment

(€m)

		Corporate and
	Wealth	Investment	Consumer	Principal	Holding
Profit-and-loss	Management	Banking	Finance	Investing	Functions	Adjustments(1)	Group
Net interest income	204.2	152.6	556.9	(3.5)	48.1	20.6	978.9
Net treasury income	5.5	65.1	—	16.0	5.6	(0.4)	91.8
Net fee and commission income	270.4	233.7	72.2	(0.3)	2.7	(32.0)	546.7
Equity-accounted companies	—	—	(0.2)	230.9	(0.4)	—	230.3
Total income	480.1	451.4	628.9	243.1	56.0	(11.8)	1,847.7
Labour costs	(167.5)	(117.6)	(62.0)	(2.1)	(70.0)	0.1	(419.1)
Administrative expenses	(147.6)	(82.7)	(127.2)	(0.7)	(13.5)	10.7	(361.0)
Operating costs	(315.1)	(200.3)	(189.2)	(2.8)	(83.5)	10.8	(780.1)
Loan loss provisions	(1.0)	0.5	(135.6)	—	2.7	—	(133.4)
Provisions for other financial
assets	0.1	(0.6)	—	9.4	1.8	—	10.7
Other income (losses)	(4.0)	(3.5)	—	—	(0.8)	(5.3)	(13.6)
Profit before tax	160.1	247.5	304.1	249.7	(23.8)	(6.3)	931.3
Income tax for the period	(48.5)	(68.3)	(100.7)	(9.2)	(4.7)	—	(231.4)
Minority interest	(1.0)	(37.7)	—	—	(1.4)	(0.1)	(40.2)
Net profit	110.6	141.5	203.4	240.5	(29.9)	(6.4)	659.7
Cost/Income (%)	65.6	44.4	30.1	n.m.	n.m.	n.m.	42.2

(1)	The sum of data by business area differs from the Group total amount due to net consolidation adjustments/differences between business areas (€1.1m) and to effects attributable to acquisitions (in particular put&call and earn-out agreements), which were not attributed to any Business Line (€5.3m).

A.2 Balance-sheet data by business segment

The balance-sheet items shown below represent each business area’s contribution to the consolidated Balance Sheet, hence no adjustments have been made between the sum of the components and the Group total.

(€m)

		Corporate &
	Wealth	Investment	Consumer	Principal	Holding
Balance-sheet data	Management	Banking	Finance	Investing	Functions	Adjustments	Group
Banking book debt securities	737.3	1,840.4	284.1	—	9,201.6	—	12,063.4
Loan to customers	17,088.9	19,877.0	15,563.7	—	1,328.9	—	53,858.5
Funding	28,227.6	—	2,205.6	—	33,777.5	—	64,210.7

200 | Interim Report for the six months ended 31 December 2024

ANNEXES

Annexes | 201

Consolidated financial statements

Comparison between the restated Balance Sheet and the template contained in Bank of Italy Circular No. 262/2005, eighth update

Regarding Assets, the balance sheet shown in the consolidated Review of Operations reflects the following restatements:

–	The closing balance of “Trading financial assets” includes “Financial assets held for trading” (item 20a) and, as of this half-year period, the closing balance of commodities transactions (EUA certificates on the ICE Europe market) under “Other assets” (item 130);

–	The closing amount of “Treasury financial assets” includes “Cash and cash equivalents” (heading 10); receivables in respect of current accounts and untied deposits, reverse repos and other deposits in connection with securities lending operations and derivatives recognized as “Financial assets measured at amortized cost: loans to banks and loans to customers” (headings 40a and 40b, respectively), plus certain items booked as “Other assets” (heading 130);

–	The amount of “Banking book debt securities” includes the debt securities of the following items: “Financial assets measured at fair value through other comprehensive income” (heading 30), “Financial assets measured at amortized cost” (heading 40c) and “Financial assets measured at fair value through profit or loss”, either designated at fair value or mandatorily classified at fair value (headings 20b and 20c);

–	The closing balance of “Loans to customers” includes loans and receivables recognized as “Financial assets measured at amortized cost: loans to banks and loans to customers” (headings 40a and 40b, respectively), including those recognized mandatorily at fair value through profit or loss booked under headings 20b and 20c) after any “Adjustments of hedging financial assets” (heading 60) relating to loans and receivables;

–	The amount of “Equity investments” includes equities recognized as “Financial assets measured at fair value through other comprehensive income” (heading 30), “Equity investments” (heading 70), and funds mandatorily recognized at fair value in heading 20 “Financial assets measured at fair value through profit or loss”;

–	The amount of “Other assets” includes the headings 130 “Other assets”, 110 “Tax assets” and 50 “Hedging derivatives”, and sundry debtor items recognized as “Financial assets measured at amortized cost: loans to banks and loans to customers” (headings 40a and 40b) and Non-current assets and asset groups held for sale, if any.

202 | Interim Report for the six months ended 31 December 2024

Regarding Liabilities:

–	The closing amount of “Funding” includes amounts due to banks, amounts due to customers and securities in issue recognized under “Financial liabilities measured at amortized cost” (under headings 10a), 10b) and 10c), respectively), other than amounts recognized under “Treasury funding” and under “Other liabilities”, in addition to “Financial liabilities measured at fair value” (heading 30);

–	The amount of “Treasury funding” includes amounts payable in respect of current accounts and untied deposits, repos and other deposits in connection with securities lending operations and derivatives recognized as “Financial liabilities measured at amortized cost — a) Due to banks” and “b) Due to customers” (headings 10a) and 10b), respectively);

–	The amount of “Other liabilities” includes the headings 40 “Hedging derivatives”, 60 “Tax liabilities” and 110 “Insurance liabilities”, plus sundry creditor items recognized as “Financial liabilities measured at amortized cost”.

Annexes | 203

Balance Sheet as at 31 December 2024 — Assets

TEMPLATE RECOMMENDED BY BANK OF ITALY CIRCULAR NO. 262/2005, EIGHTH UPDATE

(€m)

RECLASSIFIED STATEMENTS

		Treasury
	Financial	financial	Banking			Tangible and
	assets held	assets and	book debt	Loan to	Equity	intangible	Other	Total
Asset items	for trading	cash	securities	customers	investments	assets	assets	assets
10. Cash and Cash Equivalents	—	2,086.1	—	—	—	—	—	2,086.1
20. Financial assets measured at fair value through profit or loss	14,638.3	—	429.4	595.2	651.2	—	—	16,314.1
a) financial assets held for trading	14,638.3	—	—	—	—	—	—	14,638.3
b) assets designated at fair value	—	—	429.2	592.0	—	—	—	1,021.2
c) other financial assets mandatorily measured at fair value	—	—	0.2	3.2	651.2	—	—	654.6
30. Financial assets measured at fair value through other comprehensive income	—	—	6,387.6	—	248.3	—	—	6,635.9
40. Financial assets measured at amortized cost	—	8,300.3	5,246.4	53,263.3	—	—	—	66,810.0
a) due from banks	—	4,055.7	109.6	1,409.2	—	—	—	5,574.5
b) due from customers	—	4,244.6	5,136.8	51,854.1	—	—	—	61,235.5
50. Hedging derivatives	—	—	—	—	—	—	233.3	233.3
60. Value adjustment of financial assets subject to generic hedging	—	—	—	—	—	—	—	—
70. Equity investments	—	—	—	—	4,092.2	—	—	4,092.2
80. Insurance business	—	—	—	—	—	—	—	—
a) issued insurance contracts that constitute assets	—	—	—	—	—	—	—	—
a) reinsurance contracts ceded that constitute assets	—	—	—	—	—	—	—	—
90. Tangible assets	—	—	—	—	—	578.0	—	578.0
100. Intangible assets	—	—	—	—	—	1,061.2	—	1,061.2
110. Tax assets	—	—	—	—	—	—	452.1	452.1
120. Non-current assets and asset groups held for sale	—	—	—	—	—	—	—	—
130. Other assets	533.5	—	—	—	—	—	1,115.3	1,648.8
Total assets	15,171.8	10,386.4	12,063.4	53,858.5	4,991.7	1,639.2	1,800.7	99,911.7

204 | Interim Report for the six months ended 31 December 2024

Balance Sheet as at 31 December 2024 - Liabilities

TEMPLATE RECOMMENDED BY BANK OF ITALY CIRCULAR NO. 262/2005, EIGHTH UPDATE

(€m)

RECLASSIFIED STATEMENTS

			Trading
		Treasury	financial	Other			Total liabilities
Liabilities and net equity	Funding	funding	liabilities	liabilities	Provisions	Equity	and net equity
10. Financial liabilities measured at amortized cost	59,492.1	11,840.5	—	274.3	—	—	71,606.9
a) due to banks	4,114.8	7,474.6	—	6.7	—	—	11,596.1
b) due to customers	28,794.7	4,365.9	—	267.4	—	—	33,428.0
c) securities in issue	26,582.6	—	—	0.2	—	—	26,582.8
20. Trading financial liabilities	—	—	9,095.4	—	—	—	9,095.4
30. Financial liabilities designated at fair value	4,718.6	—	—	—	—	—	4,718.6
40. Hedging derivatives	—	—	—	1,111.3	—	—	1,111.3
50. Value adjustment to generic hedging of financial liabilities	—	—	—	—	—	—	—
60. Tax liabilities	—	—	—	534.4	—	—	534.4
70. Liabilities associated with assets held for sale	—	—	—	—	—	—	—
80. Other liabilities	—	—	—	1,290.4	—	—	1,290.4
90. Provision for statutory end-of-service payments	—	—	—	—	19.9	—	19.9
100. Provisions for risks and charges	—	—	—	—	128.9	—	128.9
110. Insurance liabilities	—	—	—	84.7	—	—	84.7
a) issued insurance contracts that constitute liabilities	—	—	—	84.7	—	—	84.7
a) reinsurance contracts ceded that constitute liabilities	—	—	—	—	—	—	—
120. Revaluation reserves	—	—	—	—	—	(152.3)	(152.3)
130. Redeemable shares	—	—	—	—	—	—	—
140. Equity instruments	—	—	—	—	—	—	—
145. Interim dividends	—	—	—	—	—	—	—
150. Reserves	—	—	—	—	—	8,347.9	8,347.9
160. Share premium	—	—	—	—	—	2,080.8	2,080.8
170. Capital	—	—	—	—	—	444.7	444.7
180. Treasury shares (-)	—	—	—	—	—	(145.8)	(145.8)
190. Equity attributable to minority interests (+/-)	—	—	—	—	—	86.2	86.2
200. Profit/(loss) for the period	—	—	—	—	—	659.7	659.7
Total liabilities and net equity	64,210.7	11,840.5	9,095.4	3,295.1	148.8	11,321.2	99,911.7

Annexes | 205

Comparison between the restated Profit and Loss Account and the template contained in Bank of Italy Circular No. 262/2005, eighth update

The profit and loss account shown in the Review of Operations reflects the following restatements:

–	“Net interest income” includes the items stated under headings 10 “Interest and similar income”, 20 “Interest and similar expense”, Financial Guarantee Fees, gains/losses on derivatives trading stated under heading 80 “Net trading income”, and the net gains or losses on hedges of customer loans and funding stated under heading 90 “Net hedging income”. The portion of interest relating to securities lending collateral (loss of €26.3m) was reclassified in “Treasury income”, implicit interest pursuant to IFRS16 was included in overhead costs (loss of €3m) and any other non-recurring items were reclassified under the caption “Other gains (losses)” (loss of €0.9m at 31 December 2024);

–	“Net treasury income” contains the amounts stated under heading 70 “Dividends and similar income”, heading 80 “Net trading income” (except for amounts recognized as Net interest income and any non-recurring items reclassified under “Other gains/losses”), Banking Book changes under heading 100 “Net gains (losses) on disposals/repurchases”, the share of securities lending transactions stated under headings 40 “Fee and commission income”, 50 “Fee and commission expense” and respective collaterals (loss of €8.6m), the portion stated under heading 110 “Net result from other financial assets and liabilities measured at fair value through profit or loss” related to securities under the fair value option and, lastly, the net result of commodities operations (EUA certificates on ICE Europe market included under Heading 230 “Other operating expense/income” (€42.7m);

–	The heading “Net fee and commission income and other net income (expense)” contains the amounts stated under heading 60 “Net fee and commission income”, the operating income stated under heading 230 “Other operating income (expense)” and the “Net profit from insurance activities” of headings 160 and 170;

–	The heading “Overheads” includes amounts stated under heading 190 “Administrative expenses” (after any non-recurring charges reclassified under Other gains /losses), net transfers to provisions stated under heading 200 (after the amounts stated under the heading Net value adjustments to/write-backs of tangible assets of €-0.7m, and any non-recurring charges reclassified under Other gains/losses), Net adjustments to tangible and intangible assets stated under headings 210 and 220 and Other operating income or charges stated under heading 230 “Other operating income/charges”, after recoveries stated under Net fee and commission income, any non-recurring charges reclassified under Other gains/ losses and implicit interest under IFRS 16 reclassified from Net Interest Income and the net result of commodities operations (EUA certificates on ICE Europe market included under Heading 230 “Other operating expenses/income” (€42.7m);

–	The heading “Net (Value adjustments to) write-backs of loans to customers” contains the amounts relating to loans stated under headings 130 “Net value adjustments (write-backs) for credit risk”, 100 “Net gains (losses) on disposals/repurchases” (€-0.4m), 110 “Net result from other financial assets and liabilities measured at fair value through profit or loss” (€0.5m) and 140 “Gain (losses) from contractual amendments without derecognition” (€-0.1m), and 200 “Net provisions for risks and charges” relating to commitments and sureties (€0.7m).

206 | Interim Report for the six months ended 31 December 2024

–	The heading “ Net (Value adjustments to) write-backs of other financial assets” includes the valuations of securities and provisions recognized under item 110 “Net result from financial assets and liabilities mandatorily measured at fair value through profit or loss” and adjustments and write-backs for credit risk relating to assets measured at fair value through OCI and other financial assets stated under item 130 (€2.3m);

–	The heading “Other gains/losses” includes non-recurring costs under heading 190 “Administrative expenses”, and any non-recurring charges relating to other items (including increases in risk provisions, adjustments to assets, net effects relating to the valuation and discounting of liabilities for put & call options);

–	The item “Profit (loss) attributable to minority interests” also includes the Interest B portion attributable to Arma’s minority partners under heading 230 “Other operating expense/ income”.

Annexes | 207

Comparison between the restated Profit and Loss Account and the template contained in Bank of Italy Circular No. 262/2005, eighth update

Profit and Loss Account as at 31 December 2024

TEMPLATE RECOMMENDED BY BANK OF ITALY CIRCULAR NO. 262/2005, EIGHTH UPDATE

(€m)

RECLASSIFIED STATEMENTS

						Net (Value	Net (Value
						adjustments	adjustments to)			Profit (loss)
			Net fee and	Equity-		to) write-backs	write-backs of			attributable
	Interest	Treasury	commission	accounted		of loans to	other financial	Other gains	Income	to minority	Profit (loss)
Profit and loss account	margin	income	income	valuations	Overheads	customers	assets	(losses)	taxes	interests	for the period
10. Interest and similar income	2,011.5	3.7	—	—	0.1	—	—	—	—	—	2,015.3
20. Interest and similar charges	(1,059.4)	(30.0)	—	—	(3.1)	—	—	(0.9)	—	—	(1,093.4)
30. Interest margin	952.1	(26.3)	—	—	(3.0)	—	—	(0.9)	—	—	921.9
40. Commission income	0.5	8.8	578.2	—	—	—	—	—	—	—	587.5
50. Commission expenses	—	(0.2)	(100.0)	—	—	—	—	—	—	—	(100.2)
60. Net fee income	0.5	8.6	478.2	—	—	—	—	—	—	—	487.3
70. Dividends and similar income	—	47.7	4.5	—	—	—	—	—	—	—	52.2
80. Net trading income	19.6	71.6	—	—	—	—	—	(3.1)	—	—	88.1
90. Net hedging income (expense)	6.7	—	—	—	—	—	—	—	—	—	6.7
100. Gains (losses) on disposal or repurchase	—	23.9	—	—	—	0.4	—	—	—	—	24.3
110. Net income (expense) from other financial assets and liabilities measured at fair value through profit or loss	—	(76.4)	—	—	—	0.5	8.4	—	—	—	(67.5)
120. Total revenues	978.9	49.1	482.7	—	(3.0)	0.9	8.4	(4.0)	—	—	1,513.0
130. Net value adjustments (write-backs) for credit risk	—	—	—	—	—	(133.5)	2.3	(0.3)	—	—	(131.5)
140. Gains (losses) from contractual modifications without derecognition	—	—	—	—	—	(0.1)		—	—	—	(0.1)
150. Net income from financial operations	978.9	49.1	482.7	—	(3.0)	(132.7)	10.7	(4.3)	—	—	1,381.4
160. Income from insurance services	—	—	10.9	—	—	—	—	—	—	—	10.9
170. Balance of financial revenues and costs from insurance operations	—	—	—	—	—	—	—	—	—	—	—
180. Net profit from financial and insurance activities	978.9	49.1	493.6	—	(3.0)	(132.7)	10.7	(4.3)	—	—	1,392.3
190. Administrative expenses	—	—	—	—	(775.0)	—	—	(3.5)	—	—	(778.5)
Personnel expenses	—	—	—	—	(419.1)	—	—	(2.2)	—	—	(421.3)
Other administrative expenses	—	—	—	—	(355.9)	—	—	(1.3)	—	—	(357.2)
200. Net transfers to provisions for risks and charges	—	—	—	—	(5.1)	(0.7)	—	(4.0)	—	—	(9.8)
210. Net value adjustments to/write-backs of tangible assets	—	—	—	—	(38.8)	—	—	—	—	—	(38.8)
220. Net adjustments to/write-backs of intangible assets	—	—	—	—	(14.0)	—	—	—	—	—	(14.0)
230. Other operating expense / income	—	42.7	53.1	—	55.8	—	—	(1.4)	—	(38.5)	111.7
240. Operating costs	—	42.7	53.1	—	(777.1)	(0.7)	—	(8.9)	—	(38.5)	(729.4)
250. Gains (losses) on equity investments	—	—	—	230.3	—	—	—	—	—	—	230.3
260. Net income from fair value measurement of tangible and intangible assets	—	—	—	—	—	—	—	(0.4)	—	—	(0.4)
270. Value adjustments to goodwill	—	—	—	—	—	—	—	—	—	—	—
280. Gains (losses) on disposal of investments	—	—	—	—	—	—	—	—	—	—	—
290. Profit (loss) on ordinary operations before tax	978.9	91.8	546.7	230.3	(780.1)	(133.4)	10.7	(13.6)	—	(38.5)	892.8
300. Income tax for the year on ordinary activities	—	—	—	—	—	—	—	—	(231.4)	—	(231.4)
310. Profit (loss) on ordinary operations after tax	978.9	91.8	546.7	230.3	(780.1)	(133.4)	10.7	(13.6)	(231.4)	(38.5)	661.4
320. Gains (losses) of ceded operating assets, after tax	—	—	—	—	—	—	—	—	—	—	—
330. Profit (loss) for the period	978.9	91.8	546.7	230.3	(780.1)	(133.4)	10.7	(13.6)	(231.4)	(38.5)	661.4
340. Profit (loss) for the period attributable to minority interests	—	—	—	—	—	—	—	—	—	(1.7)	(1.7)
350. Profit (loss) for the period attributable to the Parent Company	978.9	91.8	546.7	230.3	(780.1)	(133.4)	10.7	(13.6)	(231.4)	(40.2)	659.7

208 | Interim Report for the six months ended 31 December 2024

Mercurio GP - Milan